     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 25, 1998


                                                      REGISTRATION NO. 333-46167
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                               PREMIER PARKS INC.
             (Exact name of Registrant as specified in its charter)
                            ------------------------

                           DELAWARE                                                       73-6137714
               (State or other jurisdiction of                               (I.R.S. Employer Identification No.)
                incorporation or organization)

                            ------------------------

                  11501 NORTHEAST EXPRESSWAY                                           KIERAN E. BURKE
                OKLAHOMA CITY, OKLAHOMA 73131                                     11501 NORTHEAST EXPRESSWAY
                     TEL: (405) 475-2500                                        OKLAHOMA CITY, OKLAHOMA 73131
(Address, including zip code, and telephone number, including                        TEL: (405) 475-2500
   area code, of Registrant's principal executive offices)            (Name, address, including zip code, and telephone
                                                                      number, including area code, of agent for service)

                            ------------------------

                                   COPIES TO:

             JAMES M. COUGHLIN, ESQ.                             KIRK A. DAVENPORT, ESQ.
              Baer Marks & Upham LLP                                 Latham & Watkins
                 805 Third Avenue                                    885 Third Avenue
             New York, New York 10022                         New York, New York 10022-4802
               Tel: (212) 702-5819                                 Tel: (212) 906-1200

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  Subject to Completion, dated March 25, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS
                               $

                                                              [LOGO]

                               PREMIER PARKS INC.
                  $          % SENIOR DISCOUNT NOTES DUE 2008

                    $280,000,000    % SENIOR NOTES DUE 2006
                               -----------------

    Premier Parks Inc. (collectively with its predecessor, the "Company" or
"Premier") is offering $      in aggregate principal amount at maturity of its
  % Senior Discount Notes (the "Company Senior Discount Notes") due 2008 (the "Discount Notes Offering") and $280,000,000 in aggregate principal amount of its
  % Senior Notes (the "Company Senior Notes" and, together with the Company Senior Discount Notes, the "Company Notes") due 2006 (the "Senior Notes Offering" and, together with the Discount Notes Offering, the "Notes Offering").

    The Company Senior Discount Notes will be issued at a substantial discount to their principal amount at maturity, and will be sold at a price to investors that will yield gross proceeds to the Company of approximately $250.0 million.
The issue price of the Company Senior Discount Notes will be $         per
$1,000 principal amount at maturity plus accreted original issue discount, if any, from the date of issuance. The Company Senior Discount Notes will accrete
in value until       , 2003. Thereafter, cash interest will accrue on the
Company Senior Discount Notes and will be payable semiannually in arrears on
      and       , commencing       , 2003, at a rate of    % per annum. A
portion of the net proceeds of the Offerings will be used to purchase a portfolio of Government Securities (as defined) that will be pledged to secure the Company's obligations under the Company Senior Discount Notes. The Company will only be permitted to withdraw funds from this account to make Permitted Distributions (as defined) or in the event of a Change of Control (as defined), to make a Change of Control Payment (as defined). See "Description of Notes--Security--Restricted Cash Account." The Company Senior Discount Notes will be redeemable at the option of the Company, in whole or in part, at any
time on or after       , 2003, at the redemption prices set forth herein, plus
accrued and unpaid interest thereon to the date of redemption. In addition,
prior to       , 2001, the Company may redeem up to 35% of the original
aggregate principal amount at maturity of the Company Senior Discount Notes at
   % of the Accreted Value (as defined) thereof to the redemption date with the net cash proceeds of one or more Public Equity Offerings (as defined) and/or Strategic Equity Investments (as defined); provided that at least 65% of the aggregate principal amount at maturity of the Company Senior Discount Notes originally issued remains outstanding immediately after the occurrence of each such redemption. See "Description of Notes."

    Interest on the Company Senior Notes will be payable semi-annually in
arrears on            and            of each year, commencing on            ,
1998. A portion of the net proceeds of the Senior Notes Offering will be used to purchase a portfolio of Government Securities, that will be pledged as security
for payment of interest on the Company Senior Notes through       , 2001, and,
under certain circumstances, as security for repayment of principal of the Company Senior Notes. See "Description of Notes--Security--Interest Escrow." The Company Senior Notes will be redeemable at the option of the Company, in whole
or in part, at any time on or after       , 2002, at the redemption prices set
forth herein, plus accrued and unpaid interest thereon to the date of
redemption. In addition, prior to       , 2001, the Company may redeem up to 35%
of the original aggregate principal amount of the Company Senior Notes at    %
of the principal amount thereof to the redemption date with the net cash proceeds of one or more Public Equity Offerings and/ or Strategic Equity Investments; provided that at least 65% of the aggregate principal amount of the Company Senior Notes originally issued remains outstanding immediately after the occurrence of each such redemption.

    Upon the occurrence of a Change of Control, each holder of the Company Notes will have the right to require the Company to purchase all or any part of such holder's Company Notes at a purchase price equal to (i) in the case of the Company Senior Discount Notes, 101% of the Accreted Value thereof to the date of
purchase prior to       , 2003 or 101% of the aggregate principal amount
thereof, plus accrued and unpaid interest to the date of purchase, on or after
      , 2003 or (ii) in the case of the Company Senior Notes, 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase. See "Description of Notes."

    The Company Notes will be general obligations of the Company and will rank PARI PASSU in right of payment with all current and future senior indebtedness of the Company. All of the operations of the Company are conducted through its subsidiaries, and none of the Company's subsidiaries will guarantee the Company's obligations under the Company Notes. Accordingly, the Company Notes will be effectively subordinated to all indebtedness and other liabilities of such subsidiaries, including borrowings under the Six Flags Credit Facility and the Premier Credit Facility (each as defined) and indebtedness outstanding under the Premier Notes, the SFTP Senior Subordinated Notes and the New SFEC Notes (each as defined). As of December 31, 1997, after giving pro forma effect to the Premier Merger, the Acquisitions and the Offerings (each as defined), the Company on a consolidated basis would have had total outstanding indebtedness in the accreted principal amount of $1,993.0 million (including the SFEC Zero Coupon Senior Notes) (all of which indebtedness other than the Company Notes would have been indebtedness of the Company's subsidiaries) and the Company's subsidiaries would have had approximately $158.9 million of other outstanding liabilities. See "Capitalization."


    The Notes Offering is being made in connection with the acquisition (the "Six Flags Acquisition") by the Company of all of the capital stock of Six Flags Entertainment Corporation ("SFEC"). The Company is concurrently publicly offering in the U.S. and internationally 13,000,000 shares of the Company's Common Stock, par value $0.05 per share (the "Common Stock") with estimated gross proceeds of $593.2 million, and 5,000,000 Premium Income Equity Securities
(the "EqPINES-SM-") representing interests in the Company's   % Mandatorily
Convertible Preferred Stock (the "Mandatorily Convertible Preferred Stock") with estimated proceeds of $228.2 million (assuming the underwriters' over-allotment option for 750,000 EqPINES is not exercised). SFEC is concurrently offering (the "SFEC Notes Offering") $170.0 million aggregate principal amount of senior notes due 2006 (the "New SFEC Notes"). The closing of the Notes Offering is conditioned upon the closing of the offerings of Common Stock (the "Common Stock Offering") and EqPINES (the "EqPINES Offering," and together with, the SFEC Notes Offering and the Common Stock Offering, the "Concurrent Offerings" and, together with the Notes Offering, the "Offerings") and the closing of each of the Six Flags Transactions (as defined).

                          ---------------------------

    FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMPANY NOTES, SEE "RISK FACTORS" BEGINNING ON PAGE 20.
                             ----------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                                     Underwriting
                                                                                Price to             Discounts and
                                                                                Public(1)           Commissions(2)
Per Company Senior Discount Note........................................            %                      %
Total...................................................................  $                      $
Per Company Senior Note.................................................            %                      %
Total...................................................................  $                      $


                                                                               Proceeds to
                                                                              Company(1)(3)
Per Company Senior Discount Note........................................            %
Total...................................................................  $
Per Company Senior Note.................................................            %
Total...................................................................  $

(1) Plus accreted original issue discount on the Company Senior Discount Notes, if any, and accrued interest on the Company Senior Notes, if any, in both instances from the date of issuance to the date of delivery.
(2) The Company and its operating subsidiaries have agreed to indemnify the Underwriters (as defined) against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $         .
                          ---------------------------

    The Company Notes are being offered subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain conditions. It is expected that delivery of the Company Notes will be made in book entry form through the facilities of The Depository Trust Company, on or about
          , 1998, against payment therefor in immediately available funds.

                          ---------------------------

LEHMAN BROTHERS

                    SALOMON SMITH BARNEY

                                                          NATIONSBANC MONTGOMERY

                                                      SECURITIES LLC

                 , 1998

                             AVAILABLE INFORMATION


    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, periodic reports and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the regional offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Website (http://www.sec.gov) that also contains such reports, proxy statements and other information filed by the Company. The Common Stock of the Company is listed on the NYSE. In addition, application will be made to list the EqPINES and the Common Stock issuable on conversion of the Mandatorily Convertible Preferred Stock on the NYSE. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.


    The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. For purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. In accordance with the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the schedules and exhibits thereto. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions. For further information pertaining to the Company and the securities offered hereby, reference is made to such Registration Statement, including the exhibits and schedules thereto, which may be inspected or obtained as provided in the foregoing paragraph.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated by reference into this Prospectus and made a part hereof as of their respective dates:


    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997.



    2. The audited financial statements of Kentucky Kingdom, Inc. as of November 2, 1997 and for the year then ended included in the Company's Current Report on Form 8-K, dated November 7, 1997, as amended.



    3. The Company's Current Report on Form 8-K, dated December 15, 1997, as amended.



    4. The Company's Current Report on Form 8-K, dated February 9, 1998.



    5. The description of the shares of Common Stock contained in the Company's Registration Statement on Form 8-A dated December 11, 1997 and filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.



    6. The description of the rights relating to the shares of Common Stock contained in the Company's Registration Statement on Form 8-A dated January 12, 1998, as amended and filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.



    7. The information contained under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Company's Registration Statement on Form S-3 (File No. 333-46897).


    All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall also be deemed to be incorporated by reference into this Prospectus.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to: Premier Parks Inc., 11501 Northeast Expressway, Oklahoma City, Oklahoma 73131, Attention:
Richard A. Kipf, Corporate Secretary (telephone number: (405) 475-2500, Ext.
219).

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMPANY NOTES OFFERED HEREBY AT LEVELS WHICH MIGHT NOT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    LOONEY TUNES, BUGS BUNNY, DAFFY DUCK, TWEETY BIRD and YOSEMITE SAM are copyrights and trademarks of Warner Bros., a division of Time Warner Entertainment Company, L.P. ("TWE"). BATMAN, BATMOBILE, GOTHAM CITY AND SUPERMAN are copyrights and trademarks of DC Comics, a partnership between TWE and a subsidiary of Time Warner Inc. SPORTS ILLUSTRATED is a trademark of Time Inc., a subsidiary of Time Warner Inc. HBO is a trademark of TWE. SIX FLAGS GREAT ADVENTURE, SIX FLAGS GREAT AMERICA and SIX FLAGS are federally registered trademarks of Six Flags Theme Parks Inc. FIESTA TEXAS and all related indicia are trademarks of Fiesta Texas Theme Park, Ltd. POPEYE and all related indicia are copyrights and trademarks of King Features Syndicate, Inc., a unit of The Hearst Corporation.

    This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this Prospectus, including, without limitation, the statements under "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and located elsewhere herein regarding industry prospects and the Company's financial position are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in this Prospectus, both together with such forward-looking statements and under "Risk Factors."

                 (This page has been left blank intentionally.)

                               PROSPECTUS SUMMARY

    PRIOR TO THE DATE OF THIS PROSPECTUS, THE EXISTING COMPANY CALLED "PREMIER PARKS INC." WILL BECOME A WHOLLY-OWNED SUBSIDIARY OF THE REGISTRANT AND THE OUTSTANDING SHARES OF CAPITAL STOCK OF THE EXISTING PREMIER PARKS INC. WILL BECOME, ON A SHARE-FOR-SHARE BASIS, SHARES OF CAPITAL STOCK OF THE REGISTRANT WHICH WILL THEN BE RENAMED "PREMIER PARKS INC." (THE "PREMIER MERGER"). AS USED HEREIN, THE TERMS THE "COMPANY" AND "PREMIER" MEAN FOR ANY PERIOD PRIOR TO THE PREMIER MERGER, THE EXISTING PREMIER PARKS INC. AND ITS CONSOLIDATED SUBSIDIARIES AND FOR ANY PERIOD SUBSEQUENT THERETO, THE REGISTRANT AND ITS CONSOLIDATED SUBSIDIARIES.


    THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY AND SHOULD BE READ IN CONJUNCTION WITH THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED OR THE CONTEXT OTHERWISE REQUIRES, ALL INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO GIVE EFFECT TO THE PREMIER MERGER AND THE ACQUISITIONS (AS DEFINED HEREIN) AND ASSUMES THAT THE UNDERWRITERS' OVERALLOTMENT OPTIONS IN THE COMMON STOCK OFFERING AND THE EQPINES OFFERING ARE NOT EXERCISED. AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT REQUIRES OTHERWISE, THE TERMS (I) THE "1996 ACQUISITIONS" REFERS TO THE ACQUISITIONS OF ELITCH GARDENS, THE GREAT ESCAPE, WATERWORLD SACRAMENTO AND WATERWORLD CONCORD (TOGETHER, THE "WATERWORLD PARKS") AND RIVERSIDE PARK, (II) THE "1997 ACQUISITIONS" REFERS TO THE ACQUISITION OF KENTUCKY KINGDOM--THE THRILL PARK IN LOUISVILLE, KENTUCKY ("KENTUCKY KINGDOM"), THE PROPOSED ACQUISITION OF ALL OF THE OUTSTANDING CAPITAL STOCK OF WALIBI S.A. ("WALIBI") ASSUMING SUCCESSFUL COMPLETION OF THE WALIBI TENDER OFFER (AS DEFINED HEREIN), AS WELL AS THE COMPANY'S MANAGEMENT CONTRACT, LEASE AND PURCHASE OPTION WITH RESPECT TO MARINE WORLD AFRICA USA IN VALLEJO, CALIFORNIA ("MARINE WORLD"),
(III) THE "SIX FLAGS ACQUISITION" REFERS TO THE ACQUISITION, BY MERGER, OF ALL OF THE CAPITAL STOCK OF SIX FLAGS ENTERTAINMENT CORPORATION ("SFEC" AND, TOGETHER WITH ITS CONSOLIDATED SUBSIDIARIES, "SIX FLAGS") WHICH WILL OCCUR CONTEMPORANEOUSLY WITH THE CLOSING OF THE OFFERING, (IV) THE "ACQUISITIONS" REFERS TO THE 1996 ACQUISITIONS, THE 1997 ACQUISITIONS AND THE SIX FLAGS ACQUISITION AND (V) THE "SIX FLAGS PARKS" REFERS TO THE PARKS OPERATED BY SIX FLAGS ON THE DATE OF THE SIX FLAGS ACQUISITION, AND THE "PREMIER PARKS" REFERS TO ALL OF THE PARKS OPERATED BY THE COMPANY (INCLUDING PARKS ACQUIRED AND TO BE ACQUIRED IN THE 1997 ACQUISITIONS, BUT EXCLUDING THE SIX FLAGS PARKS). ALL PRO FORMA FINANCIAL INFORMATION PRESENTED HEREIN GIVES PRO FORMA EFFECT TO EACH OF THE ACQUISITIONS (OTHER THAN MARINE WORLD). ALL PARK ATTENDANCE INFORMATION AND RANKINGS BASED ON SUCH DATA INCLUDED IN THIS PROSPECTUS (OTHER THAN ATTENDANCE DATA FOR THE PREMIER PARKS AND THE SIX FLAGS PARKS) ARE BASED ON INFORMATION PUBLISHED BY AMUSEMENT BUSINESS, A RECOGNIZED INDUSTRY PUBLICATION, WHICH, ACCORDING TO SUCH PUBLICATION, INCLUDES ESTIMATES BASED ON SOURCES IT BELIEVES TO BE RELIABLE. RANKINGS OF METROPOLITAN AND DESIGNATED MARKET AREAS ("DMA") ARE BASED ON A COPYRIGHTED 1996-97 SURVEY OF TELEVISION HOUSEHOLDS PUBLISHED BY A.C. NIELSEN MEDIA RESEARCH.


    ALL INFORMATION IN THIS PROSPECTUS RELATING TO THE ASSUMED PROCEEDS OF THE OFFERINGS AND RELATED SIX FLAGS FINANCINGS, THE AMOUNTS AND NUMBERS OF SECURITIES TO BE SOLD THEREIN AND THE INTEREST AND DIVIDEND RATES ON THOSE SECURITIES IS BASED ON THE ASSUMPTIONS DESCRIBED IN "UNAUDITED PRO FORMA FINANCIAL STATEMENTS" CONTAINED ELSEWHERE HEREIN.

                                  THE COMPANY

    The Company is the largest regional theme park operator, and the second largest theme park company, in the world, based on 1997 attendance of approximately 37 million at its parks. It operates 31 regional parks, including 15 of the 50 largest theme parks in North America based on 1997 attendance. The Company's theme parks serve nine of the ten largest metropolitan areas in the country. The Company estimates that approximately two-thirds of the population of the continental U.S. live within a 150-mile radius of the Company's theme parks. On a pro forma basis, the Company's total revenue and earnings before interest, taxes, depreciation and amortization ("EBITDA") for the year ended December 31, 1997 was approximately $815.3 million and $263.5 million, respectively. See "Unaudited Pro Forma Financial Statements."

    A substantial portion of the proceeds of the Offerings will be used to fund the Six Flags Acquisition. See "--The Six Flags Transactions." Six Flags operates eight regional theme parks, as well as three separately gated water parks and a wildlife safari park (each of which is located near one of the theme parks). None of the Six Flags Parks is located within the primary market of any of the Premier Parks. During 1997, the Six Flags Parks drew, in the aggregate, approximately 68% of their patrons from within a 100-mile radius. During that year, Six Flags' attendance, revenue and EBITDA totaled approximately 22.2 million, $708.7 million and $164.1 million, respectively.

    Six Flags has operated regional theme parks under the Six Flags name for over thirty years. As a result, Six Flags has established a nationally-recognized brand name. Premier will obtain worldwide ownership of the Six Flags brand name and expects to use the Six Flags brand name, generally beginning in the 1999 season, at most of the Premier Parks.

    In addition, as part of the Six Flags Acquisition, the Company will obtain from Warner Bros. and DC Comics the exclusive right for theme-park usage of certain Warner Bros. and DC Comics characters throughout the United States (except the Las Vegas metropolitan area) and Canada. These characters include BUGS BUNNY, DAFFY DUCK, TWEETY BIRD, YOSEMITE SAM, BATMAN, SUPERMAN and others. Since 1991, Six Flags has used these characters to market its parks and to provide an enhanced family entertainment experience. The long-term license, will include the right to sell merchandise featuring the characters at the parks and will apply to all of the Company's current theme parks, as well as future parks that meet certain criteria. Premier intends to make extensive use of these characters at the Six Flags Parks and, commencing in 1999, at most of the existing Premier Parks. The Company believes that use of the Warner Bros. and DC Comics characters promotes attendance, supports higher ticket prices, increases lengths-of-stay and enhances in-park spending. See "Business--Licenses."


    The Premier Parks consist of nine regional theme parks (six of which include a water park component) and four water parks located across the United States, as well as six regional theme parks and two smaller attractions located in Europe and scheduled to be acquired in March 1998 in the acquisition of Walibi. During the 1997 operating season, the 11 parks then owned by Premier drew, on average, approximately 82% of their patrons from within a 100-mile radius, with approximately 35.7% of visitors utilizing group and other pre-sold tickets and approximately 20.6% utilizing season passes.



    Under current management, since 1989 Premier has assumed control of 30 parks, and has achieved significant internal growth. The 11 parks owned by the Company for the 1997 operating season achieved same park growth during 1997 in attendance, revenue and park-level operating cash flow (representing all park operating revenues and expenses without depreciation and amortization or allocation of corporate overhead or interest expense) of 17.3%, 21.3% and 59.5%, respectively, as compared to 1996. See "-- Summary Historical and Pro Forma Data."


    The Company's parks are individually themed and provide a complete family-oriented entertainment experience. The Company's theme parks generally offer a broad selection of state-of-the-art and traditional thrill rides, water attractions, themed areas, concerts and shows, restaurants, game venues and merchandise outlets. In the aggregate, the Company's theme parks offer more than 800 rides, including over 90 roller coasters, making the Company the leading provider of "thrill rides" in the industry.

    The Company believes that its parks benefit from limited direct competition. The combination of limited supply of real estate appropriate for theme park development, high initial capital investment, long development lead-time and zoning restrictions provides each of the parks with a significant degree of protection from competitive new theme park openings. Based on its knowledge of the development of other theme parks in the United States, the Company's management estimates that it would cost at least $200 million and would take a minimum of two years to construct a new regional theme park comparable to the Company's largest parks.

    The Company's senior and operating management team has extensive experience in the theme park industry. Premier's six senior executive officers have over 150 years aggregate experience in the industry and its ten general managers (prior to the Six Flags Acquisition) have an aggregate of approximately 210 years experience in the industry, including approximately 85 years at the Premier Parks. A number of Premier's executives and operating personnel have experience at Six Flags.

    According to AMUSEMENT BUSINESS, total North American amusement/theme park attendance in 1997 was approximately 270 million. Total attendance for the 50 largest parks in North America was 167.2 million in 1997, compared to 145.0 million in 1994, representing a compound annual growth rate of 4.9%. The Company believes that this growth reflects two trends: (i) demographic growth in the 5-24 year old age group, which is expected to continue through 2010; and (ii) an increasing emphasis on family-oriented leisure and recreation activities.

    The Company's strategy for achieving growth includes the following key elements: (i) pursuing growth opportunities at existing parks; (ii) expanding the Company's parks; and (iii) making selective acquisitions.

PURSUING GROWTH OPPORTUNITIES AT EXISTING PARKS

    The Company believes there are substantial opportunities for continued internal growth at its parks. The Company seeks to increase revenue by increasing attendance and per capita spending, while also maintaining strict control of operating expenses. The primary elements used to achieve this objective are: (i) adding rides and attractions and improving overall park quality; (ii) enhancing marketing and sponsorship programs; (iii) increasing group sales, season passes and other pre-sold tickets; (iv) implementing ticket pricing strategies to maximize ticket revenues and park utilization; (v) adding and enhancing restaurants and merchandise and other revenue outlets; and (vi) adding special events. This approach is designed to exploit the operating leverage inherent in the theme park business. Once parks achieve certain critical attendance levels, operating cash flow margins increase because revenue growth through incremental attendance gains and increased in-park spending is not offset by a comparable increase in operating expenses, because a large portion of such expenses is relatively fixed during any given year.

    THE PREMIER PARKS


    Management believes it has demonstrated the effectiveness of its strategy at the Premier Parks owned prior to the 1997 Acquisitions. For example, during the year ended December 31, 1997, the three parks acquired in the Company's 1995 acquisition of Funtime Parks, Inc. (the "Funtime Acquisition") achieved compound annual growth in attendance, revenue and park-level operating cash flow of 10.2%, 14.9% and 27.2%, respectively, compared to 1995. Similarly, during the year ended December 31, 1997, the five parks acquired in the 1996 Acquisitions realized growth in attendance, revenue and park-level operating cash flow of 33.8%, 37.9% and 228.9%, respectively, compared to 1996. In particular, two of the parks acquired in the 1996 Acquisitions, Elitch Gardens in Denver and Riverside Park in Springfield, Massachusetts, realized dramatic growth during their first year under the Company's ownership. As a result of capital investment and improved marketing, during the year ended December 31, 1997, attendance and revenue at Elitch Gardens grew 62.1% and 53.3%, respectively, and park-level operating cash flow increased from $(1.8) million to $8.6 million, as compared to 1996. Similarly, during the year ended December 31, 1997, attendance and revenue at Riverside Park increased 57.7% and 56.7%, respectively, and park-level operating cash flow increased from $1.5 million to $8.2 million, as compared to 1996.


    Management believes that each of the parks acquired by Premier in the 1997 Acquisitions offer similar opportunities to implement the Company's growth strategy. For example, at Marine World, a well-known wildlife park located in the San Francisco market, management is expanding the park's entertainment component with theme park rides and attractions, investing approximately $35-$40 million for the 1998 season to add fourteen new rides in the first phase of this expansion. The Walibi acquisition provides the Company with a significant presence in the expanding theme park industry in Europe and management believes that the Company's strategy of targeted capital investment and sophisticated marketing can improve performance at these parks. The Company has agreed to invest approximately $38 million in the Walibi Parks (as defined herein) over the three years commencing with the 1999 season. See "-- Other Recent Developments" and "Business--Pursuing Growth Opportunities at Existing Parks."

    The Company believes that, by virtue of the Six Flags Acquisition, a number of the existing Premier Parks have the potential over the next several seasons to accelerate their rate of growth. Recent attendance levels at the Six Flags theme parks (between 1.7 millon and 3.6 million in 1997) have been substantially higher than the annual attendance at the largest Premier Parks (between 1.0 million and 1.5 million during that year). Management believes that a number of the existing Premier Parks, particularly Adventure World, Geauga Lake, Kentucky Kingdom, Marine World and Riverside Park, all of which are located in or near major metropolitan areas, can significantly accelerate their market penetration and the expansion of their geographic market through the use of the Six Flags brand name, aggressive marketing campaigns featuring the animated characters licensed from Warner Bros. and DC Comics, as well as targeted capital investment in new rides and attractions. Management also believes that this expanded penetration, as well as the incorporation of the animated characters in the parks and in merchandise sales, can result in increased per capita spending at the existing Premier Parks. The Company expects to commence general use of the Six Flags brand name and the licensed characters at the Premier Parks for the 1999 season.

    THE SIX FLAGS PARKS

    The Six Flags Parks generally enjoy significant market penetration. Thus, although the Company plans to make targeted capital expenditures at these parks to increase attendance and per capita spending levels, it expects to increase significantly the EBITDA of these parks primarily through increased operating efficiencies. First, and most importantly, the Company believes that it can substantially reduce Six Flags' corporate overhead and other corporate-level expenses. Second, the Company expects to achieve significant improvement in park-level operating margins. Third, by virtue of economies of scale, the Company believes that operating efficiencies in areas such as marketing, insurance, promotion, purchasing and other expenses can be realized. Finally, the Company believes that its increased size following the Six Flags Acquisition will enable it to achieve savings in capital expenditures.

EXPANDING THE COMPANY'S PARKS

    The Company is expanding several of the Premier Parks in order to increase attendance and per capita spending. For example, the Company is constructing an economy motel at its Darien Lake park for the 1998 season to supplement the existing campgrounds. In addition, the Company recently purchased campgrounds adjacent to Geauga Lake and expects to add, prior to the 1999 season, a more complete complement of "dry" rides to Wyandot Lake, which is currently primarily a water park. In addition, the Company owns 400 acres adjacent to Adventure World which are zoned for entertainment, recreational and residential uses and are available for complementary uses. Additional acreage owned by the Company and suitable for development exists at several of the other Premier Parks.

    The Company may expand in the future certain of the Six Flags Parks by adding complementary attractions, such as campgrounds, lodging facilities, new water parks and concert venues. For example, Six Flags owns over 1,500 undeveloped acres adjacent to Six Flags Great Adventure (located between New York City and Philadelphia) suitable for such purposes. Additional acreage suitable for development exists at several other Six Flags Parks. See "Business--Environmental and Other Regulation."

MAKING SELECTIVE ACQUISITIONS

    The U.S. regional theme park industry is highly fragmented with over 150 parks owned by over 100 operators. Management believes that, in addition to the Acquisitions, there are numerous acquisition opportunities, both in the U.S. and abroad, that can expand its business. While the Company will continue to pursue acquisitions of regional parks with attendance between 300,000 and 1.5 million annually, the Company will also consider acquisitions of larger parks or park chains (such as Six Flags).

    The Company believes it has a number of competitive advantages in acquiring theme parks. Operators of destination or large regional park chains, other than Cedar Fair L.P., have not generally been actively seeking to acquire parks in recent years. Additionally, as a multi-park operator with a track record of successfully acquiring, improving and repositioning parks, the Company has numerous competitive advantages over single-park operators in pursuing acquisitions and improving the operating results at acquired parks. These advantages include the ability to (i) exercise group purchasing power (for both operating and capital assets); (ii) achieve administrative economies of scale;
(iii) attract greater sponsorship revenue, support from sponsors with nationally-recognized brands and marketing partners; (iv) use the Six Flags brand name and the characters licensed from Warner Bros. and DC Comics; (v) recruit and retain superior management; (vi) optimize the use of capital assets by rotating rides among its parks to provide fresh attractions; (vii) access capital markets; and (viii) use its NYSE-listed Common Stock as a portion of the acquisition consideration. See "Risk Factors--Uncertainty of Future Acquisitions; Potential Effects of Acquisitions" and "Business--Acquisition Strategy."

    The Company's principal executive offices are located at 11501 Northeast Expressway, Oklahoma City, Oklahoma 73131, (405) 475-2500 and at 122 East 42nd Street, New York, New York 10168, (212) 599-4690.

                           THE SIX FLAGS TRANSACTIONS

    The Notes Offering is one of a series of related transactions (the "Six Flags Transactions") all of which will be consummated immediately prior to or concurrently with the Notes Offering. The elements of the Six Flags Transactions are:

    THE PREMIER MERGER

    The company presently named Premier Parks Inc. (together with its consolidated subsidiaries, "Premier Operations") will merge in the Premier Merger with a wholly-owned subsidiary of Premier Parks Holdings Corporation in accordance with Section 251(g) of the Delaware General Corporation Law. As a result of the Premier Merger, holders of shares of Common Stock of Premier Operations will become, on a share-for-share basis, holders of Common Stock of Premier Parks Holdings Corporation, and Premier Operations will become a wholly-owned subsidiary of Premier Parks Holdings Corporation. On the effective date of the Premier Merger, Premier Operations will change its name to Premier Parks Operations Inc., and Premier Parks Holdings Corporation will change its name to Premier Parks Inc.

    THE SIX FLAGS ACQUISITION


    Pursuant to an Agreement and Plan of Merger dated as of February 9, 1998 (the "Six Flags Agreement"), Premier will acquire by merger all of the capital stock of SFEC from its current stockholders (the "Sellers") for $965 million (plus an approximate $11 million adjustment based on year-end balance sheet adjustments and option cancellation costs). The purchase price is payable all in cash or, at the Company's option, in cash and depositary shares (the "Seller Depositary Shares") representing interests in up to $200.0 million of the Company's Convertible Redeemable Preferred Stock (the "Seller Preferred Stock"). The Company may reduce (but not below $100.0 million) or eliminate the Seller Depositary Shares by increasing the cash portion of the purchase price. If the Seller Depositary Shares are not issued, the additional cash portion of the purchase price will be funded from the net proceeds of the Common Stock Offering. At the date of acquisition, Six Flags' liabilities will include approximately $192.3 million principal amount at maturity ($161.1 million accreted value at December 28, 1997) of SFEC's Zero Coupon Senior Notes due 1999 (the "SFEC Zero Coupon Senior Notes") and approximately $285.0 million principal amount at maturity ($269.9 million accreted value at December 28, 1997) of 12 1/4% Senior

Subordinated Discount Notes due 2005 (the "SFTP Senior Subordinated Notes") of Six Flags Theme Parks Inc. (together with its subsidiaries, "SFTP"), an indirect wholly-owned subsidiary of SFEC. See "Description of Other Indebtedness." In addition, the Company will refinance all outstanding Six Flags bank indebtedness (approximately $348.5 million at December 28, 1997) and certain other indebtedness of SFEC (approximately $30.5 million at December 28, 1997). See "Description of Six Flags Agreement."

    THE FINANCINGS

      In the Offerings:

    1. The Company will issue in the Common Stock Offering, 13,000,000 shares of Common Stock with estimated gross proceeds of $593.2 million (based upon the average closing price of the Company's Common Stock for the twenty trading days ended February 27, 1998). See "Description of Capital Stock-Common Stock."


    2. The Company will issue in the EqPINES Offering, 5,000,000 EqPINES
representing interests in the Company's    % Mandatorily Convertible Preferred
Stock (the "Mandatorily Convertible Preferred Stock" and, together with the Seller Preferred Stock, the "Convertible Preferred Stock"), with estimated gross proceeds of $228.2 million (based upon the average closing price of the Company's Common Stock for the twenty trading days ended February 27, 1998). See "Description of Capital Stock--Mandatorily Convertible Preferred Stock."


    3. The Company will issue in the Discount Notes Offering $       million
aggregate principal amount at maturity of the Company Senior Discount Notes with estimated gross proceeds of $250.0 million. See "Description of Notes."

    4. The Company will issue in the Senior Notes Offering $280.0 million principal amount of the Company Senior Notes. See "Description of Notes."

    5. SFEC will issue in the SFEC Notes Offering $170.0 million principal amount of the New SFEC Notes guaranteed on a fully subordinated basis by the Company. The proceeds of the New SFEC Notes, together with additional funds, will be deposited in escrow to repay in full at or prior to maturity the SFEC Zero Coupon Senior Notes. See "Description of Other Indebtedness--New SFEC Notes."


    In addition, the Company is using approximately $225.0 million of borrowings under the Premier Credit Facility (as defined below) to pay the cash portion of the Walibi purchase price and refinance certain Walibi net indebtedness (which together are estimated to be approximately $122.5 million) and to prefund capital expenditures and provide working capital (which together are estimated to be approximately $102.5 million). The Company will also borrow approximately $420.0 million under a new $472.0 million Six Flags senior secured credit facility (the "Six Flags Credit Facility" and, together with the Premier Credit Facility, the "Credit Facilities") primarily to repay bank indebtedness of SFTP. See "Description of Other Indebtedness--Premier Credit Facility" and "--Six Flags Credit Facility."


    The closing of the Notes Offering is conditioned upon the closing of all other elements of the Six Flags Transactions. Although the size of one or more of the Offerings may be changed, the aggregate gross proceeds of all the Offerings is not expected to change materially.

    The following table sets forth a summary of the expected sources and uses of funds associated with the Six Flags Transactions:


                                                                                   AMOUNT
                                                                                     (IN
                                    SOURCES                                      THOUSANDS)
                                                                                 -----------
Common Stock Offering(1)(2)....................................................   $ 593,190
EqPINES Offering(1)............................................................     228,150
Issuance of Seller Depositary Shares(2)........................................     200,000
Company Senior Discount Notes Offering(1)......................................     250,000
Company Senior Notes Offering(1)...............................................     280,000
SFEC Notes Offering(1).........................................................     170,000
Borrowings under the Premier Credit Facility(3)................................     102,500
Borrowings under the Six Flags Credit Facility.................................     420,000
                                                                                 -----------
    Total......................................................................   $2,243,840
                                                                                 -----------
                                                                                 -----------
                                     USES
Acquisition of SFEC capital stock..............................................   $ 965,000
Adjustment to purchase price of SFEC capital stock.............................      11,000
Deposit for repayment of SFEC Zero Coupon Senior Notes.........................     175,030
Repayment of Six Flags indebtedness............................................     382,430
Interest escrow for Company Senior Notes(4)....................................      76,260
Restricted Cash Account(5).....................................................      75,000
Financing of tender offer for partnership interests in Six Flags Over
  Texas(6).....................................................................     117,250
Prefunding of capital expenditures and working capital(7)......................     350,450
Transaction offering fees, expenses, discounts and escrows.....................      91,420
                                                                                 -----------
    Total......................................................................   $2,243,840
                                                                                 -----------
                                                                                 -----------


------------------------
(1) Reflects assumed gross proceeds.


(2) If the Company determines not to issue the Seller Depositary Shares the additional cash necessary to pay that portion of the purchase price for the Six Flags Acquisition will be funded by net proceeds of the Common Stock Offering.



(3) Does not include an estimated $122.5 million (assuming a 100% Walibi Tender Offer (as defined herein)) of borrowings to be used to fund the Walibi acquisition.



(4) Represents escrow to prefund the first six semi-annual interest payments thereon.



(5) Represents restricted cash to satisfy obligations under the arrangements relating to the Co-Venture Parks (as defined herein) and to fund dividends on the Convertible Preferred Stock, as required under the indentures that will govern the Company Notes. See "Description of Capital Stock--Preferred Stock."



(6) Reflects tender of approximately 33% of the units representing limited partnership interests. See "Business--Description of Parks--Six Flags Over Texas and Six Flags Hurricane Harbor."



(7) See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity, Capital Commitments and Resources."

    Following the Six Flags Transactions, the Company's structure will be:

     Chart demonstrating Parent-Subsidiary relationships and the respective debt/credit obligations of each such entity following the Offerings.

                           OTHER RECENT DEVELOPMENTS

    KENTUCKY KINGDOM. In November 1997, the Company acquired all of the membership interests of the limited liability company that owns substantially all of the assets used in the operation of Kentucky Kingdom, a combination theme and water park located in Louisville, Kentucky, for an aggregate purchase price of $64.0 million, of which approximately $4.8 million was paid by delivery of 121,671 shares of Common Stock, with the balance paid in cash and by the assumption of liabilities. Depending upon the level of revenues at Kentucky Kingdom during each of the 1998-2000 seasons, the Company may be required to issue additional shares of Common Stock to the seller.

    MARINE WORLD. In April 1997, the Company became manager of Marine World, a marine and exotic wildlife park located in Vallejo, California, pursuant to a contract with an agency of the City of Vallejo under which the Company is entitled to receive an annual base management fee of $250,000 and up to $250,000 annually in additional fees based on park performance. In November 1997, the Company exercised an option to lease approximately 40 acres of land within the site for nominal rent and an initial term of 55 years (plus four ten-year and one four-year renewal options). The Company intends to expand the park's entertainment component by adding theme park rides and attractions on the leased land, which is located within the existing park, in order to create one fully-integrated regional theme park at the site. Premier is entitled to receive, in addition to the management fee, 80% of the cash flow generated by the combined operations at the park, after combined operating expenses and debt service on outstanding debt obligations relating to the park. The Company is currently implementing the first phase of the expansion of the entertainment component at Marine World. The Company also has an option to purchase the entire site commencing in February 2002 at a purchase price equal to the greater of the then principal amount of certain debt obligations of the seller (expected to aggregate $52.0 million at February 2002) or the then fair market value of the seller's interest in the park (based on a formula relating to the seller's 20% share of Marine World's cash flow). The Company currently expects to exercise this purchase option when it becomes exercisable.

    WALIBI. In December 1997, the Company entered into an agreement (the "Walibi Agreement") with three of the principal stockholders of Walibi, S.A. ("Walibi"), pursuant to which the Company expects to purchase in March 1998 approximately 50% of the outstanding capital stock of Walibi (the "Private Acquisition"). Following the closing of the Private Acquisition, the Company will commence a "public takeover bid," as defined and regulated under Belgian law (the "Walibi Tender Offer"), for the remainder of the outstanding capital stock of Walibi.

    Walibi is a corporation (SOCIETE ANONYME) organized under the laws of Belgium. Walibi's stock is currently traded on the Official Market of the Brussels Stock Exchange. It owns six theme parks (the "Walibi Parks"), two located in Belgium, one in The Netherlands and three in France, as well as two smaller attractions in Belgium. Walibi's operations had combined 1997 attendance of approximately 3.5 million.


    The transaction values Walibi at approximately $139.5 million (at the exchange rate of Belgian Francs ("BEF") 37.065 to US$1 on December 31, 1997), based on a multiple of seven times Walibi's 1997 EBITDA. This amount includes the assumption or refinancing of Walibi net indebtedness (total debt less cash and cash equivalents) which aggregated approximately $53.0 million at December 31, 1997. As a result, the aggregate consideration to be paid by the Company for the outstanding stock of Walibi (assuming the Company acquires 100% of the outstanding Walibi capital stock pursuant to the Walibi Tender Offer) will be $86.5 million (based on the year-end exchange rate). The purchase price in the Private Acquisition will be paid 80% in cash in BEF and 20% in Premier Common Stock (approximately 229,000 shares). Shares of Premier Common Stock issued in the Private Acquisition will not be registered under the Securities Act and will be subject to a "lock-up" agreement until the later of June 6, 1998 or 41 days after the consummation of the Private Acquisition. The Company has agreed to grant certain registration rights under the Securities Act to the sellers in the Walibi acquisition with respect to shares issued in the Private Acquisition. The consideration offered in the Walibi Tender Offer will be payable at the election of the holders of Walibi capital stock (i) in cash only or (ii) in cash and shares of Premier Common Stock in the same ratio as the Private Acquisition. The Company will fund the cash portion of the purchase price of the Walibi acquisition (as well as the refinancing of certain indebtedness of Walibi) from borrowings under a $300.0 million senior secured credit facility (the "Premier Credit Facility") entered into by Premier Operations in March 1998. See "Description of Other Indebtedness--Premier Credit Facility." In addition, the Company will be obligated to issue additional shares of Premier Common Stock in the event certain gross revenue targets are met for the Walibi Parks.


    Under the terms of the Walibi Agreement, the Company has agreed to invest at least BEF 1.4 billion (approximately $38 million based on the year end exchange rate) in the Walibi Parks over the three years commencing with the 1999 season.

                               THE NOTES OFFERING


Securities Offered....................  $         in aggregate principal amount at maturity of     %
                                        Senior Discount Notes due 2008 (the "Company Senior Discount
                                        Notes") and $280,000,000 in aggregate principal amount of    %
                                        Senior Notes due 2006 (the "Company Senior Notes").
The Offerings.........................  In addition to the Notes Offering, the Company is concurrently offering (i) 13,000,000 shares of Common Stock with estimated gross proceeds of $593.2 million and (ii) 5,000,000 EqPINES representing interests in Mandatorily Convertible Preferred
                                        Stock with estimated gross proceeds of $228.2 million. In
                                        addition, SFEC is offering $170.0 million of New SFEC Notes.
                                        The Company also may issue Seller Depositary Shares
                                        representing interests in up to $200.0 million of Seller
                                        Preferred Stock as part of the consideration for the Six Flags
                                        Acquisition. See "--The Six Flags Transactions," "Description
                                        of Other Indebtedness," "Description of Capital Stock" and
                                        "Description of Notes." The Offerings are conditioned upon the closing of all other elements of the Six Flags Transactions.
Use of Proceeds.......................  The Company intends to apply the net proceeds from the
                                        Offerings to fund the cash portion of the purchase price for the Six Flags Acquisition; to provide for the repayment in full of the SFEC Zero Coupon Senior Notes and for certain
                                        interest payments on the Company Senior Notes; to fund
                                        improvements and expansion of the Company's parks, including the parks acquired in the Six Flags Acquisition and the 1997
                                        Acquisitions; to acquire and make improvements at additional theme parks; and for general corporate purposes, including working capital requirements. See "Use of Proceeds."
Ranking...............................  The Company Notes will be general obligations of the Company, ranking PARI PASSU in right of payment with all current and future senior indebtedness of the Company, and senior in right of payment to all future subordinated indebtedness of the
                                        Company. The Company is a holding company whose only
                                        significant asset is the capital stock of its subsidiaries.
                                        The Company Notes will not be guaranteed by such subsidiaries.
                                        Accordingly, the Company Notes will be effectively
                                        subordinated to all indebtedness and other liabilities
                                        (including trade payables) of the Company's subsidiaries,
                                        including all borrowings under the Six Flags Credit Facility and the Premier Credit Facility and all indebtedness
                                        outstanding under the Subsidiary Indentures (as defined). As of December 31, 1997, after giving pro forma effect to the
                                        Premier Merger, the Acquisitions and the Offerings, the
                                        Company on a consolidated basis would have had total
                                        outstanding indebtedness in the accreted principal amount of
                                        $1,993.0 million (including the SFEC Zero Coupon Senior Notes)
                                        (all of which indebtedness other than the Company Notes would have been indebtedness of the Company's subsidiaries) and the
                                        Company's subsidiaries would have had approximately $158.9 million of other outstanding liabilities.
Certain Covenants.....................  The indentures pursuant to which the Company Notes will be issued (the "Company Indentures") will contain certain
                                        covenants that, among other things, limit the ability of the
                                        Company and its subsidiaries to (i) incur additional
                                        indebtedness and issue preferred stock, (ii) pay dividends or make certain other restricted payments, (iii) enter into
                                        transactions with affiliates, (iv) make certain asset dispo-
                                        sitions, (v) merge or consolidate with, or transfer
                                        substantially all its assets to, another Person (as defined),
                                        (vi) create Liens (as defined), (vii) issue or sell Equity
                                        Interests (as defined) of the Company's subsidiaries, (viii)
                                        engage in sale and leaseback transactions or (ix)

                                        engage in certain business activities. See "Description of
                                        Notes-- Certain Covenants."
                                    COMPANY SENIOR DISCOUNT NOTES
Maturity Date.........................  , 2008.
Yield and Interest....................  The Company Senior Discount Notes will accrete in value at a
                                        rate of    % per annum, compounded semi-annually, to an
                                        aggregate principal amount of $    million by         , 2003.
                                        Cash interest will not accrue on the Company Senior Discount
                                        Notes prior to         , 2003. Thereafter, cash interest on
                                        the Company Senior Discount Notes will accrue and be payable
                                        semi-annually in arrears on each         and         ,
                                        commencing         , 2003, at a rate of   % per annum.
Security..............................  A portion of the net proceeds of the Offerings will be used to purchase a portfolio of Government Securities that will be pledged to secure the Company's obligations under the Company
                                        Senior Discount Notes. The Company will only be permitted to withdraw funds from this account to make Permitted
                                        Distributions or in the event of a Change of Control, to make a Change of Control Payment. See "Description of
                                        Notes--Security--Restricted Cash Account."
Original Issue Discount...............  The Company Senior Discount Notes will be issued at a substantial discount to their principal amount at maturity, and will be sold to investors at a price that will yield gross proceeds to the Company of approximately $250.0 million. The
                                        Company Senior Discount Notes are being offered at an original issue discount ("OID") for U.S. federal income tax purposes.
                                        Thus, although cash interest will not be payable on the
                                        Company Senior Discount Notes prior to         , 2003,
                                        original issue discount will accrue from the issue date of the
                                        Company Senior Discount Notes and will be included as interest income periodically (including for periods ending prior to
                                                , 2003) in a holder's gross income for U.S. federal
                                        income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain United
                                        States Federal Income Tax Considerations."
Optional Redemption...................  Except as described below, the Company Senior Discount Notes will not be redeemable at the Company's option prior to
                                                , 2003. Thereafter, the Company Senior Discount Notes
                                        will be subject to redemption at any time at the option of the
                                        Company, in whole or in part, at the redemption prices set forth herein plus accrued and unpaid interest to the
                                        applicable redemption date. In addition, at any time prior to
                                                , 2001, the Company may on any one or more occasions
                                        redeem up to 35% of the original aggregate principal amount at maturity of the Company Senior Discount Notes at a redemption
                                        price of    % of the Accreted Value thereof to the redemption
                                        date, with the net cash proceeds from one or more Public
                                        Equity Offerings and/or Strategic Equity Investments; PROVIDED
                                        that at least 65% of the aggregate principal amount at
                                        maturity of the Company Senior Discount Notes originally
                                        issued remains outstanding immediately after the occurrence of each such redemption (excluding Company Senior Discount Notes held by the Company or any of its subsidiaries). See
                                        "Description of Notes--Optional Redemption."
Change of Control.....................  Upon the occurrence of a Change of Control, the holders of the
                                        Company Senior Discount Notes will have the right to require the

                                        Company to repurchase such holders' Company Senior Discount
                                        Notes, in whole or in part, at a price equal to 101% of the
                                        Accreted Value thereof to the date of purchase prior to
                                                , 2003 or 101% of the principal amount thereof, plus
                                        accrued and unpaid interest to the date of purchase on or
                                        after         , 2003. There can be no assurance that the
                                        Company will be able to raise sufficient funds to meet this obligation should it arise. See "Risk Factors--Risks
                                        Associated with a Change of Control" and "Description of
                                        Notes--Repurchase at the Option of Holders--Change of Con-
                                        trol."

                                         COMPANY SENIOR NOTES
Maturity Date.........................  , 2006.
Yield and Interest....................  Interest accrues from the date of issuance and will be payable
                                        in cash semiannually in arrears on each     and     ,
                                        commencing     , 1998, at a rate of   % per annum.
Security..............................  A portion of the net proceeds of the Senior Notes Offering will be used to purchase a portfolio of Government Securities that will be pledged as security for the payment of interest on the Company Senior Notes for the first six semi-annual
                                        interest payments and under certain circumstances as security for repayment of principal of the Company Senior Notes. See
                                        "Description of Notes--Security--Interest Escrow."
Optional Redemption...................  Except as described below, the Company Senior Notes will not
                                        be redeemable at the Company's option prior to         , 2002.
                                        Thereafter, the Company Senior Notes will be subject to
                                        redemption at any time at the option of the Company, in whole or in part, at the redemption prices set forth herein plus accrued and unpaid interest to the applicable redemption date.
                                        In addition, at any time prior to         , 2001, the Company
                                        may on any one or more occasions redeem up to 35% of the
                                        aggregate principal amount of the Company Senior Notes at a
                                        redemption price of    % of the aggregate principal amount
                                        thereof to the redemption date, with the net cash proceeds from one or more Public Equity Offerings and/or Strategic
                                        Equity Investments; PROVIDED that at least 65% of the
                                        aggregate principal amount of the Company Senior Notes
                                        originally issued remains outstanding immediately after the occurrence of each such redemption (excluding Company Senior
                                        Notes held by the Company or any of its subsidiaries). See
                                        "Description of Notes--Optional Redemption."
Change of Control.....................  Upon the occurrence of a Change of Control, the holders of the
                                        Company Senior Notes will have the right to require the
                                        Company to repurchase such holders' Company Senior Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase. There can be no assurance that the
                                        Company will be able to raise sufficient funds to meet this obligation should it arise. See "Risk Factors--Risks Associ-
                                        ated with a Change of Control" and "Description of
                                        Notes--Repurchase at the Option of Holders--Change of
                                        Control."

                     SUMMARY HISTORICAL AND PRO FORMA DATA


    The tables below contain certain summary historical and pro forma financial and operating data for the Company and certain summary historical financial and operating data for Six Flags. The historical financial data of the Company for 1996 includes the 1996 Acquisitions (other than Riverside Park) from the dates of the respective acquisitions. The pro forma financial and operating data of the Company for the year ended December 31, 1997 give effect to (i) the acquisitions of Walibi (assuming a 100% Walibi Tender Offer on the basis of 80% payable in cash and 20% payable in shares of Common Stock) and Kentucky Kingdom as if they had occurred on January 1, 1997; and (ii) the acquisition of Six Flags as if it had occurred on December 30, 1996 (the first day of Six Flags' 1997 fiscal year). The following summary historical financial and operating data, except for attendance and revenue per visitor data, for each of the years in the three-year period ended December 31, 1997 (or December 28, 1997 in the case of Six Flags) have been derived from the financial statements of the Company and Six Flags appearing elsewhere in this Prospectus and should be read in conjunction with those financial statements (including the notes thereto), "Unaudited Pro Forma Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Other historical financial and operating data (except attendance and revenue per visitor data) have been derived from audited consolidated financial statements which are not included herein.



                                                                     YEAR ENDED DECEMBER 31,
                                             ------------------------------------------------------------------------
                                               1993       1994       1995(1)      1996(2)              1997
                                             ---------  ---------  -----------  -----------  ------------------------
                                                                                                              PRO
                                                                                              ACTUAL(3)    FORMA(4)
                                                                                             -----------  -----------
                                                                                                          (UNAUDITED)
                                                 (IN THOUSANDS, EXCEPT PER SHARE, RATIO AND PER VISITOR AMOUNTS)
THE COMPANY

STATEMENT OF OPERATIONS DATA:
Total revenue..............................  $  21,860  $  24,899   $  41,496    $  93,447    $ 193,904   $   815,333
Gross profit(5)............................      7,787      7,991      13,220       31,388       69,731       263,200
Income from operations(5)..................      3,019      2,543       3,948       14,461       33,184       131,620
Interest expense, net......................     (1,438)    (2,299)     (5,578)     (11,121)     (17,775)     (180,273)
Income (loss) before extraordinary loss....      1,354        102      (1,045)(6)      1,765     14,099       (41,292)
Income (loss) before extraordinary loss per
  common share--Basic......................  $     .51  $     .04   $    (.40)(6)  $     .14  $     .79   $     (2.14)
              --Diluted....................  $     .51  $     .04   $    (.40)(6)  $     .13  $     .76   $     (2.14)
OTHER DATA:
EBITDA(7)..................................  $   4,562  $   4,549   $   7,706    $  22,994    $  61,340(8) $   263,455
Adjusted EBITDA(9).........................     --         --          --           --           --       $   306,037
Net cash provided by operating
  activities(10)...........................  $   2,699  $   1,060   $  10,646    $  11,331    $  47,150   $   153,027
Depreciation and amortization..............  $   1,537  $   1,997   $   3,866    $   8,533    $  19,792   $   107,138
Capital expenditures.......................  $   7,674  $  10,108   $  10,732    $  39,423    $ 135,852   $   212,229(11)
Total attendance...........................      1,322      1,408       2,302 (12      4,518 (12      8,631 (12      36,530(13)
Revenue per visitor(14)....................  $   16.54  $   17.68   $   18.03    $   20.66    $   22.18   $     27.37
SELECTED RATIOS:
Net debt/EBITDA(15)........................         --         --          --           --           --           4.8x
Total debt/EBITDA(15)......................         --         --          --           --           --           7.0x
EBITDA/cash interest expense(15)...........         --         --          --           --           --           2.2x
EBITDA/total interest expense(15)..........         --         --          --           --           --           1.4x
Ratio of earnings to fixed charges(16).....        2.1x       1.1x    (16)             1.3 x        2.3 x    (16)
Ratio of earnings to combined fixed charges
  and preferred stock dividends(16)........        2.1x       1.1x    (16)             1.2 x        2.3 x    (16)

                                                                                            DECEMBER 31, 1997
                                                                                       ---------------------------
                                                                                       ACTUAL(17)   PRO FORMA(18)
                                                                                       -----------  --------------
                                                                                                     (UNAUDITED)

                                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents............................................................   $  84,288     $  479,804(19)
Total assets.........................................................................   $ 611,321     $3,553,662
Total long-term debt and capitalized lease obligations (excluding current
  maturities)........................................................................   $ 216,231     $2,032,831
Total debt...........................................................................   $ 217,026     $2,035,626
Mandatorily redeemable preferred stock...............................................      --         $  200,000
Stockholders' equity.................................................................   $ 323,749     $1,130,180

                                               (SEE FOOTNOTES ON FOLLOWING PAGE)

------------------------
 (1) The historical Statement of Operations Data for 1995 reflect the results of the parks acquired in the Funtime Acquisition from the date of acquisition, August 15, 1995.

 (2) The historical Statement of Operations Data for 1996 reflect the results of Elitch Gardens from October 31, 1996, the Waterworld Parks from November 19, 1996 and The Great Escape from December 4, 1996 (the dates of their respective acquisitions).

 (3) The historical Statement of Operations Data for 1997 reflect the results of Riverside Park from February 5, 1997 and Kentucky Kingdom from November 7, 1997 (the dates of their respective acquisitions).


 (4) The pro forma financial and operating data for the year ended December 31, 1997 give effect to (i) the acquisitions of Walibi (assuming a 100% Walibi Tender Offer on the basis of 80% payable in cash and 20% payable in shares of Common Stock) and Kentucky Kingdom as if they had occurred on January 1, 1997; and (ii) the acquisition of Six Flags as if it had occured on December 30, 1996 (the first day of Six Flags' 1997 fiscal year). The pro forma income per share for 1997 gives effect to the January 1997 public offering, the Common Stock Offering and the EqPINES Offering (assuming no exercise of the underwriters' over-allotment options) as if they had occurred on January 1, 1997. See "Unaudited Pro Forma Financial Statements-- Unaudited Pro Forma Statement of Operations" generally and with respect to certain assumptions used in respect of the related financings.


 (5) Gross profit is revenue less operating expenses, costs of products sold and depreciation and amortization. Income from operations is gross profit less selling, general and administrative expenses.

 (6) During 1995, the Company incurred an extraordinary loss of $140,000, net of income tax benefit, on extinguishment of debt in connection with the Funtime Acquisition. This extraordinary loss is not included in income
     (loss) before extraordinary loss and income (loss) before extraordinary loss per common share for 1995.


 (7) EBITDA is defined as earnings before extraordinary loss, interest expense, net, income tax expense (benefit), depreciation and amortization, minority interest and equity in loss of real estate partnership. The Company has included information concerning EBITDA because it is used by certain investors as a measure of the Company's ability to service and/or incur debt. EBITDA is not required by generally accepted accounting principles ("GAAP") and should not be considered in isolation or as an alternative to net income, net cash provided by operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. This information should be read in conjunction with the Statements of Cash Flows contained in the Company's financial statements included elsewhere herein. Equity in loss of real estate partnership was $142,000, $83,000, $69,000, $78,000 and $59,000 during each of the five years ended December 31, 1997, respectively. Pro forma EBITDA includes equity in operations of theme parks and the depreciation and amortization ($6,830,000) of the investment in the Co-Venture Parks (as defined herein) included therein.



 (8) Includes an $8,364,000 termination fee paid to the Company upon termination of its prior agreement to become managing general partner of the Texas Co-Venture Partnership (as defined herein). Such termination fee is not included in the pro forma amounts.


 (9) Adjusted EBITDA reflects the Company's pro forma EBITDA plus the portion of the pro forma EBITDA of Six Flags Over Georgia and Six Flags Over Texas (the "Co-Venture Parks") ($34,672,000) distributed on a pro forma basis to the other limited partners and therefore not included in the Company's pro forma EBITDA. See Note (1) to the Six Flags Selected Historical Financial and Operating Data. The Co-Venture Partnership (as defined herein) agreements restrict the amount of cash distributable to the Company. See "Business--Description of Parks--Six Flags Parks--Six Flags Over Georgia" and "--Six Flags Over Texas and Six Flags Hurricane Harbor." Adjusted EBITDA also includes $7,910,000 of pro forma EBITDA of Marine World for 1997 which is not already reflected in the Company's pro forma EBITDA. The Company manages the operations of Marine World and has an option to purchase the entire park beginning in February 2002. Adjusted EBITDA is not indicative of the Company's ability to service or incur indebtedness and is not a measure of the Company's profitability or liquidity. Adjusted EBITDA is not meant to be predictive of future operating results.

(10) During each of the five years ended December 31, 1997, the Company's net cash used in investing activities was $7,698,000, $10,177,000, $74,139,000,
     $155,149,000 and $217,070,000, respectively. During those periods, net cash provided by financing activities was $2,106,000, $7,457,000, $90,914,000,
     $119,074,000 and $250,165,000, respectively.

(11) Does not include pro forma amount expended ($93,700,000) by the Company to purchase interests of the limited partners in the Co-Venture Partnerships.

(12) Represents in the case of 1995 attendance at the three parks owned by the Company prior to the Funtime Acquisition for the entire 1995 season and attendance at the Funtime parks from and after August 15, 1995. In the case of 1996, historical attendance does not include attendance at any of the parks acquired in the 1996 Acquisitions since those acquisitions were completed following the 1996 season. Historical attendance for the year ended December 31, 1997 does not include attendance at Marine World or attendance at Kentucky Kingdom since that park was acquired following the 1997 season.

(13) Pro forma attendance information includes attendance at Marine World for 1997.

(14) Pro forma and historical revenue per visitor for all applicable periods does not include revenue of Paradise Island (a fee-per-attraction entertainment center that does not track attendance, acquired in November
     1996) or Marine World. Pro forma revenue per visitor also excludes revenue and attendance of Marine World and the Co-Venture Parks.


(15) Total debt/EBITDA and Net debt/EBITDA include total outstanding pro forma indebtedness of the Company (excluding the SFEC Zero Coupon Senior Notes) in the accreted principal amount of $1,831,951,000. Net debt deducts from total outstanding pro forma indebtedness $556,064,000 (representing $479,804,000 of pro forma cash and cash equivalents and $76,260,000 of pro forma restricted-use investments placed in escrow to fund the first six semi-annual interest payments on the Company Senior Notes). See "Capitalization." EBITDA/cash interest expense is calculated using pro forma cash interest expense of $119,492,000. EBITDA/total interest expense is calculated using pro forma total interest expense of $185,712,000 (excluding interest on the SFEC Zero Coupon Senior Notes).


(16) For the purpose of determining the ratio of earnings to fixed charges, and the ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of income (loss) before extraordinary loss and before income taxes and fixed charges. Fixed charges consist of interest expense net of interest income, amortization of deferred financing costs and discount or premium relating to indebtedness, and the portion (approximately one-third) of rental expense that management believes represents the interest component of rent expense. Preferred stock dividend requirements have been increased to an amount representing the before tax earnings which would have been required to cover such dividend requirements. For the year ended

     December 31, 1995, the Company's earnings were insufficient to cover fixed charges by $1,738,000, and were insufficient to cover combined fixed charges and preferred stock dividends by $2,620,000. On a pro forma basis, for the year ended December 31, 1997, the Company's earnings were insufficient to cover fixed charges and combined fixed charges and preferred stock dividends by $31,818,000 and $77,720,000, respectively.

(17) Actual balance sheet data as of December 31, 1997 include the Company's purchase of Kentucky Kingdom and investment in Marine World as of that date.


(18) The pro forma balance sheet data give effect to the acquisitions of Walibi (assuming a 100% Walibi Tender Offer on the basis of 80% payable in cash and 20% payable in shares of Common Stock) and Six Flags, the Offerings (assuming no exercise of the underwriters' over-allotment options with respect to the Common Stock Offering and the EqPINES Offering) and the related financings as if they had occurred on December 31, 1997. Includes SFEC Zero Coupon Senior Notes as well as cash held in escrow to repay the SFEC Zero Coupon Senior Notes. Pro forma total long-term debt and total debt include SFEC Zero Coupon Senior Notes and SFTP Senior Subordinated Notes at fair value rather than accreted amount. See also "Capitalization." See "Unaudited Pro Forma Financial Statements--Unaudited Pro Forma Balance Sheet" generally and with respect to certain assumptions used in respect of the related financings.



(19) Excludes $326,300,000 of restricted-use investments. See "Capitalization."


           ---------------------------------------------------------

                                                                           YEAR ENDED
                                             -----------------------------------------------------------------------
                                             DECEMBER 26,   JANUARY 1,   DECEMBER 31,   DECEMBER 29,   DECEMBER 28,
                                                 1993          1995          1995           1996           1997
                                             -------------  -----------  -------------  -------------  -------------
                                                    (IN THOUSANDS, EXCEPT PER VISITOR AMOUNTS)
SIX FLAGS

STATEMENT OF OPERATIONS DATA:(1)

Total revenue..............................    $ 532,455     $ 556,791     $ 629,457      $ 680,876      $ 708,666
Income from operations(2)..................       53,236        54,561        66,738         67,715         79,575
Interest expense, net......................      (54,963)      (48,753)      (63,282)       (76,530)       (84,430)
Net (loss).................................      (12,944)         (695)       (3,287)       (15,249)        (3,708)

OTHER DATA:

EBITDA(3)..................................      122,371       134,642       150,182        155,132        164,068
Net cash provided by operating
  activities(4)............................      111,934       100,895       124,587        128,602        110,303
Depreciation and amortization..............       69,135        80,081        83,444         87,417         84,493
Capital expenditures.......................       34,057        42,039        45,578         75,627         67,675(5)
Total attendance...........................       19,144        19,855        21,830         22,796         22,229
Revenue per visitor........................    $   27.81     $   28.04     $   28.83      $   29.87      $   31.88

------------------------

 (1) Prior to the Six Flags Acquisition, Six Flags, through two subsidiaries, was the general partner in theme park limited partnerships (the "Co-Venture Partnerships") related to the Co-Venture Parks. For the fiscal years presented, Six Flags accounted for the parks as co-ventures, i.e., their revenues and expenses (excluding partnership depreciation) were included in the Six Flags consolidated statements of operations and the net amounts distributed to the limited partners were deducted as expenses. Except for the limited partnership units owned in the Georgia park at December 28, 1997, Six Flags had no rights or title to the Co-Venture Parks' assets or to the proceeds from any sale of the Co-Venture Parks' assets or liabilities during the periods presented. The Co-Venture Parks contributed revenues of $160.6 million, $152.0 million and $176.8 million to Six Flags in the fiscal years 1995, 1996 and 1997, respectively. During these three fiscal years, the Co-Venture Parks contributed EBITDA of $36.8 million, $24.3 million and $34.7 million (after payments of $11.6 million, $8.1 million and $21.3 million to the limited partners). In 1995, 1996 and 1997, the Co-Venture Parks produced $48.4 million, $32.4 million and $56.0 million of EBITDA, respectively. In connection with the Six Flags Acquisition, Six Flags is transferring its interests in the Co-Venture Parks to Premier. Premier intends to account for its interests in the Co-Venture Parks under the equity method of accounting.

 (2) Income from operations is revenue less operating, general and administrative expenses, costs of products sold and depreciation and amortization.

 (3) EBITDA is defined as earnings before interest expense, net, income tax expense (benefit), depreciation and amortization and minority interest. The Company has included information concerning EBITDA because it is used by certain investors as a measure of a company's ability to service and/or incur debt. EBITDA is not required by generally accepted accounting principles ("GAAP") and should not be considered in isolation or as an alternative to net income, net cash provided by operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Six Flags operating performance. This information should be read in conjunction with the Statements of Cash Flows contained in the financial statements of Six Flags included elsewhere herein.

 (4) During each of the fiscal years ended December 26, 1993, January 1, 1995, December 31, 1995, December 29, 1996 and December 28, 1997, Six Flags' net cash used in investing activities was approximately $41.6 million, $43.8 million, $93.9 million, $81.2 million, and $149.7 million, respectively. During these periods, net cash provided by (used in) financing activities was approximately $(73.2) million, $(55.6) million, $10.6 million, $(52.2) million, and $10.6 million, respectively.

 (5) Does not include amount expended ($62.7 million) by Six Flags to purchase interests of the limited partners in the Co-Venture Partnerships.

                                  RISK FACTORS

    PRIOR TO MAKING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, TOGETHER WITH THE OTHER MATTERS REFERRED TO IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS:

RISKS ASSOCIATED WITH SUBSTANTIAL INDEBTEDNESS AND OTHER OBLIGATIONS


    Following the Six Flags Transactions, the Company will be highly leveraged. On a pro forma basis, as of December 31, 1997, the Company had total outstanding indebtedness (excluding the SFEC Zero Coupon Senior Notes) in the accreted principal amount of approximately $1,832.0 million, including (i) $250.0 million in accreted value at that date of the Company Senior Discount Notes ($
million principal amount at maturity in 2008); (ii) $280.0 million in aggregate principal amount of Company Senior Notes; (iii) $125.0 million in aggregate principal amount of Premier Operations' 9 3/4% Senior Notes due 2007 (the "1997 Premier Notes"); (iv) $90.0 million in aggregate principal amount of Premier Operations' 12% Senior Notes due 2003 (the "1995 Premier Notes" and, together with the 1997 Premier Notes, the "Premier Notes"); (v) $269.9 million in accreted value at that date of SFTP Senior Subordinated Notes ($285.0 million principal amount at maturity in 2005); (vi) $170.0 million in aggregate principal amount of New SFEC Notes (together with the Company Notes, the Premier Notes and the SFTP Senior Subordinated Notes, the "Senior Notes"); (vii) $225.0 million in outstanding borrowings under the Premier Credit Facility; (viii) $420.0 million in outstanding borrowings under the Six Flags Credit Facility and
(ix) $2.0 million of capitalized lease obligations. Pro forma indebtedness at that date also included $161.1 million accreted value of SFEC Zero Coupon Senior Notes, which will be repaid from the proceeds of the New SFEC Notes together with other funds. On a pro forma basis, as of December 31, 1997, the Company would have had stockholders' equity of approximately $1,130.2 million. In addition, the annual dividends (which are payable in cash, in the case of the Seller Preferred Stock, or in cash, or by issuance of shares of Common Stock, at the option of the Company, in the case of the Mandatorily Convertible Preferred
Stock) on the Convertible Preferred Stock aggregate $         , and the Company
is required to offer to purchase the Seller Preferred Stock in 2010 (if not earlier redeemed or converted). On a pro forma basis, for the year ended December 31, 1997, the Company's earnings would have been insufficient to cover its combined fixed charges and preferred stock dividends by approximately $77.7 million. In addition, the indentures relating to the Senior Notes (the "Indentures") permit the Company to incur additional indebtedness under certain circumstances. See "Capitalization," "Selected Historical and Pro Forma Financial and Operating Data," "Unaudited Pro Forma Financial Statements," "Description of Other Indebtedness" and "Description of Notes--Certain Covenants."


    By reason of the Six Flags Acquisition, the Company will be required to offer to repurchase the SFTP Senior Subordinated Notes at a price equal to 101% of their accreted amount (approximately $287.9 million at June 15, 1998). On March 3, 1998, the last reported sales price of these notes was substantially in excess of their accreted amount. The Company has not entered into any standby arrangement to finance the purchase of such notes and there can be no assurance that the Company would be able to obtain such financing in the event that it were to become necessary.

    In addition to its obligations under its outstanding indebtedness and preferred stock, the Company is required to (i) make minimum annual distributions of approximately $46.2 million (subject to cost of living adjustments) to its partners in two Six Flags Parks, Six Flags Over Georgia and Six Flags Over Texas (the "Co-Venture Parks") and (ii) make minimum capital expenditures at each of the Co-Venture Parks during rolling five-year periods, based generally on 6% of such park's revenues. Cash flow from operations at the Co-Venture Parks will be used to satisfy these requirements first, before any funds are required from the Company. The Company has also agreed to purchase a maximum number of 5% per year (accumulating to the extent not purchased in any given year) of the total limited partnership units outstanding as of the date of the co-venture agreements that govern the partnerships (to the extent tendered by the unit holders). The agreed price for these purchases is based on a valuation for each respective Co-Venture Park equal to the greater of (i) a value derived by multiplying its weighted-average four year EBITDA (as defined therein) by a specified multiple (8.0 in the case of the Georgia park and 8.5 in the case of the Texas park) or (ii) $250.0 million in the case of the Georgia park and $374.8 million in the case of the Texas park. The Company's obligations with respect to Six Flags Over Georgia and Six Flags Over Texas will continue until 2027 and 2028, respectively. In March 1998, Six Flags completed a tender offer pursuant to which it purchased approximately 33% of the outstanding limited partner units in the Texas park for an aggregate purchase price of $117.3 million. Six Flags funded the tender from borrowings which must be refinanced by the Company in connection with the Six Flags Acquisition. The Company has assumed a 25% tender for purposes of preparing the pro forma financial information contained herein. Since a larger number of units were tendered, the Company will be required to refinance the additional indebtedness of Six Flags incurred by virtue thereof and, accordingly, will have less cash to prefund capital expenditures and working capital requirements.


    As the Company purchases units relating to either Co-Venture Park, it will be entitled to the minimum distribution and other distributions attributable to such units, unless it is then in default under the applicable agreements with its partners at such Co-Venture Park. Time Warner Inc. and certain of its affiliates (collectively, "Time Warner") have guaranteed the obligations of Six Flags under these agreements. Premier will indemnify Time Warner in respect of its guarantee pursuant to a Subordinated Indemnity Agreement (the "Subordinated Indemnity Agreement"). See "Description of Six Flags Agreement." The Company estimates that its maximum unit purchase obligation for 1998, when purchases are required only for the Georgia park, will aggregate approximately $13 million (approximately $31 million for 1999, when purchases for both partnerships are required) and its minimum capital expenditures for 1998 at these parks will total approximately $11 million. See "Business--Description of Parks--Six Flags Parks--Six Flags Over Georgia" and "--Six Flags Over Texas and Six Flags Hurricane Harbor." In addition, the Company has agreed to invest approximately $38 million to expand the six Walibi Parks over three years, commencing 1999.

    The Company's ability to make scheduled payments on, or to refinance, its indebtedness, to pay dividends on its preferred stock, or to fund planned capital expenditures and its obligations under the arrangements relating to the Co-Venture Parks will depend on its future performance, which, to a certain extent, is subject to general economic, financial, weather, competitive and other factors that are beyond its control. The Company believes that, based on current and anticipated operating results, cash flow from operations, available cash, available borrowings under the Credit Facilities and the net proceeds of the Offerings (to the extent not used in connection with the Six Flags Acquisition) will be adequate to meet the Company's future liquidity needs, including anticipated requirements for working capital, capital expenditures, scheduled debt and preferred stock dividends and its obligations under arrangements relating to the Co-Venture Parks, for at least the next several years. The Company may, however, need to refinance all or a portion of its existing debt on or prior to maturity or to obtain additional financing. There can be no assurance that the Company's business will generate sufficient cash flow from operations, that currently anticipated cost savings will be realized or that future borrowings will be available under the Credit Facilities in an amount sufficient to enable the Company to service its indebtedness or to fund its other liquidity needs. In addition, there can be no assurance that the Company will be able to effect any such refinancing on commercially reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity, Capital Commitments and Resources."

    The degree to which the Company will be leveraged following the Six Flags Transactions could have important consequences to the holders of the Company Notes, including, but not limited to: (i) making it more difficult for the Company to satisfy its obligations, (ii) increasing the Company's vulnerability to general adverse economic and industry conditions, (iii) limiting the Company's ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions and other general corporate requirements,
(iv) requiring the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness and dividends on its preferred stock, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, acquisitions or other general corporate purposes, (v) limiting the Company's flexibility in planning for, or reacting to, changes in its business and the industry, and (vi) placing the Company at a competitive disadvantage vis-a-vis less leveraged competitors. In addition, the Indentures and the Credit Facilities will contain financial and other restrictive covenants that will limit the ability of the Company to, among other things, borrow additional funds. Failure by the Company to comply with such covenants could result in an event of default which, if not cured or waived, would have a material adverse effect on the Company. In addition, the degree to which the Company is leveraged could prevent it from repurchasing all of the Company Notes tendered to it upon the occurrence of a Change of Control. See "Description of Notes-- Repurchase at Option of Holders--Change of Control" and "Description of Other Indebtedness."

HOLDING COMPANY STRUCTURE; LIMITATIONS ON ACCESS TO CASH FLOW OF SUBSIDIARIES

    The Company has no operations of its own and derives all of its revenue from its subsidiaries. Therefore, the Company's ability to pay its obligations (including debt service on the Company Senior Discount Notes, the Company Senior Notes and dividend and redemption obligations on the Convertible Preferred Stock and obligations under the Subordinated Indemnity Agreement with Time Warner) when due is dependent upon the receipt of sufficient funds from its direct and indirect subsidiaries. SFEC is also a holding company and its ability to pay its obligations (including debt service on the New SFEC Notes) when due, as well as to pay any dividends or distributions to the Company, is similarly dependent.


    Under the terms of the indentures governing the Premier Notes, the SFTP Senior Subordinated Notes and the New SFEC Notes (the "Subsidiary Indentures" and, together with the Company Indentures, the "Indentures"), the Premier Credit Facility and the Six Flags Credit Facility, the payment of dividends by Premier Operations, SFEC and SFTP are subject to restrictive covenants that will significantly restrict or prohibit their ability to pay dividends or make other distributions to the Company. See "Description of Other Indebtedness" for a summary of the terms of the dividend restrictions. In addition, the terms of the Company Notes and the Mandatorily Convertible Preferred Stock will permit the Company's subsidiaries to incur additional indebtedness, the terms of which could limit or prohibit the payment of dividends or the making of other distributions by such subsidiaries. The Premier Credit Facility will prohibit the payment of dividends by Premier Operations to the Company for any purpose other than a one time distribution, not to exceed $20.0 million, on the date of the Six Flags Acquisition. The Six Flags Credit Facility will prohibit the payment of dividends by SFTP to SFEC or the Company, except a one time distribution not to exceed $10.0 million, and dividends to provide funds to pay dividends on the Seller Preferred Stock and to pay interest on the New SFEC Notes (but in each case, only if no default has occurred and is continuing under the Six Flags Credit Facility). As a result, there can be no assurance that dividends, distributions or loans to the Company from its subsidiaries will be sufficient to fund its obligations. See "Description of Other Indebtedness."



    The Company Notes will be effectively subordinated to all indebtedness and other obligations of the Company's subsidiaries. On a pro forma basis, as of December 31, 1997, the aggregate accreted amount of indebtedness and other obligations of the Company's subsidiaries (including trade payables and the SFEC Zero Coupon Senior Notes) that would effectively rank senior in right of payment to the obligations of the Company under the Company Notes would have been approximately $1,622.0 million (in addition, approximately $127.0 million would have been available for additional borrowings under the Credit Facilities). If any indebtedness of any of the Company's subsidiaries were to be accelerated, there would be no assurance that the assets of any such subsidiary would be sufficient to repay such indebtedness. The Company's rights to participate in the distribution of the assets of its operating subsidiaries upon a liquidation or reorganization of such companies will be subject to the prior claims of their respective creditors.

RESTRICTIVE DEBT COVENANTS

    The Credit Facilities contain a number of significant covenants that, among other things, restrict the ability of the Company's operating subsidiaries to dispose of assets, incur additional indebtedness, pay cash dividends, create liens on assets, make investments or acquisitions, engage in mergers or consolidations, make capital expenditures, engage in certain transactions with affiliates or redeem or repurchase the indebtedness of such subsidiaries. In addition, under the Credit Facilities, Premier Operations and SFTP are each required to comply with specified financial ratios and tests, including interest expense, fixed charges and total debt coverage ratios. The Indentures also contain a series of restrictive covenants.


    The Company is currently in compliance with the covenants and restrictions contained in the Credit Facilities and the applicable Indentures. However, its ability to continue to comply with financial tests and ratios in the Credit Facilities may be affected by events beyond its control, including prevailing economic, financial, weather and industry conditions. The breach of any such financial covenant could result in the termination of the Credit Facilities (and the acceleration of the maturity of all amounts outstanding thereunder) and, by virtue of cross default provisions, the acceleration of the maturity of other indebtedness of the Company, including the Senior Notes.


    In addition, under the terms of the Subordinated Indemnity Agreement (which lasts until 2028), without the consent of Time Warner, the Company cannot incur indebtedness (other than the New SFEC Notes) at SFEC or any of its subsidiaries that is secured by any assets of (or guaranteed by) the Company, Premier Operations or any of its subsidiaries, or secure any indebtedness of the Company, Premier Operations or any of its subsidiaries with any of the assets of (or guarantees by) SFEC or any of its subsidiaries. These covenants could inhibit the ability of the Company to borrow in the future.

ABILITY TO MANAGE RAPID GROWTH

    The Six Flags Acquisition is significantly larger than any of Premier's previous acquisitions, and the combination and integration of the respective operations of Six Flags and Premier will be of a substantially greater scale than previously undertaken by Premier and will be ongoing concurrently with the integration of Walibi, its first foreign acquisition. The increased size of Premier's operations and the process of combining and integrating Six Flags with Premier, particularly during the same period as the integration of Walibi, will place substantial additional demands upon existing management resources and require Premier to effectively redeploy such resources, including hiring new personnel. There can be no assurance that Premier's management will be able to successfully integrate the operations of Six Flags or Walibi or that the anticipated benefits of the Six Flags Acquisition or the Walibi acquisition to Premier will be realized or, if realized, as to the timing thereof. The inability to successfully manage the integration of Six Flags or Walibi with Premier would have a material adverse effect on Premier's results of operations and financial condition.

UNCERTAINTY OF FUTURE ACQUISITIONS; POTENTIAL EFFECTS OF ACQUISITIONS

    In addition to the Acquisitions, the Company intends to continue to make selective acquisitions that would expand its business. There can be no assurance that the Company will be able to locate and acquire additional businesses. To the extent any such acquisition would result in the incurrence or assumption of indebtedness by the Company (or its operating subsidiaries), such incurrence or assumption must comply with the limitations on the Company's (or such subsidiary's) ability to incur or assume indebtedness under the Credit Facilities and the Indentures. There can be no assurance that any future acquisition will be permissible under these loan agreements or that waivers of any such covenants could be obtained. See "--Restrictive Debt Covenants."

    In certain instances, a consummated acquisition may adversely affect the Company's financial condition and reported results, at least in the short-term, depending on many factors, including capital requirements and the accounting treatment of such acquisition. There can be no assurance that the 1997

Acquisitions, the Six Flags Acquisition or any future acquisition will perform as expected, will not result in significant unexpected liabilities or will ever contribute significant revenues or profits to the Company.

RISKS OF ACCIDENTS AND DISTURBANCES AT PARKS; EFFECTS OF LOCAL CONDITIONS AND
  EVENTS

    Because substantially all of the Company's parks feature "thrill rides," attendance at the parks and, consequently, revenues may be adversely affected by any serious accident or similar occurrence with respect to a ride. In that connection, in June 1997, a slide collapsed at the Company's Waterworld park in Concord, California, resulting in one fatality and the park's closure for twelve days. The collapse had a material adverse effect on that park's 1997 operating performance, as well as a lesser impact on the Company's Sacramento water park (which is also named "Waterworld"), located approximately seventy miles from the Concord park, but did not have a material effect on the balance of the Company's 1997 operations. The Company has recovered all of the Concord park's operating shortfall under its business interruption insurance. Premier Operations' liability insurance policies provide coverage of up to $25.0 million per loss occurrence and require Premier Operations to pay the first $50,000 of loss per occurrence. Six Flags' liability insurance policies provide coverage of up to $175.0 million per loss occurrence and require Six Flags to pay the first $2.0 million per loss occurrence.

    Other local conditions and events can also adversely affect attendance. For example, in 1994, the Company's Six Flags Magic Mountain park experienced significant attendance declines and interruptions of business as a result of the Los Angeles County earthquake centered in Northridge, California. Six Flags Over Georgia experienced attendance declines in 1996 as a result of the 1996 Summer Olympics. Management believes that the geographic diversity of the Company's theme parks reduces the effects of such occurrences on the Company's consolidated results.

    In addition, in view of the proximity of certain of the Company's parks to major urban areas and the appeal of the parks to teenagers and young adults, the Company's parks could experience disturbances that could adversely affect the image of and attendance levels at its parks. Working together with local police authorities, the Company has taken certain security-related precautions designed to prevent disturbances in its parks, but there can be no assurance that it will be able to prevent any such disturbances.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

    As a result of the Walibi acquisition, a portion of the Company's operations will be conducted in Europe, and the Company will become subject to risks that are inherent in operating abroad. These risks can include difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political risks, unexpected changes in regulatory requirements, fluctuations in currency exchange rates, import restrictions or prohibitions, delays from customs brokers or government agencies and potentially adverse tax consequences resulting from operating in multiple jurisdictions with different tax laws. There can be no assurance that these and other comparable risks, individually or in the aggregate, will not adversely impact the Company's financial and operating results in Europe.

EFFECTS OF INCLEMENT WEATHER; SEASONAL FLUCTUATIONS OF OPERATING RESULTS

    Because the great majority of theme parks' attractions are outdoor activities, attendance at parks and, accordingly, the Company's revenues are significantly affected by the weather. Additionally, seven of the Company's parks are primarily water parks which, by their nature, are more sensitive to adverse weather than are theme parks. Unfavorable weekend weather and unusual weather of any kind can adversely affect park attendance.

    The operations of the Company are highly seasonal, with more than 80% of park attendance occurring in the second and third calendar quarters of each year. The great majority of the Company's revenue is collected in those quarters while most expenditures for capital improvements and significant maintenance are incurred when the parks are closed in the first and fourth quarters. Accordingly, the

Company believes that quarter-to-quarter comparisons of its results of operations should not be relied upon as an indication of future performance.

HIGHLY COMPETITIVE BUSINESS

    The Company's parks compete directly with other theme, water and amusement parks and indirectly with all other types of recreational facilities and forms of entertainment within their market areas, including movies, sports attractions and vacation travel. Accordingly, the Company's business is and will continue to be subject to factors affecting the recreation and leisure time industries generally, such as general economic conditions and changes in discretionary consumer spending habits. Within each park's regional market area, the principal factors affecting competition include location, price, the uniqueness and perceived quality of the rides and attractions in a particular park, the atmosphere and cleanliness of a park and the quality of its food and entertainment.

DEPENDENCE ON KEY PERSONNEL

    The Company's success depends upon the continued contributions of its executive officers and key operating personnel, particularly Kieran E. Burke, Chairman and Chief Executive Officer, and Gary Story, President and Chief Operating Officer. The loss of services of, or a material reduction in the amount of time devoted to the Company by, either of such individuals or certain other key personnel could adversely affect the business of the Company. Although the Company recently entered into three-year employment agreements with each of Mr. Burke and Mr. Story, there is no assurance that the Company will be able to retain their services during that period. Under certain circumstances, the loss of the services of both Messrs. Burke and Story and the failure to replace them within a specified time period would constitute a default under the Credit Facilities.

ORIGINAL ISSUE DISCOUNT OF COMPANY SENIOR DISCOUNT NOTES

    The Company Senior Discount Notes will be issued at a substantial discount from their principal amount. Consequently, the purchasers of the Company Senior Discount Notes generally will be required to include amounts in gross income for federal income tax purposes in advance of receipt of any cash payment on the Company Senior Discount Notes to which the income is attributable. See "Certain United States Federal Income Tax Considerations" for a more detailed discussion of the federal income tax consequences to the holders of the Company Senior Discount Notes of the purchase, ownership and disposition of the Company Senior Discount Notes.

    If a bankruptcy case is commenced by or against the Company under the United States Bankruptcy Code (the "Bankruptcy Code") after the issuance of the Company Senior Discount Notes, the claim of a holder of Company Senior Discount Notes with respect to the principal amount thereof will likely be limited to an amount equal to the sum of (i) the Accreted Value of the Company Senior Discount Notes as of the date of issuance of the Company Senior Discount Notes and (ii) the original issue discount that is not deemed to constitute "unmatured interest" for the purposes of the Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would most likely constitute "unmatured interest."

RISKS ASSOCIATED WITH A CHANGE OF CONTROL

    Upon a Change of Control, the Company will be required to offer to repurchase all outstanding Company Senior Discount Notes at 101% of the Accreted
Value thereof to the date of purchase prior to       , 2003 or 101% of the
principal amount thereof, plus accrued and unpaid interest thereon to the date
of purchase, on or after       , 2003 and all outstanding Company Senior Notes
at 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of the Company Notes tendered or that restrictions in the Credit Facilities and the Indentures will allow the Company to make such required repurchases. In addition, a Change of Control would constitute an Event of Default under the Credit Facilities and would require Premier Operations and SFEC, respectively, to offer to repurchase the Premier Notes and the New SFEC Notes. Notwithstanding these provisions, the Company could enter into certain transactions, including certain recapitalizations, that would not constitute a Change of Control but would increase the amount of debt outstanding at such time. See "Description of Notes--Repurchase at Option of Holders."

    By virtue of the Six Flags Transactions, the Company will be required to make an offer to purchase the SFTP Senior Subordinated Notes. See "--Risks Associated with Substantial Indebtedness and Other Obligations." Warner Bros. can terminate the license agreement if persons engaged in the movie or television industries or party to a material judicial proceeding pending against Time Warner obtain control of the Company.

ABSENCE OF PUBLIC MARKET

    There is no existing trading market for the Company Notes. The Company does not intend to apply for listing of the Company Notes on any securities exchange. The Underwriters have advised the Company that they currently intend to make a market in the Company Notes. However, they are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the prices or liquidity of, or trading markets for, the Company Notes. The liquidity of any market for the Company Notes will depend upon the number of holders of Company Notes, the interest of securities dealers in making a market in the Company Notes, and other factors. The absence of an active market for the Company Notes could adversely affect the liquidity of the Company Notes. Even if such a market were to develop, the Company Notes could trade at prices that may be lower than their initial offering price as a result of many factors, including prevailing interest rates and the Company's operating results and financial condition at the time. The liquidity of, and trading markets for, the Company Notes may also be adversely affected by general declines in the market for non-investment grade debt.

IMPACT OF YEAR 2000 ISSUE

    An issue exists for all companies that rely on computers as the year 2000 approaches. The "Year 2000" problem is the result of the past practice in the computer industry of using two digits rather than four to identify the applicable year. This practice will result in incorrect results when computers perform arithmetic operations, comparisons or data field sorting involving years later than 1999. The Company anticipates that it will be able to test its entire system using its internal programming staff and outside computer consultants and intends to make any necessary modifications to prevent disruption to its operations. Costs in connection with any such modifications are not expected to be material. However, if such modifications are not completed in a timely manner, the Year 2000 problem may have a material adverse impact on the operations of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Year 2000 Issue."

                                USE OF PROCEEDS


    The net proceeds to be received by the Company from the Offerings, after deducting estimated underwriting discounts and commissions and estimated
expenses payable by the Company, will be approximately $         million (or
approximately $         million if the underwriters' over-allotment options with
respect to the Common Stock Offering and the EqPINES Offering are exercised in full). The Company intends to use the net proceeds from the Offerings to fund the $765 million cash portion of the purchase price (plus an approximate $11 million adjustment) payable to the Sellers in the Six Flags Acquisition; to provide funds for the repayment in full of the SFEC Zero Coupon Senior Notes and for certain interest payments on the Company Senior Notes; to fund improvements and expansion of the Company's parks, including the Walibi Parks and the Six Flags Parks; to acquire and make improvements at additional theme parks; and for general corporate purposes, including working capital requirements. Although the Company has had discussions with respect to several additional acquisition opportunities, no agreement or understanding with respect to any future acquisition has been reached. There can be no assurance that any such additional acquisitions will be made. See "Prospectus Summary--The Six Flags Transactions--The Financings," "Risk Factors--Uncertainty of Future Acquisitions; Potential Effects of Acquisitions" and "Business--Acquisition Strategy."



    The Company presently intends to use the net proceeds of any exercise of the underwriters' over-allotment options (with respect to the Common Stock Offering or the EqPINES Offering) to reduce the amount of (or eliminate) the Seller Preferred Stock to be issued in the Six Flags Acquisition (or to redeem the Seller Preferred Stock within 90 days of its issuance). Further, if the Company determines not to issue the Seller Preferred Stock, the additional cash portion of the purchase price for the Six Flags Acquisition will be funded from the net proceeds of the Common Stock Offering.


    Pending their ultimate use, the portion of net proceeds from the Offerings not used in connection with the Six Flags Acquisition may be invested in short-term, investment grade, interest bearing securities, certificates of deposit or direct or guaranteed obligations of the United States.

                                 CAPITALIZATION


    The following table sets forth as of December 31, 1997, (i) the actual capitalization of the Company; and (ii) the pro forma capitalization of the Company after giving effect to the acquisitions of Walibi (assuming a 100% Walibi Tender Offer with 80% paid in cash and 20% paid in shares of Common Stock) and Six Flags, and after giving effect to the Offerings (assuming that the underwriters' over-allotment options with respect to the Common Stock Offering and the EqPINES Offering are not exercised) and other related financings. This table should be read in conjunction with the consolidated financial statements of the Company and Six Flags (including the notes thereto) included elsewhere in this Prospectus, and "Unaudited Pro Forma Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                                      DECEMBER 31, 1997
                                                                                    ----------------------
                                                                                     ACTUAL     PRO FORMA
                                                                                    ---------  -----------

                                                                                               (UNAUDITED)
                                                                                        (IN THOUSANDS)
Cash and cash equivalents.........................................................  $  84,288   $ 479,804(1)
                                                                                    ---------  -----------
                                                                                    ---------  -----------
Restricted-use investments........................................................  $      --   $ 326,290(2)(3)
                                                                                    ---------  -----------
                                                                                    ---------  -----------
Short-term debt(4)................................................................  $     795   $   2,795
                                                                                    ---------  -----------
                                                                                    ---------  -----------
Long-term debt (excluding current maturities):
    Premier Credit Facility.......................................................  $      --   $ 224,000
    Six Flags Credit Facility.....................................................         --     419,000
    1995 Premier Notes............................................................     90,000      90,000
    1997 Premier Notes............................................................    125,000     125,000
    Company Senior Discount Notes.................................................         --     250,000
    Company Senior Notes..........................................................         --     280,000(3)
    New SFEC Notes................................................................         --     170,000
    SFEC Zero Coupon Senior Notes.................................................         --     170,100(2)(5)
    SFTP Senior Subordinated Notes................................................         --     303,500(5)
    Other.........................................................................      1,231       1,231
                                                                                    ---------  -----------
        Total long-term debt......................................................    216,231   2,032,831(2)
                                                                                    ---------  -----------
Mandatorily redeemable preferred stock (none outstanding (actual) and
  outstanding (with a liquidation value of $200.0 million (pro forma))............         --     200,000
                                                                                    ---------  -----------
Stockholders' equity: Common Stock (90,000,000 authorized; 18,873,111 outstanding
  (actual)(6) and 32,331,111 outstanding (pro forma)(7)), and Mandatorily
  Convertible Preferred Stock (none outstanding (actual) and 10,000 outstanding
  (pro forma)(8)).................................................................    323,749   1,130,180
                                                                                    ---------  -----------
        Total capitalization......................................................  $ 539,980   $3,363,011
                                                                                    ---------  -----------
                                                                                    ---------  -----------


------------------------------
(1) Cash balances include prefunding of capital expenditures and working capital.

(2) The pro forma amount for the SFEC Zero Coupon Senior Notes and total long-term debt do not give effect to the repayment thereof from the net proceeds of the SFEC Notes Offering. Similarly, pro forma restricted-use investments include $175.0 million which will be held in escrow to repay the SFEC Zero Coupon Senior Notes.

(3) Restricted use investments include (i) $76.3 million which will be deposited in escrow to fund the first six semi-annual interest payments on the Company Senior Notes, (ii) a $75.0 million restricted cash account to fund certain obligations in respect of the Co-Venture Parks and dividend payments on the Convertible Preferred Stock and (iii) $175.0 million which will be held in escrow to repay the SFEC Zero Coupon Notes.


(4) Represents current portion of long-term debt, including $1.0 million in respect of the Premier Credit Facility and $1.0 million in respect of the Six Flags Credit Facility. At December 31, 1997, the Company did not have any amounts outstanding under its then-existing revolving credit facility, which was terminated in February 1998. At March 24, 1998, the Company had borrowed $10.0 million under the revolving credit facility portion of the Premier Credit Facility.


(5) Represents fair market value of such indebtedness at December 31, 1997. Actual accreted amounts outstanding at December 31, 1997 were $161.1 million for the SFEC Zero Coupon Senior Notes and $269.9 million for the SFTP Senior Subordinated Notes.


(6) Includes an aggregate of 375,000 unvested restricted shares issued to the Company's Chief Executive Officer, Chief Operating Officer and Chief Financial Officer which vest proportionately on January 1 of the five years commencing 1999. Excludes (i) an aggregate of 45,039 shares of Common Stock issuable upon exercise of warrants; (ii) an aggregate of 1,270,000 shares of Common Stock reserved for issuance under the Company's Stock Incentive Plans, of which options for 764,700 shares have been granted and options for 455,800 shares are presently exercisable and (iii) an aggregate of 450,000 additional restricted shares issuable at the Company's option to the Company's Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, under employment agreements with such officers.



(7) Assumes the issuance of 219,000 shares in the Private Acquisition and 219,000 shares in the Walibi Tender Offer. Excludes (i) any shares issuable to the sellers in the Kentucky Kingdom and Walibi acquisitions depending upon the future revenues of the acquired parks; (ii) shares issuable upon conversion of the Convertible Preferred Stock or as dividends on the Mandatorily Convertible Preferred Stock; and (iii) 1,950,000 shares of Common Stock issuable upon exercise of the underwriters' over-allotment options with respect to the Common Stock Offering and the EqPINES Offering.



(8) Excludes effect of 750,000 EqPINES issuable upon exercise of the underwriters' over-allotment option with respect to the EqPINES Offering.

         SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

    The following selected historical financial and operating data, except for attendance and revenue per visitor data, of (i) the Company as of and for each of the years in the three-year period ended December 31, 1997, and (ii) Six Flags as of December 29, 1996 and December 28, 1997 and for each of the three years in the period ended December 28, 1997, are derived from the audited financial statements of each entity appearing elsewhere in this Prospectus. The selected historical financial data of the Company and Six Flags for fiscal years 1993 and 1994 have been derived from audited financial statements which are not included herein. The historical financial data of the Company for the year ended December 31, 1995 include the results of the Funtime parks from August 15, 1995, the date of the Funtime Acquisition. The historical financial data of the Company for the year ended December 31, 1996 include the operations of Elitch Gardens from October 31, 1996, the Waterworld Parks from November 19, 1996 and The Great Escape from December 4, 1996 (the dates of their respective acquisitions). The historical financial data of the Company for the year ended December 31, 1997 include the operations of Riverside Park from February 5, 1997 and Kentucky Kingdom from November 7, 1997 (the dates of their respective acquisitions).

    The following selected pro forma financial and operating data of the Company for the year ended December 31, 1997 are derived from the Unaudited Pro Forma Financial Statements appearing elsewhere in this Prospectus. The pro forma financial and operating data of the Company are presented for informational purposes only, have been prepared based on estimates and assumptions deemed by the Company to be appropriate and do not purport to be indicative of the financial position or results of operations which would actually have been attained if the relevant acquisitions had occurred on the assumed dates or which may be achieved in the future.

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA


                                                        YEAR ENDED DECEMBER 31,
                                   ------------------------------------------------------------------
                                     1993       1994      1995(1)    1996(2)            1997
                                   ---------  ---------  ---------  ---------  ----------------------
                                                                                              PRO
                                                                               ACTUAL(3)   FORMA(4)
                                                                               ---------  -----------
                                                                                          (UNAUDITED)
                                    (IN THOUSANDS, EXCEPT PER SHARE, RATIO AND PER VISITOR AMOUNTS)
THE COMPANY
STATEMENT OF OPERATIONS DATA:
Revenue:
  Theme park admissions..........  $  12,874  $  13,936  $  21,863  $  41,162  $  94,611   $ 424,108
  Theme park food, merchandise
    and other....................      8,986     10,963     19,633     52,285     99,293     391,225
                                   ---------  ---------  ---------  ---------  ---------  -----------
    Total........................     21,860     24,899     41,496     93,447    193,904     815,333
                                   ---------  ---------  ---------  ---------  ---------  -----------
Operating costs and expenses:
  Operating expenses.............     10,401     12,358     19,775     42,425     81,356     335,620
  Selling, general and
    administrative...............      4,768      5,448      9,272     16,927     36,547     131,580
  Cost of products sold..........      2,135      2,553      4,635     11,101     23,025     109,375
  Depreciation and
    amortization.................      1,537      1,997      3,866      8,533     19,792     107,138
                                   ---------  ---------  ---------  ---------  ---------  -----------
    Total operating costs and
      expenses...................     18,841     22,356     37,548     78,986    160,720     683,713
                                   ---------  ---------  ---------  ---------  ---------  -----------
    Income from operations.......      3,019      2,543      3,948     14,461     33,184     131,620
Other income (expense):
  Interest expense, net..........     (1,438)    (2,299)    (5,578)   (11,121)   (17,775)   (180,273)
  Equity in operations of theme
    parks........................     --         --         --         --         --          18,216
  Termination fee, net of
    expenses.....................     --         --         --         --          8,364      --
  Minority interest..............     --         --         --         --         --            (516)
  Other income (expense).........       (136)       (74)      (177)       (78)       (59)       (408)
                                   ---------  ---------  ---------  ---------  ---------  -----------
    Total other income
      (expense)..................     (1,574)    (2,373)    (5,755)   (11,199)    (9,470)   (162,981)
                                   ---------  ---------  ---------  ---------  ---------  -----------
    Income (loss) before income
      taxes......................      1,445        170     (1,807)     3,262     23,714     (31,361)
Income tax expense (benefit).....         91         68       (762)     1,497      9,615       9,931
                                   ---------  ---------  ---------  ---------  ---------  -----------
    Income (loss) before
      extraordinary loss.........  $   1,354  $     102  $  (1,045 (5) $   1,765 $  14,099    (41,292)
                                   ---------  ---------  ---------  ---------  ---------  -----------
                                   ---------  ---------  ---------  ---------  ---------  -----------
    Income (loss) before
      extraordinary loss per
      common share--basic........  $     .51  $     .04  $    (.40 (5) $     .14 $     .79  $   (2.14)
                                   ---------  ---------  ---------  ---------  ---------  -----------
                                   ---------  ---------  ---------  ---------  ---------  -----------
    Income (loss) before
      extraordinary loss per
      common share--diluted......  $     .51  $     .04  $    (.40 (5) $     .13 $     .76  $   (2.14)
                                   ---------  ---------  ---------  ---------  ---------  -----------
                                   ---------  ---------  ---------  ---------  ---------  -----------
OTHER DATA:
EBITDA(6)........................  $   4,562  $   4,549  $   7,706  $  22,994  $  61,340(7)  $ 263,455
Adjusted EBITDA(8)...............         --         --         --         --         --   $ 306,037
Net cash provided by operating
  activities(9)..................  $   2,699  $   1,060  $  10,646  $  11,331  $  47,150   $ 153,027
Capital expenditures.............  $   7,674  $  10,108  $  10,732  $  39,423  $ 135,852   $ 212,229(10)
Total attendance.................      1,322      1,408      2,302 (11     4,518 (11     8,631 (11     36,530(12)
Revenue per visitor(13)..........  $   16.54  $   17.68  $   18.03  $   20.66  $   22.18   $   27.37
SELECTED RATIOS:
Net debt/EBITDA(14)..............     --         --         --         --         --            4.8x
Total debt/EBITDA(14)............     --         --         --         --         --            7.0x
EBITDA/cash interest
  expense(14)....................     --         --         --         --         --            2.2x
EBITDA/total interest
  expense(14)....................     --         --         --         --         --            1.4x
Ratio of earnings to fixed
  charges(15)....................       2.1x       1.1x    (15)          1.3x       2.3x     (15)
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends(15)............       2.1x       1.1x    (15)          1.2x       2.3x     (15)

                                                                     AS OF DECEMBER 31,
                                            ---------------------------------------------------------------------
                                              1993       1994       1995       1996               1997
                                            ---------  ---------  ---------  ---------  -------------------------
                                                                                                         PRO
                                                                                        ACTUAL(16)    FORMA(17)
                                                                                        -----------  ------------
                                                                                                     (UNAUDITED)
                                                                       (IN THOUSANDS)
THE COMPANY
BALANCE SHEET DATA:
Cash and cash equivalents.................  $   3,026  $   1,366  $  28,787  $   4,043   $  84,288    $  479,804(18)
Total assets..............................  $  36,708  $  45,539  $ 173,318  $ 304,803   $ 611,321    $3,553,662
Total long-term debt and capitalized lease
    obligations (excluding current
    maturities)...........................  $  18,649  $  22,216  $  93,213  $ 149,342   $ 216,231    $2,032,831
Total debt................................  $  20,821  $  24,108  $  94,278  $ 150,834   $ 217,026    $2,035,626
Mandatorily redeemable preferred stock....     --         --         --         --          --        $  200,000
Stockholders' equity......................  $  13,192  $  18,134  $  45,911  $ 113,182   $ 323,749    $1,130,180


------------------------

(1) The historical Statement of Operations Data for 1995 reflect the results of the parks acquired in the Funtime Acquisition from the date of acquisition, August 15, 1995.

(2) The historical Statement of Operations Data for 1996 reflect the results of Elitch Gardens from October 31, 1996, the Waterworld Parks from November 19, 1996 and The Great Escape from December 4, 1996 (the dates of their respective acquisitions).

(3) The historical Statement of Operations Data for 1997 reflect the results of Riverside Park from February 5, 1997 and Kentucky Kingdom from November 7, 1997 (the dates of their respective acquisitions).


(4) The pro forma financial and operating data for the year ended December 31, 1997 give effect to (i) the acquisitions of Walibi (assuming a 100% Walibi Tender Offer on the basis of 80% payable in cash and 20% payable in shares of Common Stock) and Kentucky Kingdom as if they had occurred on January 1, 1997; and (ii) the acquisition of Six Flags as if it had occurred on December 30, 1996 (the first day of Six Flags' 1997 fiscal year). The pro forma income per share for 1997 gives effect to the January 1997 public offering, the Common Stock Offering and the EqPINES Offering (assuming no exercise of the underwriters' over-allotment options) as if they had occurred on January 1, 1997. See "Unaudited Pro Forma Financial Statements--Unaudited Pro Forma Statement of Operations" generally and with respect to certain assumptions used in respect of the related financings.


(5) During 1995, the Company incurred an extraordinary loss of $140,000, net of income tax benefit, on extinguishment of debt in connection with the Funtime Acquisition. This extraordinary loss is not included in income (loss) before extraordinary loss and income (loss) before extraordinary loss per common share for 1995.

(6) EBITDA is defined as earnings before extraordinary loss, interest expense, net, income tax expense (benefit), depreciation and amortization, minority interest and equity in loss of real estate partnership. The Company has included information concerning EBITDA because it is used by certain investors as a measure of the Company's ability to service and/or incur debt. EBITDA is not required by GAAP and should not be considered in isolation or as an alternative to net income, net cash provided by operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. This information should be read in conjunction with the Statements of Cash Flows contained in the Company's financial statements included elsewhere herein. Equity in loss of real estate partnership was $142,000, $83,000, $69,000, $78,000, and $59,000 during each of the five years ended December 31, 1997, respectively. Pro Forma EBITDA includes equity in operations of theme parks and the depreciation and amortization ($6,830,000) of the investment in the Co-Venture Parks included therein.


(7) Includes an $8,364,000 termination fee paid to the Company upon termination of its prior agreement to become managing general partner of the Texas Co-Venture Partnership. Such termination fee is not included in the pro forma amounts.


                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(8) Adjusted EBITDA reflects the Company's pro forma EBITDA plus the portion of the pro forma EBITDA of the Co-Venture Parks ($34,672,000) distributed on a pro forma basis to the other limited partners and therefore not included in the Company's pro forma EBITDA. See Note (1) to the Six Flags Selected Historical Financial and Operating Data. The Co-Venture Partnership agreements restrict the amount of cash distributable to the Company. See "Business--Six Flags Parks--Six Flags Over Georgia" and "--Six Flags Over Texas and Six Flags Hurricane Harbor." Adjusted EBITDA also includes $7,910,000 of pro forma EBITDA of Marine World for 1997 which is not already reflected in the Company's pro forma EBITDA. The Company manages the operations of Marine World and has an option to purchase the entire park beginning in February 2002. Adjusted EBITDA is not indicative of the Company's ability to service or incur indebtedness and is not a measure of the Company's profitability or liquidity. Adjusted EBITDA is not meant to be predictive of future operating results.

(9) During each of the five years ended December 31, 1997, the Company's net cash used in investing activities was $7,698,000, $10,177,000, $74,139,000,
    $155,149,000 and $217,070,000, respectively. During those periods, net cash provided by financing activities was $2,106,000, $7,457,000, $90,914,000,
    $119,074,000 and $250,165,000, respectively.

(10) Does not include pro forma amount expended ($93,700,000) by the Company to purchase interests of the limited partners in the Co-Venture Partnerships.

(11) Represents in the case of 1995 attendance at the three parks owned by the Company prior to the Funtime Acquisition for the entire 1995 season and attendance at the Funtime parks from and after August 15, 1995. In the case of 1996, historical attendance does not include attendance at any of the parks acquired in the 1996 Acquisitions since those acquisitions were completed following the 1996 season. Historical attendance for the year ended December 31, 1997 does not include attendance at Marine World or attendance at Kentucky Kingdom since that park was acquired following the 1997 season.

(12) Pro forma attendance information includes attendance at Marine World for 1997.

(13) Pro forma and historical revenue per visitor for all applicable periods do not include revenue of Paradise Island (a fee-per-attraction entertainment center that does not track attendance, acquired in November 1996). Pro forma revenue per visitor also excludes revenue and attendance of Marine World and the Co-Venture Parks.


(14) Total debt/EBITDA and Net debt/EBITDA include total outstanding pro forma indebtedness of the Company (excluding the SFEC Zero Coupon Senior Notes) in the accreted principal amount of $1,831,951,000. Net debt deducts from total outstanding pro forma indebtedness $556,064,000 (representing $479,804,000 of pro forma cash and cash equivalents and $76,260,000 of pro forma restricted-use investments placed in escrow to fund the first six semi-annual interest payments on the Company Senior Notes). See "Capitalization." EBITDA/cash interest expense is calculated using pro forma cash interest expense of $119,492,000. EBITDA/total interest expense is calculated using pro forma interest expense of $185,712,000 (excluding interest on the SFEC Zero Coupon Senior Notes).


(15) For the purpose of determining the ratio of earnings to fixed charges, and the ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of income (loss) before extraordinary loss and before income taxes and fixed charges. Fixed charges consist of interest expense net of interest income, amortization of deferred financing costs and discount or premium relating to indebtedness and the portion (approximately one-third) of rental expense that management believes represents the interest component of rent expense. Preferred stock dividend requirements have been increased to an amount representing the before tax earnings which would have been required to cover such dividend requirements. For the year ended December 31, 1995, the Company's earnings were insufficient to cover fixed charges by $1,738,000 and were insufficient to cover combined fixed charges and preferred stock dividends by $2,620,000. On a pro forma basis, for the year ended December 31, 1997, the Company's earnings were insufficient to cover fixed charges and combined fixed charges and preferred stock dividends by $31,818,000 and $77,720,000, respectively.

(16) Actual balance sheet data as of December 31, 1997 include the Company's purchase of Kentucky Kingdom and investment in Marine World as of that date.


(17) The pro forma balance sheet data give effect to the acquisitions of Walibi (assuming a 100% Walibi Tender Offer on the basis of 80% payable in cash and 20% payable in Common Stock) and Six Flags, the Offerings (assuming no exercise of the underwriters' over-allotment options with respect to the Common Stock Offering and the EqPINES Offering) and the related financings as if they had occurred on December 31, 1997. Includes SFEC Zero Coupon Senior Notes as well as cash held in escrow to repay the SFEC Zero Coupon Senior Notes. Pro forma total long-term debt and total debt include SFEC Zero Coupon Senior Notes and SFTP Senior Subordinated Notes at fair value rather than accreted amount. See "Capitalization." See also "Unaudited Pro Forma Financial Statements--Unaudited Pro Forma Balance Sheet" generally and with respect to certain assumptions used in respect of the related financings.



(18) Excludes $326,300,000 of restricted-use investments. See "Capitalization."

                                                                                       YEAR ENDED
                                                                        ----------------------------------------
                                                                        DECEMBER 31,  DECEMBER 29,  DECEMBER 28,
                                                                            1995          1996          1997
                                                                        ------------  ------------  ------------

                                                                           (IN THOUSANDS, EXCEPT PER VISITOR
                                                                                        AMOUNTS)
SIX FLAGS
STATEMENT OF OPERATIONS DATA(1):
Revenue:
  Operating services..................................................   $  366,665    $  405,558    $  427,569
  Sales of products and other.........................................      262,792       275,318       281,097
                                                                        ------------  ------------  ------------
    Total revenue(1)..................................................      629,457       680,876       708,666
                                                                        ------------  ------------  ------------
Costs and expenses:
  Operating, general and administrative...............................      388,137       419,756       443,359
  Cost of products sold...............................................       91,138       105,988       101,239
  Depreciation and amortization.......................................       83,444        87,417        84,493
                                                                        ------------  ------------  ------------
    Total costs and expenses..........................................      562,719       613,161       629,091
                                                                        ------------  ------------  ------------
Income from operations(2)                                                    66,738        67,715        79,575
Other income (expense):
  Interest expense, net...............................................      (63,282)      (76,530)      (84,430)
  Minority interest...................................................       --            (1,297)        1,147
                                                                        ------------  ------------  ------------
    Total other income (expense)......................................      (63,282)      (77,827)      (83,283)
                                                                        ------------  ------------  ------------
    Income (loss) before income taxes.................................        3,456       (10,112)       (3,708)
Income tax expense....................................................        6,743         5,137        --
                                                                        ------------  ------------  ------------
    Net (loss)........................................................   $   (3,287)   $  (15,249)   $   (3,708)
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------
OTHER DATA:
EBITDA(3).............................................................   $  150,182    $  155,132    $  164,068
Net cash provided by operating activities(4)..........................   $  124,587    $  128,602    $  110,303
Capital expenditures..................................................   $   45,578    $   75,627    $   67,675(5)
Total attendance......................................................       21,830        22,796        22,229
Revenue per visitor...................................................   $    28.83    $    29.87    $    31.88

------------------------

(1) Prior to the Six Flags Acquisition, Six Flags, through two subsidiaries, was the general partner in the Co-Venture Partnerships. For the fiscal years presented, Six Flags accounted for the parks as co-ventures, i.e., their revenues and expenses (excluding partnership depreciation) were included in Six Flags consolidated statements of operations and the net amounts distributed to the limited partners were deducted as expenses. Except for the limited partnership units owned in the Georgia park at December 28, 1997, Six Flags had no rights or title to the Co-Venture Parks' assets or to the proceeds from any sale of the Co-Venture Parks' assets or liabilities during the periods presented. The Co-Venture Parks contributed revenues of $160.6 million, $152.0 million and $176.8 million to Six Flags in the fiscal years 1995, 1996 and 1997, respectively. During these three fiscal years, the Co-Venture Parks contributed EBITDA of $36.8 million, $24.3 million and $34.7 million (after payment of $11.6 million, $8.1 million and $21.3 million to the limited partners). In 1995, 1996 and 1997, the Co-Venture Parks produced $48.4 million, $32.4 million and $56.0 million of EBITDA, respectively. In connection with the Six Flags Transactions, SFEC is transferring its interest in the Co-Venture Parks to Premier. Premier intends to account for its interests in the Co-Venture Parks under the equity method of accounting.

(2) Income from operations is revenue less operating, general and administrative expenses, costs of products sold and depreciation and amortization.

(3) EBITDA is defined as earnings before interest expense, net, income tax expense (benefit), depreciation and amortization and minority interest. The Company has included information concerning EBITDA because it is used by certain investors as a measure of a company's ability to service and/or incur debt. EBITDA is not required by GAAP and should not be considered in isolation or as an alternative to net income, net cash provided by operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Six Flags operating performance. This information should be read in conjunction with the Statements of Cash Flows contained in the Six Flags financial statements included elsewhere herein.

(4) During each of the fiscal years ended December 31, 1995, December 29, 1996 and December 28, 1997, Six Flags' net cash used in investing activities was approximately $93.9 million, $81.2 million and $149.7 million, respectively. During these periods, net cash provided by (used in) financing activities was approximately $10.6 million, $(52.2) million and $10.6 million, respectively.

(5) Does not include amount expended ($62.7 million) by Six Flags to purchase interests of the limited partners of the Co-Venture Partnerships.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

    The following unaudited pro forma financial statements (the "Pro Forma Financial Statements") of the Company are based upon and should be read in conjunction with the historical financial statements of Premier, Kentucky Kingdom, Six Flags and Walibi, which are included elsewhere in this Prospectus, except in the case of Kentucky Kingdom and Walibi which are incorporated herein by reference.

    The unaudited pro forma statement of operations for the year ended December 31, 1997 gives effect to the acquisitions of Kentucky Kingdom, Six Flags, and Walibi, the financings associated with the transactions, and the issuance of Convertible Preferred Stock and Common Stock as if they had occurred on January 1, 1997 (except in the case of Six Flags, which was treated as if it occurred December 30, 1996, the first day of the 1997 fiscal year of Six Flags). The Pro Forma Financial Statements also give pro forma effect to the new arrangements with respect to the Co-Venture Parks entered into by Six Flags in 1997.


    The unaudited pro forma balance sheet is presented as if the acquisitions of Six Flags and Walibi, the financings associated with the transactions, and the issuance of Convertible Preferred Stock and Common Stock occurred on December 31, 1997 (except in the case of Six Flags, which was treated as if it were acquired December 28, 1997, the last day of the 1997 fiscal year of Six Flags). The acquisitions will be accounted for using the purchase method of accounting. Allocations of the purchase price have been determined based upon estimates of fair value. The final allocation of the purchase price may differ from these preliminary estimates due to the final allocation being based on the completion of valuations of certain acquired assets and assumed liabilities and management's evaluation of such items.


    The Pro Forma Financial Statements are for informational purposes only, have been prepared based upon estimates and assumptions deemed by the Company to be appropriate and do not purport to be indicative of the financial position or results of operations which would actually have been attained if the acquisitions had occurred as presented in such statements or which could be achieved in the future.

                               PREMIER PARKS INC.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
           (IN THOUSANDS, EXCEPT FOR RATIO, SHARE AND PER SHARE DATA)

                                                                                                                PRO FORMA
                                                                                                               ADJUSTMENTS
                                                      HISTORICAL                                             ---------------
                                         HISTORICAL    KENTUCKY     HISTORICAL    HISTORICAL     COMBINED      CO-VENTURE
                                          PREMIER     KINGDOM (1)    SIX FLAGS    WALIBI (2)      COMPANY    ADJUSTMENTS(3)
                                         ----------  -------------  -----------  -------------  -----------  ---------------
REVENUE:
Theme park admissions..................  $   94,611    $  11,562     $ 368,139     $  43,742     $ 518,054      $ (93,946)
Theme park food, merchandise, and
  other................................      99,293       10,152       340,527        24,101       474,073        (82,848)
                                         ----------  -------------  -----------  -------------  -----------  ---------------
    Total revenue......................     193,904       21,714       708,666        67,843       992,127       (176,794)
                                         ----------  -------------  -----------  -------------  -----------  ---------------
OPERATING COSTS AND EXPENSES:
Operating expenses.....................      81,356        5,705       330,033        31,629       448,723       (100,445)
Selling, general and administrative....      36,547        5,194       113,326        10,567       165,634        (17,474)
Costs of products sold.................      23,025        2,684       101,239         6,097       133,045        (24,137)
Depreciation and amortization..........      19,792        2,344        84,493        13,998       120,627        (12,107)
                                         ----------  -------------  -----------  -------------  -----------  ---------------
    Total operating costs and
      expenses.........................     160,720       15,927       629,091        62,291       868,029       (154,163)
                                         ----------  -------------  -----------  -------------  -----------  ---------------
Income (loss) from operations..........      33,184        5,787        79,575         5,552       124,098        (22,631)
OTHER INCOME (EXPENSE):
Interest expense, net..................     (17,775)      (3,974)      (84,430)       (3,409)     (109,588)        --
Equity in operations of theme parks....          --       --            --            --            --             22,631
Termination fee, net of expenses.......       8,364       --            --            --             8,364         --
Minority interest......................          --       --             1,147        --             1,147         --
Other income (expense).................         (59)         293        --              (289)          (55)        --
                                         ----------  -------------  -----------  -------------  -----------  ---------------
    Total other income (expense).......      (9,470)      (3,681)      (83,283)       (3,698)     (100,132)        22,631
Income (loss) before income taxes......      23,714        2,106        (3,708)        1,854        23,966         --
Income tax expense (benefit)...........       9,615       --            --             2,373        11,988         --
                                         ----------  -------------  -----------  -------------  -----------  ---------------
Net income (loss)......................  $   14,099    $   2,106     $  (3,708)    $    (519)    $  11,978      $  --
                                         ----------  -------------  -----------  -------------  -----------  ---------------
                                         ----------  -------------  -----------  -------------  -----------  ---------------
Net income (loss) applicable to common
  stock................................  $   14,099    $   2,106     $  (3,708)    $    (519)    $  11,978      $  --
                                         ----------  -------------  -----------  -------------  -----------  ---------------
                                         ----------  -------------  -----------  -------------  -----------  ---------------
Net income (loss) per common share.....  $     0.79      (15)          (15)          (15)          (15)
                                         ----------
                                         ----------
Weighted average shares................  17,938,000      (15)          (15)          (15)          (15)
                                         ----------
                                         ----------
EBITDA (16)............................  $   61,340  $     8,424    $  164,068   $    19,261    $  253,093   $    --
                                         ----------  -------------  -----------  -------------  -----------  ---------------
                                         ----------  -------------  -----------  -------------  -----------  ---------------
Net cash provided by operating
  activities...........................  $   47,150  $     4,042    $  110,303   $    12,206   17) $  173,701 $    --
                                         ----------  -------------  -----------  -------------  -----------  ---------------
                                         ----------  -------------  -----------  -------------  -----------  ---------------
Ratio of earnings to fixed charges.....         2.3x
Ratio of earnings to combined fixed
  charges and preferred stock
  dividends............................         2.3x


                                             PREMIER                    COMPANY
                                         OPERATIONS (4)    SIX FLAGS   PRO FORMA
                                         ---------------  -----------  ----------
REVENUE:
Theme park admissions..................     $  --          $  --       $  424,108
Theme park food, merchandise, and
  other................................        --             --          391,225
                                         ---------------  -----------  ----------
    Total revenue......................        --             --          815,333
                                         ---------------  -----------  ----------
OPERATING COSTS AND EXPENSES:
Operating expenses.....................           (62)(5)    (12,596)     335,620
Selling, general and administrative....        (2,903)(6)    (13,677)     131,580
Costs of products sold.................          (261)(7)        728(7)    109,375
Depreciation and amortization..........        (6,587)(8)      5,205(8)    107,138
                                         ---------------  -----------  ----------
    Total operating costs and
      expenses.........................        (9,813)       (20,340)     683,713
                                         ---------------  -----------  ----------
Income (loss) from operations..........         9,813         20,340      131,620
OTHER INCOME (EXPENSE):
Interest expense, net..................       (13,156)(9)    (57,529)    (180,273)
Equity in operations of theme parks....        --             (4,415)  0 )     18,216
Termination fee, net of expenses.......        (8,364)(11)     --          --
Minority interest......................        --             (1,663)        (516)
Other income (expense).................          (353)(13)     --            (408)
                                         ---------------  -----------  ----------
    Total other income (expense).......       (21,873)       (63,607)    (162,981)
Income (loss) before income taxes......       (12,060)       (43,267)     (31,361)
Income tax expense (benefit)...........        (3,882)(14)      1,825  14      9,931
                                         ---------------  -----------  ----------
Net income (loss)......................     $  (8,178)     $ (45,092)  $  (41,292)
                                         ---------------  -----------  ----------
                                         ---------------  -----------  ----------
Net income (loss) applicable to common
  stock................................     $  (8,178)     $ (73,092)         ) $  (69,292)
                                         ---------------  -----------  ----------
                                         ---------------  -----------  ----------
Net income (loss) per common share.....                                $    (2.14)(15)
                                                                       ----------
                                                                       ----------
Weighted average shares................                                32,311,000(15)
                                                                       ----------
                                                                       ----------
EBITDA (16)............................  $     (5,491   ) $   15,853   $  263,455
                                         ---------------  -----------  ----------
                                         ---------------  -----------  ----------
Net cash provided by operating
  activities...........................  $    (17,376   ) $   (3,298 ) $  153,027
                                         ---------------  -----------  ----------
                                         ---------------  -----------  ----------
Ratio of earnings to fixed charges.....                                   (18)
Ratio of earnings to combined fixed
  charges and preferred stock
  dividends............................                                   (18)


See accompanying notes to unaudited pro forma statement of operations.

                               PREMIER PARKS INC.
              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                 (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

BASIS OF PRESENTATION

    The accompanying unaudited pro forma statement of operations for the year ended December 31, 1997, has been prepared based upon certain pro forma adjustments to historical financial information of the Company, Kentucky Kingdom, Six Flags and Walibi. The Company's acquisition of the operating assets of Kentucky Kingdom occurred on November 7, 1997. The Company's acquisition of the capital stock of SFEC and Walibi are scheduled to be completed in the second quarter of 1998.

    The unaudited pro forma statement of operations for the year ended December 31, 1997, has been prepared assuming the acquisitions, the related financings, the issuance of the Convertible Preferred Stock and Common Stock and the new Co-Venture Park arrangements occurred January 1, 1997 (except in the case of Six Flags, which was treated as if it were acquired on December 30, 1996, the first day of the 1997 fiscal year of Six Flags). The unaudited pro forma statement of operations should be read in conjunction with the financial statements of the Company, Kentucky Kingdom, Six Flags and Walibi and notes thereto included elsewhere herein or, in the case of Kentucky Kingdom and Walibi, which are incorporated herein by reference.

PRO FORMA ADJUSTMENTS

 (1) The results of Kentucky Kingdom included herein represent the ten months during 1997 prior to the acquisition of Kentucky Kingdom by the Company. Revenues, operating expenses and other expenses for the first two months (November and December 1996) of Kentucky Kingdom's fiscal year ended November 2, 1997 were $2, $1,199 and $849, respectively, and are not included in the accompanying unaudited pro forma statement of operations.

 (2) The results of Walibi are converted from Belgian Francs ("BEF") and are accounted for using generally accepted accounting principles of Belgium. The following table reflects the adjustment of the Walibi statement of operations to conform to U.S. generally accepted accounting principles and U.S. dollars (using the December 31, 1997 exchange rate of 37.065 BEF to US$1):

                                                                 AMOUNT      ACCOUNTING    ADJUSTED     AMOUNT
                                                                (IN BEF)    ADJUSTMENTS     AMOUNT    (IN U.S.$)
                                                               -----------  ------------  ----------  ----------
Theme park admissions........................................    1,621,309       --        1,621,309  $   43,742
Theme park food, merchandise, and other......................      893,291       --          893,291      24,101
                                                               -----------  ------------  ----------  ----------
Total revenue................................................    2,514,600       --        2,514,600      67,843
                                                               -----------  ------------  ----------  ----------
Operating expenses...........................................    1,175,031       (2,700)   1,172,331      31,629
Selling, general and administrative..........................      391,677       --          391,677      10,567
Costs of products sold.......................................      225,974       --          225,974       6,097
Depreciation and amortization................................      524,988       (6,144)     518,844      13,998
                                                               -----------  ------------  ----------  ----------
Total operating costs and expenses...........................    2,317,670       (8,844)   2,308,826      62,291
                                                               -----------  ------------  ----------  ----------
Income (loss) from operations................................      196,930        8,844      205,774       5,552
Interest expense, net........................................     (126,383)      --         (126,383)     (3,409)
Other income (expense).......................................      (10,700)      --          (10,700)       (289)
                                                               -----------  ------------  ----------  ----------
Total other income (expense).................................     (137,083)      --         (137,083)     (3,698)
                                                               -----------  ------------  ----------  ----------
Income (loss) before income taxes............................       59,847        8,844       68,691       1,854
Income tax expense...........................................       59,287       28,656       87,943       2,373
                                                               -----------  ------------  ----------  ----------
Net income (loss)............................................          560      (19,812)     (19,252) $     (519)
                                                               -----------  ------------  ----------  ----------
                                                               -----------  ------------  ----------  ----------

                               PREMIER PARKS INC.
        NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS (CONTINUED)
                          YEAR ENDED DECEMBER 31, 1997
                 (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

    The unaudited pro forma statement of operations data assume all Walibi stockholders accept the Walibi Tender Offer. If no such holders tender their shares, the pro forma adjustment for minority interest would have been increased by $1,969.

(3) Represents results of the Six Flags Over Texas and Six Flags Over Georgia theme parks. Prior to the Six Flags Acquisition, Six Flags included the results of the Co-Venture Partnerships in Six Flags' consolidated statements of operations and the net amounts paid to the limited partners thereof were reflected as an operating expense. After the date of the Six Flags Acquisition, the Company will account for the results of the Co-Venture Partnerships using the equity method of accounting. Under this method of accounting, the Company's interest in the Co-Venture Partnerships will be reflected in equity in operations of theme parks.

(4) Represents adjustments arising from Premier's acquisitions of Kentucky Kingdom and Walibi, including interest expense associated with borrowings under the Premier Credit Facility, and from the elimination of Premier's termination fee referred to in note (11) below.

(5) Adjustments reflect reductions in park-level operating expenses of $62 in the case of Kentucky Kingdom and $12,596, in the case of Six Flags.

(6) Adjustments reflect reductions in selling, general and administrative expenses of $897 in the case of Kentucky Kingdom (including insurance, franchise tax and other expenses); $2,006 in the case of Walibi (including costs relating to its annual report, other shareholder-related expenses, salaries and other expenses) and $13,677 in the case of Six Flags (including national advertising and promotion expenses, insurance, and other expenses, net of reduction of accrued restructuring costs and other non-recurring items).

(7) Adjustments reflect $261 of cost reductions related to termination of concessionaire arrangements at Kentucky Kingdom, and elimination of $728 of non-recurring benefits from reversing previously accrued expenses at Six Flags during 1997.

(8) Adjustments in the Premier Operations column reflect the elimination of historical depreciation and amortization of $16,342 for Kentucky Kingdom and Walibi and the inclusion of estimated pro forma depreciation of $7,909 and amortization of $1,846. Adjustments in the Six Flags column reflect the elimination of historical depreciation of $58,902 and the inclusion of estimated pro forma depreciation of $25,937 and the elimination of historical amortization of $13,484 (after reduction of $12,107 of amortization related to the Co-Venture Partnerships) and the inclusion of estimated pro forma amortization of $51,654. Depreciation by the Company is based on useful lives of 20 years and intangible assets are amortized over 25 years. In the case of Walibi, the pro forma value of property and equipment was increased from historical recorded value. In the case of Six Flags, the pro forma value of property and equipment is estimated to be consistent with the historical recorded value. Thus, the net pro forma reduction of Six Flags depreciation is a result of longer average lives used by the Company. The increase in Six Flags net pro forma amortization results from the increase in the pro forma amount of intangible assets and the amortization of such costs over 25 years. The allocation of the Six Flags purchase price to property and equipment, based on book value, and to intangible assets based on the excess of the purchase price over the estimated value of the acquired net assets is subject to adjustment. The final allocation of the purchase price may differ from these preliminary estimates due to the final allocation being based on the completion of valuations of certain acquired assets and assumed liabilities and management's evaluation of such items.

(9) Adjustments reflect the interest expense associated with the Company Notes, the New SFEC Notes, the Premier Credit Facility, and the Six Flags Credit Facility net of the elimination of the interest expense associated with the Company and Six Flags credit facilities previously outstanding, the long-term debt of Kentucky Kingdom, the long-term debt of Walibi, and the elimination of the interest

                               PREMIER PARKS INC.
        NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS (CONTINUED)
                          YEAR ENDED DECEMBER 31, 1997
                 (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
    income earned by the Company on the cash used in the purchase of Kentucky Kingdom as if the Company had made the above acquisitions as of January 1, 1997 (except in the case of Six Flags, which was treated as if it occurred on December 30, 1996, the first day of the 1997 fiscal year of Six Flags). Issuance costs associated with the new borrowings are being amortized over the respective terms. The components of the adjustments are as follows:

In the case of the Premier Operations adjustments:
  Interest expense on Premier Credit Facility (assuming a 7 7/8%
    interest rate)...................................................  $ (17,719)
  Interest expense from amortization of issuance costs...............       (600)
  Interest expense from commitment fees on the Premier Credit
    Facility.........................................................       (375)
  Elimination of historical interest expense - Premier...............        655
  Elimination of historical interest expense - Walibi................      3,409
  Elimination of historical interest expense - Kentucky Kingdom......      3,974
  Elimination of historical interest income on cash
    used to acquire Kentucky Kingdom.................................     (2,500)
                                                                       ---------
                                                                       $ (13,156)
                                                                       ---------
                                                                       ---------
In the case of the Six Flags adjustments:
  Interest expense on Company Senior Notes (assuming a 10% interest rate)............................................................  $ (28,000)
  Interest expense on Company Senior Discount Notes (assuming an 11%
    interest rate)...................................................    (27,500)
  Interest expense on New SFEC Notes (assuming a 9 1/2% interest
    rate)............................................................    (16,150)
  Interest expense on Six Flags Credit Facility (assuming an 8.198%
    interest rate)...................................................    (34,432)
  Interest expense from amortization of issuance costs...............     (4,614)
  Interest expense from commitment fee on the Six Flags Credit
    Facility.........................................................       (260)
  Elimination of historical interest expense - Six Flags.............     53,427
                                                                       ---------
                                                                       $ (57,529)
                                                                       ---------
                                                                       ---------

    A 0.125% change in the interest rates on the Company Notes, New SFEC Notes and Credit Facilities would increase interest expense, net, in the case of Premier Operations, by $281, in the case of Six Flags by $1,400 and, in the case of Company Pro Forma, by $1,681.

(10) Adjustment reflects the equity in the operations of the Six Flags Over Texas and Six Flags Over Georgia theme parks, based upon the Company's 25% ownership of the limited partnership that owns the Georgia park and the estimated 25% ownership of the limited partnership that owns the Texas park, as if the Georgia and Texas partnership agreements had been in effect as of January 1, 1997. Adjustments were also made to reflect (i) the elimination of the historical amortization expense related to the investment in the Texas limited partnership of $8,402, (ii) the estimated amortization of $3,125 of the 25% investment in the Texas limited partnership, (iii) recognition of the increased minimum level of required limited partnership distributions of $20,261 as a result of the change in agreement, (iv) receipt of $6,925 of limited partnership distributions associated with the 25% ownership of the limited partnership, and (v) cost savings associated with allocation of national advertising costs and insurance costs of $3,644.

   The pro forma statement of operations assumes a 25% tender acceptance rate for units in the Texas limited partnership. If 50% of such units are tendered, equity in operations of theme parks would be $17,338 as compared to the $13,538 reflected in the pro forma statement of operations.

(11) Adjustment reflects the elimination of $8,364 termination fee paid to the Company in connection with the termination of the Company's prior agreement to become managing general partner of the Texas Co-Venture Partnership.

                               PREMIER PARKS INC.
        NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS (CONTINUED)
                          YEAR ENDED DECEMBER 31, 1997
                 (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

(12) Adjustment reflects the increase of $1,663 relating to the minority interest owner's share of operations related to net cost reductions at Fiesta Texas reflected above.


(13) Adjustment reflects the reduction of $353 of other income (expense) of Kentucky Kingdom related to a lease obligation not assumed by the Company and assets not purchased by the Company.


(14) Adjustments reflects the application of income taxes to the pro forma adjustments and to the acquired operations that were not previously directly subject to income taxation, after consideration of permanent differences, at a rate of 39%.


(15) Net income (loss) applicable to common stock is adjusted to reflect $28,000 of dividends payable to holders of Seller Preferred Stock and EqPINES at assumed dividend rates of 6 1/2% and 7 1/2%, respectively.


   Net income (loss) per common share and weighted average share data are not presented for Kentucky Kingdom, Six Flags and Walibi as the information is not meaningful. In the event of an all cash Walibi Tender Offer, net income
    (loss) per common share would be $(2.16) and pro forma weighted average number of common shares would be 32,092,000.

    The calculation of pro forma weighted average shares outstanding for the year ended December 31, 1997 is as follows:


Pro forma weighted average number of common shares outstanding before the Common Stock Offering and the Walibi acquisition...  18,873,000
Common shares to be issued in the Common Stock Offering, the proceeds of which will be used in part to fund the Six Flags
  Acquisition, as if issued on January 1, 1997..................  13,000,000
Common shares to be issued as partial consideration for the
  Private Acquisition, as if issued on January 1, 1997..........    229,000
Common shares to be issued as partial consideration for the
  Walibi Tender Offer, as if issued on January 1, 1997..........    229,000
                                                                  ---------
Pro forma weighted average number of common shares
  outstanding...................................................  32,331,000
                                                                  ---------
                                                                  ---------


(16) EBITDA is defined as earnings before interest expense, net, income tax expense (benefit), depreciation and amortization, minority interest and equity in loss of real estate partnership. The Company has included information concerning EBITDA because it is used by certain investors as a measure of the Company's ability to service and/or incur debt. EBITDA is not required by GAAP and should not be considered in isolation or as an alternative to net income, net cash provided by operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. This information should be read in conjunction with the Statements of Cash Flows contained in the financial statements included elsewhere herein. Equity in loss of real estate partnership was $59,000 during the year ended December 31, 1997. Pro forma EBITDA includes equity in operations of theme parks and the depreciation and amortization ($6,830,000) of the investment in the Co-Venture Parks included therein.


(17) The operating cash flow for Walibi during 1997 was 452,430 BEF. At an exchange rate of 37.065 BEF to US$1, the operating cash flow would have been $12,206.


(18) On a pro forma basis, for the year ended December 31, 1997, the Company's earnings were insufficient to cover fixed charges and combined fixed charges and preferred stock dividends by $31,818 and $77,720, respectively.

                               PREMIER PARKS INC.
                       UNAUDITED PRO FORMA BALANCE SHEET
                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                                           HISTORICAL   HISTORICAL   HISTORICAL
                                                                                             PREMIER     SIX FLAGS   WALIBI (1)
                                                                                           -----------  -----------  -----------
ASSETS:
Cash and cash equivalents................................................................   $  84,288    $  16,805    $  16,423
Accounts receivable......................................................................       6,537        7,258        5,693
Inventories..............................................................................       5,547       14,338        1,748
Income tax receivable....................................................................         995           --           --
Prepaid expenses and other current assets................................................       3,690       11,899        1,595
                                                                                           -----------  -----------  -----------
    Total current assets.................................................................     101,057       50,300       25,459
Deferred charges.........................................................................      10,123       20,171
Restricted-use investments...............................................................          --           --           --
Deposits and other.......................................................................       3,949       26,784          281
                                                                                           -----------  -----------  -----------
    Total other assets...................................................................      14,072       46,955          281
Investment in theme parks, net...........................................................          --       78,370           --
Property and equipment, net..............................................................     450,256      492,137       91,174
Intangible assets, net...................................................................      45,936      196,928        2,431
                                                                                           -----------  -----------  -----------
    Total assets.........................................................................   $ 611,321    $ 864,690    $ 119,345
                                                                                           -----------  -----------  -----------
                                                                                           -----------  -----------  -----------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Accounts payable and accrued expenses....................................................   $  23,199    $  61,014    $  11,387
Accrued interest payable.................................................................       9,785        3,431           --
Current maturities of long-term debt and capitalized lease obligations...................         795       56,633       18,843
                                                                                           -----------  -----------  -----------
    Total current liabilities............................................................      33,779      121,078       30,230
Long-term debt and capitalized lease obligations.........................................     216,231      753,369       50,545
Other long-term liabilities..............................................................       4,025       12,570        1,970
Deferred income taxes....................................................................      33,537           --        4,706
Mandatorily redeemable preferred stock...................................................          --           --           --
Stockholders' equity.....................................................................     323,749      (22,327)      31,894
                                                                                           -----------  -----------  -----------
    Total liabilities and stockholders' equity...........................................   $ 611,321    $ 864,690    $ 119,345
                                                                                           -----------  -----------  -----------
                                                                                           -----------  -----------  -----------

                                                                                             COMPANY     PROFORMA      COMPANY

                                                                                            COMBINED    ADJUSTMENTS   PRO FORMA

                                                                                           -----------  -----------  -----------

ASSETS:
Cash and cash equivalents................................................................   $ 117,516    $(135,210) 2)  $ 479,804

                                                                                                        (1,262,134)(3)
                                                                                                         1,759,632(4)
Accounts receivable......................................................................      19,488                    19,488

Inventories..............................................................................      21,633                    21,633

Income tax receivable....................................................................         995                       995

Prepaid expenses and other current assets................................................      17,184                    17,184

                                                                                           -----------  -----------  -----------

    Total current assets.................................................................     176,816      362,288      539,104

Deferred charges.........................................................................      30,294       39,166(4)     49,289

                                                                                                           (20,171)(3)
Restricted-use investments...............................................................          --      251,290(4)    326,290

                                                                                                            75,000(4)
Deposits and other.......................................................................      31,014      (10,984)(3)     52,530

                                                                                                            25,000(3)
                                                                                                             7,500(4)
                                                                                           -----------  -----------  -----------

    Total other assets...................................................................      61,308      366,801      428,109

Investment in theme parks, net...........................................................      78,370      (18,274)(3)    153,796

                                                                                                            93,700(3)
Property and equipment, net..............................................................   1,033,567       17,326(2)  1,050,893

Intangible assets, net...................................................................     245,295    1,094,436(3)  1,381,760

                                                                                                            42,029(2)
                                                                                           -----------  -----------  -----------

    Total assets.........................................................................   $1,595,356   $1,958,306   $3,553,662

                                                                                           -----------  -----------  -----------

                                                                                           -----------  -----------  -----------

LIABILITIES AND STOCKHOLDERS' EQUITY:
Accounts payable and accrued expenses....................................................   $  95,600                 $  95,600

Accrued interest payable.................................................................      13,216       (3,431)(3)      9,785

Current maturities of long-term debt and capitalized lease obligations...................      76,271      (18,843)(2)      2,795

                                                                                                           (56,633)(3)
                                                                                                             2,000(4)
                                                                                           -----------  -----------  -----------

    Total current liabilities............................................................     185,087      (76,907)     108,180

Long-term debt and capitalized lease obligations.........................................   1,020,145      (50,545)(2)  2,032,831

                                                                                                          (279,769)(3)
                                                                                                         1,343,000(4)
Other long-term liabilities..............................................................      18,565       35,000(3)     53,565

Deferred income taxes....................................................................      38,243        6,584(2)     28,906

                                                                                                           (15,921)(3)
Mandatorily redeemable preferred stock...................................................          --      200,000(3)    200,000

Stockholders' equity.....................................................................     333,316      (31,894)(2)  1,130,180

                                                                                                            22,327(3)
                                                                                                            18,843(2)
                                                                                                            (1,421)(4)
                                                                                                           789,009(4)
                                                                                           -----------  -----------  -----------

    Total liabilities and stockholders' equity...........................................   $1,595,356   $1,958,306   $3,553,662

                                                                                           -----------  -----------  -----------

                                                                                           -----------  -----------  -----------


See accompanying notes to unaudited pro forma balance sheet.

                               Premier Parks Inc.
                   Notes to Unaudited Pro Forma Balance Sheet
                          Year Ended December 31, 1997
                 (All amounts in thousands, except share data)

BASIS OF PRESENTATION

    The accompanying unaudited pro forma balance sheet as of December 31, 1997, has been prepared based on certain pro forma adjustments to historical financial information of the Company, Six Flags and Walibi. The Company's acquisition of the capital stock of SFEC and Walibi are scheduled to be completed in the second quarter of 1998.

    The unaudited pro forma balance sheet as of December 31, 1997, has been prepared assuming the acquisition of Six Flags and Walibi occurred on December 31, 1997. The unaudited pro forma balance sheet should be read in conjunction with the financial statements of the Company, Six Flags and Walibi and notes thereto included elsewhere herein or, in the case of Walibi, incorporated herein by reference.

PRO FORMA ADJUSTMENTS

(1) The amounts for Walibi are converted from Belgian Francs ("BEF") and are accounted for using generally accepted accounting principles of Belgium. The following table reflects the adjustment of the Walibi balance sheet to conform to U.S. generally accepted accounting principles and the conversion to U.S. dollars (using the December 31, 1997 exchange rate of 37.065 BEF to US$1) :

                                                                  AMOUNT       ACCOUNTING   ADJUSTED     AMOUNT
                                                                 (IN BEF)      ADJUSTMENTS   AMOUNT    (IN U.S.$)
                                                             ----------------  -----------  ---------  -----------
Cash and cash equivalents..................................        608,724         --         608,724   $  16,423
Accounts receivable........................................        210,997         --         210,997       5,693
Inventories................................................         64,780         --          64,780       1,748
Prepaid expenses and other current assets..................         69,909        (10,800)     59,109       1,595
Deposits and other.........................................         10,407         --          10,407         281
Property and equipment, net................................      3,393,688        (14,344)  3,379,344      91,174
Intangible assets, net.....................................         45,694         44,429      90,123       2,431
Total assets...............................................      4,404,199         19,285   4,423,484     119,345
Accounts payable and accrued expenses......................        404,365         17,636     422,001      11,387
Current maturities of long-term debt and capitalized lease         698,411         --         698,411      18,843
  obligations..............................................
Long-term debt and capitalized lease obligations...........      1,873,467         --       1,873,467      50,545
Other long-term liabilities................................         58,015         15,000      73,015       1,970
Deferred income taxes......................................        281,475       (107,029)    174,446       4,706
Stockholders' equity.......................................      1,088,466         93,678   1,182,144      31,894
Total liabilities and stockholders' equity.................      4,404,199         19,285   4,423,484     119,345

                               PREMIER PARKS INC.
             NOTES TO UNAUDITED PRO FORMA BALANCE SHEET (CONTINUED)
                          YEAR ENDED DECEMBER 31, 1997
                 (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

(2) Adjustment reflects the purchase of the outstanding capital stock of Walibi for $64,822 of cash and in Common Stock of the Company valued at $18,843, as well as $1,000 of estimated transaction costs. As of December 31, 1997, Walibi had $69,388 of debt outstanding. As part of the acquisition, the debt will be paid in full. The purchase price, including the debt payment, will be funded from the Premier Credit Facility. The acquisition of Walibi will be accounted for using the purchase price method of accounting. Allocation of the purchase price for purposes of the pro forma balance sheet was based upon estimated fair values of assets and liabilities. Estimated fair value of property and equipment exceeds the historical carrying value by $17,326. Other than intangible assets and deferred tax liabilities, fair value is not anticipated to differ significantly from the current recorded value of other assets and liabilities. Deferred tax liabilities have been increased by $6,584 as a result of the differences between the fair value and tax basis of the assets and liabilities. Purchase price in excess of the estimated fair value of the acquired net assets has been reflected as an increase in intangible assets.


    The unaudited pro forma balance sheet data assumes a 100% acceptance of the Walibi Tender Offer with 80% of the tender offer consideration payable in cash and 20% in shares of Common Stock. If a 100% acceptance of an all cash Walibi Tender Offer occurs, pro forma cash and cash equivalents and stockholders' equity would decrease by $9,422.



    If no shares of Walibi capital stock are tendered, the Company Pro Forma amounts would be as follows:


                                                                                               COMPANY
                                                                                              PRO FORMA
                                                                                              ----------
Cash and cash equivalents...................................................................  $  573,686
Intangible assets, net......................................................................   1,363,791
Total assets................................................................................   3,629,575
Current maturities of long-term debt and capitalized lease obligations......................      21,638
Long-term debt and capitalized lease obligations............................................   2,083,376
Other long-term liabilities.................................................................      69,512
Stockholders' equity........................................................................   1,120,758

(3) Adjustment reflects the purchase of the outstanding capital stock of Six Flags for $776,000 of cash and Seller Preferred Stock of $200,000, transaction costs of $10,000 and the purchase of 25% of the outstanding limited partnership units of the Texas Co-Venture Park for $93,700. Six Flags has commenced the tender offer on the terms described under "Business--Description of Parks--Six Flags over Texas and Six Flags Hurricane Harbor". The Company has assumed a 25% tender acceptance rate based on comparable results of the prior tender relating to the Georgia park. A $25,000 indemnity escrow will be established from the purchase price to fund indemnification claims of Premier under the Six Flags Agreement. The indemnity escrow is reflected as a deposit and as an other long-term liability. As of December 31, 1997, Six Flags had $810,002 of debt outstanding. The Company will refinance outstanding indebtedness of $379,003 and $3,431 of accrued interest and assume $430,999 of long-term debt. The purchase price and debt repayment will be funded from proceeds of the Offerings. The acquisition will be accounted for using the purchase method of

                               PREMIER PARKS INC.
             NOTES TO UNAUDITED PRO FORMA BALANCE SHEET (CONTINUED)
                          YEAR ENDED DECEMBER 31, 1997
                 (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

   accounting. Allocation of the purchase price for purposes of the pro forma balance sheet was based upon estimated fair values of assets and liabilities. Fair value of assets and liabilities approximate recorded historical amounts, except for the fair value of the assumed debt and certain other assets, investments and deferred charges. The fair value of the assumed debt was $42,601 higher than the recorded value and certain other assets were reduced by $49,429. Additionally, $10,000 of liabilities related to changes in contractual agreements and other obligations are reflected as other long-term liabilities. Purchase price in excess of the estimated fair value of the acquired net assets has been reflected as an increase in intangible assets.

    The unaudited pro forma combined balance sheet data assumes a 25% tender acceptance rate in the tender offer for units in the Texas Co-Venture Park. In the event of a 50% tender acceptance rate, the applicable Company Pro Forma amounts would be as follows:

                                                                                         COMPANY PRO
                                                                                            FORMA
                                                                                         -----------
Cash and cash equivalents..............................................................   $ 386,104
Investment in theme parks, net.........................................................   $ 247,496

(4) Adjustment reflects the following proceeds and costs:

Equity:
    Common Stock (assuming 13,000,000 shares issued at $45.63 per share based upon the average closing price of the Company's common stock for
    the twenty trading days ended February 27, 1998)........................   $ 593,190
    EqPINES (assuming 5,000,000 shares issued at $45.63 per share)..........     228,150
    Less discounts and costs................................................     (32,331)
                                                                              -----------
                                                                               $ 789,009
                                                                              -----------
                                                                              -----------


Debt:
    Company Senior Notes....................................................   $ 280,000
    Company Senior Discount Notes...........................................     250,000
    New SFEC Notes..........................................................     170,000
    Premier Credit Facility ($1,000 principal due within one year)..........     225,000
    Six Flags Credit Facility ($1,000 principal due within one year)........     420,000
                                                                              -----------
                                                                               1,345,000
Less debt issuance costs....................................................     (40,587)
                                                                              -----------
                                                                               $1,304,413
                                                                              -----------
                                                                              -----------


    Deferred charges of $1,421 associated with the Company's prior credit facility are reflected as a reduction in stockholders' equity.

   As part of the Six Flags agreements, the Company will establish a $75,000 restricted-use investment securing the Company's obligations related to the Co-Venture Parks' requirements and certain obligations related to the Convertible Preferred Stock. The Company will also establish a deposit of $7,500 related to securing the Company's obligation with respect to minimum annual distributions and mandatory capital expenditures at the Co-Venture Parks. Additionally, the Company will be establishing restricted-use investments of $175,030 related to the repayment of the SFEC Zero Coupon Senior Notes and of $76,260 for payment of the first six semi-annual interest payments on the Company's Senior Notes.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The Company's revenue is derived from the sale of tickets for entrance to its parks (approximately 52.7%, 44.0% and 48.8% in 1995, 1996 and 1997, respectively) and the sale of food, merchandise, games and attractions inside its parks and other income (approximately 47.3%, 56.0% and 51.2% in 1995, 1996 and 1997, respectively). The Company's principal costs of operations include salaries and wages, employee benefits, advertising, outside services, maintenance, utilities and insurance. The Company's expenses are relatively fixed. Costs for full-time employees, maintenance, utilities, advertising and insurance do not vary significantly with attendance, thereby providing the Company with a significant degree of operating leverage as attendance increases and fixed costs per visitor decrease.

    The Company acquired three parks in 1995 in the Funtime Acquisition, and acquired four parks during the last quarter of 1996. The Company acquired Riverside Park in February 1997, and Kentucky Kingdom in November 1997. In addition, the Company assumed management of Marine World in April 1997, exercised a lease option with respect to a portion of that park in November 1997, and executed a purchase option for the entire park in September 1997. The following discussion as it relates to 1996 includes two presentations. The first includes the historical results of the Company (including the results of the parks acquired in the 1996 Acquisitions (other than Riverside Park) only from their dates of acquisition forward (October 31, 1996 for Elitch Gardens; November 19, 1996 for the Waterworld parks; and December 4, 1996 for The Great Escape). The second includes both the historical results for the Company and the results of the parks acquired in the 1996 Acquisitions for periods prior to the dates of their respective acquisition.


    The following discussion as it relates to 1997 includes the results of the parks acquired in the 1996 Acquisitions (other than Riverside Park) for the full year, as well as Kentucky Kingdom and Riverside Park from their dates of acquisition forward, and includes Marine World only to the extent of the management fee received and depreciation expense related to that park.


    The Company believes that significant opportunities exist to acquire additional theme parks. Although the Company has had discussions with respect to several additional business acquisitions, no agreement or understanding has been reached with respect to any specific future acquisition other than the Six Flags and Walibi acquisitions. In addition, the Company intends to continue its on-going expansion of the rides and attractions and overall improvement of its parks to maintain and enhance their appeal. Management believes this strategy has contributed to increased attendance, lengths of stay and in-park spending and therefore, profitability. A consummated acquisition, including, the Six Flags and Walibi acquisitions, when consummated, may adversely affect the Company's operating results, at least in the short term, depending on many factors including capital requirements and the accounting treatment of any such acquisition. See "Unaudited Pro Forma Financial Statements."

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1997 AND 1996

    The table below sets forth certain financial information with respect to the Company (including the 1996 Acquisitions and Riverside Park) for the year ended December 31, 1996 and with respect to the Company and Kentucky Kingdom and Marine World for the year ended December 31, 1997:

                                             YEAR ENDED DECEMBER 31, 1996                     YEAR ENDED DECEMBER 31, 1997
                               ---------------------------------------------------------  -------------------------------------
                                                               HISTORICAL                 HISTORICAL
                                              HISTORICAL          1996                      PREMIER
                                              NINE MONTHS     ACQUISITIONS                (EXCLUDING
                                            ENDED SEPTEMBER   FOR PERIODS                   MARINE      KENTUCKY
                                             30, 1996 FOR    SUBSEQUENT TO                 WORLD AND     KINGDOM
                               HISTORICAL        1996        SEPTEMBER 30,   HISTORICAL    KENTUCKY    AND MARINE   HISTORICAL
                               PREMIER(1)   ACQUISITIONS(2)     1996(3)       COMBINED    KINGDOM)(4)   WORLD(5)      PREMIER
                               -----------  ---------------  --------------  -----------  -----------  -----------  -----------

                                              (UNAUDITED)     (UNAUDITED)    (UNAUDITED)  (UNAUDITED)  (UNAUDITED)
                                                    (IN THOUSANDS)                                   (IN THOUSANDS)
REVENUE:
  Theme park admissions......   $  41,162      $  34,062       $      724     $  75,948    $  94,611    $      --    $  94,611
  Theme park food,
    merchandise and other....      52,285         30,453            1,020        83,758       99,103          190       99,293
                               -----------       -------     --------------  -----------  -----------  -----------  -----------
    Total revenue............      93,447         64,515            1,744       159,706      193,714          190      193,904
                               -----------       -------     --------------  -----------  -----------  -----------  -----------
OPERATING COSTS AND EXPENSES:
  Operating expenses.........      42,425         23,204            3,116        68,745       80,307        1,049       81,356
  Selling, general and
    administrative...........      16,927         17,035            2,289        36,251       36,461           86       36,547
  Costs of products sold.....      11,101          9,448              347        20,896       23,025           --       23,025
  Depreciation and
    amortization.............       8,533         13,028              703        22,264       19,159          633       19,792
                               -----------       -------     --------------  -----------  -----------  -----------  -----------
    Total operating costs and
      expenses...............      78,986         62,715            6,455       148,156      158,952        1,768      160,720
                               -----------       -------     --------------  -----------  -----------  -----------  -----------
Income (loss) from
  operations.................      14,461          1,800           (4,711)       11,550       34,762       (1,578)      33,184
OTHER INCOME (EXPENSE):
  Interest expense, net......     (11,121)        (4,624)            (517)      (16,262)     (17,763)         (12)     (17,775)
  Termination fee, net of
    expenses.................          --             --               --            --        8,364           --        8,364
  Other income (expense).....         (78)          (284)              --          (362)         (59)          --          (59)
                               -----------       -------     --------------  -----------  -----------  -----------  -----------
    Total other income
      (expense)..............     (11,199)        (4,908)            (517)      (16,624)      (9,458)         (12)      (9,470)
                               -----------       -------     --------------  -----------  -----------  -----------  -----------
  Income before income
    taxes....................       3,262         (3,108)          (5,228)       (5,074)      25,304       (1,590)      23,714
  Income tax expense
    (benefit)................       1,497          1,131               --         2,628        9,615           --        9,615
                               -----------       -------     --------------  -----------  -----------  -----------  -----------
  Net income (loss)..........   $   1,765      $  (4,239)      $   (5,228)    $  (7,702)   $  15,689    $  (1,590)   $  14,099
                               -----------       -------     --------------  -----------  -----------  -----------  -----------
                               -----------       -------     --------------  -----------  -----------  -----------  -----------

------------------------

(1) Includes results of the 1996 Acquisitions from and after the acquisition dates.

(2) Includes results of the 1996 Acquisitions for the nine months ended September 30, 1996.

(3) Includes results of the 1996 Acquisitions for the respective periods commencing October 1, 1996 and ending on the respective acquisition dates (or in the case of Riverside Park, December 31, 1996).

(4) Excludes management fee and depreciation expense relating to Marine World and results of Kentucky Kingdom for the period subsequent to the acquisition date, November 7, 1997.

(5) Represents management fee and depreciation expense relating to Marine World and results of Kentucky Kingdom from the acquisition date through December 31, 1997.

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1997 AND 1996

    REVENUE. Revenue aggregated $193.9 million in 1997 ($193.7 million at the eleven parks owned during the 1997 season), compared to $93.4 million in 1996, and to combined revenue of $159.7 million in 1996. This 21.3% increase in revenue at the same eleven parks is primarily attributable to increased attendance (17.3%) at these eleven parks, which resulted in part from increased season pass and group sales at several parks.


    OPERATING EXPENSES. Operating expenses increased during 1997 to $81.4 million ($80.3 million at the eleven parks owned during the 1997 season) from $42.4 million reported in 1996, and from $68.7 million combined operating expenses for 1996. This 16.9% increase in operating expenses at the same eleven parks is mainly due to additional staffing related to the increased attendance levels and increased pay rates. As a percentage of revenue, operating expenses at these parks constituted 41.5% for 1997 and 43.0% on a combined basis for 1996.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses at the eleven owned parks were $36.5 million in 1997, compared to $16.9 million reported, and $36.3 million combined, selling, general and administrative expenses for 1996. As a percentage of revenues, these expenses at the same eleven parks constituted 18.8% for 1997 and 22.7% for 1996 combined. This increase over 1996 combined expenses relates primarily to increased advertising and marketing expenses to promote the newly acquired parks and the new rides and attractions at all of the parks, increased sales taxes arising from increased volume generally and increased property taxes and professional services, offset by significant reductions in personnel and insurance expenses.


    COSTS OF PRODUCTS SOLD. Costs of products sold were $23.0 million at the eleven parks for 1997 compared to $11.1 million reported and $20.9 million combined for 1996. Cost of products sold (as a percentage of in-park revenue) at these parks constituted approximately 23.2% for 1997 and 25.0% for 1996 combined. This $2.1 million or 10.2% increase over combined 1996 results is directly related to the 18.3% increase in food, merchandise and other revenues.


    DEPRECIATION AND INTEREST EXPENSE. Depreciation expense increased $11.3 million over the reported 1996 results. The increase is a result of the full year's effect of the 1996 Acquisitions (other than Riverside Park), the purchase price paid for the Riverside Park and Kentucky Kingdom acquisitions and the on-going capital program at the Company's parks. Interest expense, net, increased $6.7 million from 1996 as a result of interest on the 1997 Premier Notes.

    TERMINATION FEE, NET OF EXPENSES. During October 1997, the Company entered into an agreement with the limited partner of the partnership that owns Six Flags Over Texas to become the managing general partner of the partnership, to manage the operations of the park, to receive a portion of the income from such operations, and to purchase limited partnership units over the term of the agreement.

    The agreement was non-exclusive and contained a termination fee of $10,750,000 payable to the Company in the event the agreement was terminated. Subsequent to the Company's agreement with the limited partnership, the prior operator of the park reached an agreement with the limited partnership, and the Company's agreement was terminated. The Company received the termination fee in December 1997 and included the termination fee, net of $2,386,000 of expenses associated with the transaction, as income in 1997.

    INCOME TAXES. The Company incurred income tax expense of $9.6 million during 1997, compared to $1.5 million during 1996. The effective tax rate for 1997 was approximately 40.5% as compared to 45.9% in 1996. This decrease is the result of the decline in the size of the non-deductible goodwill from the Funtime Acquisition and the acquisition of Riverside Park relative to the Company's income.

    At December 31, 1997, the Company estimates that it had approximately $37 million of net operating losses ("NOLs") carryforwards for Federal income tax purposes. The NOLs are subject to review and potential disallowance by the Internal Revenue Service upon audit of the Federal income tax returns of the Company and its subsidiaries. In addition, the use of such NOLs is subject to limitations on the amount of taxable income that can be offset with such NOLs. Some of such NOLs also are subject to a limitation as to which of the subsidiaries' income such NOLs are permitted to offset. Accordingly, no assurance can be given as to the timing or amount of the availability of such NOLs to the Company and its subsidiaries. See Note 7 to Premier's Consolidated Financial Statements.

YEARS ENDED DECEMBER 31, 1996 AND 1995

    The table below sets forth certain financial information with respect to the Company and the Funtime parks for the year ended December 31, 1995 and with respect to the Company and the 1996 Acquisitions (other than Riverside Park) for the year ended December 31, 1996:

                                      YEAR ENDED DECEMBER 31, 1995                       YEAR ENDED DECEMBER 31, 1996
                         ------------------------------------------------------  --------------------------------------------
                                         HISTORICAL FUNTIME(2)
                                      ----------------------------

                                      SIX MONTHS                                   HISTORICAL
                                         ENDED       FORTY-THREE                     PREMIER
                         HISTORICAL     JULY 2,      DAYS ENDED     HISTORICAL   (EXCLUDING 1996       1996       HISTORICAL
                         PREMIER(1)      1995      AUGUST 14, 1995   COMBINED    ACQUISITIONS)(3) ACQUISITIONS(4)   PREMIER
                         -----------  -----------  ---------------  -----------  ---------------  --------------  -----------
                                      (UNAUDITED)    (UNAUDITED)    (UNAUDITED)    (UNAUDITED)     (UNAUDITED)
                                             (IN THOUSANDS)                                     (IN THOUSANDS)
Revenue:
  Theme park
    admissions.........   $  21,863    $   6,195      $   9,680      $  37,738      $  41,157       $        5     $  41,162
  Theme park food,
    merchandise and
    other..............      19,633        8,958         13,450         42,041         52,148              137        52,285
                         -----------  -----------       -------     -----------       -------          -------    -----------
Total revenue..........      41,496       15,153         23,130         79,779         93,305              142        93,447
                         -----------  -----------       -------     -----------       -------          -------    -----------
Expenses:
  Operating expenses...      19,775       10,537          6,039         36,351         40,568            1,857        42,425
  Selling, general and
    administrative.....       9,272        3,459          2,533         15,264         16,534              393        16,927
  Costs of products
    sold...............       4,635        2,083          2,953          9,671         11,071               30        11,101
  Depreciation and
    amortization.......       3,866        3,316            829          8,011          7,785              748         8,533
                         -----------  -----------       -------     -----------       -------          -------    -----------
Total costs and
  expenses.............      37,548       19,395         12,354         69,297         75,958            3,028        78,986
                         -----------  -----------       -------     -----------       -------          -------    -----------
Income (loss) from
  operations...........       3,948       (4,242)        10,776         10,482         17,347           (2,886)       14,461
Interest expense,
  net..................      (5,578)      (2,741)          (321)        (8,640)       (11,121)              --       (11,121)
Other income
  (expense)............        (177)           4             (4)          (177)           (78)              --           (78)
                         -----------  -----------       -------     -----------       -------          -------    -----------
Total other income
  (expense)............      (5,755)      (2,737)          (325)        (8,817)       (11,199)              --       (11,199)
                         -----------  -----------       -------     -----------       -------          -------    -----------
Income before income
  taxes and
  extraordinary loss...      (1,807)      (6,979)        10,451          1,665          6,148           (2,886)        3,262
Income tax expense
  (benefit)............        (762)      (2,722)         4,076            592          2,905           (1,408)        1,497
                         -----------  -----------       -------     -----------       -------          -------    -----------
Income (loss) before
  extraordinary loss...   $  (1,045)   $  (4,257)     $   6,375      $   1,073      $   3,243       $   (1,478)    $   1,765
                         -----------  -----------       -------     -----------       -------          -------    -----------
                         -----------  -----------       -------     -----------       -------          -------    -----------


------------------------

(1) Includes results of the Funtime Acquisition from and after August 15, 1995, the acquisition date.

(2) Represents results of the parks acquired in the Funtime Acquisition from January 1, 1995 to August 14, 1995.

(3) Excludes operating results of parks acquired in the 1996 Acquisitions, but includes interest expense incurred by virtue of associated financings as of the date incurred.

(4) Represents results of the parks acquired in the 1996 Acquisitions (other than Riverside Park which was acquired in February 1997) from their respective acquisition dates through December 31, 1996.

    REVENUE. Revenue aggregated $93.4 million in 1996 ($93.3 million without the 1996 Acquisitions), compared to $41.5 million actual in 1995, and to combined revenue of $79.8 million in 1995. This 17.0% increase in revenue (excluding the 1996 Acquisitions) over combined 1995 revenue at the same six parks is attributable to increased attendance (10.3%) and per capita revenue (6.3%) at the six parks and increased sponsorship revenue, as well as increased season pass sales at several parks, and increased campground revenue at Darien Lake and income from the new contractual arrangements for 1996 at the Darien Lake Performance Arts Center.



    OPERATING EXPENSES. Operating expenses increased during 1996 to $42.4 million ($40.6 million excluding the 1996 Acquisitions) from $19.8 million reported in 1995 and from $36.4 million combined operating expenses for 1995. This 11.6% increase in operating expenses (excluding the 1996 Acquisitions) over combined 1995 operating expenses is mainly due to additional staffing related to increased attendance levels and increased pay rates, offset to some extent by a decrease in equipment rental expense in 1996 due to the purchase of equipment that had been leased during 1995. As a percentage of revenue, operating expenses (excluding the 1996 Acquisitions) constituted 43.5% for 1996 and 45.6% on a combined basis for 1995.



    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses were $16.5 million in 1996 (excluding the 1996 Acquisitions), compared to $9.3 million reported, and $15.3 million combined, selling, general and administrative expenses for 1995. As a percentage of revenue, these expenses constituted 17.7% for 1996 and 19.1% for 1995 combined. This increase over 1995 combined expenses relates primarily to increased advertising and marketing expenses to promote the Funtime parks and the new rides and attractions at all of the parks, increased sales taxes arising from increased volume generally and increased property taxes and professional services.


    COSTS OF PRODUCTS SOLD. Costs of products sold were $11.1 million for 1996 compared to $4.6 million reported and $9.7 million combined for 1995. Cost of products sold (as a percentage of in-park revenue) constituted approximately 21.2% for 1996 and 23.0% for 1995 combined. This $1.4 million or 14.5% increase over combined 1995 results is directly related to the 24.0% increase in 1996 in food, merchandise and other revenue.

    DEPRECIATION AND INTEREST EXPENSE. Depreciation and amortization expense was $8.5 million for 1996 as compared to $3.9 million in 1995. The increase was a result of the full year's effect of the Funtime Acquisition, the $116.2 million spent during the fourth quarter of 1996 for the 1996 Acquisitions and the on-going capital program at the Company's parks. Interest expense, net, increased $5.5 million in 1996, as compared to 1995, as a result of interest on the 1995 Premier Notes for twelve months in 1996 as compared to four and one-half months in 1995 and the Company's borrowings under its then-existing senior credit facility made in connection with the 1996 Acquisitions.

    INCOME TAXES. The Company incurred income tax expense of $1.5 million during 1996, compared to a tax benefit of $762,000 during 1995. The effective tax rate for 1996 was approximately 45.9% as compared to 42.2% in 1995. The increase is the result of twelve months of goodwill amortization in 1996 versus four and one-half months in 1995. The goodwill recognized for financial reporting of the Funtime Acquisition and the 1996 Acquisitions is not deductible for Federal income tax purposes. See Note 7 to Notes to Premier's Consolidated Financial Statements.

LIQUIDITY, CAPITAL COMMITMENTS AND RESOURCES

    The operations of the Company are highly seasonal, with the majority of the operating season occurring between Memorial Day and Labor Day. Most of the Company's revenue is collected in the second and third quarters of each year while most expenditures for capital improvements and major maintenance are incurred when the parks are closed. See "Risk Factors -- Effects of Inclement Weather; Seasonal Fluctuations of Operating Results." The Company employs a substantial number of seasonal employees who are compensated on an hourly basis. The Company is not subject to Federal or certain applicable state minimum wage rates in respect of its seasonal employees. However, the 1996 increase of $.90 an hour over two years in the Federal minimum wage rate, and any increase in these state minimum wage rates, may result over time in increased compensation expense for the Company as it relates to these employees as a result of competitive factors.

    HISTORICAL

    During 1996, the Company generated net cash of $11.3 million from operating activities. Net cash used in investing activities in 1996 totaled $155.1 million, $116.2 million of which was employed in connection with the 1996 Acquisitions (other than Riverside Park) and $39.4 million represented amounts spent for capital expenditures, offset slightly by proceeds received from equipment sales. Net cash provided by financing activities for 1996 totaled $119.1 million, reflecting the net proceeds from the June 1996 public offering described below and borrowings under the Company's senior credit facility, offset, in part, by scheduled repayments of capitalized lease obligations.

    During 1997, the Company generated net cash of $47.2 million from operating activities. Net cash used in investing activities in 1997 totaled $217.1 million, $81.4 million of which was employed in connection with the acquisitions of Riverside Park and Kentucky Kingdom and $135.9 million represented amounts spent for capital expenditures at the Company's parks. Net cash provided by financing activities for 1997 totaled $250.2 million, reflecting the net proceeds from the January 1997 offerings of Common Stock and $125.0 million principal amount of 1997 Premier Notes described below, offset in part by repayment of borrowings under the Company's senior credit facility.

    In June 1996, the Company completed a public offering of approximately 3.9 million shares of Common Stock at a price to the public of $18.00 per share, resulting in aggregate net proceeds to the Company of approximately $65.3 million. In connection with the June 1996 public offering, all of the Company's then outstanding shares of preferred stock, together with all accrued dividends thereon, were converted into approximately 2.6 million shares of Common Stock. In January 1997, the Company completed two concurrent public offerings, issuing an additional 6.9 million shares of Common Stock at a price to the public of $29.00 per share, resulting in aggregate net proceeds to the Company of approximately $189.5 million, and issuing $125 million principal amount of the 1997 Premier Notes, resulting in net proceeds of approximately $120.7 million.

    On October 31, 1996, the Company acquired substantially all of the assets used in the operation of Elitch Gardens for $62.5 million in cash. On November 19, 1996, the Company acquired substantially all of the assets used in the operation of the Waterworld Parks for an aggregate cash consideration of $17.25 million. On December 4, 1996, the Company acquired substantially all of the assets of The Great Escape for $33.0 million in cash. On February 5, 1997, the Company acquired all of the capital stock of the owner of Riverside Park for approximately $22.2 million, of which $1.0 million was paid in Common Stock with the balance paid in cash. On April 1, 1997, the Company assumed management of Marine World, and subsequently exercised a long-term lease option for a portion of the park and obtained a purchase option with respect to the entire property. In November 1997, the Company purchased substantially all of the assets used in the operation of Kentucky Kingdom for a purchase price of $64.0 million, of which approximately $4.8 million was paid by delivery of 121,671 shares of Common Stock, with the balance paid in cash and by assumption of certain liabilities. Depending on the level of revenues at Kentucky Kingdom during each of the 1998 through 2000 seasons, the Company may be required to issue additional shares of Common Stock to the seller.

    At December 31, 1997, substantially all of Premier's indebtedness was represented by the Premier Notes in an aggregate principal amount of $215.0 million, which require aggregate annual interest payments of approximately $23.0 million. Except in the event of a change of control of the Company and certain other circumstances, no principal payment on the Premier Notes is due until the maturity dates thereof, August 15, 2003 in the case of the 1995 Premier Notes and January 15, 2007, in the case of the 1997 Premier Notes. In February 1998, Premier terminated its $115.0 million senior secured credit facility and obtained a commitment with respect to the Premier Credit Facility. The Company will expense its remaining deferred charges related to the terminated facility in the first quarter of 1998. The Company expects to enter into the Premier Credit Facility on or about March 6, 1998.

    PRO FORMA


    In March 1998, the Company entered into the Premier Credit Facility, pursuant to which it will initially borrow $125.0 million, substantially all of which will be expended in connection with the Walibi acquisition. See "Description of Other Indebtedness."



    Upon consummation of the Six Flags Transactions, the Company will issue (i) up to 13,000,000 shares of Common Stock, (ii) up to 5,000,000 EqPINES (depositary shares representing Mandatorily Convertible Preferred Stock), (iii) Seller Depositary Shares representing up to $200.0 million of Seller Preferred
Stock, (iv) $         million principal amount at maturity of Company Senior
Discount Notes (with estimated gross proceeds of $250.0 million), (v) $280.0 million aggregate principal amount of Company Senior Notes and (vi) $170.0 million aggregate principal amount of New SFEC Notes. The EqPINES will accrue cumulative dividends (payable, at the Company's option, in cash or shares of
Common Stock) at    % per annum, and will be mandatorily convertible into Common
Stock in 2001. The Seller Preferred Stock will accrue cumulative cash dividends
at    % per annum and the Company is required to offer to purchase the Seller
Preferred Stock in 2010. The Company may reduce (but not below $100.0 million) or may eliminate the Seller Depositary Shares by increasing the cash portion of the consideration for the Six Flags Acquisition. If the Company determines not to issue the Seller Depositary Shares, the additional cash portion of the purchase price will be funded from the net proceeds of the Common Stock Offering. The Company Senior Discount Notes will not require any interest
payments prior to       , 2003, or, except in the event of a change of control
of the Company and certain other circumstances, any principal payments prior to their maturity in 2008. The Company Senior Notes will require annual interest
payments of $         and, except in the event of a change of control of the
Company or certain other circumstances, will not require any principal payments prior to their maturity in 2006. The New SFEC Notes will require annual interest
payments of $         and, except in the event of a change of control of the
Company or certain other circumstances, will not require any principal payments prior to their maturity in 2006. The net proceeds of the SFEC Notes Offering, together with other funds, will be deposited in escrow to repay in full the SFEC Zero Coupon Senior Notes. In addition, in connection with the Six Flags Transactions, the Company will (i) assume $285.0 million principal amount at maturity of the SFTP Senior Subordinated Notes, which had an accreted value of $269.9 million at December 28, 1997, (ii) refinance all outstanding SFTP bank indebtedness with the proceeds of $420.0 million of borrowings under the Six Flags Credit Facility, and (iii) refinance all outstanding bank debt of SFEC with a portion of the proceeds of the Offerings. The SFTP Senior Subordinated Notes require interest payments of approximately $34.9 million per annum, payable semi-annually commencing December 15, 1998, and, except in certain circumstances, no principal payments are due thereon until their maturity date, June 15, 2005. Term loan borrowings under the Six Flags Credit Facility will mature on November 30, 2004 (with principal payments of $1.0 million in each of 1998 through 2001, $25.0 million in 2002, $40.0 million in 2003 and $303.0 million at maturity). Revolving credit borrowings under this facility ($100.0 million) mature on the fifth anniversary of the Six Flags Credit Facility. Borrowings under the Six Flags Credit Facility will be guaranteed by SFEC and SFTP's subsidiaries and will be secured by substantially all of the assets of SFTP and its subsidiaries and a pledge by SFEC of the stock of SFEC. The Premier Credit Facility includes a five-year $75.0 million revolving credit facility, a five-year $100.0 million term loan facility (with principal payments of $10.0 million, $25.0 million, $30.0 million and $35.0 million in the second, third, fourth and fifth years) and an eight-year $125.0 million term loan facility (with principal payments of $1.0 million in each of the first six years and $25.0 million and $94.0 million in the seventh and eighth years, respectively). Borrowings under the Premier Credit Facility are guaranteed by Premier Operations' domestic subsidiaries and are secured by substantially all of the assets of Premier Operations and such subsidiaries (other than real estate). See "Description of Other Indebtedness."

    On a pro forma basis as of December 31, 1997, the Company would have had total outstanding indebtedness in the accreted principal amount of $1,993.0 million (including $161.1 million accreted value of the SFEC Zero Coupon Senior Notes which will be repaid from proceeds of the SFEC Notes Offering, together with other funds). Based on actual interest rates for debt outstanding at December 31, 1997 and assumed interest rates for pro forma debt, annual interest payments for 1998 on this indebtedness would have aggregated $136.9 million. In addition, annual dividend payments on the Convertible Preferred Stock at assumed dividend rates would have aggregated $28.0 million.

    By reason of the Six Flags Acquisition, the Company will be required to offer to purchase the SFTP Senior Subordinated Notes at a price equal to 101% of their accreted amount (approximately $287.9 million at June 15, 1998). On March 3, 1998, the last reported sales price of these notes was substantially in excess of their accreted amount. The Company does not expect to be required to purchase any material amount of these notes by reason of this offer. Although the Company has entered into discussions with lenders to provide a standby arrangement to finance the purchase of such notes, there can be no assurance that such discussions will be successful or that the Company will be able to obtain any other financing in the event that it should become necessary.


    The Company will be required to (i) make minimum annual distributions of approximately $46.2 million (subject to cost of living adjustments) to its partners in the Co-Venture Parks and (ii) make minimum capital expenditures at each of the Co-Venture Parks during rolling five-year periods, generally based on 6% of such park's revenue. Cash flow from operations at the Co-Venture Parks will be used to satisfy these requirements, before any funds are required from the Company. The Company has also agreed to purchase a maximum number of 5% per year (accumulating to the extent not purchased in any given year) of limited partnership units outstanding as of the date of the co-venture agreements that govern the partnerships (to the extent tendered by the unit holders). The agreed price for these purchases is based on a valuation for each respective Co-Venture Park equal to the greater of (i) a value derived by multiplying its weighted-average four year EBITDA (as defined therein) by a specified multiple (8.0 in the case of the Georgia park and 8.5 in the case of the Texas park) or
(ii) $250.0 million in the case of the Georgia park and $374.8 million in the case of the Texas park. The Company's obligations with respect to Six Flags Over Georgia and Six Flags Over Texas will continue until 2026 and 2027, respectively. As the Company purchases units, it will be entitled to the minimum distribution and other distributions attributable to such units unless it is then in default under its obligations to its partners at the Co-Venture Parks. The Company estimates that its maximum unit purchase obligation for 1998, when purchases are required only for the Georgia park, will aggregate approximately $13 million (approximately $31 million for 1999 when purchases for both partnerships are required) and its minimum capital expenditures at these parks for 1998 will total $11 million. In March 1998, Six Flags completed a tender offer pursuant to which it purchased approximately 33% of the outstanding limited partnership units in Six Flags Over Texas, for an aggregate price of $117.3 million, which was financed by borrowings. The Company has assumed a 25% tender for purposes of preparing the pro forma financial information contained herein. Since a larger number of units were tendered, the Company will be required to refinance the additional indebtedness of Six Flags incurred by virtue thereof, and accordingly, will have less cash to prefund capital expenditures and working capital requirements.


    The degree to which the Company will be leveraged following the Six Flags Transactions could have important consequences to the Company. See "Risk Factors--Risks Associated with Substantial Indebtedness and Other Obligations" and "Description of Other Indebtedness."

    The Company's liquidity could be adversely affected by unfavorable weather, accidents or the occurrence of an event or condition, including negative publicity or significant local competitive events (such as the 1996 Summer Olympics in the case of Six Flags Over Georgia) that significantly reduces paid attendance and, therefore, revenue at any of its theme parks. On June 2, 1997, a slide collapsed at the Company's Waterworld park in Concord, California, resulting in one fatality and the park's closure for twelve days. The park re-opened with the approval of the City of Concord on June 14, 1997. Although the collapse and the resulting closure had a material adverse impact on that park's operating performance for 1997, as well as a lesser impact on the Company's Sacramento water park (which is also named "Waterworld"), located approximately seventy miles from the Concord park, the Company's other parks were not adversely affected. The Company has recovered all of the Concord park's operating shortfall under its business interruption insurance. In addition, the Company believes that its liability insurance coverage should be more than adequate to provide for any personal injury liability which may ultimately be found to exist in connection with the collapse.

    The Company believes that, based on current and anticipated operating results, cash flow from operations and available cash, available borrowings under the Credit Facilities and the net proceeds of the Offerings (to the extent not used in connection with the Six Flags Acquisition) will be adequate to meet the Company's future liquidity needs, including anticipated requirements for working capital, capital expenditures, scheduled debt and preferred stock dividends and its obligations under arrangements relating to the Co-Venture Parks, for at least the next several years. The Company may, however, need to refinance all or a portion of its existing debt on or prior to maturity or to obtain additional financing. See "Risk Factors-- Risks Associated with Substantial Indebtedness and Other Obligations."

NEWLY ISSUED ACCOUNTING STANDARDS

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of "comprehensive income" and its components in a set of financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company currently does not have any components of comprehensive income that are not included in net income. After the acquisition of Walibi, the only item not currently included in the Company's consolidated statement of operations would be the currency translation adjustment that will be reported as part of stockholders' equity after the acquisition. The Company will adopt SFAS No. 130 in the year 1998.

    Also in June 1997, Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued. SFAS No. 131 is effective for periods beginning after December 15, 1997. SFAS No. 131 requires that a public entity report financial and descriptive information about its reportable segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company will adopt SFAS No. 131 in 1998. However, such adoption is not expected to impact the Company's financial disclosures because the Company's current operations are limited to one reportable operating segment under SFAS No. 131's definitions. After the acquisition of Walibi, the Company will be required to disclose certain financial information related to its foreign operations.

    In January 1997, the Commission issued Release No. 33-7386, which requires enhanced descriptions of accounting policies for derivative financial instruments and derivative commodity instruments in the footnotes to financial statements. The release also requires certain quantitative and qualitative disclosure outside financial statements about market risks inherent in market risk sensitive instruments and other financial instruments. The requirements regarding accounting policy descriptions were effective for any fiscal period ending after June 15, 1997. However, because derivative financial and commodity instruments have not materially affected the Company's consolidated financial position, cash flows or results of operations, this part of the release does not affect the Company's 1997 financial statement disclosures. The quantitative and qualitative disclosures required by the release will be initially provided in the Company's annual report on Form 10-K for the year ending December 31, 1998.

IMPACT OF YEAR 2000 ISSUE

    An issue exists for all companies that rely on computers as the year 2000 approaches. The "Year 2000" problem is the result of past practices in the computer industry of using two digits rather than four to identify the applicable year. This practice will result in incorrect results when computers perform arithmetic operations, comparisons or data field sorting involving years later than 1999. The Company anticipates that it will be able to test its entire system using its internal programming staff and outside computer consultants and intends to make any necessary modifications to prevent disruption to its operations. Costs in connection with any such modifications are not expected to be material. See "Risk Factors -- Impact of Year 2000 Issue."

                                    BUSINESS

GENERAL

    The Company is the largest regional theme park operator, and the second largest theme park company, in the world, based on 1997 attendance of approximately 37 million. It operates 31 regional parks, including 15 of the 50 largest theme parks in North America, based on 1997 attendance. The Company's theme parks serve 9 of the 10 largest metropolitan areas in the country. The Company estimates that approximately two-thirds of the population of the continental U.S. live within a 150-mile radius of the Company's theme parks. On a pro forma basis, the Company's total revenue and EBITDA for the year ended December 31, 1997 was approximately $815.3 million and $263.5 million, respectively.

    The following table sets forth certain information for the Company's parks:


NAME                              TYPE OF PARK             PRIMARY MARKET             1997 ATTENDANCE(1)      ACRES(2)
-------------------------------  ---------------  ---------------------------------  ---------------------  -------------
                                                                                        (IN THOUSANDS)
PREMIER PARKS:
Adventure World................  Theme/Water      Baltimore/Washington, D.C.                     960                115
Bellewaerde....................  Theme            Belgium                                        670                133
Darien Lake....................  Theme/Water      Buffalo/Rochester                            1,400                142
Elitch Gardens.................  Theme/Water      Denver                                       1,450                 60
Frontier City..................  Theme            Oklahoma City                                  520                 60
Geauga Lake....................  Theme/Water      Cleveland                                    1,250                116
The Great Escape...............  Theme/Water      Lake George/Albany, New York                   680                100
Kentucky Kingdom...............  Theme/Water      Louisville                                   1,150                 58
Marine World...................  Theme/Wildlife   San Francisco                                1,100                105
Riverside Park.................  Theme            New England/Boston                           1,200                160
Walibi Aquitaine...............  Theme            France                                         240                 74
Walibi Flevo...................  Theme            The Netherlands                                450                250
Walibi Rhone-Alpes.............  Theme/Water      France                                         350                 35
Walibi Schtroumpf..............  Theme            France                                         350                375
Walibi Wavre and Aqualibi......  Theme/Water      Belgium                                        960                120
Waterworld USA/Concord.........  Water            San Francisco                                  180                 24
Waterworld USA/Sacramento......  Water            Sacramento                                     290                 20
White Water Bay................  Water            Oklahoma City                                  320                 22
Wyandot Lake...................  Water            Columbus, Ohio                                 390                 18
SIX FLAGS PARKS:
Six Flags AstroWorld...........  Theme            Houston                                      1,990                 90
Six Flags Water World..........  Water            Houston                                        280                 14
Six Flags Fiesta Texas.........  Theme            San Antonio                                  1,640                200
Six Flags Great Adventure......  Theme            New York City/Philadelphia                   3,690(3)             576(3)
Six Flags Wild Safari Animal
Park...........................  Wildlife         New York City/Philadelphia                        (3)                (3)
Six Flags Great America........  Theme            Chicago/Milwaukee                            3,040                 86
Six Flags Magic Mountain.......  Theme            Los Angeles                                  3,270                110
Six Flags Hurricane Harbor.....  Water            Los Angeles                                    350                 11
Six Flags St. Louis............  Theme            St. Louis                                    1,690                499
Six Flags Over Georgia.........  Theme            Atlanta                                      2,780                196
Six Flags Over Texas...........  Theme            Dallas/Fort Worth                            2,950                197
Six Flags Hurricane Harbor.....  Water            Dallas/Fort Worth                              560                 49


------------------------
(1) Excludes approximately 0.4 million in attendance at Walibi's two smaller attractions.

(2) Includes acreage currently dedicated to park usage. Additional acreage suitable for development exists at many of the facilities.

(3) Attendance and acreage information for Six Flags Great Adventure also includes data for the adjacent Six Flags Wild Safari Animal Park.

    The Six Flags Parks consist of eight regional theme parks, as well as three separately gated water parks and a wildlife safari park (each of which is located near one of the theme parks). None of the Six Flags Parks are located within the primary market of any of the Premier Parks. During 1997, the Six Flags Parks drew, in the aggregate, approximately 68% of their patrons from within a 100-mile radius. During that year, Six Flags' attendance, revenue and EBITDA totaled approximately 22.2 million, $708.7 million and $164.1 million, respectively.

    Six Flags has operated regional theme parks under the Six Flags name for over thirty years. As a result, Six Flags has established a nationally-recognized brand name. Premier will obtain worldwide ownership of the Six Flags brand name and expects to use the Six Flags brand name, generally beginning in the 1999 season, at most of the Premier Parks.

    In addition, as part of the Six Flags Acquisition, the Company will obtain from Warner Bros. and DC Comics the exclusive right for theme-park usage of certain Warner Bros. and DC Comics characters throughout the United States (except the Las Vegas metropolitan area) and Canada. These characters include BUGS BUNNY, DAFFY DUCK, TWEETY BIRD, YOSEMITE SAM, BATMAN, SUPERMAN and others. Since 1991, Six Flags has used these characters to market its parks and to provide an enhanced family entertainment experience. The long-term license will include the right to sell merchandise featuring the characters at the parks and will apply to all of the Company's current theme parks, as well as future parks that meet certain criteria. Premier intends to make extensive use of these characters at the Six Flags Parks and, commencing in 1999, at most of the existing Premier Parks. The Company believes that use of the Warner Bros. and DC Comics characters promotes attendance, supports higher ticket prices, increases lengths-of-stay and enhances in-park spending. See "--Licenses."


    The Premier Parks consist of nine regional theme parks (six of which include a water park component) and four water parks located across the United States, as well as six regional theme parks and two smaller attractions located in Europe and scheduled to be acquired in March 1998 in the acquisition of Walibi. During the 1997 operating season, the eleven parks then owned by Premier drew, on average, approximately 82% of their patrons from within a 100-mile radius, with approximately 35.7% of visitors utilizing group and other pre-sold tickets and approximately 20.6% utilizing season passes.



    Under current management, since 1989 Premier has assumed control of 30 parks, and has achieved significant internal growth. The 11 parks owned by the Company for the 1997 operating season achieved same park growth in attendance, revenue and park-level operating cash flow (representing all park operating revenues and expenses without depreciation and amortization or allocation of corporate overhead or interest expense) of 17.3%, 21.3% and 59.5%, respectively, as compared to 1996.


    The Company's parks are individually themed and provide a complete family-oriented entertainment experience. The Company's theme parks generally offer a broad selection of state-of-the-art and traditional thrill rides, water attractions, themed areas, concerts and shows, restaurants, game venues and merchandise outlets. In the aggregate, the Company's theme parks offer more than 800 rides, including over 90 roller coasters, making the Company the leading provider of "thrill rides" in the industry.

    The Company believes that its parks benefit from limited direct competition. The combination of limited supply of real estate appropriate for theme park development, high initial capital investment, long development lead-time and zoning restrictions provides each of the parks with a significant degree of protection from competitive new theme park openings. Based on its knowledge of the development of other theme parks in the United States, the Company's management estimates that it would cost at least $200 million and would take a minimum of two years to construct a new regional theme park comparable to the Company's largest parks.

    The Company's senior and operating management team has extensive experience in the theme park industry. Premier's six senior executive officers have over 150 years aggregate experience in the industry and its ten general managers (prior to the Six Flags Acquisition) have an aggregate of approximately 210 years experience in the industry, including approximately 85 years at the Premier Parks. A number of Premier's executives and operating personnel have experience at Six Flags.

    According to AMUSEMENT BUSINESS, total North American amusement/theme park attendance in 1997 was approximately 270 million. Total attendance for the 50 largest parks in North America was 167.2 million in 1997, compared to 145.0 million in 1994, representing a compound annual growth rate of 4.9%. The Company believes that this growth reflects two trends: (i) demographic growth in the 5-24 year old age group, which is expected to continue through 2010 and (ii) an increasing emphasis on family-oriented leisure and recreation activities.

    The Company's strategy for achieving growth includes the following key elements: (i) pursuing growth opportunities at existing parks; (ii) expanding the Company's parks; and (iii) making selective acquisitions.

PURSUING GROWTH OPPORTUNITIES AT EXISTING PARKS

    The Company believes there are substantial opportunities for continued internal growth at its parks. The Company's operating strategy is to increase revenue by increasing attendance and per capita spending, while also maintaining strict control of operating expenses. This approach is designed to exploit the operating leverage inherent in the theme park business. Once parks achieve certain critical attendance levels, operating cash flow margins increase because revenue growth through incremental attendance gains and increased in-park spending is not offset by a comparable increase in operating expenses, because a large portion of such expenses is relatively fixed during any given year. The primary elements of this strategy include:

    --ADDING RIDES AND ATTRACTIONS AND IMPROVING OVERALL PARK QUALITY. The Company regularly makes investments in the development and implementation of new rides and attractions at its parks. The Company believes that the introduction of marketable rides is an important factor in promoting each of the parks in order to increase market penetration and encourage longer visits, which lead to increased attendance and sales of food and merchandise. Once a park reaches an appropriate level of attractions for its market size, the Company will add new marketable attractions at that park only every three to four years.

    --ENHANCING MARKETING AND SPONSORSHIP PROGRAMS. Premier's parks have benefitted from professional, creative marketing programs which emphasize the marketable rides and attractions, breadth of available entertainment and value provided by each park. Following the Six Flags Acquisition, the Company intends to implement marketing programs that also emphasize the Six Flags brand name, as well as the animated characters licensed from Warner Bros. and DC Comics. The Company has also successfully attracted well known sponsorship and promotional partners, such as Pepsi, McDonald's, Coca-Cola, Taco Bell, Blockbuster, 7-Eleven, Wendy's, First USA Bank, Best Western and various supermarket chains. The Company believes that its increased number of parks and annual attendance has enabled it to expand and enhance its sponsorship and promotional programs.


    --INCREASING GROUP SALES, SEASON PASSES AND OTHER PRE-SOLD TICKETS. Group sales and pre-sold tickets provide the Company with a consistent and stable base of attendance, representing over 35.7% of aggregate attendance at the 11 parks owned by the Company in the 1997 season, with approximately 20.6% of patrons utilizing season passes.


    --IMPLEMENTING TICKET PRICING STRATEGIES TO MAXIMIZE TICKET REVENUES AND PARK UTILIZATION. Management regularly reviews its ticket price levels and ticket category mix in order to capitalize on opportunities to implement selective price increases, both through main gate price increases and the reduction in the number and types of discounts. Management believes that opportunities exist to implement marginal ticket price increases without significant reductions in attendance levels. Such increases have successfully been implemented on a park-by-park basis in connection with the introduction of major new attractions or rides. In addition, the Company offers discounts on season, multi-visit and group tickets and also offers discounts on tickets for specific periods, in order to increase attendance at less popular times such as weekdays and evenings.

    --INCREASING AND ENHANCING RESTAURANTS AND MERCHANDISE AND OTHER REVENUE OUTLETS TO INCREASE LENGTH-OF-STAY AND IN-PARK SPENDING. The Company also seeks to increase in-park spending by adding well-themed restaurants, remodeling and updating existing restaurants and adding new merchandise outlets. The Company has successfully increased spending on food and beverages by introducing well-recognized local and national brands, such as Domino's, Friendly's, KFC and TCBY. Typically, the Company operates these revenue outlets and often is the franchisee. Finally, the Company has taken steps to decrease the waiting time for its most popular restaurants and merchandise outlets.

    --ADDING SPECIAL EVENTS. The Company has also developed a variety of off-season special events designed to increase attendance and revenue prior to Memorial Day and after Labor Day. Examples include Hallowscream and Fright Fest-Registered Trademark-, Halloween events in which parks are transformed with supernatural theming, scary rides and haunting shows, Oktoberfest, in which traditional German food, theming, music and entertainment are presented at the parks and Holiday in the Park-Registered Trademark-, a winter holiday event, in which several parks are transformed with winter and holiday theming.

    THE PREMIER PARKS

    Management believes it has demonstrated the effectiveness of its strategy at the Premier Parks owned prior to the 1997 Acquisitions. The Company first implemented its strategy at the parks it owned prior to the Funtime Acquisition.

    FRONTIER CITY--In 1990 and 1991, an aggregate of approximately $7.0 million was invested in Frontier City to add several major rides, expand and improve the children's area, significantly increase the size of and theme the group picnic facilities and construct a 12,000 square foot air-conditioned mall and main events center. These additions, combined with an aggressive marketing strategy, resulted in Frontier City's attendance and revenue increasing approximately 54% and 83%, respectively, from 1989 to 1991.


    ADVENTURE WORLD--Since acquiring Adventure World in January 1992, the Company has invested approximately $42 million in the park to add numerous rides and attractions and to improve theming. As a result of these improvements, as well as aggressive and creative marketing and sales strategies, Adventure World's attendance increased during the five seasons ended 1997 at a compound annual rate of 21.5%. Additionally, revenue and park-level operating cash flow at Adventure World increased from $6.1 million and $0.1 million, respectively, for 1992 to $20.2 million and $4.9 million, respectively, for 1997.



    The Company is continuing to apply its growth strategy to the three Funtime parks, acquired in August 1995. Since that time, the Company has invested approximately $43 million at these parks to add marketable rides and attractions and make other improvements and implemented creative marketing and sales programs. As a result of this strategy, during 1997, the Funtime parks achieved compound annual growth in attendance, revenue and park-level operating cash flow of 10.2%, 14.9% and 27.2%, respectively, as compared to 1995.



    DARIEN LAKE--For the 1996 and 1997 seasons, Premier invested approximately $21 million, adding numerous rides and attractions and 50 recreational vehicles. Further, the Company entered into a long-term contract with a national concert promoter under which the promoter invested $2.5 million to make improvements at Darien Lake's 20,000 seat amphitheater and agreed to book at least twenty nationally-recognized performers per season. As a result of these investments and creative marketing and sales initiatives, during 1997, Darien Lake achieved compound annual growth of 15.2% in attendance, 20.5% in revenue and 45.2% in park-level operating cash flow over the results for 1995.



    During the 1997 season, the Company began to apply its operating strategy to the five parks acquired in the 1996 Acquisitions. The Company invested approximately $65 million in the parks for that season to add marketable rides and attractions and make other improvements and implemented creative marketing and sales programs. As a result of this strategy, during 1997, these five parks achieved growth in attendance, revenue and park-level operating cash flow of 33.8%, 37.9% and 228.9%, respectively, as compared to 1996.


    ELITCH GARDENS--Subsequent to its October 1996 acquisition of Elitch Gardens, the Company invested approximately $30 million at that park for the 1997 season, adding three major marketable rides including a "state-of-the-art" steel suspended looping roller coaster, an entire water park, a new main entrance and main street (including a theatre) and numerous revenue outlets, as well as substantial theming and landscaping. As a result, during 1997, attendance and revenue at Elitch Gardens grew 62.1% and 53.3%, respectively, and park-level operating cash flow increased from ($1.8) million to $8.6 million, as compared to 1996.



    RIVERSIDE PARK--The Company invested approximately $25 million for the 1997 season at Riverside Park, which it acquired in February 1997, to add three major marketable rides, including a "state-of-the-art" steel suspended looping roller coaster, a group picnic area, a new main entrance and improved theming and landscaping. As a result, during 1997, attendance and revenue at Riverside Park increased 57.7% and 56.7%, respectively, and park-level operating cash flow increased from $1.5 million to $8.2 million, as compared to 1996.


    Management believes that each of the parks acquired by Premier in the 1997 Acquisitions offer similar opportunities to implement the Company's growth strategy. Specifically, the Company believes it can increase attendance and per capita revenue at Kentucky Kingdom. The Company intends to invest approximately $10 million at Kentucky Kingdom for the 1998 season to add dueling wooden roller coasters, a five-story interactive family water attraction and restaurants and other revenue outlets. Marine World represents an opportunity to operate and eventually own an established, well-known wildlife park in the San Francisco market, with excellent access to major area highways. Premier has exercised its option to lease approximately 40 acres at Marine World for a term of up to 99 years at a nominal rent. Upon exercise of the lease option, Premier became entitled to receive, in addition to its management fee, 80% of the cash flow generated by the park after operating expenses and debt service. Management intends to expand the park's entertainment component with theme park rides and attractions. The Company is currently implementing the first phase of this expansion of Marine World by investing approximately $35-$40 million for the 1998 season to add fourteen new rides, including a boomerang steel roller coaster, a river rapids ride and a shoot-the-chute giant splash ride. In September 1997, the Company was granted an option to purchase the entire site commencing in February 2002, which it currently expects to exercise at that time.

    The Walibi acquisition provides the Company with a significant presence in the expanding theme park industry in Europe and management believes that the Company's strategy of targeted capital investment and sophisticated marketing can improve performance at these parks. The Company has agreed to invest approximately $38 million in the Walibi Parks over the three years commencing with the 1999 season. The Company believes that the Walibi Parks have suffered from limited available funds for investment and a lack of creative marketing. Additionally, the Company believes that the presence of Disney Land Paris outside of Paris has resulted in greater awareness of local parks in Europe. For example, in 1997, European park attendance grew 6%, as compared to 4% in North America.

    Further, the Company believes that, by virtue of the Six Flags Acquisition, a number of the existing Premier Parks have the potential over the next several seasons to accelerate their rate of growth. Recent attendance levels at the Six Flags theme parks (between 1.7 million and 3.6 million in 1997) have been substantially higher than the annual attendance at the largest Premier Parks (between 1.0 million and 1.5 million during that year). Management believes that a number of existing Premier Parks, particularly Adventure World, Geauga Lake, Kentucky Kingdom, Marine World and Riverside Park, all of which are located in or near major metropolitan areas, can significantly accelerate their market penetration and the expansion of their geographic market. Management believes this can be achieved through the use of the Six Flags brand name, aggressive marketing campaigns featuring the animated characters licensed from Warner Bros. and DC Comics as well as targeted capital investment in new rides and attractions. Management also believes that this expanded penetration, as well as the incorporation of the animated characters in the parks and in merchandise sales can result in increased per capita spending at the existing Premier Parks. The Company expects to commence general use of the Six Flags brand name and the licensed characters at the Premier Parks for the 1999 season.

    THE SIX FLAGS PARKS

    The Six Flags Parks generally enjoy significant market penetration. Thus, although the Company plans to make targeted capital expenditures at these parks to increase their attendance and per capita spending levels, it expects to increase significantly the EBITDA of these parks primarily through increases in operating efficiencies. First and most importantly, the Company believes that it can substantially reduce Six Flags' corporate overhead and other corporate-level expenses. Second, the Company expects to achieve significant improvement in park-level operating margins. Third, by virtue of economies of scale, the Company believes that operating efficiencies in areas such as marketing, insurance, promotion, purchasing and other expenses can be realized. Finally, the Company believes that its increased size following the Six Flags Acquisition will enable it to achieve savings in capital expenditures, including by the Company's ability to rotate rides among its parks.

EXPANDING THE COMPANY'S PARKS

    The Company is expanding several of the Premier Parks in order to increase attendance and per capita spending. For example, the Company is constructing an economy motel at Darien Lake for the 1998 season to supplement the campgrounds. In addition, the Company recently purchased campgrounds adjacent to Geauga Lake, and expects to add prior to the 1999 season a more complete complement of "dry" rides to Wyandot Lake, which is currently primarily a water park. In addition, the Company owns 400 acres adjacent to Adventure World which are zoned for entertainment, recreational and residential uses and are available for complementary uses. Additional acreage owned by the Company and suitable for development exists at several of the Company's other parks. The Company may use a portion of the proceeds of the Offering and the Concurrent Offerings to fund expansions at its parks. See "Use of Proceeds."

    The Company may expand in the future certain of the Six Flags Parks by adding complementary attractions, such as campgrounds, lodging facilities, new water parks and concert venues. For example, Six Flags owns over 1,500 undeveloped acres adjacent to Six Flags Great Adventure (located between New York City and Philadelphia) suitable for such purposes. Additional acreage suitable for development exists at several other Six Flags Parks. See "--Environmental and Other Regulations."

ACQUISITION STRATEGY

    The Company expects to achieve further growth beyond that generated from internal growth at its existing parks through continued selective acquisitions of additional regional theme parks. Given its decentralized management approach, the Company has experience in managing assets in diverse locations, and therefore does not seek acquisitions with any specific geographic focus. In that connection, in the first quarter of 1998 the Company expects to acquire a controlling interest in Walibi (and expects to acquire the remaining interest in the second quarter of 1998), which owns six theme parks and two smaller attractions in Europe, and may continue to pursue acquisitions of parks located outside of the United States.

    The U.S. regional theme park industry is highly fragmented with over 150 parks owned by over 100 operators. Management believes that, in addition to the Acquisitions, there are numerous acquisition opportunities, both in the U.S. and abroad, that can expand its business while the Company will continue to pursue acquisitions of regional parks with attendance between 300,000 and 1.5 million annually, the Company will consider acquisitions of larger parks or chains (such as Six Flags).

    The Company believes it has a number of competitive advantages in acquiring theme parks.

Operators of destination or large regional park chains, other than Cedar Fair L.P., have not generally been actively seeking to acquire parks in recent years. Additionally, as a multi-park operator with a track record of successfully acquiring, improving and repositioning parks, the Company has numerous competitive advantages over single-park operators in pursuing acquisitions and improving the operating results at acquired parks. These advantages include the ability to (i) exercise group purchasing power (for both operating and capital assets); (ii) achieve administrative economies of scale;
(iii) attract greater sponsorship revenue, support from sponsors with nationally-recognized brands and marketing partners; (iv) use the Six Flags brand name and the characters licensed from Warner Bros. and DC Comics; (v) recruit and retain superior management; (vi) optimize the use of capital assets by rotating rides among its parks to provide fresh attractions; and (vii) access capital markets. See "Risk Factors--Uncertainty of Future Acquisitions; Potential Effects of Acquisitions."


    Furthermore, the Company is able to make acquisitions where its capital stock forms all or part of the purchase price. This is particularly important where the seller has a low tax basis in its assets, which the Company believes is often the case with its acquisition targets. While the Company expects that many acquisitions will be made for cash, its ability to use Common Stock for all or part of the purchase price will provide it with an additional advantage over single-park operators in making such acquisitions. For example, shares of Common Stock (or securities convertible into Common Stock) were or will be used as a portion of the aggregate consideration in the acquisitions of Kentucky Kingdom and Walibi and may be used in the Six Flags Acquisition. In most cases, the Company will seek to acquire outright ownership of parks, as it did with the 1996 Acquisitions. However, transactions may be undertaken in other forms, including acquisition of less than full ownership, such as participation in park management, leases or joint venture arrangements. For example, the Company manages Marine World and leases a portion of that facility, with an option to acquire the entire park, commencing in 2002.


    The Company expects to continue to acquire parks which have been undermanaged and have not benefitted from sustained capital expenditures, and to reposition such parks through the implementation of its operating strategies. The Company may also acquire better performing parks which require less additional investment but where cash flow can be improved through economies of scale in operating and capital expenditures and other enhancements.

    The Company intends to locate acquisition targets primarily through its own direct efforts. Management has extensive contacts throughout the industry and is an active participant in industry associations. Particular attention is given to cultivating relationships over time with park owners who appear likely to be or become potential sellers due to factors such as age or family or economic circumstances. In addition, the Company has developed a reputation as an active acquiror of regional parks. Through this reputation and general industry contacts, the Company believes that it becomes aware of most acquisition opportunities that develop in its area of focus.

THE THEME PARK INDUSTRY

    HISTORY

    Although there is a long history of traditional amusement parks, primarily family-owned and consisting of thrill rides and midways, the opening of Disneyland in 1955 introduced the first modern theme park. Several features of modern theme parks distinguish them from the traditional amusement park whose carnival atmosphere and thrill rides offer less to families and adults. Theme parks are designed around one central or several different themes which are consistently applied to all areas, including the rides, attractions, entertainment, food, restaurants and landscape. Modern parks also typically present a variety of free entertainment not found at old-style amusement parks. Theme parks also offer the visitor numerous and diverse dining establishments in order to expand length of stay and position the parks as an all-day entertainment center. Generally, theme parks also plan nighttime entertainment (such as fireworks) and special events, and keep certain rides open into the night to further extend the hours of operation. As a result of these differences, theme parks draw attendance from a wider geographic area and attract a larger number of people from within a given market. Theme parks also attract more families and group outings, and the average length of stay and per capita outlay is greater.

    The following table identifies the nine largest operators of theme park chains worldwide ranked by total attendance, showing the number and type of such parks operated by each and the aggregate attendance in 1997.


                                                                          TYPE               NUMBER          1997
NAME OF OPERATOR                                                         OF PARK            OF PARKS      ATTENDANCE
---------------------------------------------------------------  -----------------------  -------------  -------------
                                                                                                              (IN
                                                                                                          THOUSANDS)
Disney.........................................................        Destination                  8         86,000
PREMIER PARKS(1)...............................................         REGIONAL                   31         36,500
Anheuser-Busch.................................................   Regional/Destination              9         20,700
Universal Studios..............................................        Destination                  2         14,300
Cedar Fair.....................................................         Regional                    7         13,400
Paramount Parks................................................         Regional                    6         12,800
Blackpool Pleasure Beach Co.(2)................................        Destination                  3          8,800
The Tussauds Group(2)..........................................         Regional                    3          7,400
Silver Dollar City.............................................   Regional/Destination              5          4,900


------------------------

(1) Figures for Premier Parks reflect the 1997 Acquisitions and the Six Flags Acquisition as if such acquisitions had all occurred at the commencement of the 1997 season.

(2) Does not operate parks in North America.

    DESTINATION PARKS VERSUS REGIONAL PARKS

    Destination parks are those designed primarily to attract visitors willing generally to travel long distances and incur significant expense to visit the parks' attractions as part of an extended stay. To accommodate vacationers, many destination parks also include on-site lodging. Walt Disney World and Universal Studios are well-known examples of this type of park. Management believes that destination parks are typically more affected by the national economy than are regional parks. With the exception of Six Flags Magic Mountain, located in the same market as Disneyland and Universal Studios Hollywood, the Company does not believe that its parks compete directly with destination parks.

    Regional theme parks, such as those historically operated by the Company, are designed to attract visitors for a full day or a significant number of hours. Management views regional theme parks as those that draw the majority of their patrons from within a 50-mile radius of the park and the great majority of their visitors from within a 100-mile radius of the park. Visiting a regional theme park may be significantly less expensive than visiting a destination park because of lower transportation expenses, lower ticket prices and the lack of extended lodging expenses. The U.S. regional theme park industry is highly fragmented with over 150 parks owned by over 100 operators.

    ATTRACTIONS

    Regional theme parks attract patrons of all ages. Families and young people are attracted by the variety of major rides and attractions, children's rides and various entertainment areas including thematic shows and concerts. Most park admission policies are "pay-one-price," which entitles a guest to virtually unlimited free access to all rides, shows and attractions.

    Depending on the size of the property, regional theme parks typically have between 30 and 40 attractions. These rides include roller coasters and water rides, as well as other attractions such as bumper cars, aerial rides and children's rides. A park may also have distinct entertainment and show areas with specific themes such as a wild west or pirate stunt show. Games, food and merchandise stands often reflect the theme of the particular area in which they are located. This enhances the promotional effect of the thematic area. By offering a variety of rides and themed areas, a park is able to target a wider age spectrum from the surrounding population.

    In addition to thrill rides, many parks offer indoor attractions and outdoor concerts, ranging from musical skits and bands to full-scale evening concerts by prominent entertainers. Selected concerts may require an add-on to the admissions price, but often are part of the regular ticket price, providing added value to visitors.

    Food service offered ranges from full-service restaurants to fast food. Young people may only be interested in a quick meal between rides while the family may choose to relax for a picnic. Refreshment stands serve snack foods, such as hot dogs, cotton candy and soda. In addition, game booths and merchandise souvenir stands are dispersed throughout a park.

HISTORY


    The Company was incorporated in 1981 as The Tierco Group, Inc., and through 1989 was primarily engaged in the ownership and management of real estate and mortgage loans. In October 1989, the Company's current senior management assumed control, and during 1989, management determined to focus Premier's business on its theme park operations, which at that point consisted of a 50% interest in Frontier City. In 1991, the Company acquired White Water Bay and increased its ownership in Frontier City to in excess of 50%. In 1992, the Company acquired Adventure World and the remaining minority interest in Frontier City and disposed of substantially all of its non-theme park operations. In 1994, the Company changed its name to Premier Parks Inc. On August 15, 1995, the Company completed the Funtime Acquisition. On June 4, 1996, the Company completed a public offering of approximately 3.9 million shares of Common Stock, at a price to the public of $18.00 per share, which raised $65.3 million of net proceeds. In the fourth quarter of 1996, the Company acquired Elitch Gardens, the Waterworld Parks and The Great Escape, and, in February 1997, acquired Riverside Park. In January 1997, the Company completed the issuance, through a public offering, of an additional 6.9 million shares of its Common Stock at a price to the public of $29.00 per share, which raised approximately $189.5 million of aggregate net proceeds. In the fourth quarter of 1997, the Company acquired Kentucky Kingdom and its leasehold interest at Marine World. In the first quarter of 1998, the Company expects to acquire an approximate 50% interest in Walibi, and expects to acquire the remaining interest in the second quarter of 1998. On February 9, 1998, the Company entered into an agreement to acquire all of the outstanding capital stock of SFEC.


DESCRIPTION OF PARKS

PREMIER PARKS

    ADVENTURE WORLD

    Adventure World is a combination theme and water park located in Largo, Maryland, approximately 15 miles east of Washington, D.C. and 30 miles southwest of Baltimore, Maryland. The park's primary market includes Maryland, northern Virginia, Washington, D.C. and parts of Pennsylvania and Delaware. This market provides the park with a permanent resident population base of approximately 6.6 million people within 50 miles and 10.9 million people within 100 miles. The Washington, D.C. and Baltimore markets are the number 7 and number 23 DMAs in the United States, respectively. Based upon in-park surveys, approximately 87% of the visitors to Adventure World in 1997 resided within a 50-mile radius of the park, and 92% resided within a 100-mile radius.

    The Company owns a site of 515 acres, with 115 acres currently used for park operations. The remaining 400 acres, which are fully zoned for entertainment and recreational uses, provide the Company with ample expansion opportunity, as well as the potential to develop complementary operations, such as an amphitheater.

    Adventure World's principal competitors are King's Dominion Park, located in Doswell, Virginia (near Richmond); Hershey Park, located in Hershey, Pennsylvania; and Busch Gardens, located in Williamsburg, Virginia. These parks are located approximately 120, 125 and 175 miles, respectively, from Adventure World.

    DARIEN LAKE & CAMPING RESORT

    Darien Lake, a combination theme and water park, is the largest theme park in the State of New York and the 38th largest theme park in the United States based on 1997 attendance of 1.4 million. Darien Lake is located off Interstate 90 in Darien Center, New York, approximately 30, 40 and 120 miles from Buffalo, Rochester and Syracuse, New York, respectively. The park's primary market includes upstate New York, western and northern Pennsylvania and southern Ontario, Canada. This market provides the park with a permanent resident population base of approximately 2.1 million people within 50 miles of the park and 3.1 million with 100 miles. The Buffalo, Rochester and Syracuse markets are the number 40, number 75 and number 72 DMAs in the United States, respectively. Based upon in-park surveys, approximately 62% of the visitors to Darien Lake in 1997 resided within a 50-mile radius of the park, and 79% resided within a 100-mile radius.

    The Darien Lake property consists of approximately 1,000 acres, including 144 acres for the theme park, 242 acres of campgrounds and 593 acres of agricultural, undeveloped and water areas. Darien Lake also has a 20,000 seat amphitheater. Following the 1995 season, the Company entered into a long-term arrangement with a national concert promoter to realize the cash flow potential of the amphitheater. As a result, since it acquired the park, the Company has realized substantial increases in revenues earned from concerts held at the facility.

    Adjacent to the Darien Lake theme park is a camping resort owned and operated by the Company with 1,180 developed campsites, including 330 recreational vehicles (RV's) available for daily and weekly rental. In addition, there are 500 other campsites available for tenting. Darien Lake is one of the few theme parks in the United States which offers a first class campground adjacent to the park. The campground is the fifth largest in the United States. In 1997, approximately 310,000 people used the Darien Lake campgrounds. The Company believes that substantially all of the camping visitors use the theme park. The Company is constructing an economy motel at the site for the 1998 season to supplement the campgrounds.

    Darien Lake's principal competitor is Wonderland Park located in Toronto, Canada, approximately 125 miles from Darien Lake. In addition, Darien Lake competes to a lesser degree with three smaller amusement parks located within 50 miles of the park. Darien Lake is significantly larger with a more diverse complement of entertainment than any of these three smaller facilities.

    ELITCH GARDENS

    Elitch Gardens is a combination theme and water park located on approximately 60 acres in the downtown area of Denver, Colorado, next to Mile High Stadium and McNichols Arena, and close to Coors Field. Based on 1997 attendance of 1.5 million, Elitch Gardens is the 37th largest theme park in the United States. The park's primary market includes the greater Denver area, as well as most of central Colorado. This market provides the park with a permanent resident population base of approximately 2.4 million people within 50 miles of the park and approximately 3.3 million people within 100 miles. The Denver area is the number 18 DMA in the United States. Based upon in-park surveys, approximately 54% of the visitors to Elitch Gardens in 1997 resided within a 50-mile radius of the park, and 78% resided within a 100-mile radius.

    A park in Denver under the name of "Elitch Gardens" has been in continuous operation for over 100 years. During 1994 and 1995, the park was relocated from its smaller location on the north side of Denver to its current location in downtown Denver. The park was constructed at a cost of $100.0 million (including land and equipment, as well as extensive infrastructure). The park was reopened in 1995. Management believes that the park, as constructed, did not have sufficient marketable rides and attractions to achieve its attendance potential. In addition, prior to its acquisition in 1996, the park lacked theming and landscaping, as well as creative marketing. Elitch Gardens has no significant direct competitors.

    FRONTIER CITY

    Frontier City is a western theme park located along Interstate 35 in northeast Oklahoma City, Oklahoma, approximately 100 miles from Tulsa. The park's market includes nearly all of Oklahoma and certain parts of Texas and Kansas, with its primary market in Oklahoma City and Tulsa. This market provides the park with a permanent resident population base of approximately 1.2 million people within 50 miles of the park and 2.1 million people within 100 miles. The Oklahoma City and Tulsa markets are the number 43 and number 58 DMAs in the United States, respectively. Based upon in-park surveys, approximately 63% of the visitors to Frontier City in 1997 resided within a 50-mile radius of the park, and 69% resided within a 100-mile radius.

    The Company owns a site of approximately 90 acres, with 60 acres currently used for park operations. The remaining 30 acres provide the Company with the potential to develop complementary operations, such as campgrounds or an amphitheater. Frontier City's only significant competitor is Six Flags Over Texas, the Company's park located in Arlington, Texas, approximately 225 miles from Frontier City.

    GEAUGA LAKE

    Geauga Lake is a combination theme and water park, and is the 40th largest theme park in the United States based on 1997 attendance of 1.3 million. Geauga Lake is located in Aurora, Ohio, 20 miles southeast of Cleveland and approximately 30, 60 and 120 miles, respectively, from Akron and Youngstown, Ohio and Pittsburgh, Pennsylvania. This market provides the park with a permanent resident population base of approximately 4.0 million people within 50 miles of the park and 7.4 million within 100 miles. The Cleveland/Akron, Youngstown and Pittsburgh markets are the number 13, number 97 and number 19 DMAs in the United States, respectively. Based upon in-park surveys, approximately 44% of the visitors to Geauga Lake in 1997 resided within a 50-mile radius of the park, and 76% resided within a 100-mile radius.

    The 257-acre property on which Geauga Lake is situated includes a 55-acre spring-fed lake. The theme park itself presently occupies approximately 116 acres. There are approximately 87 acres of undeveloped land (of which approximately 30 acres have the potential for further development).

    Geauga Lake's principal competitors are Cedar Point in Sandusky, Ohio and Kennywood in Pittsburgh, Pennsylvania. These parks are located approximately 90 miles and 120 miles, respectively, from Geauga Lake. There are also three small water parks within a 50-mile radius of Geauga Lake, and Sea World, a marine park, is located on the other side of Geauga Lake. While Sea World does, to some extent, compete with Geauga Lake, it is a complementary attraction, and many patrons visit both facilities. In that regard, the Company and Sea World conduct joint marketing programs in outer market areas, involving joint television advertising of combination passes. In addition, combination tickets are sold at each park.

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
    THE GREAT ESCAPE

    The Great Escape, which opened in 1954, is a combination theme and water park located off Interstate 87 in the Lake George resort area, 180 miles north of New York City and 40 miles north of Albany. The park's primary market includes the Lake George tourist population and the upstate New York and western New England resident population. Official statistics indicate that the area had a visitor population of over 7.5 million people in 1995, of which over 3.5 million were overnight visitors, with an average length of stay of 4.3 days. This market provides the park with a permanent resident population base of approximately 800,000 people within 50 miles of the park and 3.3 million people within 100 miles. The Albany market is the number 52 DMA in the United States. Based upon in-park surveys, approximately 41% of the visitors to The Great Escape in 1997 resided within a 50-mile radius of the park, and 69% resided within a 100-mile radius.

    The Great Escape is located on a site of approximately 335 acres, with 100 acres currently used for park operations. Approximately 30 of the undeveloped acres are suitable for park expansion. The Great Escape's only significant direct competitor is Riverside Park, the Company's park located in Springfield, Massachusetts, approximately 150 miles from The Great Escape. In addition, there is a smaller water park located in Lake George.

    KENTUCKY KINGDOM

    Kentucky Kingdom is a combination theme and water park, located on approximately 58 acres on and adjacent to the grounds of the Kentucky State Fair in Louisville, Kentucky, of which approximately 38 acres are leased under ground leases with terms (including renewal options) expiring in 2049, with the balance owned by the Company. Based on 1997 attendance of 1.1 million, Kentucky Kingdom was the 47th largest theme park in the United States. The park's primary market includes Louisville and Lexington, Kentucky, Evansville and Indianapolis, Indiana and Nashville, Tennessee. This market provides the park with a permanent resident population of approximately 1.4 million people within 50 miles and 4.6 million people within 100 miles. The Louisville and Lexington markets are the number 50 and number 67 DMAs in the United States.

    The Company believes that, although Kentucky Kingdom is outfitted with a large number of rides and has a solid attendance base, the park has suffered from limited available funds for investment and a lack of revenue outlets. Premier intends to spend approximately $10 million prior to the 1998 season to add two major new attractions and to upgrade the quality and quantity of the merchandise outlets and restaurants. The Company also intends to implement more professional and creative marketing, sales and promotional programs. Kentucky Kingdom's only significant direct competitor is Paramount's Kings Island and The Beach, located in Cincinnati, Ohio, approximately 100 miles from the park.

    MARINE WORLD

    Marine World, a theme park which has historically featured primarily marine mammals and exotic land animals, is the 47th largest theme park in the United States, based on 1997 attendance of 1.1 million. Marine World is located in Vallejo, California, approximately 32 miles from San Francisco, 22 miles from Oakland and 57 miles from Sacramento. This market provides the park with a permanent resident population base of approximately 5.4 million people within 50 miles and 10.0 million people within 100 miles. The San Francisco/Oakland and Sacramento areas are the number 5 and number 20 DMAs in the United States, respectively. Based upon in-park surveys, approximately 50% of the visitors to Marine World in 1997 resided within a 50-mile radius of the park, and 78% resided within a 100-mile radius.

    The Company manages the operations of Marine World pursuant to a management agreement entered into in February 1997, pursuant to which the Company is entitled to receive an annual base

                                       67
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management fee of $250,000 and up to $250,000 annually in additional fees based on park performance. In addition, in November 1997 the Company exercised at no additional cost an option to lease approximately 40 acres of land at the site on a long-term basis and at nominal rent, entitling the Company to receive, in addition to the management fee, 80% of the cash flow generated by the park after operating expenses and debt service. Finally, the Company has the option to purchase the entire park beginning in February 2002, which it currently expects to exercise at that time.

    Marine World currently consists of 105 acres comprised of various presentation stadiums, animal habitats, visitor walkways, parking, concession and picnic areas, bordering a 55-acre man-made lake. The park provides for the shelter and care of over 50 marine mammals, 600 land animals, over 70 sharks and rays, birds and reptiles, over 2,600 tropical and cold water fish and marine invertebrates, and 500 butterflies, all featured in a variety of exhibits and participatory attractions.

    Marine World's principal competitors are Underwater World at Pier 39 in San Francisco, Great America in Santa Clara and Outer Bay at Monterey Bay Aquarium. These parks are located approximately, 30, 60 and 130 miles from Marine World, respectively. In addition, plans for Hecker Pass, a new theme park in Gilroy, California (approximately 100 miles from Marine World) are under development. If developed, the Company believes that the park would not be operational for at least two years.

    Since taking over the management of Marine World in April 1997, the Company has stabilized the park's performance by reducing operating expenses, shortening the operating season, and beginning to expand the park's entertainment component by adding a themed children's area with children's rides called "Popeye's Seaport" and the DinoSphere TurboRide, a ride simulation theatre. The Company expects to invest between $35-$40 million at Marine World for the 1998 season to add fourteen new rides, including a boomerang steel roller coaster, a river rapids ride and a shoot-the-chute giant splash ride.

    RIVERSIDE PARK

    Riverside Park is a combination theme park and motor speedway, located off Interstate 91 near Springfield, Massachusetts, approximately 95 miles west of Boston. Riverside Park's primary market includes Springfield and western Massachusetts, and Hartford and western Connecticut, as well as portions of eastern Massachusetts (including Boston) and eastern New York. Based on 1997 attendance of over 1.2 million, Riverside Park is the 43rd largest theme park in the United States. This market provides the park with a permanent resident population base of approximately 3.1 million people within 50 miles and 14.7 million people within 100 miles. Based upon in-park surveys, approximately 63% of the visitors to Riverside Park in 1997 resided within a 50-mile radius of the park, and 95% resided within a 100-mile radius. Springfield, Hartford/New Haven and Boston are the number 103, number 27 and number 6 DMAs in the United States.

    Riverside Park is comprised of approximately 160 acres, with 118 acres currently used for park operations, 12 acres for a picnic grove and approximately 30 undeveloped acres. Riverside Park's Speedway is a multi-use stadium which includes a one-quarter mile NASCAR-sanctioned short track for automobile racing which can seat 6,200 for speedway events and 15,000 festival style for concerts.

    Riverside Park's most significant competitor is Lake Compounce located in Bristol, Connecticut, approximately 50 miles from Riverside Park. Lake Compounce had not been in regular full-service operation for several years. However, the prior owner of the park entered into a joint venture relationship in 1996 with an established park operator, and the park has received a substantial investment of private and public funds and did operate in the 1997 season. To a lesser extent, Riverside Park competes with The Great Escape, the Company's park located in Lake George, New York, approximately 150 miles from Riverside Park.

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    WATERWORLD PARKS

    The Waterworld Parks consist of two water parks (Waterworld USA/Concord and Waterworld USA/ Sacramento) and one family entertainment center (Paradise Island).

    Waterworld USA/Concord is located in Concord, California, in the East Bay area of San Francisco. The park's primary market includes nearly all of the San Francisco Bay area. This market provides the park with a permanent resident population base of approximately 6.8 million people within 50 miles of the park and 10.0 million people within 100 miles. The San Francisco Bay market is the number 5 DMA in the United States. Based upon in-park surveys, approximately 94% of the visitors in 1997 resided within a 50-mile radius of the park, and 97% resided within a 100-mile radius.

    Waterworld USA/Sacramento is located on the grounds of the California State Fair in Sacramento, California. Also located on the fair grounds is Paradise Island, the Company's family entertainment center. The facilities' primary market includes Sacramento and the immediate surrounding area. This market provides the park with a permanent resident population base of approximately 2.7 million people within 50 miles of the park and 9.7 million people within 100 miles. The Sacramento market is the number 20 DMA in the United States. Based upon in-park surveys, approximately 80% of the visitors in 1997 resided within a 50-mile radius of the park, and 96% resided within a 100-mile radius.

    Both facilities are leased under long-term ground leases. The Concord site includes approximately 29 acres, with 24 acres currently used for park operations. The Sacramento facility is located on approximately 20 acres, all of which is used for the park and the family entertainment center. Concord's only significant direct competitor is Raging Waters located in San Jose, approximately 100 miles from that facility. Sacramento's only significant competitor is Sunsplash located in northeast Sacramento, approximately 40 miles from that facility.

    WHITE WATER BAY

    White Water Bay is a tropical themed water park situated on 22 acres located along Interstate 40 in southwest Oklahoma City, Oklahoma. The park is the 15th largest water park in the United States based on 1997 attendance of approximately 316,000. The park's primary market includes the greater Oklahoma City metropolitan area. Oklahoma City is the number 43 DMA in the United States. This market provides the park with a permanent resident population base of approximately 1.2 million people within 50 miles of the park and 2.1 million people within 100 miles. Based upon in-park surveys, approximately 80% of the visitors to White Water Bay in 1997 resided within a 50-mile radius of the park, and 87% resided within a 100-mile radius. White Water Bay has no direct competitors.

    WYANDOT LAKE

    Wyandot Lake, a water park that also offers "dry" rides, is located just outside of Columbus, Ohio, adjacent to the Columbus Zoo on property sub-leased from the Columbus Zoo. The park's primary market includes the Columbus metropolitan area and other central Ohio towns. This market provides the park with a permanent resident population base of approximately 2.0 million people within 50 miles of the park and approximately 6.4 million people within 100 miles. The Columbus market is the number 34 DMA in the United States. Based on in-park surveys, approximately 85% of the visitors to Wyandot Lake in 1997 resided within a 50-mile radius of the park, and 93% resided within a 100-mile radius.

    The Company leases from the Columbus Zoo the land, the buildings and several rides which existed on the property at the time the lease was entered into in 1983. The current lease expires in 1998, but the Company expects to exercise the first of its two five-year renewal options. The land leased by Wyandot Lake consists of approximately 18 acres. The park shares parking facilities with the Columbus Zoo.

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    Wyandot Lake's direct competitors are Paramount's Kings Island and The
Beach, each located in Cincinnati, Ohio, and Cedar Point, located in Sandusky, Ohio. Each of these parks is located approximately 100 miles from Wyandot Lake. Although the Columbus Zoo is located adjacent to the park, it is a complementary attraction, with many patrons visiting both facilities.

WALIBI PARKS

    In March 1998, Premier is scheduled to acquire approximately 50% of the shares of capital stock of Walibi (on a fully diluted basis) in the Private Acquisition. Thereafter, the Company will commence the Walibi Tender Offer for the balance of the Walibi shares, pursuant to which the Company expects to acquire all or substantially all of such shares. Walibi, a Belgian corporation whose capital stock is traded on the Official Market of the Brussels Stock Exchange, owns six theme parks, two located in Belgium, one in the Netherlands and three in France, as well as two smaller attractions in Brussels. Walibi's operations had combined 1997 attendance of approximately 3.5 million.

    The Walibi Parks consist of six theme parks and two small attractions throughout Europe, including: Bellewaerde, Mini-Europe and Oceade, Walibi Aquitaine, Walibi Flevo, Walibi Rhone-Alpes, Walibi Schtroumpf and Walibi Wavre and Aqualibi. The Walibi Parks' primary markets include Belgium, The Netherlands, southwestern France, eastern France and northern France. These markets provide the Walibi Parks with a permanent resident population of 23.0 million people within 50 miles and 54.5 million people within 100 miles.

    The Walibi Parks' most significant competitors are Disneyland Paris, located in France, Meli Park and Bobbeejaanland, each located in Belgium, de Efteling, located in The Netherlands, and Parc Asterix, located in France.

SIX FLAGS PARKS

    In February 1998, Premier entered into the Six Flags Agreement to acquire all of the capital stock of SFEC from the Sellers. See "Description of Six Flags Agreement." Six Flags operates 12 "Six Flags" branded theme parks in eight locations in the United States, consisting of eight major regional theme parks, as well as three separately gated water parks and one wildlife safari park (each located near one of the theme parks). The closing of the Six Flags Acquisition will occur concurrently with the closing of the Offerings.

    SIX FLAGS ASTROWORLD AND SIX FLAGS WATERWORLD

    Six Flags AstroWorld, the 28th largest theme park in the United States with 1997 attendance of 2.0 million, and the separately gated adjacent Six Flags WaterWorld, with 1997 attendance of 283,000, are located in Houston, Texas on the grounds of an entertainment and sports complex that includes the Houston Astrodome. The Houston, Texas market provides the parks with a permanent resident population of 4.3 million people within 50 miles and 5.2 million people within 100 miles. The Houston market is the number 11 DMA in the United States. Based upon in-park surveys, approximately 68% of the visitors to the parks in 1997 resided within a 50-mile radius of the park, and 73% resided within a 100-mile radius.

    The Company owns a site of approximately 90 acres used for the theme park, and approximately 14 acres used for the water park. Six Flags AstroWorld indirectly competes with Sea World of Texas and the Company's Six Flags Fiesta Texas, both located in San Antonio, Texas, approximately 200 miles from the park. Six Flags WaterWorld competes with Splashtown and Water Works, two nearby water parks.

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
    SIX FLAGS FIESTA TEXAS


    Six Flags Fiesta Texas (the "Fiesta Park"), the 33rd largest theme park in the United States with 1997 attendance of 1.6 million, is located on approximately 206 acres of land in San Antonio, Texas. The San Antonio, Texas market provides the park with a permanent resident population of 1.7 million people within 50 miles and 3.0 million people within 100 miles. The San Antonio market is the number 38 DMA in the United States. Based upon in-park surveys, approximately 43% of the visitors to the parks in 1997 resided within a 50-mile radius of the park, and 55% resided within a 100-mile radius.


    Six Flags Fiesta Texas' principal competitor is Sea World of Texas located in San Antonio. In addition, the park competes to a lesser degree with Six Flags Astro-World, the Company's park located in Houston, Texas, approximately 200 miles from the park.

    PARTNERSHIP STRUCTURE. Six Flags took over management of the park in 1996. The park is operated by San Antonio Theme Park, L.P., a limited partnership (the "Fiesta Partnership"). Partners in the Fiesta Partnership include (i) Six Flags San Antonio Park, L.P. (a limited partnership between two wholly-owned subsidiaries of SFTP) as a 59% general partner (the "Six Flags GP"), (ii) San Antonio Park GP, LLC (a Delaware limited liability company managed and partially owned by the Sellers in which SFTP holds a 99% equity interest) as a 1% general partner (the "Sellers GP") and (iii) Fiesta Texas Theme Park Ltd (a Texas limited partnership indirectly wholly-owned by La Cantera Development Company) as a 40% limited partner (the "La Cantera LP"). Pursuant to the Six Flags Acquisition the Sellers will transfer to the Company their 1% interest in the Sellers GP.

    The land and most of the assets of the Fiesta Park are owned by the La Cantera LP. The La Cantera LP leases the park to the Fiesta Partnership (the "Fiesta Lease"). In exchange, the Fiesta Partnership pays the La Cantera LP a nominal annual rent and is required to make certain capital improvements to and cover all operating expenses of the park.

    The Fiesta Lease has an initial term which extends through the end of fiscal year 2005, but under certain circumstances may be extended until the end of fiscal year 2015. If extended, the Fiesta Lease can be terminated at the end of fiscal year 2010 at the option of either the Fiesta Partnership or the lessor. The Fiesta Partnership has the right to terminate the Fiesta Lease effective at the end of fiscal year 2001 if it has incurred in excess of a specified cumulative operating loss during the 1998 to 2001 fiscal years. As long as the Fiesta Lease continues in effect, the Fiesta Partnership has the option to purchase the tangible and intangible assets of Fiesta Park and to buy-out the La Cantera LP's interest in the Fiesta Partnership during the initial term of the Fiesta Lease, at the end of fiscal year 2010 should the lessor terminate the Fiesta Lease and at the end of fiscal year 2015.

    In connection with Six Flags' management of Fiesta Park, the Six Flags GP entered into a management agreement with the Fiesta Partnership (the "Fiesta Agreement") under which it will manage and operate Fiesta Park on the Fiesta Partnership's behalf. Under the terms of the Fiesta Agreement, the Fiesta Partnership will pay the Six Flags GP an annual management fee and intellectual property fee. For the 1996 and 1997 fiscal years, the annual management fee payable to the Six Flags GP was 4% of the Fiesta Partnership's Gross Revenues (as defined in the Fiesta Agreement) for such year. Commencing with the 1998 fiscal year, the management fee is 25% of EBITDA (as defined in the Fiesta Agreement). The intellectual property fee payable to the Six Flags GP throughout the term of the Fiesta Agreement will be based on the Fiesta Partnership's Gross Revenues.

    SIX FLAGS GREAT ADVENTURE AND SIX FLAGS WILD SAFARI ANIMAL PARK

    Six Flags Great Adventure, the 10th largest theme park in the United States, and the separately gated adjacent Six Flags Wild Safari Animal Park, the 23rd largest theme park in the United States with 1997

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
combined attendance of 3.7 million, are located in Jackson, New Jersey, approximately 70 miles south of New York City and 50 miles east of Philadelphia. The New York and Philadelphia markets provide the parks with a permanent resident population of 11.5 million people within 50 miles and 25.9 million people within 100 miles. The New York and Philadelphia markets are the number 1 and number 4 DMAs in the United States, respectively. Based upon in-park surveys, approximately 50% of the visitors to the parks in 1997 resided within a 50-mile radius of the park, and 80% resided within a 100-mile radius.

    The Company owns a site of approximately 1,862 acres, of which approximately 221 acres are currently used for the thrill-ride based theme park operations, and 1,641 acres remain undeveloped. Additionally, the Company owns approximately 355 adjacent acres that are used for the wildlife safari park, home to 55 species of 1,200 exotic animals which can be seen over a four and a half mile drive. Six Flags Great Adventure's principal competitors are Hershey Park, located in Hershey, Pennsylvania, approximately 150 miles from the park; and Dorney Park, located in Allentown, Pennsylvania, approximately 75 miles from the park.

    SIX FLAGS GREAT AMERICA

    Six Flags Great America, the 16th largest theme park in the United States with 1997 attendance of 3.0 million, is located in Gurnee, Illinois, between Chicago, Illinois and Milwaukee, Wisconsin. The Chicago and Milwaukee markets provide the park with a permanent resident population of 7.6 million people within 50 miles and 12.5 million people within 100 miles. The Chicago and Milwaukee markets are the number 3 and number 31 DMAs in the United States, respectively. Based upon in-park surveys, approximately 64% of the visitors to the park in 1997 resided within a 50-mile radius of the park, and 80% resided within a 100-mile radius.

    The Company owns a site of approximately 86 acres used for the theme park operations. Six Flags Great America currently has no direct theme park competitors in the region, but does compete with Paramount's Kings Island, located near Cincinnati, Ohio, approximately 350 miles from the park; Cedar Point, located in Sandusky, Ohio, approximately 340 miles from the park; and Six Flags St. Louis, the Company's park located near St. Louis, Missouri, approximately 320 miles from the park.

    SIX FLAGS MAGIC MOUNTAIN AND SIX FLAGS HURRICANE HARBOR

    Six Flags Magic Mountain, the 12th largest theme park in the United States with 1997 attendance of 3.3 million, and the separately gated adjacent Six Flags Hurricane Harbor, the 11th largest water park in the United States with 1997 attendance of 351,000, are located in Valencia, California, in the northwest section of Los Angeles County. The Los Angeles, California market provides the parks with a permanent resident population of 9.4 million people within 50 miles and 15.8 million people within 100 miles. The Los Angeles market is the number 2 DMA in the United States. Based upon in-park surveys, approximately 45% of the visitors to the parks in 1997 resided within a 50-mile radius of the parks, and 64% resided within a 100-mile radius.

    The Company owns a site of approximately 110 acres used for the theme park, and approximately 11 acres used for the pirate-themed water park. Six Flags Magic Mountain's principal competitors include Disneyland in Anaheim, California, located approximately 60 miles from the park, Universal Studios Hollywood in Universal City, California, located approximately 20 miles from the park, Knott's Berry Farm in Buena Park, California, located approximately 50 miles from the park, and Sea World of California in San Diego, California, located approximately 150 miles from the park. Six Flags Hurricane Harbor has no direct competitors in the area.

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
    SIX FLAGS OVER GEORGIA

    Six Flags Over Georgia, the 20th largest theme park in the United States with 1997 attendance of 2.8 million, is located in Mableton, Georgia, approximately 10 miles outside of Atlanta, Georgia. The Atlanta, Georgia market provides the park with a permanent resident population of 3.8 million people within 50 miles and 6.3 million people within 100 miles. The Atlanta market is the number 10 DMA in the United States. Based upon in-park surveys, approximately 42% of the visitors to the park in 1997 resided within a 50-mile radius of the park, and 58% resided within a 100-mile radius.

    Six Flags Over Georgia's primary competitors include Paramount's Carowinds in Charlotte, North Carolina, located approximately 250 miles from the park, and Dollywood in Pigeon Forge, Tennessee, located approximately 200 miles from the park. The Georgia Limited Partner (as defined below) owns the site of approximately 283 acres, including approximately 87 acres of undeveloped land, all of which is leased to Six Flags Over Georgia II, L.P. (the "Georgia Co-Venture Partnership").


    PARTNERSHIP STRUCTURE. On March 18, 1997, Six Flags completed arrangements pursuant to which Six Flags will manage the Georgia park through 2026. Under the agreements governing these arrangements (the "Georgia Agreements"), the Georgia park is owned (excluding real property) by the Georgia Co-Venture Partnership of which a Six Flags subsidiary is the managing general partner. In the second quarter of 1997, two subsidiaries of Six Flags made a tender offer for partnership interests ("LP Units") in the 99% limited partner of the Georgia Co-Venture Partnership (the "Georgia Limited Partner"), that valued the Georgia park at the greater of $250 million or eight times 1997 EBITDA of the Georgia park (the "Georgia Tender Offer Price"). Six Flags purchased approximately 25% of the LP Units in the 1997 tender offer at an aggregate price of $62.7 million.



    The key elements of these arrangements are as follows: (i) the Georgia Limited Partner (which is not affiliated with Six Flags) received minimum annual distributions of $18.5 million in 1997, which will increase each year thereafter in proportion to increases in the cost of living; (ii) thereafter, Six Flags will be entitled to receive from available cash (after provision for reasonable reserves and after capital expenditures per annum of approximately 6% of prior year's revenues) a management fee equal to 3% of the prior year's gross revenues, and, thereafter, any additional available cash will be distributed 95% to Six Flags and 5% to the Georgia Limited Partner; (iii) commencing in 1998, and on an annual basis thereafter, Six Flags will offer to purchase additional LP Units at a price based on a valuation for the park equal to the greater of $250.0 million or a value derived by multiplying the weighted average four year EBITDA (as defined therein) of the park by 8.0; (iv) in 2027, Six Flags will have the option to acquire all remaining interests in the Georgia park at a price based on the Georgia Tender Offer Price, increased in proportion to the increase in the cost of living between December 1996 and December 2026, and (v) the Company is required to make minimum capital expenditures at the Georgia park during rolling five-year periods, based generally on 6% of the park's revenues. Cash flow from operations at the Georgia park will be used to satisfy these requirements first, before any funds are required from the Company. In connection with the Subordinated Indemnity Agreement, the Company is transferring to Time Warner (who has guaranteed the Six Flags obligations under these arrangements) record title to the corporations which own certain entities that have purchased and will purchase LP Units, and the Company will receive an assignment from Time Warner of all cash flow received on such LP Units and will otherwise control such entities, except in the event of a default by the Company of its obligations under these arrangements. After all such obligations have been satisfied, Time Warner is required to retransfer to the Company such record title for a nominal consideration. In addition, the Company will issue preferred stock of the managing partner of the Georgia Limited Partner to Time Warner which, in the event of such a default, would permit Time Warner to obtain control of such entity. See "Description of Six Flags Agreement."


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    Six Flags has accounted for the Georgia park as a co-venture and included the revenues and expenses of the Georgia Co-Venture Partnership (excluding partnership depreciation and interest expense associated with limited partnership debt) in Six Flags' consolidated financial statements and deducted as expenses the net amounts distributed to the limited partners.

    The Company intends to account for its interest in the Georgia park under the equity method of accounting.

    SIX FLAGS OVER TEXAS AND SIX FLAGS HURRICANE HARBOR

    Six Flags Over Texas, the 16th largest theme park in the United States with 1997 attendance of 2.9 million, and the separately gated Six Flags Hurricane Harbor, the 7th largest water park in the United States with 1997 attendance of 558,000, are located across Interstate 30 from each other in Arlington, Texas, between Dallas and Fort Worth, Texas. The Dallas/Fort Worth market provides the parks with a permanent resident population of 4.5 million people within 50 miles and 5.6 million people within 100 miles. The Dallas/Fort Worth market is the number 8 DMA in the United States. Based upon in-park surveys, approximately 60% of the visitors to the parks in 1997 resided within a 50-mile radius of the park, and 68% resided within a 100-mile radius.

    The Texas Limited Partner (as defined below) owns the site of approximately 197 acres used for the theme park, and the Company owns approximately an additional 49 acres, of which approximately 18 acres are currently used for Hurricane Harbor and 22 acres remain undeveloped. Six Flags Over Texas' principal competitors include Sea World of Texas and the Company's Six Flags Fiesta Texas, both located in San Antonio, Texas, approximately 285 miles from the park. Six Flags Hurricane Harbor has no direct competitors in the area.

    PARTNERSHIP STRUCTURE. Six Flags Over Texas is owned (excluding real property) by Texas Flags, Ltd. (the "Texas Co-Venture Partnership"), a Texas limited partnership of which the 1% general partner is a wholly-owned subsidiary of Six Flags, and the 99% limited partner is Six Flags Fund II, Ltd., a Texas limited partnership (the "Texas Limited Partner") which is unaffiliated with Six Flags.


    In December 1997, Six Flags completed arrangements pursuant to which it will manage Six Flags Over Texas through 2027. The key elements of the new arrangements are as follows: (i) the Texas Limited Partner will receive minimum annual distributions of $27.7 million in 1998, increasing each year thereafter in proportion to increases in the cost of living; (ii) thereafter, Six Flags will be entitled to receive from available cash (after provision for reasonable reserves and after capital expenditures per annum of approximately 6.0% of prior year's revenues) a management fee equal to 3% of the prior year's gross revenues, and, thereafter, any additional available cash will be distributed 92.5% to Six Flags and 7.5% to the Texas Limited Partner; (iii) in the first quarter of 1998, Six Flags made a tender offer for partnership units ("LP Units") in the Texas Limited Partner that valued the park at the greater of approximately $374.8 million or 8.5 times 1997 EBITDA (as defined herein) of the park (the "Texas Tender Offer Price"); (iv) commencing in 1999, and on an annual basis thereafter, Six Flags will offer to purchase LP Units at a price based on a valuation for the park equal to the greater of $374.8 million or a value derived by multiplying the weighted-average four year EBITDA of the park by 8.5;
(v) in 2028 Six Flags and its affiliates will have the option to acquire all remaining interests in the park at a price based on the Texas Tender Offer Price, increased in proportion to the increase in the cost of living between December 1997 and December 2027; and (vi) the Company is required to make minimum capital expenditures at the Texas park during rolling five-year periods, based generally on 6% of such park's revenues. Cash flow from operations at the Texas park will be used to satisfy these requirements first, before any funds are required from the Company. In March 1998, Six Flags completed a tender offer pursuant to which Six Flags purchased approximately 33% of the outstanding LP Units for an aggregate purchase price of $117.3 million. In connection with the Subordinated Indemnity Agreement, the Company is transferring to Time Warner (who has guaranteed the Six Flags obligations under these arrangements) record title to the corporations which own certain entities that have purchased and will purchase LP Units and the Company will receive an assignment from Time Warner of all cash flow received on such LP Units and will otherwise control such entities, except in the event of a default by the Company of its obligations under these arrangements. After all such obligations have been satisfied, Time Warner is required to retransfer to the Company such record title for a nominal consideration. In addition, the Company will issue preferred stock of the managing partner of the Texas Co-Venture Partnership to Time Warner which, in the event of such a default, would permit Time Warner to obtain control of such entity. See "Description of Six Flags Agreement."

    Six Flags has accounted for the park as a co-venture and included the revenues and expenses of the Texas Co-Venture Partnership (excluding partnership depreciation and interest expense associated with limited partnership debt) in its consolidated financial statements and deducted as expenses the net amounts distributed to the Texas Limited Partner.

    The Company intends to account for its interest in the Texas park under the equity method of accounting.

    SIX FLAGS ST. LOUIS

    Six Flags St. Louis, the 33rd largest theme park in the United States with 1997 attendance of 1.7 million, is located in Eureka, Missouri, about 35 miles west of St. Louis, Missouri. The St. Louis market provides the park with a permanent resident population of 2.6 million people within 50 miles and 3.7 million people within 100 miles. The St. Louis market is the number 21 DMA in the United States. Based upon in-park surveys, approximately 55% of the visitors to the park in 1997 resided within a 50-mile radius of the park, and 65% resided within a 100-mile radius.

    The Company owns a site of approximately 499 acres used for the theme park operations. Six Flags St. Louis competes with Paramount's Kings Island, located near Cincinnati, Ohio, approximately 350 miles from the park; Cedar Point, located in Sandusky, Ohio, approximately 515 miles from the park; Silver Dollar City, located in Branson, Missouri, approximately 250 miles from the park; and Six Flags Great America, the Company's park located near Chicago, Illinois, approximately 320 miles from the park.

MARKETING AND PROMOTION

    The Company attracts visitors through national and local multi-media marketing and promotional programs for each of its parks. The national programs are designed to market and enhance the Six Flags brand name. Local programs are tailored to address the different characteristics of their respective markets and to maximize the impact of specific park attractions and product introductions. All marketing and promotional programs are updated or completely revamped each year to address new developments. Marketing programs are supervised by the Company's Vice President for Marketing, with the assistance of the Company's senior management and its national advertising agency.

    The Company also develops partnership relationships with well-known national and regional consumer goods companies and retailers to supplement its advertising efforts and to provide attendance incentives in the form of discounts and/or premiums. The Company has also arranged for popular local radio and television programs to be filmed or broadcast live from its parks.


    Group sales and pre-sold tickets provide the Company with a consistent and stable base of attendance, representing approximately 35.7% of aggregate attendance in 1997 at the eleven parks owned by Premier during that season. Each park has a group sales and pre-sold ticket manager and a well-trained sales staff dedicated to selling multiple group sales and pre-sold ticket programs through a variety of methods, including direct mail, telemarketing and personal sales calls. Historically, Premier has been successful in increasing group sales and pre-sold tickets at its existing and acquired parks.

    The Company has also developed effective programs for marketing season pass tickets. Season pass sales establish a solid attendance base in advance of the season, thus reducing exposure to inclement weather. Additionally, season pass holders often bring paying guests and generate "word-of-mouth" advertising for the parks. The increased in-park spending which results from season passes is not offset by incremental operating expenses, since such expenses are relatively fixed during the operating season. During 1997, 20.6% of visitors to the eleven parks then owned by the Company utilized season passes.


    A significant portion of the Company's attendance is attributable to the sale of discount admission tickets. The Company offers discounts on season and multi-visit tickets, tickets for specific dates and tickets to affiliated groups such as businesses, schools and religious, fraternal and similar organizations. The increased in-park spending which results from such attendance is not offset by incremental operating expenses, because such expenses are relatively fixed during the operating season. In 1997, approximately 72% of patrons at the 11 parks then owned by the Company were admitted at a discount rate and, for the year ended December 31, 1997, approximately 44.7% of the Company's revenue was attributable to in-park spending.


    The Company also implements promotional programs as a means of targeting specific market segments and geographic locations not reached through its group or retail sales efforts. The promotional programs utilize coupons, sweepstakes, reward incentives and rebates to attract additional visitors. These programs are implemented through direct mail, telemarketing, direct response media, sponsorship marketing and targeted multi-media programs. The special promotional offers are usually for a limited time and offer a reduced admission price or provide some additional incentive to purchase a ticket, such as combination tickets with a complementary location.

LICENSES

    Pursuant to the License Agreement among Warner Bros., DC Comics, the Company and SFTP, the Company has the exclusive right for a term through 2053 to use Warner Bros. and DC Comics characters in theme parks throughout the United States and Canada (other than the Las Vegas metropolitan area). In particular, the License Agreement entitles the Company to use, subject to customary approval rights of Warner Bros., and in limited circumstances, approval rights of certain third parties, all animated cartoon and comic book characters that Warner Bros. and DC Comics have the right to license, including as of the date hereof, BATMAN, SUPERMAN, BUGS BUNNY, DAFFY DUCK, TWEETY BIRD and YOSEMITE SAM, and will include the right to sell merchandise using the characters. The license fee is fixed until 2005, and thereafter, the license fee will be subject to periodic scheduled increases and will be payable on a per-theme park basis. In addition, the Company will be required to pay a royalty fee on merchandise sold that uses the licensed characters. Six Flags is also a party to certain additional license agreements with Warner Bros. and Time Warner concerning, among others, HBO BACKLOT COMMISSARY and SPORTS ILLUSTRATED FESTIVAL. Warner Bros. has the right to terminate the License Agreement under certain circumstances including if any persons involved in the movie or television industries obtain control of the Company and upon a default under the Subordinated Indemnity Agreement. Premier also licenses on a non-exclusive basis certain other characters, including POPEYE, for use at certain Premier Parks.

PARK OPERATIONS

    The Company currently operates in geographically diverse markets in the United States and Europe. Each of the Company's parks is operated to the extent practicable as a separate operating division of the Company in order to maximize local marketing opportunities and to provide flexibility in meeting local needs. Each park is managed by a general manager who reports to one of the Company's regional executives (each of whom report to its Chief Operating Officer) and is responsible for all operations and management of the individual park. Local advertising, ticket sales, community relations and hiring and training of personnel are the responsibility of individual park management in coordination with corporate support teams.

    Each of the Company's parks is managed by a full-time, on-site management team under the direction of the general manager. Each such management team includes senior personnel responsible for operations and maintenance, marketing and promotion, human resources and merchandising. Park management compensation structures are designed to provide incentives (including stock options and cash bonuses) for individual park managers to execute the Company's strategy and to maximize revenues and operating cash flow at each park. The Company's ten general managers (before the Six Flags Acquisition) have an aggregate of approximately 210 years experience in the industry, including approximately 85 years at parks owned or operated by Premier.


    The Company's parks are generally open daily from Memorial Day through Labor Day. In addition, most of the Company's parks are open during weekends prior to and following their daily seasons, primarily as a site for theme events (such as Hallowscream, Fright Fest-Registered Trademark-, Oktoberfest and Holiday in the Park-Registered Trademark-). Due to their location, certain Six Flags Parks have longer operation seasons. Typically, the parks charge a basic daily admission price, which allows unlimited use of all rides and attractions, although in certain cases special rides and attractions require the payment of an additional fee. The Company's family entertainment centers are open year-round and do not charge an admission price.

CAPITAL IMPROVEMENTS

    The Company regularly makes capital investments in the development and implementation of new rides and attractions at its parks. The Company purchases both new and used rides. In addition, the Company rotates rides among its parks to provide fresh attractions. The Company believes that the introduction of new rides is an important factor in promoting each of the parks in order to achieve market penetration and encourage longer visits, which lead to increased attendance and in-park spending. In addition, the Company generally adds theming to acquired parks and enhances the theming and landscaping of its existing parks in order to provide a complete family oriented entertainment experience. Capital expenditures are planned on a seasonal basis with most expenditures made during the off-season. Expenditures for materials and services associated with maintaining assets, such as painting and inspecting rides are expensed as incurred and therefore are not included in capital expenditures.

    The Company's level of capital expenditures are directly related to the optimum mix of rides and attractions given park attendance and market penetration. These targeted expenditures are intended to drive significant attendance growth at the parks and to provide an appropriate complement of entertainment value, depending on the size of a particular market. As an individual park begins to reach an appropriate attendance penetration for its market, management generally plans a new ride or attraction every three to four years in order to enhance the park's entertainment product.

MAINTENANCE AND INSPECTION


    The Company's rides are inspected daily by maintenance personnel during the operating season. These inspections include safety checks, as well as regular maintenance and are made through both visual inspection of the ride and test operation. Senior management of the Company and the individual parks evaluate the risk aspects of each park's operation. Potential risks to employees and staff as well as to the public are evaluated. Contingency plans for potential emergency situations have been developed for each facility. During the off-season, maintenance personnel examine the rides and repair, refurbish and rebuild them where necessary. This process includes x-raying and magnafluxing (a further examination for minute cracks and defects) steel portions of certain rides at high-stress points. The Company has approximately 900 full-time employees who devote substantially all of their time to maintaining the parks and their rides and attractions.


    In addition to the Company's maintenance and inspection procedures, the Company's liability insurance carrier performs an annual inspection of each park and all attractions and related maintenance procedures. The result of insurance inspections are written evaluation and inspection reports, as well as written suggestions on various aspects of park operations. State inspectors also conduct annual ride inspections before the beginning of each season. Other portions of each park are also subject to inspections by local fire marshals and health and building department officials. Furthermore, the Company uses Ellis & Associates as water safety consultants at its parks in order to train life guards and audit safety procedures.


EMPLOYEES

    The Company employs approximately 2,800 full-time employees and approximately 35,000 seasonal employees during the operating season. In this regard, the Company competes with other local employers for qualified student and other candidates on a season-by-season basis. As part of the seasonal employment program, the Company employs a significant number of teenagers, which subjects the Company to child labor laws. The Company is not subject to federal or certain applicable state minimum wage rates in respect of its seasonal employees. However, the recent increase in the federal or any applicable state minimum wage rate could result over time in increased compensation expense for the Company as it relates to these employees as a result of competitive factors.

    Approximately 14.8% of the Company's full-time and approximately 15.3% of its seasonal employees are subject to labor agreements with local chapters of national unions. These labor agreements expire in January 2000 (Six Flags Over Texas), December 2000 (Six Flags Over Georgia), December 1999 (Six Flags Great Adventure), January 2000 (Six Flags St. Louis) and January 2000 (Marine World). The Company has never experienced any work stoppages, and believes that it has a strong relationship with its employees and unions.

INSURANCE

    The Company maintains insurance of the type and in amounts that it believes are commercially reasonable and that are available to businesses in its industry. Premier Operations maintains multi-layered general liability policies that provide for excess liability coverage of up to $25.0 million per occurrence. By virtue of self-insured retention limits, Premier Operations is required to pay the first $50,000 of loss per occurrence. Six Flags maintains multi-layered general liability policies that provide for excess liability coverage of up to $175.0 million per occurrence. By virtue of self-insured retention limits ($500,000 per occurrence) and first dollar coverage by a captive insurance company, Six Flags or its wholly-owned insurance company subsidiary is required to pay the first $2 million of loss per occurrence. Premier may alter the insurance coverage of Six Flags following the Six Flags Acquisition. Premier's combined cost for liability insurance and for self-insured claims for 1997 was $0.9 million compared to $0.8 million in 1996 and $0.6 million in 1995. For the same three years Six Flags liability costs and claims were $13.8 million, $15.9 million and $15.8 million, respectively. The Company also maintains fire and extended coverage, workers' compensation, business interruption and other forms of insurance typical to businesses in its industry. The fire and extended coverage policies insure the Company's real and personal properties (other than land) against physical damage resulting from a variety of hazards.

ENVIRONMENTAL AND OTHER REGULATION


    The Company's operations are subject to increasingly stringent federal, state and local environmental laws and regulations including laws and regulations governing water discharges, air emissions, soil and groundwater contamination, the maintenance of underground and above-ground storage tanks and the disposal of waste and hazardous materials. In addition, its operations are subject to other local, state and federal governmental regulations including, without limitation, labor, health, safety, zoning and land use and minimum wage regulations applicable to theme park operations, and local and state regulations applicable to restaurant operations at each park. The Company believes that it is in substantial compliance with applicable environmental and other laws and regulations and, although no assurance can be given, it does not foresee the need for any significant expenditures in this area in the near future.

    Remediation of certain hazardous substances is underway at the Company's Six Flags Great Adventure Park. The Company does not anticipate that its environmental remediation matters, either individually or in the aggregate, will have a material adverse effect on its financial condition or results of operation.


    In addition, portions of the undeveloped areas at its parks may be classified as wetlands. Accordingly, the Company may need to obtain governmental permits and other approvals prior to conducting development activities that affect these areas, and future development may be prohibited in some or all of these areas.

LEGAL PROCEEDINGS

    The nature of the industry in which the Company operates tends to expose it to claims by visitors for injuries. Historically, the great majority of these claims have been minor. While the Company believes that it is adequately insured against the claims currently pending against it and any potential liability, if the number of such events resulting in liability significantly increased, or if the Company becomes subject to damages that cannot by law be insured against, such as punitive damages, there may be a material adverse effect on its operations.

    On March 19, 1997, SFTP, and its wholly-owned subsidiary Six Flags Over Georgia, Inc. (collectively, the "Six Flags Parties") commenced a declaratory judgment action in the Superior Court of Gwinnett County, Georgia, entitled SIX FLAGS OVER GEORGIA, INC. AND SIX FLAGS THEME PARKS, INC. V. SIX FLAGS FUND, LTD. AND AVRAM SALKIN, AS TRUSTEE OF THE CLAIMS TRUST (the "Georgia Litigation"). The Six Flags Parties sought, among other things, a declaration and determination of the rights and obligations of the partners of Six Flags Over Georgia, L.P., with respect to certain disputed partnership affairs and an accounting of all partnership affairs. On April 21, 1997, defendants Six Flags Fund, Ltd. and its affiliates (collectively, the "SFOG Fund Parties") filed a motion to dismiss the declaratory judgment action as well as an answer and counterclaim naming SFEC and Time Warner Entertainment Company, L.P. as additional counterclaim-defendants. The counterclaim seeks imposition of a constructive trust and an accounting, compensatory damages of in excess of $250 million and unspecified punitive damages for alleged breaches of fiduciary duty, conversion, fraud and conspiracy allegedly committed by the counterclaim-defendants in connection with the management of Six Flags Over Georgia.

    On June 9, 1997, the parties entered into a consent order in which they agreed, among other things, to realign the parties. An amended complaint was then filed by the SFOG Fund Parties as the newly-aligned plaintiffs against the Six Flags Parties in which the same substantive claims were asserted. The Six Flags Parties filed their answer denying liability and asserting several affirmative defenses on July 24, 1997. The Six Flags Parties intend to vigorously contest the allegations of the complaint.

    The Sellers have agreed to indemnify the Company from any and all liabilities arising out of the Georgia Litigation. See "Description of Six Flags Agreement--Indemnification."

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The following table sets forth certain information with respect to the directors, executive officers and key employees of the Company or its subsidiaries.


NAME                                  AGE     POSITION WITH COMPANY
---------------------------------  ---------  ------------------------------------------------------------------------
Kieran E. Burke..................         40  Chairman and Chief Executive Officer; Director
Gary Story.......................         42  President and Chief Operating Officer; Director
James F. Dannhauser..............         45  Chief Financial Officer; Director
Hue W. Eichelberger..............         39  Executive Vice President
Dan Aylward......................     45      Vice President, General Manager, Marine World
Jack D. Bateman..................     40      Vice President, General Manager, Kentucky Kingdom
Timothy D. Black.................     32      Vice President, General Manager, Wyandot Lake
James C. Bouy....................         56  Vice President, General Manager, Elitch Gardens
John S. Collins..................     38      Vice President, General Manager, The Great Escape
Jeffrey A. Lococo................         42  Vice President, General Manager, Geauga Lake
Richard A. McCurley..............         38  Vice President, General Manager, Waterworld
Bill Muirhead....................     42      Vice President, General Manager, Riverside Park
Bradley Y. Paul..................         50  Vice President, General Manager, Darien Lake
Manuel Gonzalez-Perez............     36      Vice President, General Manager, Frontier City
Traci E. Blanks..................         37  Vice President of Marketing
David Thomas.....................         40  Vice President of Entertainment
Richard A. Kipf..................         63  Vice President of Administration, Corporate Secretary
John Gannon......................         40  Vice President of Finance
Russell Kuteman..................         45  Vice President of Finance
Paul A. Biddelman................         52  Director
Michael E. Gellert...............         66  Director
Jack Tyrrell.....................         51  Director
Sandy Gurtler....................         48  Director
Charles R. Wood..................         83  Director


    KIERAN E. BURKE has served as Chief Executive Officer and a Director of the Company since October 1989 and Chairman of the Board since June 1994. From 1989 through June 1994, he was President of Premier. Mr. Burke also serves as a director of Blue Ridge Real Estate Company and Big Boulder Corporation. Mr. Burke was an investment banker prior to becoming President of Premier. Mr. Burke is a member of the board of directors of the International Association of Amusement Parks & Attractions ("IAAPA").

    GARY STORY has served as President and a Director of the Company since June 1994 and as Chief Operating Officer since January 1992. From January 1992 through June 1994, he also served as Premier's Executive Vice President. Prior to that time, he had been General Manager of Frontier City for more than five years. From 1983 through 1984, Mr. Story served as General Manager of Luna Park, an amusement park in Sydney, Australia, during its redevelopment as a theme park and from 1981 through 1983 he served as General Manager of Diversiones del Reino, an amusement park in Mexico City. From 1972 through 1981, Mr. Story served in various capacities with Six Flags. Mr. Story is a former member of the board of directors of IAAPA.

    JAMES F. DANNHAUSER became Chief Financial Officer of the Company in October 1995 and has served as a Director of Premier since December 1992. From 1990 through June 1996, Mr. Dannhauser was a managing director of Lepercq, de Neuflize & Co. Incorporated, an investment banking firm ("Lepercq"). Mr. Dannhauser is a member of the board of directors of Lepercq.

    HUE W. EICHELBERGER has served as Executive Vice President since 1996; prior thereto he served as Vice President and General Manager of Adventure World since 1992. From 1991 through 1992, he served as Park Manager of White Water Bay. From 1988 through 1991, he was Associate Director of Corporate Development at Silver Dollar City, Inc. Prior thereto, Mr. Eichelberger served as General Manager of White Water (a water park in Grand Prairie, Texas) and FantaSea (a water park in Wichita, Kansas).

    DAN AYLWARD has served as Vice President and General Manager of Marine World since February 1997. From January 1995 to February 1997, Mr. Aylward was President and General Manager of Silverwood Theme Park, a small theme park operation in Idaho. From June 1989 to January 1995 he served as General Manager of Old Tucson Studios in Tucson, Arizona. Prior thereto, Mr. Aylward was employed at Kings Island.

    JACK D. BATEMAN has served as Vice President and General Manager of Kentucky Kingdom since its acquisition by the Company in November 1997. Prior to that time, he served as Director of Marketing at Elitch Gardens since 1996. Prior to joining Premier, Mr. Bateman worked in various capacities at Six Flags for over fifteen years, most recently as Director of Destination Marketing at Six Flags Over Texas.

    TIMOTHY D. BLACK has served as Vice President and General Manager of Wyandot Lake since 1997. From 1995 through 1997, he was Manager of Park Operations at Six Flags Fiesta Texas. From 1992 to 1995, he was Director of Operations and Maintenance at Frontier City.

    JAMES C. BOUY served as Vice President and General Manager of Geauga Lake since 1994 and became General Manager of Elitch Gardens following its acquisition by the Company. Prior thereto, from 1992 through 1994, he served as Vice President and General Manager of Kennywood Park in Pittsburgh, Pennsylvania. From 1985 through 1991, Mr. Bouy was employed by Funtime as Vice President and General Manager of Darien Lake. Prior thereto, from 1975 through 1981, he was employed by the Marriott Corporation, where his responsibilities included serving as Chief Operating Officer for The Great American Theme Park in Gurnee, Illinois and The Great American Theme Park in Santa Clara, California.

    JOHN S. COLLINS has served as a Vice President since 1998 and as General Manager of The Great Escape since November 1996. Prior to that time, he served in various capacities at Geauga Lake for over ten years, most recently as Director of Marketing.

    JEFFREY A. LOCOCO has served as Vice President and General Manager of Wyandot Lake since 1989 and became the General Manager of Geauga Lake following its acquisition by the Company. From 1982 through 1989, he served as Director of Marketing and Sales of Geauga Lake. From 1980 through 1982, Mr. Lococo served as Regional Sales Manager with Marriott's Great America Theme Park.

    RICHARD A. MCCURLEY has served as Vice President and General Manager of Frontier City and White Water Bay since 1994 and became General Manager of Waterworld following its acquisition by the Company. He joined Premier in 1992 as Director of Revenue for Frontier City and White Water Bay and, during that year, transferred to become Director of Revenue for Adventure World. From 1985 through 1992, Mr. McCurley was Food Service Manager and later Food Service Director at Knotts Berry Farms. Prior to that period, he spent six years with Worlds of Fun, a major theme park in Kansas City, Missouri, ultimately serving as Director of Food Services.

    BILL MUIRHEAD has served as Vice President and General Manager of Riverside Park since January 1997. Prior to that, beginning in 1992, he served as Vice President and General Manager of Expo/Tiered Retail Services Inc., a company headquartered in Hong Kong and specialized in developing themed retail and gaming operations in the South Pacific rim. Prior thereto, Mr. Muirhead was employed at Dorney Park and Six Flags Great Adventure.

    BRADLEY Y. PAUL has served as Vice President and General Manager of Darien Lake since 1991. From 1984 through 1991 he served as Marketing Director of Darien Lake.

    MANUEL GONZALEZ-PEREZ has served as Vice President and General Manager of Frontier City since 1996. From 1995 to 1996 he served as Director of Park Revenue and Operation at Frontier City. From 1991 to 1995, Mr. Gonzalez-Perez was President and CEO for Park Street (Family Entertainment Center) in Mexico and from 1991 to 1994 he served as Revenue Director for Reine Arthon in Mexico City.

    TRACI E. BLANKS has served as Vice President of Marketing since 1995. From 1992 through 1994, she served as Vice President Marketing for Frontier City and White Water Bay. From 1986 through 1992, she served as Director of Marketing for Frontier City, and as such was responsible for all marketing and group sales programs. From 1986 through 1987, she also served as Manager of Advertising and Promotions for Frontier City.

    DAVID THOMAS has served as Vice President of Entertainment since 1993. From 1987 through 1993, he was responsible for the Company's show productions (including booking national touring acts to appear at the parks) as well as the staging of numerous festivals including Oktoberfest and Hallowscream. Prior to 1987, he served as President of Silvertree Productions, producing over forty stage shows, musicals, stunt spectaculars and magic illusion presentations.

    RICHARD A. KIPF has served as Corporate Secretary of the Company (or its predecessors) since 1975 and has served as Vice President of Administration since 1994.

    JOHN P. GANNON has served as Vice President of Finance for the Company since August of 1995 when Premier purchased Funtime Parks, Inc. Mr. Gannon had previously served as Vice President and Treasurer for Funtime Parks, Inc. from 1990 to 1995. From 1987 to 1990, he served as a controller for Geauga Lake Park in Aurora, Ohio. Prior thereto, Mr. Gannon, a certified public accountant, was employed with Ernst & Young, beginning in 1979, and was assigned to the Funtime audit. Mr. Gannon is a past president of the Akron Chapter of the Institute of Management Accounts.

    RUSSELL W. KUTEMAN has served as Vice President of Finance of the Company since 1996. From 1986 through 1996, Mr. Kuteman served as the Vice President of Finance for Wet 'n Wild and later Six Flags. Prior to 1986, Mr. Kuteman served as Vice President of Finance for several independent petroleum companies. Mr. Kuteman is a CPA, and began his professional career with Peat, Marwick, Mitchell & Co. in 1976.

    PAUL A. BIDDELMAN has served as a Director of the Company since December 1992. Since December 1997, Mr. Biddelman has been president of Hanseatic Corporation ("Hanseatic"), a private investment company. Prior to that date, he was treasurer of Hanseatic for more than five years. Mr. Biddelman also serves as a director of Electronic Retailing Systems International, Inc., Insituform Technologies, Inc., Celadon Group, Inc., Petroleum Heat and Power Co., Inc. and Star Gas Corporation (general partner of Star Gas Partners, L.P.).

    MICHAEL E. GELLERT has served as a Director of the Company since March 1989. He previously served as a Director of Premier and as a Trustee of Tierco from 1979 until 1986. From June 1989 through June 1994, he also served as the Chairman of the Board of Premier. Mr. Gellert is a general partner of Windcrest Partners ("Windcrest"), a New York limited partnership. Windcrest, the principal business of which is private investing, is an affiliate of Premier. Mr. Gellert also serves as a director of Devon Energy Corp., Humana Inc., Seacor Holdings, Inc., Regal Cinemas, Inc. and The Putnam Trust Company of Greenwich Advisory Board of The Bank of New York.

    JACK TYRRELL has served as a Director of Premier since December 1992. For more than five years, Mr. Tyrrell has been a general partner of Lawrence Venture Partners, a general partnership, the principal business of which is that of acting as general partner of Lawrence, Tyrrell, Ortale & Smith ("LTOS"), a private investment limited partnership. Mr. Tyrrell is also a general partner of LTOS II Partners, a general partnership, the principal business of which is that of acting as general partner of Lawrence, Tyrrell, Ortale & Smith II, L.P. ("LTOS II"), a private investment limited partnership. Mr. Tyrrell is also a general partner of Richland Partners, L.P., a limited partnership, the principal business of which is that of acting as general partner of Richland Ventures, L.P. ("Richland"), a private investment limited partnership. In addition, Mr. Tyrrell is a general partner of Richland Partners II, L.P., a limited partnership, the principal business of which is that of acting as general partner of Richland Ventures II, L.P. ("Richland II"), a private investment limited partnership. Mr. Tyrrell also serves as a director of National Health Investors, Inc. and Regal Cinemas, Inc.

    SANDY GURTLER has served as a Director of the Company since 1997. Mr. Gurtler is the chief executive officer, a director and a shareholder of Chilcott Entertainment Corp., which was the general partner of the owner of Elitch Gardens prior to the acquisition of the park by the Company in October 1996. Mr. Gurtler also serves as a consultant to the Company.

    CHARLES R. WOOD has served as a Director of the Company since 1997. Mr. Wood is the President and sole shareholder of Storytown USA, Inc. and Fantasy Rides Corporation, which collectively owned The Great Escape prior to the acquisition of the park by the Company in December 1996. Mr. Wood also serves as a consultant to the Company and owns, directly or through wholly-owned corporations, a variety of businesses in the Lake George area, including real estate, motels, restaurants and an action park.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information as of January 1, 1998 (except as noted below) as to Common Stock owned by (a) each of the Company's current directors and senior executive officers; (b) all current directors and officers of the Company as a group; and (c) each person who, to the best of the Company's knowledge, beneficially owned on that date more than 5% of the outstanding Common Stock.


                                                                                               PERCENTAGE OF CLASS
                                                                          NUMBER OF SHARES   ------------------------
                                                                            BENEFICIALLY      PRIOR TO       AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                                            OWNED         OFFERINGS    OFFERINGS
------------------------------------------------------------------------  -----------------  -----------  -----------
Kieran E. Burke(1)......................................................         314,877            1.6            *
Paul A. Biddelman(2)....................................................       2,657,071           14.1          8.2
James F. Dannhauser(3)..................................................          76,665              *            *
Michael E. Gellert(4)...................................................       1,368,961            7.3          4.2
Gary Story(5)...........................................................         143,000              *            *
Jack Tyrrell(6).........................................................         695,253            3.7          2.2
Sandy Gurtler...........................................................              --             --           --
Charles R. Wood.........................................................           9,091(7)           *            *
Robert J. Gellert(8)....................................................       1,254,553            6.6          3.9
  122 East 42nd Street
  New York, New York 10168
Windcrest Partners(9)...................................................       1,136,025            6.0          3.5
  122 East 42nd Street
  New York, New York 10168
Hanseatic Corporation(10)...............................................       2,657,071           14.1          8.2
  Wolfgang Traber
  450 Park Avenue
  New York, New York 10152
FMR Corp.(11)...........................................................       1,296,500            6.9          4.0
  82 Devonshire Street
  Boston, Massachusetts 02109
Baron Capital Group(12).................................................       1,184,700            6.3          3.7
  767 Fifth Avenue
  New York, NY 10153
Warburg Pincus Asset Management(13).....................................         968,145            5.1          3.0
  466 Lexington Avenue
  New York, NY 10017
All directors and officers as a group(14) (14 persons)..................       5,306,419           27.5         16.2


------------------------

*   Less than one percent.

(1) Includes 75,637 shares of Common Stock and warrants and options to purchase 239,238 shares of Common Stock for his own account as to which Mr. Burke has sole voting and investment power. Does not include 258,675 shares under the unvested portion of options and restricted shares granted.

(2) Represents shares of Common Stock beneficially owned by Hanseatic Corporation ("Hanseatic"), of which Mr. Biddelman is President. See footnote
    (10) below.

(3) Includes 32,665 shares of Common Stock and options to purchase 44,000 shares of Common Stock. Does not include 154,325 shares under the unvested portion of options and restricted shares granted.


(4) Includes 232,936 shares of Common Stock, as to which Mr. Gellert has sole voting and investment power. Also includes 1,136,025 shares of Common Stock beneficially owned by Windcrest Partners

    ("Windcrest") which shares voting and investment power with its general partners, Michael E. Gellert and Robert J. Gellert.


(5) Includes 25,000 shares of common stock and options to purchase 118,000 shares of Common Stock. Does not include 197,000 shares under the unvested portion of options and restricted shares granted.

(6) Includes 9,794 shares of Common Stock for his own account; 4,396 shares of Common Stock held in a trust for the benefit of his son; 311,940 shares of Common Stock beneficially owned by Lawrence, Tyrrell, Ortale & Smith II, L.P. ("LTOS II"); and an aggregate of 369,123 shares of Common Stock beneficially owned by Richland Ventures, L.P. ("Richland") and Richland Ventures II, L.P. ("Richland II"). Mr. Tyrrell, who is a general partner of the respective general partners of LTOS II, Richland and Richland II, disclaims beneficial ownership of all shares held by such entities.

(7) Represents shares held by Double "H" Hole in the Woods Ranch, Inc., a charitable organization of which Mr. Wood is Chairman of the Board.

(8) Includes 2,514 shares of Common Stock for his own account, as to which he has sole voting and investment power; 40,351 shares of Common Stock as agent for 26 other persons and entities with whom he shares voting and investment power; 2,168 shares of Common Stock as trustee for Michael E. Gellert's sister with respect to which he shares voting and investment power with Peter J. Gellert (who holds these shares as agent); 5,558 shares of Common Stock as trustee of irrevocable trusts for the benefit of Michael E. Gellert's children as to which he has sole voting and investment power; 1,083 shares of Common Stock as trustee of an irrevocable trust for the benefit of his brother as to which he has sole voting and investment power; 1,854 shares of Common Stock as trustee of a trust for the benefit of a second cousin as to which he has sole voting and investment power; 1,136,025 shares of Common Stock owned by Windcrest, which shares voting and investment power with its general partners, Michael E. Gellert and Robert J. Gellert; and 65,000 shares of Common Stock beneficially owned by Lexfor Corporation of which he is President and a director, as to which he shares voting and investment power with the other officers and directors. Michael
    E. Gellert disclaims beneficial ownership of the shares of Common Stock owned by the trusts for the benefit of his children.

(9) Windcrest shares voting and investment power with its general partners, Michael E. Gellert and Robert J. Gellert.

(10) Represents shares of Common Stock beneficially owned by Hanseatic. Mr. Traber holds a majority of the shares of capital stock of Hanseatic and thus may be deemed to beneficially own such Common Stock. Of such shares, 2,588,695 shares of Common Stock are held by Hanseatic Americas LDC, a Bahamian limited duration company in which the sole managing member is Hansabel Partners LLC, a Delaware limited liability company in which the sole managing member is Hanseatic. The remaining shares of Common Stock are held by Hanseatic for discretionary customer accounts. Information has been derived from Amendment No. 7 to Schedule 13D, dated December 5, 1997.

(11) Includes 1,213,200 shares of Common Stock beneficially owned by Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser (including 3,400 shares of Common Stock owned by Fidelity American Special Situations Trust ("FASST"), an English unit trust as to which Fidelity acts as a sub-adviser); 81,400 shares of Common Stock beneficially owned by Fidelity Management Trust Company ("FMT"), a wholly-owned subsidiary of FMR Corp. and a bank; and 5,300 shares beneficially owned by Fidelity International Limited ("FIL"), a Bermudan investment adviser and former majority-owned subsidiary of Fidelity (including 3,400 shares of Common Stock owned by FASST, as to which a subsidiary of FIL acts as an investment adviser). Edward C. Johnson 3d, Chairman of FMR Corp. and FIL, Abigail P. Johnson, a director of FMR Corp., and members of the Johnson family may be deemed to form a controlling group with respect to FMR Corp. Information has been derived from Schedule 13G, dated December 30, 1997.

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(12) Includes 1,136,700 shares of Common Stock beneficially owned by BAMCO,
    Inc., a registered investment adviser as to which Baron Capital Group ("BCG") and Ronald Baron ("Baron"), President of BCG, may be deemed parent holding companies; and 48,000 shares of Common Stock beneficially owned by Baron Capital Management, Inc., a registered investment adviser as to which BCG and Baron may be deemed parent holding companies. Information has been derived from Schedule 13G, dated February 17, 1998.

(13) Represents shares beneficially owned by Warburg Pincus Asset Management, Inc., a registered investment adviser. Information has been derived from Amendment No. 1 to Schedule 13G, dated January 12, 1998.

(14) The share amounts listed include shares of Common Stock that the following persons have the right to acquire within 60 days from December 1, 1997 (Kieran E. Burke, 239,238 shares (see footnote (1)); James F. Dannhauser, 44,000 shares (see footnote (3)); Gary Story, 118,000 shares (see footnote
    (5)); and all directors and officers as a group, 442,839 shares.

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                       DESCRIPTION OF SIX FLAGS AGREEMENT

    GENERAL


    On February 9, 1998, the company presently named Premier Parks Inc., certain wholly-owned subsidiaries of Premier, SFEC and each of the Sellers entered into the Six Flags Agreement. The Six Flags Agreement provides for the Six Flags Acquisition, pursuant to which Premier will acquire, by merger, all of the capital stock of SFEC from the Sellers for $965 million (the "Capital Stock Consideration") (plus an approximate $11 million adjustment based on year-end balance sheet adjustments and option cancellation costs). The Capital Stock Consideration will be payable all in cash or, at the Company's option, in cash and Seller Depositary Shares representing interests in up to $200 million of the Seller Preferred Stock. The Company may reduce (but not below $100.0 million) or may eliminate the Seller Depositary Shares by increasing the cash portion of the purchase price. The net proceeds of the Offerings will be used, in part, to fund the cash portion of the Capital Stock Consideration. If the Company determines not to issue the Seller Depositary Shares the additional cash portion of the Capital Stock Consideration will be funded from the net proceeds of the Common Stock Offering. Consummation of the Six Flags Acquisition is a condition to the Offerings.


    THE MERGERS

    Prior to the Six Flags Acquisition, and pursuant to the Premier Merger, the company presently named Premier Parks Inc. will merge with a wholly-owned subsidiary of Premier Parks Holdings Corporation in accordance with Section 251(g) of the Delaware General Corporation Law. As a result of the Premier Merger, holders of shares of Common Stock of Premier will become, on a share-for-share basis, holders of Common Stock of Premier Parks Holdings Corporation, and Premier will become a wholly-owned subsidiary of Premier Parks Holdings Corporation. On the effective date of the Premier Merger, Premier will change its name to Premier Parks Operations Inc., and Premier Parks Holdings Corporation will change its name to Premier Parks Inc.

    In addition to the share-for-share exchange, each option or similar right exercisable for capital stock of Premier outstanding immediately prior to the Premier Merger automatically will be converted into an option or similar right exercisable for a number of shares of the Common Stock equal to the number of shares of capital stock of Premier for which such option or similar right was exercisable immediately prior to the Premier Merger.

    Immediately following the closing of the Offerings, SFEC and a wholly-owned subsidiary of the Company will be merged pursuant to the Six Flags Acquisition, with SFEC continuing as the surviving corporation and as a wholly-owned subsidiary of the Company. Pursuant to the Six Flags Acquisition, (i) each share of capital stock of SFEC outstanding immediately prior to the Six Flags Acquisition, all of which are held by the Sellers, automatically will be converted into the right to receive a pro rata share of the Capital Stock Consideration based on the aggregate number of such shares (together with a cash payment in lieu of any fractional shares of Seller Preferred Stock to which the Sellers would have otherwise been entitled as part of the Capital Stock Consideration) and (ii) each option or similar right exercisable for capital stock of SFEC outstanding immediately prior to the Six Flags Acquisition automatically will be cancelled in exchange for a cash payment by SFEC (all such cash payments together, the "SFEC Option Consideration") of all amounts necessary to fund such payments being loaned or contributed by the Company.

    CONDITIONS

    The Six Flags Agreement contains customary closing conditions of the parties. In addition, the Company's obligation to consummate the Six Flags Acquisition is subject to the condition that the

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Company raise equity capital in an amount at least equal to the difference between $900.0 million and the value of the Seller Preferred Stock issued to the Sellers pursuant to the Six Flags Acquisition.

    INDEMNIFICATION

    The Six Flags Agreement contains customary representations, warranties, covenants and other agreements of the parties. Each Seller has agreed to indemnify and hold harmless the Company against certain damages, claims and liabilities (and the cost and expenses related thereto) suffered by the Company in respect of (i) any breach of or inaccuracy in any representation or warranty contained in the Six Flags Agreement made by such Seller individually, or by the Sellers collectively, and (ii) any breach or violation of any covenant or agreement made by any Seller for itself or on behalf of SFEC or its subsidiaries contained in the Six Flags Agreement or any documents delivered at the closing thereunder. The Company has agreed to indemnify and hold harmless the Sellers against certain damages, claims and liabilities (and the cost and expenses related thereto) suffered by the Sellers in respect to (i) any breach of or inaccuracy in any representation or warranty made by or on behalf of the Company, and (ii) any breach or violation of any covenant made by or on behalf of the Company in the Six Flags Agreement or any documents delivered at the closing thereunder.

    Generally, no party may make a claim for indemnification for breaches of representations and warranties and of covenants and other agreements as described in the immediately preceding paragraph after the date (the "Claims Termination Date") which is the earlier of (i) the 45th day following the date on which audited annual financial statements of the Company and its consolidated subsidiaries for the 1998 fiscal year are first made available to the Company and (ii) April 30, 1999.

    The Company may not make any claims for indemnification for breaches of any of the Sellers' representations and warranties until the aggregate amount of the damages suffered exceeds $5 million (the "Basket Amount"), whereupon the Sellers are obligated to pay in full all such amounts for indemnification, including the Basket Amount. The total maximum amount that the Sellers are required to pay for indemnification for breaches of the Sellers' representations and warranties under the Six Flags Agreement is $25 million. The Sellers' ability to make indemnification claims for breaches of any of the Company's representations and warranties is subject to a corresponding Basket Amount and $25 million maximum amount.

    Upon consummation of the Six Flags Acquisition, the Company will deposit $25 million in cash into an escrow fund under a General Indemnity Escrow Agreement to be entered into by the Company with the Sellers and certain holders of options exercisable for capital stock of SFEC. A portion of such deposit will come from the Capital Stock Consideration payable to the Sellers, with the balance to come from the SFEC Option Consideration payable to the optionholders who are party to the General Indemnity Escrow Agreement. The escrow fund will be the sole source of payment for the Sellers' indemnification obligations to the Company for breaches of or inaccuracies in the Sellers' representations and warranties. Any payment as a result of breaches of or inaccuracies in an individual Seller's representations and warranties may be limited to such individual Seller's contribution to the escrow fund.

    In addition, the Sellers have agreed to indemnify the Company from any and all liabilities arising out of the Georgia Litigation. See "Business--Legal Proceedings."

    AGREEMENTS RELATED TO THE SIX FLAGS AGREEMENT

    Certain ancillary agreements will be entered into pursuant to the Six Flags Agreement in connection with the Six Flags Acquisition. See
"Business--Licenses."

    In addition to the ancillary agreements to be entered into in connection with the Six Flags Acquisition that are described elsewhere herein, at the closing of the Six Flags Transactions, the Company will enter into the Subordinated Indemnity Agreement with Time Warner, pursuant to which the Company will

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indemnify Time Warner in respect of its effective guarantee of the SFEC Zero
Coupon Senior Notes, and the Company and Six Flags will indemnify Time Warner in respect of its guarantee of the obligations of Six Flags under the agreements relating to the Co-Venture Parks. Pursuant to the Subordinated Indemnity Agreement, the Company will transfer to Time Warner record title to the corporations which own certain entities that have purchased and will purchase units of the limited partners of such partnerships, and the Company will receive an assignment from Time Warner of all cash flow received on such units and will otherwise control such entities, except in the event of a default by the Company of its obligations under the Subordinated Indemnity Agreement. After all such obligations have been satisfied, Time Warner is required to retransfer to the Company such record title for a nominal consideration. In the event of a default, the Subordinated Indemnity Agreement allows Time Warner to acquire the stock of the entities that purchase units of the limited partners of the Co-Venture Parks and the assets of the Company subsidiary which holds the general partner interest in the Co-Venture Parks. In addition, the Company will issue preferred stock of the managing partners of the Co-Venture Parks to Time Warner which, in the event of such a default, would permit Time Warner to obtain control of such entities. The Subordinated Indemnity Agreement also limits the Company's ability to sell the Six Flags Parks. Except in the case of the New SFEC Notes, under the terms of the Subordinated Indemnity Agreement, without the consent of Time Warner, the Company cannot incur indebtedness at SFEC or any of its subsidiaries that is secured by any assets of (or guaranteed by) the Company, Premier Operations or any of its subsidiaries, or secure any indebtedness of the Company, Premier Operations or any of its subsidiaries with any of the assets of (or guarantees by) SFEC or any of its subsidiaries.


    In connection with the Premier Merger, Premier, SFEC and Premier Operations will enter into a Shared Services Agreement pursuant to which Premier will provide certain corporate, administrative and other general services to SFEC and Premier Operations for their operations and the operations of their subsidiaries. Generally, Premier will provide legal, financial, accounting, human resources, information systems, payroll, marketing and promotion, and other services to its subsidiaries. In addition, the purchasing, design and implementation of capital improvements, the production of live entertainment at the parks, as well as the purchasing of operating supplies, will generally be done by Premier on behalf of its subsidiaries. With respect to such services provided generally to the parks, the costs thereof, including third party costs and appropriate corporate overhead, will generally be allocated based on each park's percentage of Premier's revenues. Costs of services provided to particular parks, such as costs relating to capital improvements, will be allocated to such park and will normally include, in addition to direct costs, an allocation of time spent and expenses incurred by corporate personnel in providing such services. SFEC and Premier Operations will be obligated to purchase such services only so long as they may deem such services to be necessary or desirable for their operations and the operations of their subsidiaries.



    A tax sharing agreement will be entered into between Premier and SFEC for the purpose of allocating to SFEC its share of any actual federal income tax liability of Premier's consolidated federal income tax group that will include SFEC and its eligible subsidiaries. Under the tax sharing agreement, SFEC will be required to make payments to Premier shortly before Premier is required to make tax payments, including estimated tax payments, to the Internal Revenue Service on behalf of the consolidated group. Premier will act as agent for SFEC and its subsidiaries with respect to federal income tax matters and will pay to the Internal Revenue Service the federal income tax liability of the consolidated group. Under the tax sharing agreement, the amount that SFEC and its subsidiaries will owe to Premier may not exceed the tax liability that they would have owed if they were not members of Premier's consolidated group and instead were a separate consolidated group, but without taking into account any of their tax attribute carrybacks or carryforwards. The tax sharing agreement will provide for the application of similar principles to any unitary, consolidated or combined state or local income tax filing group that includes SFEC or any of its subsidiaries in the same group with Premier or any of its subsidiaries other than SFEC and its subsidiaries.

                       DESCRIPTION OF OTHER INDEBTEDNESS

PREMIER CREDIT FACILITY


    Borrowings under the Premier Credit Facility, which was entered into in March 1998, are secured by substantially all of the assets of Premier Operations and its domestic subsidiaries (other than real estate), and guaranteed by such subsidiaries. The Premier Credit Facility has an aggregate availability of $300.0 million consisting of (i) a five-year $75.0 million revolving credit facility for working capital and general corporate purposes (the "Revolving Credit Facility"); (ii) a five-year $100.0 million term loan facility ("Facility B"); and (iii) an eight-year $125.0 million term loan facility ("Facility C" and, together with Facility B, the "Term Loan Facilities"), in each case, to fund acquisitions and make capital improvements. The Company expects to borrow $125.0 million in March 1998, in part, to fund the cash portion of the purchase price for the Walibi acquisition. Interest rates per annum under the Premier Credit Facility are equal to either (a) a base rate equal to the higher of the Federal Funds Rate plus 1/2% or the prime rate of Citibank, N.A., in each case, plus the Applicable Margin (as defined therein) or (b) the London Interbank Offered Rate plus the Applicable Margin. The Revolving Credit Facility will terminate on March 31, 2003. Borrowings under Facility B will mature on March 31, 2003 and borrowings under Facility C will mature on March 31, 2006; however, aggregate principal payments and reductions of $10.0 million, $25.0 million, $30.0 million and $35.0 million will be required during the second, third, fourth and fifth years of Facility B and aggregate principal payments of $1.0 million each are required in each of the first six years of Facility C in addition to a $25.0 million payment in year seven and a $94.0 million payment in year eight.



    The Premier Credit Facility contains restrictive covenants that, among other things, limit the ability of Premier Operations and its subsidiaries to dispose of assets; incur additional indebtedness or liens; pay dividends; repurchase stock; make investments; engage in mergers or consolidations; and engage in certain transactions with subsidiaries and affiliates. In addition, the Premier Credit Facility requires that Premier Operations comply with certain specified financial ratios and tests, including ratios of total debt to EBITDA, interest expense to EBITDA and fixed charges to EBITDA.



    Defaults under the Premier Credit Facility include (i) failure to repay principal when due; (ii) failure to pay interest within three days after due;
(iii) default in the performance of certain obligations of Premier Operations and its subsidiaries under the Security Agreement (as defined thereunder); (iv) failure to comply with certain covenants, conditions or agreements under the credit agreement which, in certain cases, continues for 30 days; (v) default by Premier Operations or any of its subsidiaries in respect of any indebtedness above specified levels; (vi) certain events of bankruptcy; (vii) certain judgments against Premier Operations or any of its subsidiaries; (viii) the occurrence of a Change in Control (as defined thereunder); (ix) the assertion of certain Environmental Claims (as defined thereunder); and (x) under certain circumstances, the failure by Messrs. Burke and Story to serve Premier Operations in their present positions and the failure to replace them within a specified time period.


SIX FLAGS CREDIT FACILITY


    Borrowings under the Six Flags Credit Facility, which will be entered into on or prior to the closing of the Six Flags Acquisition, will be secured by substantially all of the assets of SFTP and its subsidiaries and a pledge by SFEC of the stock of SFEC, and will be guaranteed by such subsidiaries and SFEC. The Six Flags Credit Facility will have an aggregate availability of $472 million consisting of (i) up to $100.0 million under a Revolving Credit Facility to be used to refinance existing outstanding Six Flags bank indebtedness and for working capital and other general corporate purposes; and (ii) up to $372.0 million under a term loan facility (the "Term Loan Facility") to be used to refinance existing outstanding Six Flags bank indebtedness and fund acquisitions and make capital improvements. The Company anticipates that the Term Loan Facility will be fully funded in connection with the Six Flags Acquisition. Interest rates per annum under the Six Flags Credit Facility are equal to either
(a) a base rate equal to the higher of the Federal Funds Rate plus 1/2% or the prime rate of Citibank, N.A., in each case, plus the Applicable Margin


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(as defined therein) or (b) the London Interbank Offered Rate plus the
Applicable Margin. The Revolving Credit Facility will terminate five years from the closing of the Six Flags Acquisition. Borrowings under the Term Loan Facility will mature on November 30, 2004. However, for the Term Loan Facility, aggregate principal payments and reductions of $1.0 million will be required during each of the first, second, third and fourth years; aggregate principal payments of $25.0 million and $40.0 million are required in years five and six, and $303.0 million at maturity.

    The Six Flags Credit Facility will contain restrictive covenants that, among other things, limit the ability of SFTP and its subsidiaries to dispose of assets; incur additional indebtedness or liens; pay dividends; repurchase stock; make investments; engage in mergers or consolidations; and engage in certain transactions with subsidiaries and affiliates. In addition, the Six Flags Credit Facility will require SFTP to comply with certain specified financial ratios and tests, including ratios of total debt to EBITDA, interest expense to EBITDA, and fixed charges to EBITDA.

    Defaults under the Six Flags Credit Facility will include (i) failure to repay principal when due; (ii) failure to pay interest within three days after due; (iii) default in the performance of certain obligations of SFTP and its subsidiaries under the Security Agreement (as defined thereunder); (iv) failure to comply with certain covenants, conditions or agreements under the credit agreement which, in certain cases, continues for 30 days; (v) default by SFTP or any of its subsidiaries in respect of any indebtedness above specified levels;
(vi) certain events of bankruptcy (vii) certain judgments against SFTP or any of its subsidiaries; (viii) the occurrence of a Change in Control (as defined thereunder); (ix) the assertion of certain Environmental Claims (as defined thereunder); and (x) under certain circumstances, the failure by Messrs. Burke and Story to serve as Chief Executive Officer and Chief Operating Officer of SFTP and the failure to replace them within a specified time period.

PREMIER NOTES

    The Premier Notes are senior, unsecured obligations of Premier Operations, in the aggregate principal amount of $215.0 million, of which $90.0 million will mature on August 15, 2003 (the 1995 Premier Notes) and $125.0 million will mature on January 15, 2007 (the 1997 Premier Notes). The 1995 Premier Notes bear interest at the rate of 12% per annum and the 1997 Premier Notes bear interest at the rate of 9 3/4% per annum. The Premier Notes are guaranteed on a senior, unsecured basis by the principal operating subsidiaries of Premier Operations.

    The 1995 Premier Notes are redeemable, at Premier Operations' option, in whole or in part, at any time on or after August 15, 1999, at specified redemption prices, together with accrued and unpaid interest, if any, to the date of redemption. The 1997 Premier Notes are redeemable, at Premier Operations' option, in whole or in part, at any time on or after January 15, 2002, at specified redemption prices, together with accrued and unpaid interest, if any, to the date of redemption.

    Upon the occurrence of a Change of Control (as defined in the relevant Indenture), Premier Operations will be required to make an offer to repurchase the Premier Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. Neither the Premier Merger nor the Six Flags Acquisition constitutes a Change of Control under the Indentures relating to the Premier Notes.

    The Indentures relating to the Premier Notes contain restrictive covenants that, among other things, limit the ability of Premier Operations to dispose of assets; incur additional indebtedness or liens; pay dividends; engage in mergers or consolidations; and engage in certain transactions with subsidiaries and affiliates. Defaults under these Indentures include (i) failure to pay interest on the applicable Premier Notes within 30 days after such payments are due; (ii) failure to repay principal when due at its maturity date, upon optional redemption, upon required repurchase, upon acceleration or otherwise; (iii) failure to comply for 30 days after notice with Premier Operations' repurchase obligations upon the occurrence of a Change of Control and failure to comply for 60 days after notice with the other covenants contained in the

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applicable Indenture; (iv) the default by Premier Operations or any of its subsidiaries in respect of any indebtedness above specified levels; (v) certain events of bankruptcy; (vi) certain judgments against Premier Operations or any subsidiaries; (vii) any principal subsidiaries (as defined in the applicable indentures) ceasing to be in full force and effect (except as contemplated by the terms thereof); and (viii) the denial or disaffirmation by any principal subsidiary of its obligations under the applicable Indentures, which continues for 10 days.

SFTP SENIOR SUBORDINATED NOTES


    The SFTP Senior Subordinated Notes are unsecured senior subordinated obligations of SFTP, in an aggregate principal amount of $285.0 million and will mature on June 15, 2005. The SFTP Senior Subordinated Notes accrete in value until June 15, 1998, at which time the accreted value will equal 100% of their principal amount. The SFTP Senior Subordinated Notes bear interest at the rate of 12 1/4% per annum, payable semi-annually on June 15 and December 15 of each year, commencing December 15, 1998. The SFTP Senior Subordinated Notes are guaranteed on a senior, unsecured basis by the principal operating subsidiaries of SFTP.


    The SFTP Senior Subordinated Notes are redeemable, at SFTP's option, in whole or in part, at any time on or after June 15, 2000 at specified redemption prices, together with accrued and unpaid interest, if any, to the date of redemption. Upon the occurrence of a Change of Control (as defined in the applicable Indenture), SFTP is required to make an offer to repurchase the SFTP Senior Subordinated Notes at a price equal to 101% of the accreted value thereof to the date of repurchase. The Six Flags Transactions constitute a Change of Control under the Indenture relating to the SFTP Senior Subordinated Notes, and the Company will be required to make an offer to purchase the SFTP Senior Subordinated Notes within 30 days of the closing of the Six Flags Transactions. The Company does not expect that it will be required to purchase any material amount of such Notes pursuant to such offer. See "Risk Factors--Risks Associated with Substantial Indebtedness and Other Obligations."

    The Indenture pursuant to which the SFTP Senior Subordinated Notes were issued contains restrictive covenants that, among other things, limit the ability of SFTP and its subsidiaries to dispose of assets; incur additional indebtedness or liens; pay dividends; engage in mergers or consolidations; and engage in certain transactions with subsidiaries and affiliates.

    Defaults under this Indenture include (i) failure to pay interest on the SFTP Senior Subordinated Notes within 30 days after such payments are due; (ii) failure to repay principal when due at its maturity date, upon optional redemption, upon required repurchase, upon acceleration or otherwise; (iii) failure to comply for 30 days after notice with SFTP's repurchase obligations upon the occurrence of a Change of Control and failure to comply for 60 days after notice with the other covenants contained in the Indenture; (iv) the default by SFTP or any Significant Subsidiary (as defined in the applicable indenture) in respect of any indebtedness above specified levels; (v) certain events of bankruptcy; (vi) certain judgments against SFTP or any Significant Subsidiary; (vii) any Note Guarantee (as defined in the applicable Indenture) ceasing to be in full force and effect (except as contemplated by the terms thereof); and (viii) the denial or disaffirmation by any Note Guarantor (as defined in the applicable Indenture) of its obligations under the applicable indenture or any Note Guarantee, which continues for 10 days.

SFEC ZERO COUPON SENIOR NOTES

    The SFEC Zero Coupon Senior Notes are senior unsecured obligations of SFEC, in an aggregate principal amount of $192.25 million and will mature on December 15, 1999. The SFEC Zero Coupon Senior Notes accrete in value until December 15, 1999, at which time the accreted value will equal 100% of their principal amount. There are no periodic payments on the SFEC Zero Coupon Senior Notes. One of the Sellers, Time Warner, has effectively guaranteed the SFEC Zero Coupon Senior Notes, and the Company has indemnified Time Warner in respect of its guarantee. The Company will use the proceeds of

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the SFEC Notes Offering, together with other funds, to repay the SFEC Zero
Coupon Senior Notes. Until so used, such proceeds and other funds (or U.S. government obligations purchased therefrom) will be deposited in escrow.

    The SFEC Zero Coupon Senior Notes may not be redeemed prior to maturity.

    Defaults under the indenture relating to the SFEC Zero Coupon Senior Notes include (i) the failure by SFEC or Time Warner to comply for 30 days after written notice with any covenant in the applicable indenture; (ii) failure to pay, when due, upon final maturity or upon acceleration, the principal amount of any indebtedness of SFEC or any of its subsidiaries in excess of $5.0 million, or any indebtedness of Time Warner or any of its Material Subsidiaries (as defined in the applicable indenture) in excess of $50 million, if such indebtedness is not discharged within 60 days after written notice; (iii) certain events of bankruptcy of SFEC or Seller; and (iv) failure to pay the principal amount of any SFEC Zero Coupon Senior Note at its maturity date. Accordingly, after the Six Flags Acquisition, such a default by Time Warner could result in the acceleration of the maturity of the SFEC Zero Coupon Senior Notes.

NEW SFEC NOTES

    The New SFEC Notes will be senior, unsecured obligations of SFEC, in the aggregate principal amount of $170.0 million. The New SFEC Notes will mature on
           , 2006. The New SFEC Notes will bear interest at the rate of   % per
annum and will be guaranteed by the Company on a fully subordinated basis (the "Guarantee") but will not be guaranteed by SFEC's subsidiaries. All of the net proceeds from the sale of the New SFEC Notes will be placed in escrow (the "SFEC Escrow Account") for repayment of the SFEC Zero Coupon Senior Notes. The indenture relating to the New SFEC Notes will provide that SFEC will defease the SFEC Zero Coupon Senior Notes no later than 360 days from the date of the Offerings.

    The New SFEC Notes will be redeemable, at SFEC's option, in whole or in
part, at any time on or after            , 2002 at specified redemption prices,
together with accrued and unpaid interest, if any, to the date of redemption.

    Upon the occurrence of a Change of Control (as defined in the applicable indenture), SFEC will be required to make an offer to repurchase the New SFEC Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. Neither the Premier Merger nor the Six Flags Acquisition constitutes a Change of Control under the indenture relating to the New SFEC Notes.

    The indenture relating to the New SFEC Notes contains restrictive covenants that, among other things, limit the ability of SFEC to dispose of assets; incur additional indebtedness or liens; pay dividends; engage in mergers or consolidations; and engage in certain transactions with subsidiaries and affiliates. Defaults under the applicable Indenture include (i) failure to pay interest on the New SFEC Notes within 30 days after such payments are due; (ii) failure to pay principal or premium, if any on the New SFEC Notes; (iii) failure to comply for 30 days with SFEC's repurchase obligations upon the occurrence of a Change of Control or an Asset Sale (as defined in the applicable indenture) or the provision governing the SFEC Escrow Account or for 30 days (after notice) with certain covenants and failure by either the Company or SFEC to comply for 60 days after notice with the other agreements contained in the applicable indenture, the Guarantee, the SFEC Escrow Account or the New SFEC Notes; (iv) the default by SFEC or any of its Restricted Subsidiaries (as defined in the applicable indenture), in respect of any indebtedness above specified levels;
(v) certain events of bankruptcy or insolvency; (vi) if the Guarantee shall be held invalid, unenforceable or shall cease for any reason to be in full force and effect or any person acting on behalf of the Company shall deny or disaffirm the Company's obligations under the Guarantee; (vii) a material breach or default of, or repudiation by the Company of its obligations under the escrow agreement governing the SFEC Escrow Account or the unenforceability of the escrow agreement governing the SFEC Escrow Account against the Company; and
(viii) certain judgements against SFEC or any of its Restricted Subsidiaries above specified levels.

                              DESCRIPTION OF NOTES

GENERAL

    The Senior Notes will be issued pursuant to an Indenture (the "Senior Note Indenture") between the Company and The Bank of New York, as trustee (the "Senior Note Trustee"). The Senior Discount Notes will be issued by the Company pursuant to an Indenture (the "Senior Discount Note Indenture" and, together with the Senior Note Indenture (the "Indentures") between the Company and The Bank of New York, as trustee (the "Senior Discount Note Trustee" and, together with the Senior Note Trustee, the "Trustees"). The terms of the Senior Notes and the Senior Discount Notes (collectively, the "Company Notes") include those stated in the Indentures and those made part of the Indentures by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Company Notes are subject to all such terms and Holders of Company Notes are referred to the Indentures and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indentures, the proposed Pledge and Escrow Agreement with respect to the Senior Notes and the proposed Restricted Cash Escrow Agreement with respect to the Senior Discount Notes does not purport to be complete and is qualified in its entirety by reference to the Indentures, the Pledge and Escrow Agreement and the Restricted Cash Escrow Agreement, including the definitions therein of certain terms used below. The proposed forms of the Indentures, the Pledge and Escrow Agreement and the Restricted Cash Escrow Agreement have been or will be filed as exhibits to the Registration Statement of which this Prospectus is a part and copies of the proposed forms of the Indentures, the Pledge and Escrow Agreement and the Restricted Cash Escrow Agreement are available as set forth below under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, (i) the term "Company" refers only to Premier Parks Inc. and not to any of its Subsidiaries, (ii) the term "Senior Notes" refers to
the Company's    % Senior Notes due 2006 offered hereby and (iii) the term
"Senior Discount Notes" refers to the Company's    % Senior Discount Notes due
2008 offered hereby.

    The Company Notes will be general obligations of the Company and will rank PARI PASSU in right of payment with all current and future senior indebtedness of the Company. However, the operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Company Notes. The Company's Subsidiaries will not be guarantors of the Company Notes. As a result, the Company Notes will be effectively subordinated to all Indebtedness and other liabilities and commitments (including trade payables) of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Company Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company. On a pro forma basis, as of December 31, 1997, the Company's Subsidiaries would have had approximately $1,463.0 million of Indebtedness (including the SFEC Zero Coupon Senior Notes) and $158.9 million of trade payables and other liabilities outstanding. See "Risk Factors--Holding Company Structure; Limitations on Access to Cash Flow of Subsidiaries."

    As of the date of the Indentures, all of the Company's Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indentures.

SECURITY

    INTEREST ESCROW

    The Company's Obligations under the Senior Notes will be secured pending disbursement pursuant to the Pledge and Escrow Agreement by a pledge of the Escrow Account (as defined). Approximately $76.3 million will be deposited in the Escrow Account and be used to purchase a portfolio of Government Securities that will be pledged as security for payment of interest on the Senior Notes
through       , 2001.

    The Pledge and Escrow Agreement will provide for the grant by the Company to the Senior Note Trustee of a security interest in the Escrow Account for the benefit of the Holders of the Senior Notes. All such security interests will secure the payment and performance when due of the Obligations of the Company under the Senior Note Indenture with respect to the Senior Notes and under such Senior Notes, as provided in the Pledge and Escrow Agreement. The ability of holders to realize upon such funds or securities may be subject to certain bankruptcy law limitations in the event of a bankruptcy of the Company.

    The Escrow Account will initially contain an amount of Government Securities that will be sufficient upon receipt of scheduled interest and principal payments on such securities, in the opinion of a nationally recognized firm of independent public accountants selected by the Company (who may be the Company's accountants), to pay the first six scheduled interest payments on the Senior Notes. Funds will be disbursed from the Escrow Account only to pay interest on the Senior Notes and upon certain repurchases or redemptions of the Senior Notes, to pay principal of and premium, if any, thereon, or if so paid with other proceeds, such funds may be released to the Company. Pending such disbursements, all funds contained in the Escrow Account will be invested in Government Securities. Upon the acceleration of the maturity of the Senior Notes or the failure to pay principal at maturity or upon certain redemptions and repurchases of the Senior Notes, the Pledge and Escrow Agreement will provide for the foreclosure by the Senior Note Trustee upon the net proceeds of the Escrow Account. Under the terms of the Senior Note Indenture, the proceeds of the Escrow Account shall be applied, first, to amounts owing to the Senior Note Trustee in respect of fees and expenses of the Senior Note Trustee and second, to the Obligations under the Senior Notes and the Senior Note Indenture. The failure by the Company to pay interest on the Senior Notes within two days of an
interest payment date through       , 2001 will constitute an immediate Event of
Default.

    RESTRICTED CASH ACCOUNT


    The Company's Obligations under the Senior Discount Notes will be secured pending disbursement pursuant to the Restricted Cash Escrow Agreement by a pledge of the Restricted Cash Account. Upon consummation of the Offering, the Company will deposit $75.0 million (the "Initial Amount") of the net proceeds of the Offerings in an account (the "Restricted Cash Account") with the Senior Discount Note Trustee. The Company will only be permitted to withdraw funds from the Restricted Cash Account to make Permitted Distributions. Pending such disbursements, all funds contained in the Restricted Cash Account will be
invested in Government Securities. On       , 2003, provided that no Default or
Event of Default shall have then occurred and be continuing, any and all Government Securities or cash remaining in the Restricted Cash Account shall be immediately returned to the Company and any security interests in such amounts held by the Senior Discount Note Trustee shall be terminated. In addition, the Company will be required by the terms of the Senior Discount Note Indenture and
the Restricted Cash Escrow Agreement, until       , 2003, to cause all cash
actually dividended or otherwise distributed to or received by the Company or any of its Restricted Subsidiaries in respect of any general or limited partnership interests held in the Co-Venture Partnerships to be deposited in the Restricted Cash Account; PROVIDED that, in no event, shall the Company be required to deposit in the Restricted Cash Account any funds if, after giving effect thereto, the aggregate amount of cash and Government Securities (valued at their accreted value or principal amount, as appropriate) then held in the Restricted Cash Account would exceed the Initial Amount.

    In the event of the Company's bankruptcy, the Company, as debtor in possession under Chapter 11 of the Bankruptcy Code, would be entitled to petition the United States Bankruptcy Court having jurisdiction over its case for permission, under Section 363 of the Bankruptcy Code, to use the proceeds of the Escrow Account and/or the Restricted Cash Account to fund its operations during the pendency of the reorganization proceedings. Permission for such use is likely to be granted so long as the interests of the Senior Note Trustee, for the benefit of the Holders of Senior Notes and itself as Senior Note Trustee, and the Senior Discount Note Trustee, for the benefit of the Holders of Senior Discount Notes and itself as Senior Discount Note Trustee, as applicable, are "adequately protected." A secured creditor's interest in cash collateral to be used by a debtor in possession may be "adequately protected" by, among other means, the granting of liens on substitute collateral which may be substantially less liquid than Government Securities.

PRINCIPAL AND MATURITY OF AND INTEREST ON THE SENIOR NOTES

    The Senior Notes will be limited in aggregate principal amount to $280.0
million and will mature on       , 2006. Interest on the Senior Notes will
accrue at the rate of    % per annum and will be payable semi-annually in
arrears on       and       of each year, to Holders of record on the immediately
preceding       and       . Interest on the Senior Notes will accrue from the
most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Senior Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Senior Notes at their respective addresses set forth in the register of Holders of Senior Notes; PROVIDED that all payments of principal, premium and interest with respect to Senior Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Senior Notes will be issued in denominations of $1,000 and integral multiples thereof.

PRINCIPAL AND MATURITY OF AND INTEREST ON THE SENIOR DISCOUNT NOTES

    The Senior Discount Notes will be limited in aggregate principal amount at
maturity to $         million and will mature on       , 2008. The Senior
Discount Notes will be issued at a substantial discount from their principal amount at maturity, to generate gross proceeds of approximately $250.0 million.
Until       , 2003, no interest will accrue on the Senior Discount Notes, but the Accreted Value will increase (representing amortization of original issue
discount) between the date of original issuance and       , 2003, on a
semi-annual basis using a 360-day year comprised of twelve 30-day months, such that the Accreted Value shall be equal to the full principal amount at maturity
of the Senior Discount Notes on       , 2003 (the "Full Accretion Date").
Beginning on the Full Accretion Date, interest on the Senior Discount Notes will
accrue at the rate of    % per annum and will be payable semi-annually in
arrears on       and       of each year, to Holders of record on the immediately
preceding       and       . Interest on the Senior Discount Notes will accrue
from the most recent date to which interest has been paid or, if no interest has been paid, from the Full Accretion Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Senior Discount Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Senior Discount Notes at their respective addresses set forth in the register of Holders of Senior Discount Notes; PROVIDED that all payments of principal, premium and interest with respect to Senior Discount Notes the Holders of which have given wire transfer instructions to the

Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Senior Discount Notes will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

    SENIOR NOTES

    The Senior Notes will not be redeemable at the Company's option prior to
      , 2002. Thereafter, the Senior Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the
twelve-month period beginning on       of the years indicated below:

YEAR                                                                                    PERCENTAGE
--------------------------------------------------------------------------------------  -----------
2002..................................................................................            %
2003..................................................................................
2004..................................................................................
2005 and thereafter...................................................................     100.000%


    Notwithstanding the foregoing, during the first 36 months after the date of original issuance of the Senior Notes, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Senior Notes
originally issued under the Senior Note Indenture at a redemption price of    %
of the principal amount thereof on the redemption date with the net cash proceeds of one or more Public Equity Offerings and/or the net cash proceeds of a Strategic Equity Investment; provided that at least 65% of the aggregate principal amount of Senior Notes originally issued remains outstanding immediately after the occurrence of each such redemption (excluding Senior Notes held by the Company and its Subsidiaries); and provided, further, that any such redemption shall occur within 60 days of the date of the closing of each such Public Equity Offering and/or Strategic Equity Investment.


    SENIOR DISCOUNT NOTES

    The Senior Discount Notes will not be redeemable at the Company's option
prior to       , 2003. Thereafter, the Senior Discount Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during
the twelve-month period beginning on       of the years indicated below:

YEAR                                                                                    PERCENTAGE
--------------------------------------------------------------------------------------  -----------
2003..................................................................................            %
2004..................................................................................
2005..................................................................................
2006 and thereafter...................................................................     100.000%

    Notwithstanding the foregoing, during the first 36 months after the date of original issuance of the Senior Discount Notes, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount at maturity of Senior Discount Notes originally issued under the Senior Discount Note Indenture
at a redemption price of    % of the Accreted Value thereof on the redemption
date with the net cash proceeds of one or more Public Equity Offerings and/or the net cash proceeds of a Strategic Equity Investment; PROVIDED that at least 65% of the aggregate principal amount at maturity of

Senior Discount Notes originally issued remains outstanding immediately after the occurrence of each such redemption (excluding Senior Discount Notes held by the Company and its Subsidiaries); and PROVIDED, FURTHER, that any such redemption shall occur within 60 days of the date of the closing of each such Public Equity Offering and/or Strategic Equity Investment.

SELECTION AND NOTICE

    If less than all of the Senior Notes and/or Senior Discount Notes, as the case may be, are to be redeemed at any time, selection of such Company Notes for redemption will be made by the applicable Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Company Notes are listed, or, if the Company Notes are not so listed, on a pro rata basis, by lot or by such method as the applicable Trustee shall deem fair and appropriate; PROVIDED THAT, subject to the limitations described above, the Company may, at its option, elect to redeem either Senior Notes, Senior Discount Notes, or both Senior Notes and Senior Discount Notes; and PROVIDED FURTHER that no Company Notes of $1,000 or less shall be redeemed in part.

    Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Company Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Company Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Company Notes or portions of them called for redemption.

MANDATORY REDEMPTION

    Except as set forth below under the caption "--Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Company Notes.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, the Company will be obligated to make an offer (the "Change of Control Offer") to each Holder of Company Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Company Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase (or, in the case of repurchases of Senior Discount
Notes prior to       , 2003, at a purchase price equal to 101% of the Accreted
Value thereof as of the date of repurchase). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Company Notes pursuant to the procedures required by the applicable Company Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Company Notes as a result of a Change of Control.

    On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Company Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Company Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Company Notes so accepted together with an Officers' Certificate stating the aggregate principal amount at maturity of Company Notes or portions thereof being purchased by the Company. The Paying

Agent will promptly mail to each Holder of Company Notes so tendered the Change of Control Payment for such Company Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Company Notes surrendered, if any; PROVIDED that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The Indentures will provide that the Company will fix the Change of Control Payment Date no earlier than 30 days and no later than 60 days after the Change of Control Offer is mailed as set forth above. Prior to complying with the provisions of the preceding sentence, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Indebtedness of its Subsidiaries or obtain the requisite consents, if any, under all agreements governing all such outstanding Indebtedness of its Subsidiaries to permit the repurchase of Company Notes required by this covenant. Under the terms of the indentures governing the Premier Notes, the SFTP Senior Subordinated Notes and the New SFEC Notes, the Premier Credit Facility and the Six Flags Credit Facility, the payment of dividends by Premier Operations, SFEC and SFTP are subject to certain specified tests which will significantly restrict their ability to pay dividends or make other distributions. If the Company does not obtain the consent of the lenders under agreements governing outstanding Indebtedness of its Subsidiaries, including under the Credit Facilities and the indentures governing the Premier Notes, the SFTP Senior Subordinated Notes and the New SFEC Notes, to permit the repurchase of Company Notes or does not refinance such Indebtedness, the Company will likely not have the financial resources to purchase Company Notes and the Company's Subsidiaries will be restricted by the terms of such Indebtedness from paying dividends to the Company or otherwise lending funds to the Company for the purpose of such purchase. In any event, there can be no assurance that the Company's Subsidiaries will have the resources available to pay any such dividend or make any such distribution. The Company's failure to make a Change of Control Offer when required or to purchase tendered Company Notes when tendered would constitute an Event of Default under the Indentures. See "Risk Factors--Holding Company Structure; Limitations on Access to Cash Flow of Subsidiaries" and "--Risks Associated with a Change of Control."

    The Change of Control provisions described above will be applicable whether or not any other provisions of the Indentures are applicable. Except as described above with respect to a Change of Control, the Indentures do not contain provisions that permit the Holders of the Company Notes to require that the Company repurchase or redeem the Company Notes in the event of a takeover, recapitalization or similar transaction.

    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indentures applicable to a Change of Control Offer made by the Company and purchases all Company Notes validly tendered and not withdrawn under such Change of Control Offer.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Company Notes to require the Company to repurchase such Company Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

    To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

    ASSET SALES

    The Indentures will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustees) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; PROVIDED that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinate to the Company Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability or, in the case of the sale of Capital Stock, that are assumed by the transferee by operation of law and (y) any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are promptly (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

    Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or the applicable Restricted Subsidiary may apply such Net Proceeds
(a) to repay or repurchase Indebtedness of a Restricted Subsidiary of the Company (and to correspondingly reduce commitments with respect thereto in the case of revolving credit borrowings), (b) to the acquisition of all or substantially all of the assets of, or a majority of the Voting Stock of, another Person (or business unit or division of such Person); PROVIDED, that the primary business of such Person (or unit or division) is a Permitted Business,
(c) to fund obligations of the Company or any Restricted Subsidiary under the Partnership Parks Agreements or the Subordinated Indemnity Agreement, (d) to the acquisition of Capital Stock of a Restricted Subsidiary of the Company held by Persons other than the Company or any Restricted Subsidiary, (e) to the making of a capital expenditure or (f) to the acquisition of other long-term assets that are used or useful in a Permitted Business. Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indentures. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company will be required to make an offer to all Holders of Company Notes and all holders of other PARI PASSU Indebtedness of the Company containing provisions similar to those set forth in the Indentures with respect to offers to purchase or redeem with the proceeds of sales of assets (an "Asset Sale Offer") to purchase the maximum principal amount of Company Notes and such other PARI PASSU Indebtedness of the Company that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of repurchase (or, in the case of repurchases of Senior Discount Notes prior to the Full Accretion Date, at a purchase price equal to 100% of the Accreted Value thereof as of the date of repurchase), in accordance with the procedures set forth in the Indentures and such other Indebtedness. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indentures. If the aggregate principal amount at maturity or Accreted Value (as applicable) of Company Notes and such other Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Company Notes and such other Indebtedness to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Company Notes pursuant to an Asset Sale Offer.

    To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

    Under the terms of the indentures governing the Premier Notes, the SFTP Senior Subordinated Notes and the New SFEC Notes and the Premier Credit Facility and the Six Flags Credit Facility, the payment of dividends by Premier Operations, SFEC and SFTP are subject to certain specified financial tests which will significantly restrict their ability to pay dividends or make other distributions. See "Risk Factors--Risks Associated with Substantial Indebtedness" and "--Holding Company Structure; Limitations on Access to Cash Flow of Subsidiaries."

CERTAIN COVENANTS

    RESTRICTED PAYMENTS

    The Indentures will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of any Equity Interests of the Company (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of any Equity Interests of the Company in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company that is subordinated to the Company Notes, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

        (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow test set forth in the first paragraph of the covenant described below under caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

        (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made after the date of the Indentures (excluding Restricted Payments permitted by clauses (ii) and (iii) of the next succeeding paragraph) shall not exceed, at the date of determination, the sum, without duplication, of (i) an amount equal to the Company's Consolidated Cash Flow for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indentures to the end of the Company's most recently ended full fiscal quarter for which financial statements have been filed with the Commission (the "Basket Period") LESS the product of 1.4 times the Company's Consolidated Interest Expense for the Basket Period, PLUS (ii) 100% of the aggregate net cash proceeds received by the Company after the date of the Indentures as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale after the date of the Indentures of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than (w) Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company, (x) Equity Interests sold in the Offerings and (y) any sale of Equity Interests of the Company the net cash proceeds of which are applied pursuant to clause (ii) of the immediately succeeding paragraph), PLUS (iii) to the extent that any Restricted Investment that was made after the date of the Indentures is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, PLUS (iv) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of the Indentures, the fair market value of the Company's or its Restricted Subsidiary's, as the case may be, Investment in such Subsidiary as of the date of such redesignation.

    The foregoing provisions will not prohibit:

    (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indentures;

    (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale including in the Offerings (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from (a) clause (c)(ii) of the preceding paragraph and (b) clause (xii) of the definition of "Permitted Investments;"

    (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

    (iv) so long as no Event of Default or Default shall have occurred and be continuing (or would result therefrom), the purchase, redemption, retirement or other acquisition by the Company or any Restricted Subsidiary of the Company of partnership interests held by the partners in the limited partners of the Co-Venture Partnerships, the co-general partner of the Co-Venture Partnerships or, in each case, their successors, in accordance with and in the manner required or permitted by the terms of the Partnership Parks Agreements;

    (v) so long as no Event of Default or Default shall have occurred and be continuing (or would result therefrom), any transactions pursuant to or contemplated by, and payments made in connection with, and in accordance with the terms of, the Partnership Parks Agreements and the Marine World Agreements;

    (vi) so long as no Event of Default or Default shall have occurred and be continuing (or would result therefrom), any transactions pursuant to or contemplated by, and payments made in connection with, and in accordance with the terms of, the Subordinated Indemnity Agreement;

    (vii) so long as no Event of Default or Default shall have occurred and be continuing (or would result therefrom), the payment of dividends on the Seller Preferred Stock and the Mandatorily Convertible Preferred Stock in accordance with the terms thereof as in effect on the date of the Indentures;

    (viii) in the event the Company issues common stock in exchange for or upon conversion of Seller Preferred Stock or Mandatorily Convertible Preferred Stock, cash payments made in lieu of the issuance of fractional shares of common stock, not to exceed $250,000 in the aggregate in any fiscal year; and

    (ix) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company from employees, former employees, directors or former directors of the Company or any of its Restricted Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors); PROVIDED, HOWEVER, that the aggregate amount of such repurchases shall not exceed $5.0 million in any twelve-month period.

    The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default; PROVIDED that in no event shall the business currently operated by Premier Operations or SFTP be transferred to or held by an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments held by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors of the Company whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indentures.

    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    The Indentures will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; PROVIDED, HOWEVER, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and the Company's Subsidiaries may incur Indebtedness or issue shares of preferred stock if the Company's Debt to Cash Flow Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock or such preferred stock, as the case may be, after giving pro forma effect to such incurrence or issuance as of such date and to the use of the proceeds therefrom as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of the Company for which financial statements have been filed with the Commission, would have been no greater than (a) 6.0 to 1, if such incurrence or issuance is on or prior to March 31, 1999, (b) 5.75 to 1, if such incurrence or issuance is on or prior to March 31, 2000 and after March 31, 1999, and (c) 5.5 to 1, if such incurrence or issuance is after March 31, 2000.

    The Indentures will also provide that the Company will not incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the Company Notes on substantially identical terms; PROVIDED, HOWEVER, that no Indebtedness of the Company shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.

    The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

    (i) the incurrence by the Company and its Restricted Subsidiaries of additional term Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed $275.0 million LESS the aggregate amount of all mandatory or scheduled repayments of the principal of any such additional term Indebtedness (other than repayments that are immediately reborrowed) that have actually been made since the date of the Indentures;

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    (ii) the incurrence by the Company and its Restricted Subsidiaries of additional revolving credit Indebtedness and letters of credit pursuant to Credit Facilities in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) at any one time outstanding not to exceed the Specified Amount as of such date of incurrence; PROVIDED THAT, the aggregate principal amount of all Indebtedness incurred pursuant to this clause (ii) is reduced to an outstanding balance of $1.0 million or less for at least 30 consecutive days in each fiscal year;


    (iii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

    (iv) the incurrence by the Company and SFEC of Indebtedness represented by the Company Notes and the New SFEC Notes;

    (v) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount not to exceed $25.0 million at any time outstanding;

    (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness and Indebtedness incurred pursuant to clauses (i) and (ii) above) that was permitted by the Indentures to be incurred;


    (vii) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that (i) if the Company is the obligor on any such Indebtedness, such Indebtedness is, if any Default or Event of Default with respect to the Company occurs and is continuing, expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Company Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vii);


    (viii) the incurrence by the Company or any of its Restricted Subsidiaries of (a) Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indentures to be incurred and (b) Currency Agreements that do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

    (ix) Indebtedness in respect of performance bonds, letters of credits, surety or appeal bonds, prior to any drawing thereunder, for or in connection with pledges, deposits or payments made or given in the ordinary course of business;

    (x) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant (including, without limiting the generality of the forgoing, the guarantee by any Restricted Subsidiary of the Company of Existing Indebtedness and the guarantee by the Company of the New SFEC Notes);

    (xi) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, PROVIDED, HOWEVER, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (xi); and

    (xii) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xii), not to exceed $50.0 million.

    For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to one or more of such clauses and/or pursuant to the first paragraph hereof, as the Company shall specify. In connection with the Six Flags Transactions occurring on the date of the Indentures, the Company shall be permitted to incur a portion of the Indebtedness to be incurred on that date pursuant to the Debt to Cash Flow Ratio set forth in the first paragraph of this covenant to the extent permitted by such Debt to Cash Flow Ratio calculated without regard to any Permitted Debt incurred on such date. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on preferred stock in the form of additional shares of the same class of preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock for purposes of this covenant; PROVIDED, in each such case, that the amount thereof is included in Consolidated Indebtedness of the Company as accrued.

    SALE AND LEASEBACK TRANSACTIONS

    The Indentures will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; PROVIDED that the Company or a Restricted Subsidiary of the Company may enter into a sale and leaseback transaction if (i) the Company could have
(a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Debt to Cash Flow test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Additional Indebtedness and Issuance of Preferred Stock" or pursuant to clause (vi) of the second paragraph of such covenant and
(b) incurred a Lien to secure such Indebtedness pursuant to the covenant described below under the caption "--Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Asset Sales."

    LIENS

    The Indentures will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing trade payables, Attributable Debt or Indebtedness on any asset now owned or hereafter acquired, except Permitted Liens.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

    The Indentures will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indentures, (b) the Partnership Parks Agreements, the Marine World Agreements or the Subordinated Indemnity Agreement, (c) the terms of any Indebtedness permitted by the Indentures to be incurred by any Restricted Subsidiary of the Company, (d) the Indentures and the Company Notes, (e) applicable law, (f) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indentures to be incurred, (g) customary non-assignment provisions in leases, licenses or other contracts entered into in the ordinary course of business, (h) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (i) any agreement for the sale of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale, (j) obligations otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limits the right of the obligee to dispose of the assets securing such obligations, (k) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business and (l) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

    MERGER, CONSOLIDATION, OR SALE OF ASSETS


    The Indentures will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Company Notes, the Indentures, the Pledge and Escrow Agreement and the Restricted Cash Escrow Agreement pursuant to supplemental indentures in forms reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, both at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."


    LIMITATION ON LEASES



    The Indentures will provide that the Company will not, directly or indirectly, lease all or substantially all of its properties and assets to any Person.


    TRANSACTIONS WITH AFFILIATES

    The Indentures will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee
(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing. Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (i) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business, or any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment or indemnification arrangements, stock options and stock ownership plans approved by the Board of Directors, or the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors, (ii) transactions between or among the Company and/or its Restricted Subsidiaries, (iii) payment of reasonable directors fees to Persons who are not otherwise employees of the Company or its Restricted Subsidiaries,
(iv) loans or advances to employees in the ordinary course of business, (v) Restricted Payments that are permitted by the provisions of the Indentures described above under the caption "--Restricted Payments," (vi) transactions pursuant to or contemplated by, and in accordance with, the terms of the Subordinated Indemnity Agreement, (vii) transactions pursuant to or contemplated by and payments in connection with, and, in each case, in accordance with, the terms of the Partnership Parks Agreements and (viii) transactions pursuant to or contemplated by, and in accordance with, the Marine World Agreements.

    LIMITATION ON ISSUANCES AND SALES OF EQUITY INTERESTS IN RESTRICTED
     SUBSIDIARIES

    The Indentures will provide that the Company (i) will not, and will not permit any Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Company to any Person (other than the Company or a Restricted Subsidiary of the Company and other than transactions contemplated by the Partnership Parks Agreements and the Subordinated Indemnity Agreement), unless (a)(1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Restricted Subsidiary or (2) after giving effect thereto, such Restricted Subsidiary will still constitute a Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales," and (ii) will not permit any Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other

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than to the Company or a Wholly Owned Restricted Subsidiary of the Company if,
after giving effect thereto, such Restricted Subsidiary will not be a direct or indirect Subsidiary of the Company.

    BUSINESS ACTIVITIES

    The Indentures will provide that the Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

    PAYMENTS FOR CONSENT

    The Indentures will provide that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Company Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indentures or the Company Notes unless such consideration is offered to be paid or is paid to all Holders of the Company Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

    REPORTS

    The Indentures will provide that, whether or not required by the rules and regulations of the Commission, so long as any Company Notes are outstanding, the Company will furnish to the Holders of Company Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES


    The Indentures will provide that each of the following constitutes an Event of Default with respect to the Senior Notes or the Senior Discount Notes, as the case may be: (i) default for 30 days in the payment when due of interest on the
Company Notes; provided, however, that on or prior to       , 2001, the failure
by the Company to pay interest on the Senior Notes within two days of an interest payment date will constitute an immediate Event of Default; (ii) default in payment when due of the principal of or premium, if any, on the Company Notes; (iii) failure by the Company to comply for (a) 30 days with the provisions described under the captions and "--Security" and "--Repurchase at the Option of Holders" or (b) 30 days after notice with the provisions described under the caption "--Certain Covenants" (in each case, other than a failure to purchase Company Notes); (iv) failure by the Company for 60 days after notice to comply with any of the Company's other agreements in the Indentures, or the Company Notes, the Pledge and Escrow Agreement or the Restricted Cash Escrow Agreement; (v) the failure by the Company or any Restricted Subsidiary to pay Indebtedness within any applicable grace period after final maturity or the acceleration of any Indebtedness by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated at any time exceeds $10.0 million; (vi) failure by the Company or


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any of its Restricted Subsidiaries to pay final judgments aggregating at any time in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) in respect of the Senior Notes, material breach by the Company of any representation or warranty set forth in the Pledge and Escrow Agreement, or a material default by the Company in the performance of any covenant set forth in the Pledge and Escrow Agreement, or repudiation by the Company of its obligations under the Pledge and Escrow Agreement, or the unenforceability of the Pledge and Escrow Agreement against the Company for any reason; (viii) with respect to the Senior Discount Notes, material breach by the Company of any representation or warranty set forth in the Restricted Cash Escrow Agreement, or a material default by the Company in the performance of any covenant set forth in the Restricted Cash Escrow Agreement, or repudiation by the Company of its obligations under the Restricted Cash Escrow Agreement, or the unenforceability of the Restricted Cash Escrow Agreement against the Company for any reason; and (ix) certain events of bankruptcy or insolvency with respect to the Company, any Restricted Subsidiary that constitutes a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

    If any Event of Default occurs and is continuing, either Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Notes or Senior Discount Notes, as the case may be, may declare all the Senior Notes or the Senior Discount Notes, as the case may be, to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary of the Company that constitutes a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Company Notes will become due and payable without further action or notice. Holders of the Company Notes may not enforce the Indentures or the Company Notes except as provided in the Indentures. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Company Notes may direct the Trustee in its exercise of any trust or power. Either Trustee may withhold from Holders of the Company Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    In the case of any Event of Default with respect to the Senior Notes occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Senior Notes pursuant to the optional redemption provisions of the Senior Note Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration
of the Senior Notes. If an Event of Default occurs prior to       , 2002 by
reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of
the Senior Notes prior to       , 2002, then the premium specified for the
twelve months commencing on such date in the Senior Note Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes.

    In the case of any Event of Default with respect to the Senior Discount Notes occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Senior Discount Notes pursuant to the optional redemption provisions of the Senior Discount Note Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Senior Discount Notes. If an Event of Default
occurs prior to       , 2003 by reason of any willful action (or inaction) taken
(or not taken) by or on behalf of the Company with the intention of avoiding the
prohibition on redemption of the Senior Discount Notes prior to       , 2003,
then the premium specified for the twelve months commencing on such date in the Senior Discount Note Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Senior Discount Notes.

    The Holders of a majority in aggregate principal amount of the Senior Notes or the Senior Discount Notes, as the case may be, then outstanding by notice to the applicable Trustee may on behalf of the Holders of all of the Company Notes of such series waive any existing Default or Event of Default and its

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consequences under the applicable Company Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Company Notes.

    The Company is required to deliver to each Trustee annually a statement regarding compliance with the applicable Company Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to each Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Company Notes, the Indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Company Notes by accepting a Company Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Company Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Notes and/or the Senior Discount Notes, as the case may be ("Legal Defeasance"), except for (i) the rights of Holders of outstanding Company Notes to receive payments in respect of the principal of, premium, if any, and interest on such Company Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Company Notes concerning issuing temporary Company Notes, registration of Company Notes, mutilated, destroyed, lost or stolen Company Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the applicable Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the applicable Company Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Senior Note Indenture or the Senior Discount Note Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Notes or the Senior Discount Notes, as the case may be. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Notes or the Senior Discount Notes, as the case may be.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the appropriate Trustee, in trust, for the benefit of the Holders of the Senior Notes or the Senior Discount Notes, as the case may be, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Senior Notes or Senior Discount Notes, as the case may be, on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Senior Notes or Senior Discount Notes, as the case may be, are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the applicable Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indentures, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Senior Notes or Senior Discount Notes, as the case may be, will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the appropriate Trustee an opinion of counsel in the United States reasonably acceptable to

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the Trustee confirming that the Holders of the outstanding Senior Notes or
Senior Discount Notes, as the case may be, will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the appropriate Company Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound; (vi) the Company must have delivered to the appropriate Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the appropriate Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Senior Notes or Senior Discount Notes, as the case may be, over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the appropriate Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Company Notes in accordance with the Indentures. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indentures. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Company Notes to be redeemed.

    The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indentures, the Pledge and Escrow Agreement, the Restricted Cash Escrow Agreement or the Company Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Notes or Senior Discount Notes, as the case may be, then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for such Senior Notes or Senior Discount Notes, as the case may be), and any existing default or compliance with any provision of the Indentures, the Pledge and Escrow Agreement, the Restricted Cash Escrow Agreement or the Company Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Notes or Senior Discount Notes, as the case may be, (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Company Notes).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Company Notes held by a non-consenting Holder): (i) reduce the principal amount of Company Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Company Note or alter the provisions with respect to the redemption of the Company Notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders"),
(iii) reduce the rate of or change the time for payment of interest on any Note,
(iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Company Notes (except a rescission of acceleration of the Senior Notes or Senior Discount Notes, as the case may be, by the Holders of at least a majority in aggregate principal amount thereof and a

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waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Company Notes, (vi) make any change in the provisions of the Indentures relating to waivers of past Defaults or the rights of Holders of Company Notes to receive payments of principal of or premium, if any, or interest on the Company Notes, (vii) waive a redemption payment with respect to any Company Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"), or (viii) make any change in the foregoing amendment and waiver provisions. In addition, any amendments to the Pledge and Escrow Agreement, the provisions of the Senior Note Indenture governing the Pledge and Escrow Agreement, the Restricted Cash Escrow Agreement or the provisions of the Senior Discount Note Indenture relating to the Restricted Cash Escrow Agreement will require the consent of the Holders of at least 75% in aggregate principal amount of Senior Notes or Senior Discount Notes, as the case may be, then outstanding if such amendment would adversely affect the rights of Holders of Senior Notes or Senior Discount Notes, as the case may be.

    Notwithstanding the foregoing, without the consent of any Holder of Company Notes, the Company and the appropriate Trustee may amend or supplement the Indentures, the Pledge and Escrow Agreement, the Restricted Cash Escrow Agreement or the Company Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Company Notes in addition to or in place of certificated Company Notes, to provide for the assumption of the Company's obligations to Holders of Company Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets, to make any change that would provide any additional rights or benefits to the Holders of Company Notes or that does not adversely affect the legal rights under the Indentures of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indentures under the Trust Indenture Act.

CONCERNING THE TRUSTEE

    The Indentures contain certain limitations on the rights of the applicable Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustees will be permitted to engage in other transactions; however, if either acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The Holders of a majority in principal amount of the then outstanding Senior Notes or Senior Discount Notes, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the applicable Trustee, subject to certain exceptions. The Indentures provide that in case an Event of Default shall occur (which shall not be cured), the applicable Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, neither Trustee will be under an obligation to exercise any of its rights or powers under the Indentures at the request of any Holder of Company Notes, unless such Holder shall have offered to the applicable Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    Anyone who receives this Prospectus may obtain a copy of the Indentures without charge by writing to Premier Parks Inc., 11501 Northeast Expressway, Oklahoma City, Oklahoma 73131, Attention: Corporate Secretary.

BOOK-ENTRY, DELIVERY AND FORM

    Except as set forth in the next paragraph, the Company Notes to be resold as set forth herein will initially be issued in the form of one or more Global Notes (the "Global Notes"). The Global Notes will be deposited on the date of the closing of the sale of the Company Notes offered hereby (the "Closing Date") with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of

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Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

    Company Notes that are issued as described below under "--Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless all Global Notes have previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Company Notes being transferred, subject to the transfer restrictions set forth in the Indentures.

    The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only thorough the Depositary's Participants or the Depositary's Indirect Participants.

    The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the Underwriters with portions of the principal amount of the Global Notes and (ii) ownership of the Company Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Company Notes evidenced by the Global Note will be limited to such extent.

    So long as the Global Note Holder is the registered owner of any Company Notes, the Global Note Holder will be considered the sole Holder under the Indentures of any Company Notes evidenced by the Global Notes. Beneficial owners of Company Notes evidenced by the Global Notes will not be considered the owners or Holders thereof under the applicable Indentures for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustees will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Company Notes.

    Payments in respect of the principal of, premium, if any, interest on any Company Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the applicable Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the applicable Company Indenture. Under the terms of the Indentures, the Company and the Trustees may treat the persons in whose names Company Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor any Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Company Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Company Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

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CERTIFICATED SECURITIES

    Subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the applicable Trustee, exchange such beneficial interest for Company Notes in the form of Certificated Securities. Upon any such issuance, the applicable Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the applicable Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the applicable Trustee in writing that it elects to cause the issuance of Company Notes in the form of Certificated Securities under the applicable Company Indenture, then, upon surrender by the Global Note Holder of its Global Note, Company Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Company Notes.

    Neither the Company nor any Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Company Notes and the Company and the Trustees may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

    The Indentures will require that payments in respect of the Company Notes represented by the Global Note (including principal, premium, if any, interest , if any) be made by wire transfer of immediately available next day funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, interest , if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Company expects that secondary trading, if any, in the Certificated Securities will also be settled in immediately available funds.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indentures. Reference is made to the Indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACCRETED VALUE" means, as of any date of determination prior to       ,
2003, with respect to any Senior Discount Note, the sum of (a) the initial offering price (which shall be calculated by discounting the aggregate principal
amount at maturity of such Senior Discount Note at a rate of    % per annum,
compounded semi-annually on each       and       from       , 2003 to the date
of issuance) of such Senior Discount Note and (b) the portion of the excess of the principal amount of such Senior Discount Note over such initial offering price that shall have been accreted thereon through such date, such amount to be
so accreted on a daily basis at    % per annum of the initial offering price of
such Senior Discount Note, compounded semi-annually on each       and       from
the date of issuance of the Senior Discount Notes through the date of determination, computed on the basis of a 360-day year of twelve 30-day months;
PROVIDED that, on and after       , 2003, the Accreted Value of each Senior
Discount Note shall be equal to the principal amount at maturity of such Senior Discount Note.

    "ACQUIRED DEBT" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

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    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.


    "ASSET SALE" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business (PROVIDED that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indentures described above under the caption "--Certain Covenants--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $10.0 million or (b) for net proceeds in excess of $10.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (ii) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (iii) the transfer of Equity Interests in any Restricted Subsidiary pursuant to the Subordinated Indemnity Agreement or the Partnership Parks Agreements, (iv) the issuance of Equity Interests by a Restricted Subsidiary to any employee thereof or as consideration for the acquisition of all or substantially all of the assets of, or a majority of the Voting Stock of, any Person (or a business unit or division of such Person), PROVIDED that the primary business of such Person (or such unit or division) is a Permitted Business, (v) the substitution of property in accordance with the terms of the Parcel Lease, dated November 7, 1997, between Marine World and Park Management Corp. as the same may be modified or amended from time to time after the date of the Indentures, PROVIDED such modification or amendment does not adversely affect the interests of the Holders in any material respect, and (vi) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments."


    "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

    "BENEFICIAL SHARE ASSIGNMENT AGREEMENT" means the Beneficial Share Assignment Agreement, dated as of the date of the consummation of the Six Flags Acquisition, between TW-SPV Co. and the Company.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

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    "CASH EQUIVALENTS" means (i) United States dollars or foreign currency, (ii)
securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Credit Facilities or with any commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within one year after the date of acquisition, (vi) securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least "A" by Standard & Poor's Corporation or "A" by Moody's Investors Service, Inc. and (vii) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vi) of this definition.


    "CHANGE OF CONTROL" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange
Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the Voting Stock of the Company, or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.


    "CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (ii) Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iii) depreciation, amortization (including any depreciation or amortization arising out of purchases by the Company or any Restricted Subsidiary of Equity Interests in the partners of the Co-Venture Partnerships and amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (iv) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP (other than accrual of income in the ordinary course of business in respect of a future cash payment). Notwithstanding any other provision of the Indentures to the contrary, "Consolidated Cash Flow" of the Company for any period will be deemed to include 100% of the cash distributions to the Company or any of its Restricted Subsidiaries in respect of such period from the Co-Venture Partnerships, directly or indirectly, out of the Consolidated Cash Flow of the Co-Venture Partnerships in respect of such period.

    "CONSOLIDATED INDEBTEDNESS" means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness and Attributable Debt of such Person

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and its Restricted Subsidiaries, PLUS (ii) the total amount of Indebtedness and
Attributable Debt of any other Person, to the extent that the same has been guaranteed by the referent Person or one or more of its Restricted Subsidiaries, PLUS (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.


    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness or Attributable Debt of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon). The term "Consolidated Interest Expense" shall not include the consolidated interest expense of any Person with respect to (i) any obligations in respect of the SFEC Zero Coupon Senior Notes so long as (x) the SFEC Pledge and Escrow Agreement is in full force and effect and the trustee under the indenture governing the New SFEC Notes maintains a valid and perfected security interest in cash or Government Securities in an amount sufficiant to pay the aggregate principal amount at maturity of such SFEC Zero Coupon Senior Notes pursuant to the terms thereof or (y) the SFEC Zero Coupon Senior Notes shall have been defeased in accordance with the indenture governing the SFEC Zero Coupon Senior Notes or (ii) any obligations of the Company or any Restricted Subsidiary under the Partnership Parks Agreements, the Marine World Agreements or the Subordinated Indemnity Agreement.


    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and prior to any deduction in respect of dividends on any series of preferred stock of such Person, determined in accordance with GAAP; PROVIDED that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iii) the cumulative effect of a change in accounting principles shall be excluded.

    "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the sum of (i) the consolidated equity (including stated capital, additional paid-in capital and retained earnings) of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indentures in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

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    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indentures or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

    "CO-VENTURE PARTNERSHIPS" means (i) Six Flags Over Georgia, Ltd., a Georgia Limited Partnership, (ii) Texas Flags, Ltd., a Texas Limited Partnership and
(iii) Fiesta Texas Theme Park, Ltd., a Texas Limited Partnership.

    "CREDIT FACILITIES" means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Premier Credit Facility and the Six Flags Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

    "CURRENCY AGREEMENT" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

    "DEBT TO CASH FLOW RATIO" means, as of any date of determination, the ratio of (a) the Consolidated Indebtedness of the Company as of such date to (b) the Consolidated Cash Flow of the Company for the four most recent full fiscal quarters ending immediately prior to such date for which financial statements have been filed with the Commission, determined on a pro forma basis after giving effect to all acquisitions or Asset Sales made by the Company and its Restricted Subsidiaries from the beginning of such four-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (ii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DISQUALIFIED STOCK" means any Capital Stock (other than the Seller Preferred Stock) that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Company Notes mature; PROVIDED, HOWEVER, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

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    "ESCROW ACCOUNT" means the Escrow Account for the initial deposit of approximately $76.3 million dollars of the net proceeds from the sale of the Senior Notes under the Pledge and Escrow Agreement.

    "EXISTING INDEBTEDNESS" means up to $         million in aggregate principal
amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Premier Credit Facility and the Six Flags Credit Facility) in existence on the date of the Indentures, until such amounts are repaid.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.


    "GOVERNMENT SECURITIES" means (i) direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged and (ii) money market funds at least 95% of the assets of which constitute Government Securities of the kinds described in clause (i) of this definition.


    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.


    "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness. The term "Indebtedness" shall not include (i) any obligations in respect of the SFEC Zero Coupon Senior Notes so long as (x) the SFEC Pledge and Escrow Agreement is in full force and effect and the trustee under the indenture governing the New SFEC Notes maintains a valid and perfected security interest in cash or Government Securities in an amount sufficient to pay the aggregate principal amount at maturity of such SFEC Zero Coupon Senior Notes pursuant to the terms thereof or
(y) the SFEC Zero Coupon Senior Notes shall have been defeased in accordance with the indenture governing the SFEC Zero Coupon Senior Notes or (ii) any obligations of the Company or any Restricted Subsidiary under the Partnership Parks Agreements, the Marine World Agreements or the Subordinated Indemnity Agreement.


    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees and any deposit or advance made pursuant to any contract entered into in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity

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Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company (other than pursuant to the terms of the Partnership Parks Agreements or the Subordinated Indemnity Agreement) such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "MARINE WORLD" means the Marine World Joint Powers Authority or any successor thereto.

    "MARINE WORLD AGREEMENTS" mean (i) the Parcel Lease, dated November 7, 1997, between Marine World and Park Management Corp. ("PMC"), (ii) the Reciprocal Easement Agreement, dated November 7, 1997, between Marine World and PMC, (iii) the Revenue Sharing Agreement, dated November 7, 1997, among Marine World, PMC and the Redevelopment Agency of the City of Vallejo (the "Agency"), (iv) the Purchase Option Agreement, dated as of August 29, 1997, among Marine World, the Agency, the City of Vallejo and PMC and (v) the 1997 Management Agreement, dated as of February 1, 1997, between Marine World and PMC, as amended, in each case, as the same may be modified or amended from time to time after the date of the Indentures, PROVIDED such modification or amendment does not adversely affect the interests of the Holders in any material respects.

    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) and (ii) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

    "NET PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

    "NEW SFEC NOTES" means SFEC's     % Senior Notes due 2006.

    "NON-RECOURSE DEBT" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be

                                      120
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accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "PARTNERSHIP PARKS AGREEMENTS" means (i) the Overall Agreement, dated as of February 15, 1997, among Six Flags Fund, Ltd. (L.P.), Salkin Family Trust, SFG, Inc., SFG-I, LLC, SFG-II, LLC, Six Flags Over Georgia, Ltd., SFOG II, Inc., SFOG II Employee, Inc., SFOG Acquisition A, Inc., SFOG Acquisition B, L.L.C., Six Flags Over Georgia, Inc., Six Flags Services of Georgia, Inc., Six Flags Theme Parks Inc. and Six Flags Entertainment Corporation and the Related Agreements (as defined therein), (ii) Overall Agreement, dated as of November 24, 1997, among Six Flags Over Texas Fund, Ltd., Flags' Directors, L.L.C., FD-II, L.L.C., Texas Flags, Ltd., SFOT Employee, Inc., SFOT Acquisition I, Inc., SFOT Acquisition II, Inc., Six Flags Over Texas, Inc., Six Flags Theme Parks Inc. and Six Flags Entertainment Corporation and the Related Agreements (as defined therein), and (iii) the Lease Agreement with Option to Purchase, dated as of March 9, 1996, among Fiesta Texas Theme Park, Ltd., a Texas Limited Partnership, San Antonio Theme Park, L.P., and Six Flags San Antonio, L.P. and the Transaction Documents (as defined therein), in each case, as the same may be modified or amended from time to time after the date of the Indentures provided such modification or amendment does not adversely affect the interests of the Holders in any material respect.

    "PERMITTED BUSINESS" means any business related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of the Indentures.

    "PERMITTED DISTRIBUTIONS" means (i) the purchase, redemption, retirement or other acquisition by the Company or any Restricted Subsidiary of the Company of partnership interests in the Co-Venture Partnerships or the limited partners thereof, or their successors, in accordance with and in the manner required or permitted by the terms of the Partnership Parks Agreements (ii) the payment of any other obligation under the terms of the Partnership Parks Agreements or the Subordinated Indemnity Agreement and (iii) the payment of dividends on the Seller Preferred Stock and the Mandatorily Convertible Preferred Stock in accordance with the terms thereof as in effect on the date of the Indentures.

    "PERMITTED INVESTMENTS" means an Investment by the Company or any Restricted Subsidiary in (i) cash or Cash Equivalents, (ii) the Company, a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; PROVIDED, HOWEVER, that the primary business of such Restricted Subsidiary is a Permitted Business; (iii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets (or the assets of any business unit or division of such Person) to, the Company or a Restricted Subsidiary; PROVIDED, HOWEVER, that such Person's (or such unit's or division's) primary business is a Permitted Business; (iv) another Person if the aggregate amount of all Investments in all such other Persons does not exceed $25.0 million at any one time outstanding (with each Investment being valued as of the date made and without giving effect to subsequent changes in value); PROVIDED, HOWEVER, that such Person's primary business is a Permitted Business; (v) promissory notes received as consideration for an Asset Sale which are secured by a Lien on the asset subject to such Asset Sale; PROVIDED that the aggregate amount of all such promissory notes at any one time outstanding does not exceed $5.0 million; (vi) non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales;" (vii) assets acquired solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (viii) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business; (ix) payroll, travel and similar advances that are made in the ordinary course of business; (x) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary; (xi) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted

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Subsidiary or in satisfaction of judgments; and (xii) other Investments in any
Person at any time outstanding (each such Investment being measured on the date each such Investment was made and without giving effect to subsequent changes in value) not to exceed 50% of the aggregate amount of net cash proceeds received by the Company from the Common Stock Offering in excess of $700.0 million; PROVIDED, HOWEVER, that any proceeds that are used as a basis for a Restricted Payment under clause (ii) of the second paragraph of the covenant described above under the caption "--Certain Covenants-- Restricted Payments" or otherwise will be disregarded for purposes of this clause (xii).

    "PERMITTED LIENS" means (a) Liens to secure Indebtedness of a Restricted Subsidiary of the Company that was permitted to be incurred under the Indentures; (b) Liens existing on the Issue Date; (c) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Restricted Subsidiary of such Person; PROVIDED, HOWEVER, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary; PROVIDED FURTHER, HOWEVER, that such Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries; (d) Liens on property at the time such Person or any of its Restricted Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Restricted Subsidiary of such Person; PROVIDED, HOWEVER, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; PROVIDED FURTHER, HOWEVER, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries; (e) Liens securing Indebtedness or other obligations of a Restricted Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person; (f) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same type of property securing such Hedging Obligations; (g) Liens to secure any Permitted Refinancing Indebtedness; PROVIDED, HOWEVER, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness refinanced at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; (h)(i) mortgages, liens, security interests, restrictions or encumbrances that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any real property leased by the Company or any Restricted Subsidiary of the Company and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property; (i) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business; (j) Liens imposed by law, such as carriers', warehousemen's and mechanic's Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; (k) Liens for property taxes not yet due or payable or subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings; (l) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair the use of such properties in the operation of the business of such Person; (m) Liens securing Purchase Money Indebtedness; PROVIDED, HOWEVER, that (i) the Indebtedness secured by such Liens is otherwise permitted to be incurred under the Indentures, (ii) the principal amount of any Indebtedness

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secured by any such Lien does not exceed the cost of assets or property so acquired or constructed and (iii) the amount of Indebtedness secured by any such Lien is not subsequently increased; (n) Liens arising out of the transactions contemplated by the Partnership Parks Agreements, the Marine World Agreements, the Subordinated Indemnity Agreement or the Six Flags Agreement; and (o) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $20.0 million at any one time outstanding.

    "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); PROVIDED that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses, including premiums, incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Company Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Senior Notes on terms at least as favorable to the Holders of Senior Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "PLEDGE AND ESCROW AGREEMENT" means the Pledge, Escrow and Disbursement Agreement, dated as of the date of the Indentures, by and between the Company and the Senior Note Trustee governing the disbursement of funds from the Escrow Account, as amended from time to time in accordance with the Senior Note Indenture.

    "PUBLIC EQUITY OFFERING" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

    "PURCHASE MONEY INDEBTEDNESS" means Indebtedness (i) consisting of the deferred purchase price of property, conditional sale obligations, obligation under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (ii) incurred to finance the acquisition by the Company or a Restricted Subsidiary of the Company of such asset, including additions and improvements; PROVIDED, HOWEVER, that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; and PROVIDED FURTHER, that such Indebtedness is Incurred within 180 days after such acquisition, addition or improvement by the Company or Restricted Subsidiary of such asset.

    "RESTRICTED CASH ESCROW AGREEMENT" means the Pledge, Escrow and Disbursement Agreement, dated as of the date of the Indentures, by and between the Company and the Senior Discount Note Trustee governing the disbursement of funds from the Restricted Cash Account, as amended from time to time in accordance with the Senior Discount Note Indenture.

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

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    "SFEC PLEDGE AND ESCROW AGREEMENT" means the Pledge, Escrow and Disbursement
Agreement dated as of the date of the indenture governing the New SFEC Notes, by and between SFEC and the trustee thereunder, as amended from time to time in accordance with the indenture governing the New SFEC Notes.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indentures.

    "SPECIFIED AMOUNT" means, as of any date, (i) the product of (a) the Consolidated Cash Flow of the Company for the most recently ended four-quarter period for which financial statements have been filed with the Commission determined on a pro forma basis after giving effect to all acquisitions or Asset Sales made by the Company and its Restricted Subsidiaries from the beginning of such four-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period, TIMES(b) 0.75.

    "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

    "STRATEGIC EQUITY INVESTMENT" means a cash contribution to the common equity capital of the Company or a purchase from the Company of common Equity Interests (other than Disqualified Stock), in either case by or from a Strategic Equity Investor and for aggregate cash consideration of at least $25.0 million.

    "STRATEGIC EQUITY INVESTOR" means, as of any date, any Person (other than an Affiliate of the Company) engaged in a Permitted Business which, as of the day immediately before such date, had a Total Equity Market Capitalization of at least $1.0 billion.

    "SUBORDINATED INDEMNITY AGREEMENT" means the Subordinated Indemnity Agreement, dated as of the date of the consummation of the Six Flags Acquisition, among the Company, SFEC and its subsidiaries, Time Warner Inc., Time Warner Entertainment Company, L.P. and TW-SPV Co. , as the same may be modified or amended from time to time after the date of the Indentures, provided such modification or amendment does not adversely affect the interests of the Holders in any material fashion.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% (49% in the case of Walibi, S.A.) of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); PROVIDED that, notwithstanding the foregoing, each of SFOG A Holdings, SFOG B Holdings, SFOT I Holdings and SFOT II Holdings shall be deemed to be a Subsidiary of the Company for all purposes under the Indentures so long as (x) the Subordinated Indemnity Agreement and the Beneficial Share Assignment Agreement shall each be in full force and effect and no default or event of default shall have occurred thereunder, and (ii) any partnership or limited liability company (a) the sole general partner or the managing general partner (or equivalent) of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

    "TOTAL EQUITY MARKET CAPITALIZATION" of any Person means, as of any day of determination, the sum of (i) the product of (A) the aggregate number of outstanding primary shares of common stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of common stock of such Person) multiplied by (B) the average closing price of such common stock listed on a national securities exchange or the Nasdaq National Market System over

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the 20 consecutive business days immediately preceding such day, plus (ii) the liquidation value of any outstanding shares of preferred stock of such Person on such day.

    "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary (other than Premier Operations or SFTP or any successor to either of them) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustees by filing with the Trustees a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "--Certain Covenants-- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indentures and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

    "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote by the holder thereof in the election of the Board of Directors (or comparable body) of such Person.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

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
                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK


    The Company's authorized capital stock includes 90,000,000 shares of Common Stock, par value $0.05 per share. Each share of Common Stock entitles the holder thereof to one vote. Holders of the Common Stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors and are entitled to share ratably, as a single class, in all of the assets of the Company available for distribution to holders of Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company. Holders of Common Stock do not have preemptive, subscription or conversion rights. However, each outstanding share of Common Stock currently has attached to it one right (a "Right") issued pursuant to an Amended and Restated Rights Agreement (the "Rights Agreement"). Each Right entitles its registered holder to purchase one one-thousandth of a share of a junior participating series of preferred stock designated to have economic and voting terms similar to those of one share of Common Stock. After the Offerings, 32,331,111 shares of Common Stock will be outstanding (assuming the issuance of 229,000 shares of Common Stock in the Walibi Private Acquisition and 229,000 of Common Stock in
the Walibi Tender Offer) and       shares will be reserved for future issuance
(1,315,038 for options and warrants and       upon conversion of the Convertible
Preferred Stock).


    Bank One Trust Company, N.A., Oklahoma City, Oklahoma, is the transfer agent and registrar for the Common Stock.

PREFERRED STOCK


    The Company's authorized capital stock includes 500,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"). The Preferred Stock may be issued in series, and shares of each series will have such rights and preferences as are fixed by the Board of Directors in resolutions authorizing the issuance of that particular series. In designating any series of Preferred Stock, the Board of Directors may, without further action by the holders of the Common Stock, fix the number of shares constituting that series and fix the dividend rights, dividend rate, conversion rights, voting rights (which may be greater or lesser than the voting rights of the Common Stock), rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences of such series of Preferred Stock. Holders of any series of Preferred Stock, when and if issued, may have priority claims to dividends and to any distributions upon liquidation of the Company, and other preferences over the holders of the Common Stock. After giving effect to the Six Flags
Transactions,       shares of Preferred Stock will be outstanding. In addition, approximately 20,600 shares of Preferred Stock have been reserved for issuance under the Rights Plan.



EQPINES



    Pursuant to the EqPINES Offering, the Company will issue EqPINES, each representing one-five hundredth of a share of Mandatorily Convertible Preferred Stock deposited under a Deposit Agreement dated as of April 1, 1998 (the "Deposit Agreement"), among the Company, The Bank of New York as depositary (the "Depositary"), and the holders from time to time of depositary receipts executed and delivered thereunder (the "Depositary Receipts").



    DIVIDENDS. Holders of the EqPINES will be entitled to receive, through the Depositary, when, as and if declared on the Mandatorily Convertible Preferred Stock represented thereby by the Board of Directors, dividends from the date of initial issuance of the EqPINES (which issuance will be evidenced by the initial
issuance of the Depositary Receipts) at the rate of $   per annum or $   per
quarter. Dividends will cease to become payable by the Company to the Depositary for distribution to the holders of the EqPINES when dividends cease to accrue on the Mandatorily Convertible Preferred Stock represented thereby on the Mandatory Conversion Date or on the date of the earlier conversion of the EqPINES at the option of the holder.


                                      126
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    Dividends may be paid, at the election of the Company, (i) out of funds legally available therefor, (ii) through the delivery of shares of Common Stock or (iii) through any combination of the foregoing, provided that a dividend may be paid in whole or in part by delivery of shares of Common Stock only if paid on the regular dividend payment date for such dividend.


    The EqPINES, as representative of beneficial ownership interests in the Mandatorily Convertible Preferred Stock, will rank on a parity, both as to payment of dividends and distribution of assets upon liquidation, with the Seller Preferred Stock and any other preferred stock issued in the future by the Company that by its terms ranks PARI PASSU with the Mandatorily Convertible Preferred Stock.



    MANDATORY CONVERSION OF EQPINES.  Unless voluntarily converted into Common
Stock prior thereto, on            , 2001 (the "Mandatory Conversion Date"),
each EqPINES will automatically convert into a number of shares of Common Stock at the Conversion Rate (as defined below) and the holder thereof will have the right to receive cash in an amount equal to the accrued and unpaid dividends on the Mandatorily Convertible Preferred Stock represented by such EqPINES to the Mandatory Conversion Date (other than previously declared dividends deliverable to a holder of record of the Depositary Receipt evidencing such EqPINES as of a prior date), whether or not declared, out of funds legally available for the payment of dividends, subject to any applicable requirements of other Preferred Stock. The "Conversion Rate" is equal to (a) if the Conversion Price (as defined
below) is greater than or equal to $   (the "Threshold Appreciation Price"),
    shares of Common Stock per EqPINES, (b) if the Conversion Price is less than
the Threshold Appreciation Price but is greater than $    (the "Initial Price"),
a fraction, equal to the Initial Price divided by the Conversion Price, of one share of Common Stock per EqPINES and (c) if the Conversion Price is less than or equal to the Initial Price, one share of Common Stock per EqPINES. The Conversion Rate, the Threshold Appreciation Price and the Initial Price are each subject to adjustment in certain circumstances, including if the Company shall
(a) pay a stock dividend or make a distribution with respect to its Common Stock in shares of Common Stock, (b) subdivide or split its outstanding Common Stock,
(c) combine its outstanding Common Stock into a smaller number of shares, (d) issue by reclassification of its shares of Common Stock any shares of Common Stock, (e) issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price (as defined in the Certificate of Designation) of the Common Stock on the record date for the determination of stockholders entitled to receive such rights or warrants, or (f) pay certain dividends or distribute to all holders of its Common Stock evidences of its indebtedness, cash or other assets or issue rights or warrants (other than those referred to in clause (e) above) to all holders of its Common Stock entitling them to subscribe for or purchase any of its securities.


    The "Conversion Price" is the average Closing Price per share of Common Stock for the 20 trading days immediately prior to (but not including) the Mandatory Conversion Date; provided, however, that, if there are not 20 trading days for the Common Stock occurring later than the 60th calendar day immediately prior to, but not including, the Mandatory Conversion Date, the "Conversion Price" will be the market value per share of Common Stock as of the Mandatory Conversion Date as determined by a nationally recognized investment banking firm retained for such purpose by the Company. The Conversion Price is subject to adjustment in certain circumstances.


    CONVERSION AT THE OPTION OF THE HOLDER. The EqPINES are convertible, in whole but not in part, at the option of the holders thereof, at any time prior to the Mandatory Conversion Date, into shares of Common Stock at a rate of shares of Common Stock for each EqPINES (the "Optional Conversion Rate"),
equivalent, for each EqPINES, to a conversion price of $   per share of Common
Stock (the "Optional Conversion Price"), subject to adjustment in the circumstances described above with respect to the Conversion Rate.


    LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, and subject to the rights of holders of any other series of Preferred Stock, the holders of

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EqPINES will be entitled to receive an amount equal to the per share price to the public of the EqPINES plus accrued and unpaid dividends on the Mandatorily Convertible Preferred Stock represented thereby, out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of junior ranking stock upon liquidation, dissolution or winding up.



    VOTING RIGHTS. The holders of shares of Mandatorily Convertible Preferred Stock (including shares of Mandatorily Convertible Preferred Stock represented by EqPINES) will not be entitled to any voting rights, except as required by applicable state law and as described below.



    In the event that dividends on the Mandatorily Convertible Preferred Stock (including shares of Mandatorily Convertible Preferred Stock represented by EqPINES) or any other series of Preferred Stock are in arrears and unpaid for six quarterly dividend periods, or if any other series of Preferred Stock shall be entitled for any other reason to exercise voting rights, separate from the Common Stock to elect any Directors of the Company ("Preferred Stock Directors"), the holders of the shares of Mandatorily Convertible Preferred Stock (voting separately as a class with holders of all other series of Preferred Stock which does not have a separate class vote and upon which like voting rights have been conferred and are exercisable), will be entitled to vote for the election of two Preferred Stock Directors, such Directors to be in addition to the number of Directors constituting the Board of Directors immediately prior to the accrual of such right.


    The Company will not, without the approval of the holders of at least 66 2/3 percent of all the shares of Mandatorily Convertible Preferred Stock then outstanding: (i) amend, alter or repeal any of the provisions of the Restated Certificate of Incorporation or the By-laws of the Company so as to affect adversely the powers, preferences or rights of the holders of the shares of Mandatorily Convertible Preferred Stock then outstanding or reduce the minimum time required for any notice to which only the holders of the shares of Mandatorily Convertible Preferred Stock then outstanding may be entitled; (ii) create any series of preferred stock ranking prior to the shares of Mandatorily Convertible Preferred Stock as to payment of dividends or the distribution of assets upon liquidation; or (iii) authorize or create, or increase the authorized amount of, any capital stock, or any security convertible into capital stock, of any class ranking prior to the shares of Mandatorily Convertible Preferred Stock as to payment of dividends or the distribution of assets upon liquidation.


    Holders of EqPINES and Mandatorily Convertible Preferred Stock will have no preemptive rights.


    SELLER PREFERRED STOCK


    In connection with the Six Flags Acquisition, the Company may issue to the Sellers, Seller Depositary Shares for up to $200.0 million of Seller Preferred Stock. The Company may reduce (but not below $100.0 million) or may eliminate the Seller Depositary Shares, by increasing the cash portion of the consideration for the Six Flags Acquisition. The following is a summary of the terms of the Seller Preferred Stock.


    DIVIDENDS. Subject to the terms of the Company Notes, holders of shares of the Seller Preferred Stock will be entitled to receive annually cash dividends out of funds of the Company legally available for payment, at an annual rate of
   % of the $         liquidation value (the "Liquidation Value") per share.
Dividends will be cumulative from the date of original issuance of the Seller Preferred Stock. The Seller Preferred Stock will rank PARI PASSU as to dividends with the Mandatorily Convertible Preferred Stock and have priority as to dividends over the Common Stock and any other series or class of the Company's stock hereafter issued.

    LIQUIDATION RIGHTS. In case of the voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of shares of Seller Preferred Stock are entitled to receive the amount equal to the Liquidation Value thereof, plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of Common Stock or any other series or class of the Company's stock hereafter issued which ranks junior as to liquidations rights to the Seller Preferred

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
Stock. The Seller Preferred Stock will rank PARI PASSU as to liquidation with the Mandatorily Convertible Preferred Stock.

    VOTING RIGHTS. The holders of each share of the Seller Preferred Stock will not be entitled to any voting rights, except as required by Delaware law and except in certain circumstances involving a default by the Company in the payment of dividends, the authorization of capital stock having a preference as to dividends or upon liquidation over the Seller Preferred Stock, charter amendments materially affecting the rights of the holders or mergers or consolidations of the Company.

    CONVERSION RIGHTS. The holders of Seller Preferred Stock will be entitled at any time after the 90th day following the date of issuance to convert their shares of Seller Preferred Stock into Common Stock at an initial conversion
price equal to       % of the weighted average of the trading prices for all of the sales of the Common Stock on the NYSE for the 20 consecutive trading days ending on the third trading day prior to the issuance of the Seller Preferred Stock, subject to adjustment in certain circumstances, including the payment of a stock dividend on shares of the Common Stock, combinations and subdivisions of the Common Stock, certain reclassifications of the Common Stock, the issuance to the Company's stockholders of rights or warrants to subscribe for or purchase shares of Common Stock at a price per share less than the then-current market price (determined as provided in the Certificate of Designation of the Seller Preferred Stock) of the Common Stock and certain cash dividends and distributions of evidences of indebtedness or assets to holders of certain of the Company's capital stock.

    The depositary shares representing shares of Seller Preferred Stock may be voluntarily converted by the holders thereof upon the same terms and conditions as the Seller Preferred Stock represented by such depositary shares, adjusted to reflect the fact that the depositary shares represent a one-five hundredth interest of a share of Seller Preferred Stock.

    OPTIONAL REDEMPTION BY COMPANY. The Company may redeem all (but not less than all) of the Seller Preferred Stock at any time during the 90 days following the date of issuance at a redemption price equal to the greater of Liquidation Value or the fair market value of the Seller Preferred Stock, in each case plus accrued and unpaid dividends. Except as provided in the preceding sentence,
shares of Seller Preferred Stock will not be redeemable prior to           ,
2001. On or after such date, the shares of Seller Preferred Stock will be redeemable at the option of the Company, in whole or in part, at any time or from time to time on not less than 30 nor more than 60 days notice by mail, at the redemption prices equal to the Liquidation Value plus a premium based on 70% of the dividend rate (declining ratably on an annual basis until 2010) plus, in each case, accrued and unpaid dividends to the redemption date.

    MANDATORY REDEMPTION BY COMPANY. On the twelfth anniversary of the date of issuance of the Seller Preferred Stock, the Company must offer to purchase all outstanding shares at the Liquidation Value, plus accrued and unpaid dividends thereon to the date of purchase.

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
            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following general discussion summarizes certain of the material U.S. federal income tax aspects of the purchase, ownership and disposition of the Company Senior Discount Notes. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income tax that may be relevant to the purchase, ownership and disposition of the Company Senior Discount Notes by a prospective investor in light of such investor's personal circumstances. This discussion also does not address the U.S. federal income tax consequences of ownership of Company Senior Discount Notes not held as capital assets within the meaning of Section 1221 of the Code, or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the Company Senior Discount Notes as part of a "straddle," a "hedge" against currency risk or a "conversion transaction," or other integrated investment, persons that have a "functional currency" other than the U.S. dollar, holders who are not U.S. persons and investors in pass-through entities. A U.S. person means a holder of a Company Senior Discount Note that is (i) a citizen or resident of the United States, (ii) a corporation, a partnership or other entity created or organized under the laws of the United States or any political subdivision thereof or therein, (iii) an estate or trust described in
Section 7701(a)(30) of the Code or (iv) a person whose worldwide income or gain is otherwise subject to U.S. federal income taxation on a net income basis. In addition, this discussion is limited to the U.S. federal income tax consequences to initial holders that purchase the Company Senior Discount Notes for cash at their issue price (as defined below) pursuant to the Offer. It does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

    This discussion is based upon the Code, existing and proposed regulations thereunder, IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). The Company has not and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the Company Senior Discount Notes which are different from those discussed herein.

    PERSONS CONSIDERING THE PURCHASE OF COMPANY SENIOR DISCOUNT NOTES SHOULD CONSULT THEIR OWN ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS.

    INTEREST AND ORIGINAL ISSUE DISCOUNT

    The Company Senior Discount Notes will be considered to have been issued with OID for U.S. federal income tax purposes. OID is the excess of (i) the stated redemption price at maturity of a Company Senior Discount Note over (ii) its issue price.

    The "stated redemption price at maturity" of a Company Senior Discount Note is the sum of all payments provided by the instrument. The "issue price" of a Company Senior Discount Note is the first price at which a substantial amount of the Company Senior Discount Notes are sold to the public (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers).

    A holder is required to include OID in gross income as ordinary interest as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such holder's regular method of accounting. A holder will not be required to report separately as taxable income actual distributions of stated interest with respect to the Company Senior Discount Notes; such stated interest will be included in income as OID under the method described immediately below. In general, the amount of OID included in income by the holder of a Company Senior Discount Note is the sum of the daily portions of OID for each day during the taxable year (or portion of the taxable year) on which such holder held such Company Senior Discount Note, including the purchase date and excluding the disposition date. The "daily portion" is determined by allocating the OID for an accrual period equally to each day in that accrual period. The "accrual period" for a Company Senior Discount Note may be of any length and may vary in length over the term of a Company Senior Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or final day of an accrual period.

    The amount of OID for an accrual period is generally equal to the product of the Company Senior Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity. The "adjusted issue price" of a Company Senior Discount Note at the beginning of any accrual period is the sum of the issue price of the Company Senior Discount Note plus the amount of OID allocable to all prior accrual periods minus the amount of any prior payments on the Company Senior Discount Note. Under those rules, a holder generally will have to include in income increasingly greater amounts of OID in successive accrual periods. The "yield to maturity" of a Company Senior Discount Note is the discount rate that, when used in computing the present value of all payments to be made on a Company Senior Discount Note, produces an amount equal to the issue price of the Company Senior Discount Note.

    In determining the yield and maturity of the Company Senior Discount Notes, the Company will be deemed to exercise the unconditional call option in a manner that minimizes the yield on the Company Senior Discount Notes. If the Company Senior Discount Notes are not in fact called on a presumed exercise date, then, for purposes of the accrual of OID, the yield and maturity of the Company Senior Discount Notes are redetermined by treating the Company Senior Discount Notes as retired and reissued on that date for an amount equal to their adjusted issue price on that date.

    APPLICABLE HIGH YIELD DISCOUNT OBLIGATION

    If the Company Senior Discount Notes constitute "applicable high yield discount obligations," the OID on the Company Senior Discount Notes will not be deductible by the Company until paid. An "applicable high yield discount obligation" is any debt instrument that (i) has a maturity date which is more than five years from the date of issue, (ii) has a yield to maturity which equals or exceeds the AFR (as set forth in Section 1274(d) of the Code) for the calendar month in which the obligation is issued plus five percentage points and
(iii) has "significant original issue discount." The AFR is an interest rate, announced monthly by the IRS, that is based on the yield of debt obligations issued by the U.S. Treasury. A debt instrument generally has "significant original issue discount" if, as of the close of any accrual period ending more than five years after the date of issue, the excess of the interest (including
OID) that has accrued on the obligation over the interest (including OID) that is required to be paid thereunder exceeds the product of the issue price of the instrument and its yield to maturity.

    Moreover, if the Company Senior Discount Notes' yield to maturity exceeds the AFR plus six percentage points, a ratable portion of the Company's deduction for OID (the "Disqualified OID") (based on the portion of the yield to maturity that exceeds the AFR plus six percentage points) will be characterized as a non-deductible dividend with respect to the Company to the extent of the Company's current and accumulated earnings and profits. For purposes of the dividends-received deduction under Section 243 of the Code, the Disqualified OID will be treated as a dividend to the extent it would have been so treated had such amount been distributed by the Company with respect to its stock. To the extent that the Company's earnings and profits are insufficient, any portion of the Disqualified OID that otherwise would have been recharacterized as a dividend for purposes of the dividends received deduction will continue to be treated as ordinary OID income in accordance with the rules described above.

    SALE, EXCHANGE OR REDEMPTION OF THE COMPANY SENIOR DISCOUNT NOTES

    Upon the sale, exchange, retirement or other disposition of a Company Senior Discount Note, a holder generally will recognize taxable gain or loss equal to the difference between (i) the amount realized on the disposition and (ii) the holder's adjusted tax basis in the Company Senior Discount Note. A holder's adjusted tax basis in a Company Senior Discount Note generally will equal the cost of the Company Senior Discount Note to the holder increased by any OID included in income through the date of disposition and decreased by any payments received on the Company Senior Discount Notes. Such gain or loss will generally constitute capital gain or loss. In the case of a holder who is an individual, any capital gain will be subject to tax at a maximum rate of 28% if the Company Senior Discount Note has been held for more than 12 months but not more than 18 months at the time of the sale, exchange, retirement or other disposition thereof, and a maximum rate of 20% if the Company Senior Discount Note has been held for more than 18 months.

    INFORMATION REPORTING AND BACKUP WITHHOLDING

    Holders may be subject, under certain circumstances, to information reporting and "backup withholding" at a 31% rate with respect to cash payments in respect of principal (and premium, if any), interest (including OID) and the gross proceeds from dispositions of Company Senior Discount Notes. Backup withholding applies only if the holder (i) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after a request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a holder under the backup withholding rules is allowable as a credit (and may entitle such holder to a refund) against such holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. Holders of Company Senior Discount Notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

    The Company will furnish annually to the IRS and to record holders of the Company Senior Discount Notes (to whom it is required to furnish such information) information relating to the amount of OID and interest, as applicable.

                                  UNDERWRITING

    The Company has entered into an Underwriting Agreement (the form of which has been filed as an exhibit to Registration Statement of which this Prospectus
is a part) dated       , 1998 (the "Underwriting Agreement"), with the
underwriters named below (the "Underwriters") pursuant to which, on the terms and subject to the conditions thereof, the Company has agreed to sell to the Underwriters and the Underwriters have agreed to purchase from the Company, the aggregate principal amount of Company Notes set forth opposite their names below:

                                                                         PRINCIPAL AMOUNT
                                                                            AT MATURITY        PRINCIPAL AMOUNT
                                                                         OF COMPANY SENIOR        OF COMPANY
UNDERWRITERS                                                              DISCOUNT NOTES         SENIOR NOTES
----------------------------------------------------------------------  -------------------  ---------------------
Lehman Brothers Inc...................................................    $                     $
Salomon Brothers Inc..................................................
NationsBanc Montgomery Securities LLC.................................
                                                                        -------------------  ---------------------
  Total...............................................................    $                     $   280,000,000
                                                                        -------------------  ---------------------
                                                                        -------------------  ---------------------

    The Underwriting Agreement provides that the obligation of each Underwriter to pay for and accept delivery of the Company Notes is subject to certain conditions, including delivery of certain legal opinions by their counsel. Subject to the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Company Notes if any are taken. The Closing of the Notes Offering is conditioned upon the closing of each of the Offerings and each of the Six Flags Transactions.

    The Company has been advised by the Underwriters that they propose to offer the Company Notes offered hereby initially at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers (who may include the Underwriters) at such public offering price less a concession
not to exceed    % of the aggregate principal amount at maturity of the Company
Senior Discount Notes and    % of the aggregate principal amount of the Company
Senior Notes. The Underwriters or such selected dealers may reallow a commission
to certain other dealers not to exceed    % of the aggregate principal amount at
maturity of the Company Senior Discount Notes and    % of the aggregate
principal amount of the Company Senior Notes. After the initial public offering of the Company Notes, the public offering price, the concession to selected dealers and the reallowance to the other dealers may be changed by the Underwriters.

    The Underwriting Agreement provides that the Company and its operating subsidiaries (including Six Flags) will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and will contribute to payments the Underwriters may be required to make in respect hereof.

    The Company does not intend to list the Company Notes on any national securities exchange or to seek the admission thereof to trading on the NASDAQ National Market System. The Company has been advised by the Underwriters that following the completion of the Notes Offering, the Underwriters currently intend to make a market in the Company Notes. However, the Underwriters are not obligated to do so. Any market making activities with respect to the Company Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. See "Risk Factors--Absence of Public Market."

    In connection with the Notes Offering, the Underwriters may engage in certain transactions that stabilize the price of the Company Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Company Notes. If the Underwriters create a short position in the Company Notes in connection with the Notes Offering (i.e., if they sell more Company Notes than are set forth on the cover page of this Prospectus) the Underwriters may reduce that short position by purchasing Company Notes in open market.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

    Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Company Notes. In addition, neither the Company nor any of the Underwriters makes any representation that anyone will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    Each of Lehman Brothers and Smith Barney Inc. (a separately registered broker dealer affiliated with Salomon Brothers Inc) has from time to time provided certain investment banking services to the Company and its affiliates for which they have received customary fees. LBI Group Inc., an affiliate of Lehman Brothers is party to financing commitments provided to the Company in connection with the Six Flags Transactions and has received customary fees in connection therewith. In addition, Lehman Brothers and Smith Barney Inc. acted as underwriters of the Company's 1996 and 1997 public offerings and are acting (along with NationsBanc Montgomery Securities LLC) as underwriters in connection with the Concurrent Offerings and will receive customary fees in connection therewith. An affiliate of Lehman Brothers is a lender under each of the Credit Facilities.

                                 LEGAL MATTERS

    The validity of the Company Notes offered hereby and certain legal matters in connection with the Notes Offering will be passed upon for the Company by Baer Marks & Upham LLP, New York, New York. The Underwriters are being represented by Latham & Watkins, New York, New York.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The financial statements of Six Flags Entertainment Corporation as of December 28, 1997 and December 29, 1996 and for the three years ended December 28, 1997, December 29, 1996 and December 31, 1995 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The audited financial statements of Kentucky Kingdom, Inc. as of November 2, 1997 and for the year then ended incorporated in this Prospectus by reference from the Company's amended report on Form 8-K/A have been audited by Carpenter, Mountjoy & Bressler, PSC, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


    The financial statements of Walibi, S.A. at December 31, 1997 and for the year then ended, appearing in the Company's Form 8-K/A dated December 15, 1997, which is incorporated herein by reference are incorporated herein in reliance upon the report of Coopers & Lybrand LLP, independent auditors included in the Form 8-K/A and upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

CONSOLIDATED FINANCIAL STATEMENTS OF PREMIER PARKS INC.:

  Independent Auditors' Report.............................................................................        F-2

  Consolidated Balance Sheets..............................................................................        F-3

  Consolidated Statements of Operations....................................................................        F-4

  Consolidated Statements of Stockholders' Equity..........................................................        F-5

  Consolidated Statements of Cash Flows....................................................................        F-6

  Notes to Consolidated Financial Statements...............................................................        F-8

CONSOLIDATED FINANCIAL STATEMENTS OF SIX FLAGS ENTERTAINMENT CORPORATION:

  Report of Independent Auditors...........................................................................       F-26

  Consolidated Statements of Operations....................................................................       F-27

  Consolidated Balance Sheets..............................................................................       F-28

  Consolidated Statements of Stockholders' Equity (Deficit)................................................       F-29

  Consolidated Statements of Cash Flows....................................................................       F-30

  Notes to Consolidated Financial Statements...............................................................       F-31

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Premier Parks Inc.:

    We have audited the accompanying consolidated balance sheets of Premier Parks Inc. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Premier Parks Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                           KPMG PEAT MARWICK LLP

Oklahoma City, Oklahoma
February 23, 1998

                               PREMIER PARKS INC.

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1997

                                        ASSETS                                             1996         1997
--------------------------------------------------------------------------------------  -----------  -----------
Current assets:
  Cash and cash equivalents...........................................................  $ 4,043,000  $84,288,000
  Accounts receivable.................................................................    1,180,000    6,537,000
  Inventories.........................................................................    4,200,000    5,547,000
  Income tax receivable...............................................................      --           995,000
  Prepaid expenses and other current assets...........................................    3,416,000    3,690,000
                                                                                        -----------  -----------
      Total current assets............................................................   12,839,000  101,057,000
                                                                                        -----------  -----------
Other assets:
  Deferred charges....................................................................    6,752,000   10,123,000
  Deposits and other..................................................................    9,087,000    3,949,000
                                                                                        -----------  -----------
      Total other assets..............................................................   15,839,000   14,072,000
                                                                                        -----------  -----------
Property and equipment, at cost.......................................................  263,175,000  485,866,000
  Less accumulated depreciation.......................................................   17,845,000   35,610,000
                                                                                        -----------  -----------
                                                                                        245,330,000  450,256,000
Intangible assets.....................................................................   31,669,000   48,876,000
  Less accumulated amortization.......................................................      874,000    2,940,000
                                                                                        -----------  -----------
                                                                                         30,795,000   45,936,000
                                                                                        -----------  -----------
      Total assets....................................................................  $304,803,000 $611,321,000
                                                                                        -----------  -----------
                                                                                        -----------  -----------

                         LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------------
Current liabilities
  Accounts payable and accrued expenses...............................................  $11,059,000  $23,199,000
  Accrued interest payable............................................................    4,304,000    9,785,000
  Current portion of capitalized lease obligations....................................    1,492,000      795,000
                                                                                        -----------  -----------
      Total current liabilities.......................................................   16,855,000   33,779,000
                                                                                        -----------  -----------
Long-term debt and capitalized lease obligations:
  Long-term debt:
    Senior notes......................................................................   90,000,000  215,000,000
    Credit facility...................................................................   57,574,000      --
  Capitalized lease obligations.......................................................    1,768,000    1,231,000
                                                                                        -----------  -----------
      Total long-term debt and capitalized lease obligations..........................  149,342,000  216,231,000
Other long-term liabilities...........................................................    4,846,000    4,025,000
Deferred income taxes.................................................................   20,578,000   33,537,000
                                                                                        -----------  -----------
      Total liabilities...............................................................  191,621,000  287,572,000
                                                                                        -----------  -----------
Stockholders' equity:
  Preferred stock, 500,000 shares authorized at December 31, 1996 and 1997; no shares
    issued and outstanding at December 31, 1996 and 1997..............................      --           --
  Common stock, $.05 par value, 30,000,000 and 90,000,000 shares authorized at
    December 31, 1996 and 1997, respectively; 11,392,669 and 18,899,457 shares issued and 11,366,323 and 18,873,111 shares outstanding at December 31, 1996 and 1997,
    respectively......................................................................      569,000      944,000
  Capital in excess of par value......................................................  144,642,000  354,235,000
  Accumulated deficit.................................................................  (31,340,000) (17,241,000)
  Deferred compensation...............................................................      --       (13,500,000)
                                                                                        -----------  -----------
                                                                                        113,871,000  324,438,000
  Less 26,346 common shares of treasury stock, at cost................................     (689,000)    (689,000)
                                                                                        -----------  -----------
      Total stockholders' equity......................................................  113,182,000  323,749,000
                                                                                        -----------  -----------
      Total liabilities and stockholders' equity......................................  $304,803,000 $611,321,000
                                                                                        -----------  -----------
                                                                                        -----------  -----------

          See accompanying notes to consolidated financial statements.

                               PREMIER PARKS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                                        1995            1996            1997
                                                                   --------------  --------------  --------------
Revenue:
  Theme park admissions..........................................  $   21,863,000  $   41,162,000  $   94,611,000
  Theme park food, merchandise, and other........................      19,633,000      52,285,000      99,293,000
                                                                   --------------  --------------  --------------
      Total revenue..............................................      41,496,000      93,447,000     193,904,000
                                                                   --------------  --------------  --------------
Operating costs and expenses:
  Operating expenses.............................................      19,775,000      42,425,000      81,356,000
  Selling, general and administrative............................       9,272,000      16,927,000      36,547,000
  Costs of products sold.........................................       4,635,000      11,101,000      23,025,000
  Depreciation and amortization..................................       3,866,000       8,533,000      19,792,000
                                                                   --------------  --------------  --------------
      Total operating costs and expenses.........................      37,548,000      78,986,000     160,720,000
                                                                   --------------  --------------  --------------
      Income from operations.....................................       3,948,000      14,461,000      33,184,000
Other income (expense):
  Interest expense, net..........................................      (5,578,000)    (11,121,000)    (17,775,000)
  Termination fee, net of expenses...............................        --              --             8,364,000
  Other income (expense).........................................        (177,000)        (78,000)        (59,000)
                                                                   --------------  --------------  --------------
      Total other income (expense)...............................      (5,755,000)    (11,199,000)     (9,470,000)
                                                                   --------------  --------------  --------------
      Income (loss) before income taxes..........................      (1,807,000)      3,262,000      23,714,000
Income tax expense (benefit).....................................        (762,000)      1,497,000       9,615,000
                                                                   --------------  --------------  --------------
      Income (loss) before extraordinary loss....................      (1,045,000)      1,765,000      14,099,000
Extraordinary loss on extinguishment of debt, net of income tax
  benefit of $90,000 in 1995.....................................        (140,000)       --              --
                                                                   --------------  --------------  --------------
      Net income (loss)..........................................  $   (1,185,000) $    1,765,000  $   14,099,000
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------
      Net income (loss) applicable to common stock...............  $   (1,714,000) $    1,162,000  $   14,099,000
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------
Weighted average number of common shares outstanding--basic......       3,938,000       8,603,000      17,938,000
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------
Income (loss) per average common share outstanding-- basic:......
      Income (loss) before extraordinary loss....................  $         (.40) $          .14  $          .79
      Extraordinary loss.........................................            (.04)       --              --
                                                                   --------------  --------------  --------------
      Net income (loss)..........................................  $         (.44) $          .14  $          .79
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------
Weighted average number of common shares outstanding--diluted....       3,938,000       8,972,000      18,438,000
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------
Income (loss) per average common share outstanding-- diluted:
      Income (loss) before extraordinary loss....................  $         (.40) $          .13  $          .76
      Extraordinary loss.........................................            (.04)       --              --
                                                                   --------------  --------------  --------------
      Net income (loss)..........................................  $         (.44) $          .13  $          .76
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

          See accompanying notes to consolidated financial statements.

                               PREMIER PARKS INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1995, 1996, AND 1997

                        SERIES A, 7%
                         CUMULATIVE
                        CONVERTIBLE
                      PREFERRED STOCK         COMMON STOCK
                    --------------------  --------------------  CAPITAL IN
                     SHARES                SHARES               EXCESS OF   ACCUMULATED     DEFERRED      TREASURY
                     ISSUED     AMOUNT     ISSUED     AMOUNT    PAR VALUE     DEFICIT     COMPENSATION      STOCK       TOTAL
                    ---------  ---------  ---------  ---------  ----------  ------------  -------------  -----------  ----------
Balances at
  December 31,
  1994............     --      $  --      3,398,467  $ 170,000  50,573,000  (31,920,000)       --          (689,000)  18,134,000

Issuance of
  preferred
  stock...........    200,000    200,000     --         --      19,800,000       --            --            --       20,000,000

Conversion of debt
  to common
  stock...........     --         --      1,485,433     74,000   8,888,000       --            --            --        8,962,000

Net loss..........     --         --         --         --          --       (1,185,000)       --            --       (1,185,000)
                    ---------  ---------  ---------  ---------  ----------  ------------  -------------  -----------  ----------

Balances at
  December 31,
  1995............    200,000    200,000  4,883,900    244,000  79,261,000  (33,105,000)       --          (689,000)  45,911,000

Conversion of
  preferred stock
  to common
  stock...........   (200,000)  (200,000) 2,560,928    128,000      72,000       --            --            --           --
Issuance of common
  stock...........     --         --      3,947,841    197,000  65,309,000       --            --            --       65,506,000
Net income........     --         --         --         --          --        1,765,000        --            --        1,765,000
                    ---------  ---------  ---------  ---------  ----------  ------------  -------------  -----------  ----------
Balances at
  December 31,
  1996............     --         --      11,392,669   569,000  144,642,000 (31,340,000)       --          (689,000)  113,182,000

Issuance of common
  stock...........     --         --      7,506,788    375,000  209,593,000      --        (14,625,000)      --       195,343,000
Amortization of
  deferred
  compensation....     --         --         --         --          --           --          1,125,000       --        1,125,000
Net income........     --         --         --         --          --       14,099,000        --            --       14,099,000
                    ---------  ---------  ---------  ---------  ----------  ------------  -------------  -----------  ----------
Balances at
  December 31,
  1997............     --      $  --      18,899,457 $ 944,000  354,235,000 (17,241,000)   (13,500,000)    (689,000)  323,749,000
                    ---------  ---------  ---------  ---------  ----------  ------------  -------------  -----------  ----------
                    ---------  ---------  ---------  ---------  ----------  ------------  -------------  -----------  ----------

          See accompanying notes to consolidated financial statements.

                               PREMIER PARKS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                                    1995             1996             1997
                                                               ---------------  ---------------  ---------------
Cash flows from operating activities:
  Net income (loss)..........................................  $    (1,185,000) $     1,765,000  $    14,099,000
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
      Depreciation and amortization..........................        3,866,000        8,533,000       19,792,000
      Deferred compensation..................................        --               --               1,125,000
      Extraordinary loss on early extinguishment of debt.....          230,000        --               --
      Amortization of debt issuance costs....................          317,000          811,000        1,918,000
      Gain on sale of assets.................................        --                 (51,000)         (46,000)
      (Increase) decrease in accounts receivable.............        5,794,000         (215,000)      (5,272,000)
      Deferred income taxes (benefit)........................         (808,000)       1,433,000        6,737,000
      Increase in income tax receivable......................        --               --                (995,000)
      Increase in inventories and prepaid expenses and other
        current assets.......................................         (455,000)      (2,360,000)      (1,150,000)
      (Increase) decrease in deposits and other assets.......        1,197,000       (3,947,000)       6,237,000
      Increase (decrease) in accounts payable and accrued
        expenses.............................................       (2,366,000)       5,216,000         (776,000)
      Increase in accrued interest payable...................        4,056,000          146,000        5,481,000
                                                               ---------------  ---------------  ---------------
      Total adjustments......................................       11,831,000        9,566,000       33,051,000
                                                               ---------------  ---------------  ---------------
Net cash provided by operating activities....................       10,646,000       11,331,000       47,150,000
                                                               ---------------  ---------------  ---------------
Cash flows from investing activities:
  Proceeds from the sale of equipment........................        --                 476,000          246,000
  Other investments..........................................          (63,000)         (48,000)         (38,000)
  Additions to property and equipment........................      (10,732,000)     (39,423,000)    (135,852,000)
  Acquisition of theme park assets...........................        --            (116,154,000)     (60,050,000)
  Acquisition of Funtime Parks, Inc. in 1995 and Stuart
    Amusement Company in 1997, net of cash acquired..........      (63,344,000)       --             (21,376,000)
                                                               ---------------  ---------------  ---------------
Net cash used in investing activities........................      (74,139,000)    (155,149,000)    (217,070,000)
Cash flows from financing activities:
  Repayment of debt..........................................      (17,487,000)      (1,082,000)     (66,576,000)
  Proceeds from borrowings...................................       93,500,000       57,574,000      132,500,000
  Net cash proceeds from issuance of preferred stock.........       20,000,000        --               --
  Net cash proceeds from issuance of common stock............        --              65,306,000      189,530,000
  Payment of debt issuance costs.............................       (5,099,000)      (2,724,000)      (5,289,000)
                                                               ---------------  ---------------  ---------------
Net cash provided by financing activities....................       90,914,000      119,074,000      250,165,000
                                                               ---------------  ---------------  ---------------
Increase (decrease) in cash and cash equivalents.............       27,421,000      (24,744,000)      80,245,000
Cash and cash equivalents at beginning of year...............        1,366,000       28,787,000        4,043,000
                                                               ---------------  ---------------  ---------------
Cash and cash equivalents at end of year.....................  $    28,787,000  $     4,043,000  $    84,288,000
                                                               ---------------  ---------------  ---------------
                                                               ---------------  ---------------  ---------------

                               PREMIER PARKS INC.

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                                           1995          1996           1997
                                                                       ------------  -------------  -------------
Supplementary cash flow information:
  Cash paid for interest.............................................  $  1,701,000  $  11,640,000  $  18,315,000
                                                                       ------------  -------------  -------------
                                                                       ------------  -------------  -------------
  Cash paid (received) for income taxes (refund).....................  $    (22,000) $      64,000  $   3,697,000
                                                                       ------------  -------------  -------------
                                                                       ------------  -------------  -------------

Supplemental disclosure of noncash investing and financing activities:

1995

    - Common stock (1,485,433 shares) was exchanged for $9,095,000 of debt, net of $133,000 of costs.

    - The Company acquired certain rides and attractions through capital leases with obligations totaling $3,259,000.

1996

    - Preferred stock (200,000 shares) was converted into common stock (2,560,928 shares).

    - The Company issued $200,000 of common stock (9,091 shares) as a component of a theme park acquisition.

    - The Company acquired certain equipment through a capital lease with an obligation of $64,000.

1997

    - The Company issued $5,813,000 of common stock (153,800 shares) as components of theme park acquisitions.

    - The Company issued restricted common stock (450,000 shares) to certain employees valued at $14,625,000.

    - The Company assumed $268,000 of capital lease obligations as a component of a theme park acquisition.

          See accompanying notes to consolidated financial statements.

                               PREMIER PARKS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1995, 1996 AND 1997

(1) SUMMARY OF SIGNIFICANT POLICIES

DESCRIPTION OF BUSINESS

    Premier Parks Inc. (the "Company") owns and operates regional theme amusement and water parks. As of December 31, 1997, the Company and its subsidiaries own and operate twelve parks: Adventure World, a combination theme and water park located in Largo, Maryland; Darien Lake & Camping Resort, a combination theme and water park with an adjacent camping resort and performing arts center, located between Buffalo and Rochester, New York; Elitch Gardens, a theme park located in Denver, Colorado; Frontier City, a western theme park located in Oklahoma City, Oklahoma; Geauga Lake, a combination theme and water park located near Cleveland, Ohio; The Great Escape and Splash Water Kingdom, a combination theme and water park located in Lake George, New York; Kentucky Kingdom--The Thrill Park, located in Louisville, Kentucky; Riverside Park, a theme park located near Springfield, Massachusetts; two water parks operated under the name Waterworld/USA, located in Northern California; White Water Bay, a tropical water park located in Oklahoma City, Oklahoma; and Wyandot Lake, a water park which also includes "dry rides" located in Columbus, Ohio. The Company also manages Marine World Africa USA in Vallejo, California.

BASIS OF PRESENTATION

    The Company's accounting policies reflect industry practices and conform to generally accepted accounting principles.

    The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, and limited partnerships and limited liability companies in which the Company beneficially owns 100% of the interests. Intercompany transactions and balances have been eliminated in consolidation.

    The Company's investment in a partnership in which it does not own a controlling interest is accounted for using the equity method and included in other assets.

CASH EQUIVALENTS

    Cash equivalents of $2,753,000 and $73,694,000 at December 31, 1996 and 1997, respectively, consist of short-term highly liquid investments with a remaining maturity as of purchase date of three months or less, which are readily convertible into cash. For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

INVENTORIES

    Inventories are stated at the lower of cost (first in, first out) or market and primarily consist of products for resale including merchandise and food and miscellaneous supplies including repair parts for rides and attractions.

                               PREMIER PARKS INC.

                        DECEMBER 31, 1995, 1996 AND 1997

(1) SUMMARY OF SIGNIFICANT POLICIES (CONTINUED)
ADVERTISING COSTS

    Production costs of commercials and programming are charged to operations in the year first aired. The costs of other advertising, promotion, and marketing programs are charged to operations in the year incurred. The amounts capitalized at year-end are included in prepaid expenses.

    Advertising and promotions expense incurred was $5,700,000, $9,100,000, and $21,600,000 during 1995, 1996, and 1997, respectively.

DEFERRED CHARGES

    The Company capitalizes all costs related to the issuance of debt with such costs included in deferred charges in the consolidated balance sheets. The amortization of such costs is recognized as interest expense under a method approximating the interest method over the life of the respective debt issue. As of December 31, 1996, approximately $626,000 of costs associated with the Company's January 1997 debt and equity offerings (notes 5 and 8) were also included in deferred charges.

DEPRECIATION AND AMORTIZATION

    Buildings and improvements are depreciated over their estimated useful lives of approximately 30 years by use of the straight-line method. Furniture and equipment are depreciated using the straight-line method over 5-10 years. Rides and attractions are depreciated using the straight-line method over 5-25 years. Amortization of property associated with capitalized lease obligations is included in depreciation expense in the consolidated financial statements.

    Maintenance and repairs are charged directly to expense as incurred, while betterments and renewals are generally capitalized in the property accounts. When an item is retired or otherwise disposed of, the cost and applicable accumulated depreciation are removed and the resulting gain or loss is recognized.

INTANGIBLE ASSETS

    Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected period to be benefited, generally 25 years. Impairment of goodwill is assessed whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable.

LONG-LIVED ASSETS

    The Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," on January 1, 1996. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of SFAS No. 121 did not have an impact on the Company's consolidated financial position or results of operations in 1996.

                               PREMIER PARKS INC.

                        DECEMBER 31, 1995, 1996 AND 1997

(1) SUMMARY OF SIGNIFICANT POLICIES (CONTINUED)
INTEREST EXPENSE RECOGNITION

    Interest on notes payable is generally recognized as expense on the basis of stated interest rates. Capitalized lease obligations that do not have a stated interest rate or that have interest rates considered to be lower than prevailing market rates (when the obligations were incurred) are carried at amounts discounted to impute a market rate of interest cost. Total interest expense incurred was $6,074,000, $12,597,000, and $25,714,000 in 1995, 1996 and 1997,
respectively. Interest expense in the accompanying consolidated statements of operations is shown net of interest income.

INCOME TAXES

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

INCOME (LOSS) PER COMMON SHARE

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share." SFAS No. 128 revised the previous calculation methods and presentations of earnings per share. The statement requires that all prior-period earnings per share data be restated. The Company adopted SFAS No. 128 in the fourth quarter of 1997 as required by the statement. The effect of applying SFAS No. 128 was not material to the Company's prior period's earnings per share data. The previously reported amounts for earnings per share were replaced by basic earnings per share and diluted earnings per share. Basic earnings per share for the second quarter of 1997 and for the year 1996 are $.01 per share higher than the previously reported primary earnings per share amounts.

    The Company issued convertible preferred stock in 1995. Preferred stock dividends of $529,000 and $603,000, which were paid through additional issuances of common stock, were considered in determining net income (loss) applicable to common stock in 1995 and 1996, respectively.

    Under the provisions of SFAS No. 128, basic earnings per share is computed by dividing net income (loss) applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if the Company's outstanding stock options were exercised (calculated using the treasury stock method).

    The following table reconciles the weighted average number of common shares outstanding used in the calculations of basic and diluted income per average common share outstanding for the years 1996 and 1997. The Company incurred a loss in 1995 and the effect on diluted loss per average common share

                               PREMIER PARKS INC.

                        DECEMBER 31, 1995, 1996 AND 1997

(1) SUMMARY OF SIGNIFICANT POLICIES (CONTINUED) outstanding of all contingently issuable common shares was antidilutive. Therefore, there is no difference in the number of shares used in the basic and diluted calculations for the year 1995.

                                                                     YEAR ENDED DECEMBER 31,
                                                                     ------------------------
                                                                        1996         1997
                                                                     ----------  ------------
Weighted average number of common shares outstanding-- basic.......   8,603,000    17,938,000
Dilutive effect of potential common shares issuable upon the
  exercise of employee stock options...............................     369,000       500,000
                                                                     ----------  ------------
Weighted average number of common shares outstanding-- diluted.....   8,972,000    18,438,000
                                                                     ----------  ------------
                                                                     ----------  ------------

STOCK OPTIONS

    On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB No. 25, "Accounting for Stock Issued to Employees," whereby compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Companies which continue to apply the provisions of APB No. 25 are required by SFAS No. 123 to disclose pro forma net earnings and net earnings per share for employee stock option grants made in 1995, 1996 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB No. 25, and has provided the pro forma disclosures required by SFAS No. 123 in note 8.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

    Reclassifications have been made to certain amounts reported in 1995 and 1996 to conform with the 1997 presentation.

(2) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The recorded amounts for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, and accrued interest payable approximate fair value because of the short maturity of these financial instruments. The fair value estimates, methods, and assumptions relating to the Company's other financial instruments are discussed in note 5.

                               PREMIER PARKS INC.

                        DECEMBER 31, 1995, 1996 AND 1997

(3) ACQUISITION OF THEME PARKS PRIOR TO JANUARY 1998

    Pursuant to a merger agreement, on August 15, 1995, the Company acquired Funtime Parks, Inc. ("Funtime"), a company owning three regional theme parks, for an initial purchase price of approximately $60,000,000 in cash, with an additional amount of approximately $5,400,000 paid to the former shareholders as a postclosing adjustment related to the operating cash flows of the former Funtime parks after the acquisition date. The acquisition was accounted for as a purchase. As of the acquisition date and after giving effect to the purchase, $18,030,000 of deferred tax liabilities were recognized for the tax consequences attributable to the differences between the financial statement carrying amounts and the tax basis of Funtime's assets and liabilities. Approximately $13,500,000 of cost in excess of the fair value of the net assets acquired was recorded as goodwill.

    The accompanying 1995, 1996 and 1997 consolidated statements of operations reflect the results of Funtime from the date of acquisition (August 15, 1995).

    On October 31, 1996, the Company acquired all of the interests of a partnership which owned substantially all of the assets used in the operation of Elitch Gardens for $62,500,000 in cash. Thereupon, the partnership dissolved by operation of law. As a result, the assets were then directly owned by the Company. The transaction was accounted for as a purchase. In addition, the Company entered into a five-year non-competition agreement with the president of Elitch Gardens Company's general partner. Based upon the purchase method of accounting, the purchase price was primarily allocated to property and equipment with $4,506,000 of costs recorded as intangible assets, primarily goodwill. The general partner and a principal limited partner of Elitch Gardens Company have agreed severally to indemnify the Company for claims in excess of $100,000 in an amount up to $1,000,000 per partner.

    On November 19, 1996, the Company acquired all of the interests of two partnerships which owned substantially all of the assets used in the operation of the two Waterworld/USA water parks and a related family entertainment center for an aggregate cash purchase price of approximately $17,250,000, of which $862,500 was placed in escrow to fund potential indemnification claims by the Company. Thereupon, the partnerships dissolved by operation of law. As a result, the assets were then directly owned by the Company. The transaction was accounted for as a purchase. Based upon the purchase method of accounting, the purchase price was primarily allocated to property and equipment with $5,110,000 of costs recorded as intangible assets, primarily goodwill.

    On December 4, 1996, the Company acquired all of the interests in a limited liability company which owned substantially all of the assets used in the operation of The Great Escape and Splash Water Kingdom for a cash purchase price of $33,000,000. The transaction was accounted for as a purchase. In connection with the acquisition, the Company entered into a non-competition agreement and a related agreement with the former owner, providing for an aggregate consideration of $1,250,000. In addition, as a component of the transaction, the Company issued 9,091 shares of its common stock ($200,000) to an affiliate of the former owner. Based upon the purchase method of accounting, the purchase price was primarily allocated to property and equipment with $9,221,000 of costs recorded as intangible assets, primarily goodwill.

    The accompanying 1996 and 1997 consolidated statement of operations reflects the results of the Elitch Gardens, Waterworld/USA, and The Great Escape and Splash Water Kingdom acquisitions from their respective acquisition dates.

                               PREMIER PARKS INC.

                        DECEMBER 31, 1995, 1996 AND 1997

(3) ACQUISITION OF THEME PARKS PRIOR TO JANUARY 1998 (CONTINUED)
    On February 5, 1997, the Company acquired all of the outstanding common stock of Stuart Amusement Company ("Stuart"), the owner of Riverside Park and an adjacent multi-use stadium, for a purchase price of $22,200,000 ($1,000,000 of which was paid through issuance of 32,129 of the Company's common shares). The transaction was accounted for as a purchase. As of the acquisition date and after giving effect to the purchase, $6,623,000 of deferred tax liabilities were recognized for the tax consequences attributable to the differences between the financial statement carrying amounts and the tax basis of Stuart's assets and liabilities. Approximately $10,484,000 of cost in excess of the fair value of the net assets acquired was recorded as intangible assets, primarily goodwill.

    On November 7, 1997, the Company acquired all of the interests of a limited liability company which owned substantially all of the theme park assets of Kentucky Kingdom--The Thrill Park ("Kentucky Kingdom"), located in Louisville, Kentucky, for a purchase price of $64,000,000 of which $4,831,000 was paid through the issuance of 121,671 shares of the Company's common stock. The Company may be required to issue additional shares of common stock based upon the level of revenues at Kentucky Kingdom during 1998, 1999, and 2000. The acquisition was accounted for as a purchase. The purchase price was primarily allocated to property and equipment with $4,592,000 of costs recorded as intangible assets, primarily goodwill. The value of the additional shares, if any, will be recognized as additional goodwill.

    The accompanying 1997 consolidated statement of operations reflects the results of Stuart and Kentucky Kingdom from their respective acquisition dates.

    The following summarized pro forma results of operations assumes that for the year ended December 31, 1997, the Stuart and Kentucky Kingdom acquisitions and related transactions occurred as of the beginning of 1997 and for the year ended December 31, 1996, assumes that these acquisitions, the Elitch Gardens, The Great Escape and Splash Water Kingdom and Waterworld/USA acquisitions, and the related transactions occurred as of the beginning of 1996.

                                                                           1996        1997
                                                                        ----------  ----------
                                                                             (UNAUDITED)
                                                                            (IN THOUSANDS)
Total revenues........................................................  $  175,224  $  215,620
Net income............................................................      12,436      15,210
Income per weighted average common share outstanding-- basic..........         .66         .81

                               PREMIER PARKS INC.

                        DECEMBER 31, 1995, 1996 AND 1997

(4) PROPERTY AND EQUIPMENT

    Property and equipment, at cost, are classified as follows:

                                                                    1996            1997
                                                               --------------  --------------
Land.........................................................  $   27,760,000  $   40,099,000
Buildings and improvements...................................     106,302,000     159,661,000
Rides and attractions........................................     112,379,000     254,969,000
Equipment....................................................      16,734,000      31,137,000
                                                               --------------  --------------
  Total......................................................     263,175,000     485,866,000
Less accumulated depreciation................................     (17,845,000)    (35,610,000)
                                                               --------------  --------------
                                                               $  245,330,000  $  450,256,000
                                                               --------------  --------------
                                                               --------------  --------------

    Included in property and equipment are costs and accumulated depreciation associated with capitalized leases as follows:

                                                                        1996          1997
                                                                    ------------  ------------
Cost..............................................................  $  6,069,000  $  6,386,000
Accumulated depreciation..........................................      (577,000)     (826,000)
                                                                    ------------  ------------
                                                                    $  5,492,000  $  5,560,000
                                                                    ------------  ------------
                                                                    ------------  ------------

(5) LONG-TERM DEBT AND CAPITALIZED LEASE OBLIGATIONS

    At December 31, 1996 and 1997, long-term debt and capitalized lease obligations consist of:

                                                                    1996            1997
                                                               --------------  --------------
Long term debt:
  Senior notes due 2003 (a)..................................  $   90,000,000  $   90,000,000
  Senior notes due 2007 (b)..................................        --           125,000,000
  Credit facility (c)........................................      57,574,000        --
                                                               --------------  --------------
Total long-term debt.........................................     147,574,000     215,000,000
Capitalized lease obligations:
  Capitalized lease obligations maturing 1998 through 2000,
    requiring aggregate annual lease payments ranging from
    approximately $20,000 to $548,000 including implicit
    interest at rates ranging from 9.875% to 14% and secured
    by equipment with a net book value of approximately
    $5,560,000 as of December 31, 1997.......................       3,260,000       2,026,000
                                                               --------------  --------------
    Total....................................................  $  150,834,000  $  217,026,000
                                                               --------------  --------------
                                                               --------------  --------------

                               PREMIER PARKS INC.

                        DECEMBER 31, 1995, 1996 AND 1997

(5) LONG-TERM DEBT AND CAPITALIZED LEASE OBLIGATIONS (CONTINUED)
    (a) The notes are senior unsecured obligations of the Company, with a $90,000,000 aggregate principal amount, and mature on August 15, 2003. The notes bear interest at 12% per annum payable semiannually on August 15 and February 15 of each year, commencing February 15, 1996. The notes are redeemable, at the Company's option, in whole or part, at any time on or after August 15, 1999, at varying redemption prices. Additionally, at any time prior to August 15, 1998, the Company may redeem in the aggregate up to 33 1/3% of the original aggregate principal amount of notes with the proceeds of one or more public equity offerings at a redemption price of 110% of the principal amount. These notes are guaranteed on a senior, unsecured, joint and several basis by all of the Company's principal operating subsidiaries.

    The proceeds of the notes were used in the Funtime acquisition and in the refinancing of previously existing indebtedness. The Company recognized a $230,000 loss on early extinguishment of debt during 1995. The loss was recorded, net of tax effect, as an extraordinary item.

    The indenture under which the notes were issued was amended January 21, 1997, in contemplation of the Company's January 1997 senior debt and equity offerings. The indenture places limitations on operations and sales of assets by the Company or its subsidiaries, permits incurrence of additional debt only in compliance with certain financial ratios, and limits the Company's ability to pay cash dividends or make other distributions to the holders of its capital stock or to redeem such stock.

    The indenture, as amended, permits the Company, subject to certain limitations, to incur additional indebtedness, including the $125,000,000 of indebtedness issued January 31, 1997 described below and secured senior revolving credit facility indebtedness of up to $75,000,000.

    All of the Company's subsidiaries, except for one indirect wholly owned subsidiary, Funtime-Famous Recipe, Inc., are full, unconditional, and joint and several guarantors of the notes. The assets and operations of Funtime-Famous Recipe, Inc. are inconsequential to the Company and its consolidated financial position and results of operations. Condensed financial statement information for the guarantors is not included herein, as the Company does not believe such information would be material to the understanding of the Company and its direct and indirect subsidiaries.

    (b) On January 31, 1997, the Company issued $125,000,000 of 9 3/4% senior notes due January 2007. The notes are senior unsecured obligations of the Company and equal to the Company's 2003 notes in priority upon liquidation. Interest is payable on January 15 and July 15 of each year, commencing July 15, 1997. The notes are redeemable, at the Company's option, in whole or in part, at any time on or after January 15, 2002, at varying redemption prices. Additionally, at any time prior to January 15, 2000, the Company may redeem in the aggregate up to 33 1/3% of the original aggregate principal amount of notes with the proceeds of one or more public equity offerings at a redemption price of 110% of the principal amount. The notes are guaranteed on a senior, unsecured, joint and several basis by all of the Company's principal operating subsidiaries.

    The indenture under which the notes were issued places limitations substantially similar to those of the Company's senior notes due in 2003. A portion of the proceeds were used to fully pay amounts outstanding under the Company's Credit Facility.

    (c) In connection with the 1996 acquisitions described in note 3, in October 1996 the Company entered into a senior secured credit facility (the "Credit Facility") with a syndicate of banks. The Credit

                               PREMIER PARKS INC.

                        DECEMBER 31, 1995, 1996 AND 1997

(5) LONG-TERM DEBT AND CAPITALIZED LEASE OBLIGATIONS (CONTINUED)
Facility had an aggregate availability of $115,000,000 of which (i) up to $30,000,000 under the revolving credit facility (the "Revolving Credit Facility") was for working capital and general corporate purposes; (ii) up to $25,000,000 ("Facility A") was to finance capital expenditures prior to April 30, 1998; and (iii) up to $60,000,000 ("Facility B") was to finance certain acquisitions by the Company (including the acquisitions described in note 3), provided that at least 50% of the consideration for any such acquisition or improvements under Facility A or Facility B (collectively, the "Term Loan Facility") was required to have been funded by the Company. Interest rates per annum under the Credit Facility were equal to a base rate equal to the higher of the Federal Funds Rate plus 1/2% or the prime rate of Citibank N.A., in each case plus the Applicable Margin (as defined thereunder) or the London Interbank Offered Rate plus the Applicable Margin. Commitment fees approximated $53,000 and $620,000 in 1996 and 1997, respectively. The Revolving Credit Facility was to terminate October 31, 2002 (reducing to $15,000,000 on October 31, 2001) and borrowings under the Term Loan Facility were to mature October 31, 2001; however, aggregate principal payments of $7,500,000, $20,000,000 and $25,000,000 were to be required under the Term Loan Facility during 1998, 1999 and 2000, respectively. Borrowings under the Revolving Credit Facility were required to be fully paid for at least 30 days each year and were secured by substantially all of the Company's assets (other than real estate) and guarantees of the Company's principal subsidiaries. Borrowings under the Term Loan Facility were secured by the assets acquired with the proceeds thereof, and limited guarantees of the Company's principal subsidiaries. The Credit Facility contained restrictive covenants that, among other things, limited the ability of the Company and its subsidiaries to dispose of assets; incur additional indebtedness or liens; pay dividends; repurchase stock; make investments; engage in mergers or consolidations and engage in certain transactions with subsidiaries and affiliates. In addition, the Credit Facility required that the Company comply with certain specified financial ratios and tests, including ratios of total debt to earnings before interest, taxes and depreciation and amortization (EBITDA), interest expense to EBITDA, and fixed charges to EBITDA.

    On January 31, 1997, the Company and the syndicate of banks agreed to amend the Credit Facility. The $30,000,000 Revolving Credit Facility has a maturity date of December 31, 2001 (without reduction prior to that date). Additionally, following repayment of amounts that were then outstanding under the Term Loan Facility through the use of proceeds from the Company's January 1997 debt and equity offerings, the Term Loan Facility was converted into an $85,000,000 reducing revolving credit facility. The Term Loan Facility, as amended, will be available to fund acquisitions and make capital improvements. The amount available under the Term Loan Facility reduces to $75,000,000 on December 31, 1999, to $45,000,000 on December 31, 2000, and matures on December 31, 2001. Borrowings under the amended Credit Facility are secured by substantially all the assets of the Company and its subsidiaries (other than real estate) and are guaranteed by the Company's operating subsidiaries. The restrictive covenants are essentially the same as those of the original October 1996 credit facility.

    On February 9, 1998, the Company terminated the Credit Facility. No amounts were outstanding as of December 31, 1997 or as of the termination date.

                               PREMIER PARKS INC.

                        DECEMBER 31, 1995, 1996 AND 1997

(5) LONG-TERM DEBT AND CAPITALIZED LEASE OBLIGATIONS (CONTINUED)

    Annual maturities of long-term debt and capitalized lease obligations, adjusted to reflect the payment of the amounts outstanding under the Credit Facility through use of proceeds of the January 1997 note issuance, during the five years subsequent to December 31, 1997, are as follows:

1998..........................................................................  $      795,000
1999..........................................................................         412,000
2000..........................................................................         723,000
2001..........................................................................          67,000
2002 and thereafter...........................................................     215,029,000
                                                                                --------------
                                                                                $  217,026,000
                                                                                --------------
                                                                                --------------

The fair value of the Company's long-term debt is estimated by using quoted prices or discounted cash flow analyses based on current borrowing rates for debt with similar maturities. Under the above assumptions the estimated fair value of long-term debt and capitalized lease obligations at December 31, 1996 and 1997, is approximately $160,000,000 and $236,000,000, respectively.

(6) TERMINATION FEE

    During October 1997, the Company entered into an agreement with the limited partner of the partnership that owns the Six Flags Over Texas theme park. The general terms of the agreement were for the Company to become the managing general partner of the partnership, to manage the operations of the park, to receive a portion of the income from such operations, and to purchase limited partnership units over the term of the agreement. The provisions of the agreement also granted the Company an option to purchase all of the partnership interests in the partnership at the end of the agreement.

    The agreement was non-exclusive and contained a termination fee of $10,750,000 payable to the Company in the event the agreement was terminated. Subsequent to the Company's agreement with the limited partnership, the prior operator of the theme park also reached an agreement with the limited partnership. The Company received the termination fee in December 1997 and has included the termination fee, net of $2,386,000 of expenses associated with the transaction, as a component of other income (expense) in the accompanying 1997 consolidated statement of operations.

                               PREMIER PARKS INC.

                        DECEMBER 31, 1995, 1996 AND 1997

(7) INCOME TAXES

    Income tax expense (benefit) allocated to operations for 1995, 1996 and 1997 consists of the following:

                                                        CURRENT       DEFERRED       TOTAL
                                                      ------------  ------------  ------------
1995:
  U.S. Federal......................................  $    (44,000) $   (508,000) $   (552,000)
  State and local...................................       --           (210,000)     (210,000)
                                                      ------------  ------------  ------------
                                                      $    (44,000) $   (718,000) $   (762,000)
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------
1996:
  U.S. Federal......................................  $    --       $  1,335,000  $  1,335,000
  State and local...................................        64,000        98,000       162,000
                                                      ------------  ------------  ------------
                                                      $     64,000  $  1,433,000  $  1,497,000
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------
1997:
  U.S. Federal......................................  $  2,505,000  $  6,060,000  $  8,565,000
  State and local...................................       373,000       677,000     1,050,000
                                                      ------------  ------------  ------------
                                                      $  2,878,000  $  6,737,000  $  9,615,000
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

    Recorded income tax expense (benefit) allocated to operations differed from amounts computed by applying the U.S. federal income tax rate of 34% in 1995 and 1996 and 35% in 1997 to pretax income (loss) approximately as follows:

                                                          1995          1996          1997
                                                      ------------  ------------  ------------
Computed "expected" federal income tax expense
  (benefit).........................................  $   (614,000) $  1,109,000  $  8,300,000
Amortization of goodwill............................        78,000       180,000       327,000
Other, net..........................................       (68,000)       87,000       200,000
Effect of state and local income taxes, net of
  federal tax benefit...............................      (158,000)      121,000       788,000
                                                      ------------  ------------  ------------
                                                      $   (762,000) $  1,497,000  $  9,615,000
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

    Substantially all of the Company's future taxable temporary differences (deferred tax liabilities) relate to the different financial accounting and tax depreciation methods and periods for property and equipment. The Company's net operating loss carryforwards, alternative minimum tax carryforwards, and deferred compensation amounts represent future income tax deductions (deferred tax assets). The tax effects of these temporary differences as of December 31, 1996 and 1997, are presented below:

                                                                     1996           1997
                                                                 -------------  -------------
Deferred tax assets before valuation allowance.................  $  11,496,000  $  21,891,000
Less valuation allowance.......................................      1,196,000      1,196,000
                                                                 -------------  -------------
Net deferred tax assets........................................     10,300,000     20,695,000
Deferred tax liabilities.......................................     30,878,000     54,232,000
                                                                 -------------  -------------
Net deferred tax liability.....................................  $  20,578,000  $  33,537,000
                                                                 -------------  -------------
                                                                 -------------  -------------

    The Company's deferred tax liability results from the financial carrying value for property and equipment being substantially in excess of the Company's tax basis in the corresponding assets. The

                               PREMIER PARKS INC.

                        DECEMBER 31, 1995, 1996 AND 1997

(7) INCOME TAXES (CONTINUED)
Company's property and equipment are being depreciated primarily over a 7-year period for tax reporting purposes and a longer 20- to 25-year period for financial purposes. The faster tax depreciation has resulted in tax losses which can be carried forward to future years to offset future taxable income. Because most of the Company's depreciable assets' financial carrying value and tax basis difference will reverse before the expiration of the Company's net operating loss carryforwards and taking into account the Company's projections of future taxable income over the same period, management believes that it will more likely than not realize the benefits of these net future deductions.

    The Company has experienced ownership changes within the meaning of the Internal Revenue Code Section 382 and the regulations thereunder. As a result of the ownership changes, net operating loss carryforwards generated before the ownership changes can be deducted in subsequent periods only in certain limited situations. Accordingly, it is probable that the Company will not be able to use most of the net operating loss carryforwards generated prior to October 30, 1992. A valuation allowance for the pre-October 1992 net operating loss carryforwards has been established. The Company experienced an additional ownership change on June 4, 1996 as a result of the issuance of shares of common stock and the conversion of preferred stock into additional shares of common stock. This ownership change may limit the use of the Company's November 1992 through June 1996 net operating loss carryforwards in a given year; however, it is more likely than not that the post-October 1992 carryforwards will be fully utilized by the Company before their expiration.

    As of December 31, 1997, the Company has approximately $36,709,000 of net operating loss carryforwards available for federal income tax purposes which expire through 2012. Included in that total are pre-October 30, 1992, net operating loss carryforwards of which $3,400,000 are not expected to be utilized. Additionally, the Company has approximately $4,370,000 of alternative minimum tax credits which have no expiration date.

(8) STOCKHOLDERS' EQUITY

PREFERRED STOCK

    The Company has authorized 500,000 shares of preferred stock, $1 par value. During 1995, the Company issued 200,000 shares of Series A, 7% cumulative convertible preferred stock at $100 per share. During June 1996, the shares, including all dividends thereon, were converted into 2,560,928 common shares. The Company has agreed to provide the former preferred stockholders certain registration rights relative to the common stock issued upon conversion of the preferred stock.

    Holders of Series A preferred stock were entitled to receive cumulative dividends at an annual rate of $7 per share. At the Company's election, dividends were payable in cash and/or in additional Series A preferred stock. The terms of the Company's senior notes and credit facility limit the Company's ability to pay cash dividends. All dividends paid to the preferred stockholders were made by additional issuances of common stock at the time of the conversion into shares of common stock as described above.

    All shares of preferred stock rank senior and prior in right to all of the Company's now or hereafter issued common stock with respect to dividend payments and distribution of assets upon liquidation or dissolution of the Company.

                               PREMIER PARKS INC.

                        DECEMBER 31, 1995, 1996 AND 1997

(8) STOCKHOLDERS' EQUITY (CONTINUED)
COMMON STOCK

    In August 1995, the Company issued 1,175,063 common shares in full exchange for the Company's $7,000,000 senior subordinated convertible notes and 310,370 common shares in full exchange for the Company's $2,095,000 junior subordinated term loan. The Company has agreed to provide the stockholders certain registration rights in the future.

    On April 4, 1996, a majority of the Company's common and preferred shareholders and the Company's board of directors approved a one-for-five reverse stock split effective May 6, 1996. The par value of common stock was increased to $.05 per share from $.01 per share. Additionally, the authorized common shares of the Company were changed to 30,000,000. The accompanying consolidated financial statements and notes to the consolidated financial statements reflect the reverse stock split as if it had occurred as of the earliest date presented.

    On June 4, 1996, and June 6, 1996, the Company issued 3,425,000 and 513,750, respectively, of its common shares resulting in net proceeds to the Company of $65,306,000. Additionally, on June 4, 1996, the Company exchanged 2,560,928 of its common shares for all 200,000 shares of its previously outstanding preferred stock.

    On January 31, 1997, the Company issued 6,900,000 of its common shares resulting in net proceeds to the Company of approximately $189,530,000.

STOCK OPTIONS AND WARRANTS

    In 1993, 1994, 1995, and 1996, certain members of the Company's management were issued seven-year options to purchase 145,200, 36,000, 248,000, and 337,500, of its common shares, at an exercise price of $5.00, $7.50, $8.25, and $22.00 per share, respectively, under the Company's 1993, 1995 and 1996 Stock Option and Incentive Plans (the Plans). No stock options were issued during 1997. Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. These options may be exercised on a cumulative basis with 20% of the total exercisable on date of issuance and with an additional 20% being available for exercise on each of the succeeding anniversary dates. Any unexercised portion of the options will automatically and without notice terminate upon the seventh anniversary of the issuance date or upon termination of employment.

    At December 31, 1997, there were 503,300 additional shares available for grant under the Plans. The per share weighted-average fair value of stock options granted during 1995 and 1996 was $5.56 and $14.97 on the date of grant using the Black--Scholes option-pricing model with the following weighted-average assumptions: 1995--expected dividend yield 0%, risk-free interest rate of 5.5%, and an expected life of 5 years; 1996--expected dividend yield 0%, risk-free interest rate of 6.25%, and an expected life of 5 years.

    The Company applies APB Opinion No. 25 in accounting for its stock options and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options

                               PREMIER PARKS INC.

                        DECEMBER 31, 1995, 1996 AND 1997

(8) STOCKHOLDERS' EQUITY (CONTINUED)
under SFAS No. 123, the Company's net income (loss) would have been changed to the pro forma amounts indicated below:

                                                                          1995           1996          1997
                                                                      -------------  ------------  -------------
Net income (loss) applicable to common stock:
                                                      As reported     $  (1,714,000) $  1,162,000  $  14,099,000
                                                      Pro forma          (1,880,000)      390,000     13,325,000
Income (loss) per average common share
  outstanding--basic:
                                                      As reported     $        (.44) $        .14  $         .79
                                                      Pro forma                (.48)          .05            .74

    Pro forma net income (loss) applicable to common stock reflects only options granted in 1995 and 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income (loss) amounts presented above because compensation cost is reflected over the options' vesting period of 4 years and compensation cost for options granted prior to January 1, 1995 is not considered.

    Stock option activity during the periods indicated is as follows:

                                                                   NUMBER OF   WEIGHTED-AVERAGE
                                                                    SHARES      EXERCISE PRICE
                                                                  -----------  -----------------
Balance at December 31, 1994....................................     181,200       $    5.50
  Granted.......................................................     248,000            8.25
  Exercised.....................................................      --              --
  Forfeited.....................................................      --              --
  Expired.......................................................      --              --

Balance at December 31, 1995....................................     429,200            7.09
  Granted.......................................................     337,500           22.00
  Exercised.....................................................      --              --
  Forfeited.....................................................      --              --
  Expired.......................................................      --              --

Balance at December 31, 1996....................................     766,700           13.65
  Granted.......................................................      --              --
  Exercised.....................................................      --              --
  Forfeited.....................................................      (2,000)           5.00
  Expired.......................................................      --              --

Balance at December 31, 1997....................................     764,700       $   13.67
                                                                  -----------         ------
                                                                  -----------         ------

                               PREMIER PARKS INC.

                        DECEMBER 31, 1995, 1996 AND 1997

(8) STOCKHOLDERS' EQUITY (CONTINUED)
    At December 31, 1997, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $5.00 to $22.00 and 5.01 years, respectively.


    At December 31, 1995, 1996, and 1997, the number of options exercisable was 151,120, 304,460 and 455,800, respectively, and weighted-average exercise price of those options was $6.30, $10.01 and $11.25, respectively.


    In 1989, the Company's current chairman was issued a ten-year warrant to purchase 26,346 common shares (currently being held as treasury stock) at an exercise price of $1.00 per share and a ten-year warrant to purchase 18,693 common shares at an exercise price of $1.00 per share.

SHARE RIGHTS PLAN

    On December 10, 1997, the Company's board of directors authorized a share rights plan. Under the plan, stockholders have one right for each share of common stock held. The rights become exercisable ten business days after (a) an announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the voting shares outstanding, or (b) the commencement or announcement of a person's or group's intention to commence a tender or exchange offer that could result in a person or group owning 15% or more of the voting shares outstanding.

    Each right entitles its holder (except a holder who is the acquiring person) to purchase 1/100 of a share of a junior participating series of preferred stock designated to have economic and voting terms similar to those of one share of common stock for $250.00, subject to adjustment. In the event of certain merger or asset sale transactions with another party or transactions which would increase the equity ownership of a shareholder who then owned 15% or more of the Company, each right will entitle its holder to purchase securities of the merging or acquiring party with a value equal to twice the exercise price of the right.

    The rights, which have no voting power, expire in 2008. The rights may be redeemed by the Company for $.01 per right until the right becomes exercisable.

RESTRICTED STOCK GRANT

    The Company has issued 450,000 restricted common shares to members of the Company's senior management. The restrictions on the stock lapse ratably over a six-year term commencing January 1, 1998, generally based upon the continued employment of the members of management. The restrictions also lapse if any or all members are terminated without cause or if a change in control of the Company occurs. The fair value of the restricted shares, as determined at the date of grant, approximated $14,625,000 and will be recognized as an expense over the vesting term.

(9) 401(K) PLAN

    The Company has a qualified, contributory 401(k) plan (the Plan). All regular employees are eligible to participate in the Plan if they have completed one full year of service and are at least 21 years old. The Company matches 100% of the first 2% and 25% of the next 6% of salary contributions made by employees. The accounts of all participating employees are fully vested. The Company recognized

                               PREMIER PARKS INC.

                        DECEMBER 31, 1995, 1996 AND 1997

(9) 401(K) PLAN (CONTINUED)
approximately $32,000, $150,000 and $377,000 of expense in the years ended December 31, 1995, 1996 and 1997, respectively.

(10) MARINE WORLD

    In April 1997, the Company became manager of Marine World, a marine and exotic wildlife park located in Vallejo, California, pursuant to a contract with an agency of the City of Vallejo under which the Company is entitled to receive an annual base management fee of $250,000 and up to $250,000 annually in additional fees based on park performance. In November 1997, the Company exercised its option to lease approximately 40 acres of land within the site for nominal rent and an initial term of 55 years (plus four ten-year and one four-year renewal options). At December 31, 1997, the Company is in the process of adding theme park rides and attractions on the leased land, which is located within the existing park, in order to create one fully-integrated regional theme park at the site. The Company is entitled to receive, in addition to the management fee, 80% of the cash flow generated by the combined operations at the park, after combined operating expenses and debt service on outstanding debt obligations relating to the park. The Company also has an option to purchase the entire site commencing in February 2002 at a purchase price equal to the greater of the then principal amount of certain debt obligations of the seller (expected to aggregate $52.0 million at February 2002) or the then fair market value of the seller's interest in the park (based on a formula relating to the seller's 20% share of Marine World's cash flow). The Company currently expects to exercise this purchase option when it becomes exercisable.

(11) COMMITMENTS AND CONTINGENCIES

    The Company leases office space under a lease agreement which expires April 30, 2001. The lease requires minimum monthly payments over its term and also escalation charges for proportionate share of expenses as defined in the lease. An affiliate of the Company shares office space with the Company and has agreed to pay 50% of the rental payments. Rent expense recognized by the Company (after deduction of amounts paid by the affiliate) for the years ended December 1995, 1996 and 1997, aggregated $68,000, $64,000, and $64,000, respectively.

    The Company leases the sites of Wyandot Lake and each of the two Waterworld/USA locations with rent based upon percentages of revenues earned by each park. During 1995, 1996, and 1997, the Company recognized approximately $100,000, $385,000 and $1,110,000, respectively, of rental expense under these rent agreements.

    Total rental expense, including office space and park sites, was approximately $550,000, $1,227,000, and $2,229,000 for the years ended December 31, 1995, 1996, and 1997, respectively.

    On June 2, 1997, a water slide collapsed at the Company's Waterworld/USA park in Concord, California, resulting in one fatality and the park's closure for twelve days. Although the collapse and the resulting closure had a material adverse impact on that park's operating performance for 1997, as well as a lesser impact on the Company's Sacramento water park (which is also named "Waterworld/USA"), located approximately seventy miles from the Concord park, the Company's other parks were not adversely affected. The Company has recovered all of the Concord park's operating shortfall under its business interruption insurance. In addition, the Company believes that its liability insurance coverage should be

                               PREMIER PARKS INC.

                        DECEMBER 31, 1995, 1996 AND 1997

(11) COMMITMENTS AND CONTINGENCIES (CONTINUED) adequate to provide for any personal injury liability which may ultimately be found to exist in connection with the collapse.

    The Company is party to various legal actions arising in the normal course of business. Matters that are probable of unfavorable outcome to the Company and which can be reasonably estimated are accrued. Such accruals are based on information known about the matters, the Company's estimates of the outcomes of such matters and its experience in contesting, litigating and settling similar matters. None of the actions are believed by management to involve amounts that would be material to consolidated financial condition, operations, or liquidity after consideration of recorded accruals.

(12) CERTAIN TRANSACTIONS

    During 1995, in connection with the acquisition of Funtime and the issuance of the $90,000,000 senior notes, the Company paid investment banking and financial advisory fees in the amount of $800,000 and $475,000 to Lepercq, de Neuflize & Co. Incorporated (Lepercq) and Hanseatic Corporation (Hanseatic), respectively. Two directors of the Company are director and treasurer, respectively, of Lepercq and Hanseatic.

(13) PROPOSED ACQUISITIONS OF ADDITIONAL THEME PARKS

    On December 15, 1997, the Company entered into an agreement with the majority shareholders of Walibi, S.A. ("Walibi"), to purchase the outstanding stock of Walibi held by the majority shareholders. The purchase agreement commits the Company to tender for the remaining stock. The estimated aggregate purchase price of the Walibi common stock plus the debt of Walibi to be assumed by the Company will approximate $140,000,000. The acquisition will be accounted for using the purchase method of accounting and is expected to be completed in March 1998.

    On February 9, 1998, the Company agreed to purchase 100% of the capital stock of Six Flags Entertainment Corporation for $965,000,000 (subject to adjustment) and the assumption of approximately $770,000,000 of indebtedness. The purchase price is payable in cash or, at the Company's option, cash and up to $200,000,000 of preferred stock. The Company has filed registration statements to offer equity and debt securities to fund the cash portion of the purchase price. The acquisition will be accounted for using the purchase method of accounting and is expected to be completed in April 1998.

    If the agreement to purchase Six Flags is terminated, except as a result of legal or governmental restrictions or by mutual consent, the Company may be required to pay a termination fee of $25,000,000.

                               PREMIER PARKS INC.

                        DECEMBER 31, 1995, 1996 AND 1997

(14) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    Following is a summary of the unaudited interim results of operations for the years ended December 31, 1996 and 1997:

                                                                           1996
                                         ------------------------------------------------------------------------
                                            FIRST         SECOND          THIRD         FOURTH          FULL
                                           QUARTER        QUARTER        QUARTER        QUARTER         YEAR
                                         ------------  -------------  -------------  -------------  -------------
Revenue................................  $  2,430,000  $  26,953,000  $  60,409,000  $   3,655,000  $  93,447,000
Net income (loss) applicable to common
  stock................................    (5,584,000)      (744,000)    16,238,000     (8,748,000)     1,162,000
Net income (loss) applicable to common
  stock per share:
    Basic..............................  $      (1.15) $        (.11) $        1.43  $        (.77) $         .14
    Diluted............................  $      (1.15) $        (.11) $        1.39  $        (.77) $         .13

                                                                         1997
                                      --------------------------------------------------------------------------
                                         FIRST         SECOND          THIRD          FOURTH           FULL
                                        QUARTER        QUARTER        QUARTER         QUARTER          YEAR
                                      ------------  -------------  --------------  -------------  --------------
Revenue.............................  $  4,264,000  $  62,468,000  $  120,014,000  $   7,158,000  $  193,904,000
Net income (loss) applicable to
  common stock......................    (9,742,000)     5,698,000      27,237,000     (9,094,000)     14,099,000
Net income (loss) applicable to
  common stock per share:
    Basic...........................  $       (.61) $         .31  $         1.49  $        (.48) $          .79
    Diluted.........................  $       (.61) $         .30  $         1.45  $        (.48) $          .76

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Six Flags Entertainment Corporation

    We have audited the accompanying consolidated balance sheets of Six Flags Entertainment Corporation as of December 28, 1997 and December 29, 1996 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Six Flags Entertainment Corporation at December 28, 1997 and December 29, 1996 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 28, 1997 in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

New York, New York
February 14, 1998

                      SIX FLAGS ENTERTAINMENT CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

 FOR THE YEARS ENDED DECEMBER 31, 1995, DECEMBER 29, 1996 AND DECEMBER 28, 1997
                                 (IN THOUSANDS)

                                                                                  1995        1996        1997
                                                                               ----------  ----------  ----------
Revenues:
  Operating services.........................................................  $  366,665  $  405,558  $  427,569
  Sales of products..........................................................     255,030     268,150     271,046
  Other......................................................................       7,762       7,168      10,051
                                                                               ----------  ----------  ----------
                                                                                  629,457     680,876     708,666
                                                                               ----------  ----------  ----------
Costs and expenses:
  Operating, general and administrative expenses.............................     388,137     419,756     443,359
  Cost of products sold......................................................      91,138     105,988     101,239
  Depreciation...............................................................      51,848      55,090      58,902
  Amortization...............................................................      31,596      32,327      25,591
  Interest, net..............................................................      63,282      76,530      84,430
  Minority interest..........................................................      --           1,297      (1,147)
                                                                               ----------  ----------  ----------
                                                                                  626,001     690,988     712,374
                                                                               ----------  ----------  ----------
Income (loss) before income taxes............................................       3,456     (10,112)     (3,708)
Income tax expense...........................................................       6,743       5,137      --
                                                                               ----------  ----------  ----------
Net loss.....................................................................  $   (3,287) $  (15,249) $   (3,708)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                See notes to consolidated financial statements.

                      SIX FLAGS ENTERTAINMENT CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                 AS OF DECEMBER 29, 1996 AND DECEMBER 28, 1997
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                               1996        1997
                                                                                            ----------  ----------
ASSETS
Current assets:
Cash and cash equivalents.................................................................  $   45,587  $   16,805
Receivables, net..........................................................................       6,559       3,258
Receivable from affiliate.................................................................      --           4,000
Inventories, net..........................................................................      13,526      14,338
Maintenance supplies......................................................................       6,620       8,051
Prepaid expenses and other current assets.................................................       4,150       3,848
                                                                                            ----------  ----------
Total current assets......................................................................      76,442      50,300
Property and equipment, net...............................................................     489,068     492,137
Investment in co-venture parks, net.......................................................      19,135      78,370
Excess of cost over net assets acquired, net..............................................     205,117     196,928
Deferred financing costs, net.............................................................      24,278      20,171
Other assets, net.........................................................................      12,727      26,784
                                                                                            ----------  ----------
Total assets..............................................................................  $  826,767  $  864,690
                                                                                            ----------  ----------
                                                                                            ----------  ----------
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable..........................................................................  $   29,518  $   21,055
Accrued liabilities.......................................................................      49,885      43,390
Current portion of long-term debt.........................................................      38,332      26,130
Short-term borrowings.....................................................................       1,585      30,503
                                                                                            ----------  ----------
Total current liabilities.................................................................     119,320     121,078
Long-term debt............................................................................     714,993     753,369
Other long-term liabilities...............................................................      14,728      12,420
Minority interest.........................................................................       1,297         150
Commitments and contingencies
Stockholders' Deficit:
Class A Convertible Preferred Stock ($.01 par value per share: 6,100,000 shares authorized; 5,100,000 shares issued and outstanding at December 29, 1996 and December
  28, 1997; $243,572 and $273,499 aggregate liquidation preference at December 29, 1996
  and December 28, 1997, respectively)....................................................          51          51
Class B Convertible Preferred Stock ($.01 par value per share; 4,900,000 shares authorized, issued and outstanding at December 29, 1996 and December 28, 1997; $196,000
  aggregate liquidation preference at December 29, 1996 and December 28, 1997)............          49          49
Class A Common Stock ($.01 par value per share; 6,100,000 shares authorized; 51 shares
  issued and outstanding at December 29, 1996 and December 28, 1997)......................      --          --
Class B Common Stock ($.01 par value per share: 20,000,000 shares authorized; 49 shares
  issued and outstanding at December 29, 1996 and December 28, 1997)......................      --          --
Additional paid-in capital................................................................      35,983      40,217
Accumulated deficit.......................................................................     (56,159)    (59,867)
Unearned compensation reserved stock awards...............................................      (3,495)     (2,777)
                                                                                            ----------  ----------
Total stockholders' deficit...............................................................     (23,571)    (22,327)
                                                                                            ----------  ----------
Total liabilities and stockholders' deficit...............................................  $  826,767  $  864,690
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                See notes to consolidated financial statements.

                      SIX FLAGS ENTERTAINMENT CORPORATION

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

 FOR THE YEARS ENDED DECEMBER 31, 1995, DECEMBER 29, 1996 AND DECEMBER 28, 1997
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                    PREFERRED STOCK A       PREFERRED STOCK B
                                                                                        COMMON STOCK        ADDITIONAL
                                  ----------------------  ----------------------  ------------------------    PAID-IN
                                   SHARES      AMOUNT      SHARES      AMOUNT       SHARES       AMOUNT       CAPITAL
                                  ---------  -----------  ---------  -----------  -----------  -----------  -----------
Balance at January 1, 1995......     --       $  --          --       $  --              300    $  --        $ 122,320
Net loss........................     --          --          --          --           --           --           --
1995 Refinancing................     --          --          --          --           --           --          (90,843)
1995 Recapitalization...........  5,100,000          51   4,900,000          49         (200)      --             (100)
Reserved stock awards...........     --          --          --          --           --           --            4,372
Amortization of unearned
  compensation..................     --          --          --          --           --           --           --
                                  ---------       -----   ---------       -----          ---        -----   -----------
Balance at December 31, 1995....  5,100,000          51   4,900,000          49          100       --           35,749
Net loss........................     --          --          --          --           --           --           --
Reserved stock awards...........     --          --          --          --           --           --              234
Amortization of unearned
  compensation..................     --          --          --          --           --           --           --
                                  ---------       -----   ---------       -----          ---        -----   -----------
Balance at December 29, 1996....  5,100,000          51   4,900,000          49          100       --           35,983
Net loss........................     --          --          --          --           --           --           --
Reserved stock awards...........     --          --          --          --           --           --              234
Amortization of unearned
  compensation..................     --          --          --          --           --           --           --
Capital contribution............     --          --          --          --           --           --            4,000
                                  ---------       -----   ---------       -----          ---        -----   -----------
Balance at December 28, 1997....  5,100,000   $      51   4,900,000   $      49          100    $  --        $  40,217
                                  ---------       -----   ---------       -----          ---        -----   -----------
                                  ---------       -----   ---------       -----          ---        -----   -----------


                                                                 STOCKHOLDERS'
                                  ACCUMULATED      UNEARNED         EQUITY
                                    DEFICIT      COMPENSATION      (DEFICIT)
                                  ------------  ---------------  -------------
Balance at January 1, 1995......   $  (37,623)     $  --           $  84,697
Net loss........................       (3,287)        --              (3,287)
1995 Refinancing................       --             --             (90,843)
1995 Recapitalization...........       --             --              --
Reserved stock awards...........       --             (4,372)         --
Amortization of unearned
  compensation..................       --                220             220
                                  ------------       -------     -------------
Balance at December 31, 1995....      (40,910)        (4,152)         (9,213)
Net loss........................      (15,249)        --             (15,249)
Reserved stock awards...........       --               (234)         --
Amortization of unearned
  compensation..................       --                891             891
                                  ------------       -------     -------------
Balance at December 29, 1996....      (56,159)        (3,495)        (23,571)
Net loss........................       (3,708)        --              (3,708)
Reserved stock awards...........       --               (234)         --
Amortization of unearned
  compensation..................       --                952             952
Capital contribution............       --             --               4,000
                                  ------------       -------     -------------
Balance at December 28, 1997....   $  (59,867)     $  (2,777)      $ (22,327)
                                  ------------       -------     -------------
                                  ------------       -------     -------------

                See notes to consolidated financial statements.

                      SIX FLAGS ENTERTAINMENT CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

 FOR THE YEARS ENDED DECEMBER 31, 1995, DECEMBER 29, 1996 AND DECEMBER 28, 1997
                                 (IN THOUSANDS)

                                                                                  1995         1996        1997
                                                                               -----------  ----------  ----------
OPERATING ACTIVITIES:
Net loss.....................................................................  $    (3,287) $  (15,249) $   (3,708)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation and amortization..............................................       83,444      87,417      84,493
  Noncash interest expense...................................................       26,998      43,688      48,552
  Minority interest..........................................................      --            1,297      (1,147)
  Inventory reserve..........................................................      --            1,077      --
  Deferred income taxes......................................................          806       5,137      --
Changes in current assets and liabilities:
  Receivables................................................................        3,068         401       3,301
  Inventories................................................................       (1,518)     (3,648)       (812)
  Maintenance supplies.......................................................         (303)       (914)     (1,431)
  Prepaid expenses and other current assets..................................       (1,308)         43         302
  Accounts payable and accrued liabilities...................................       17,820       9,286     (14,958)
Other, net...................................................................       (1,133)         67      (4,289)
                                                                               -----------  ----------  ----------
Net cash provided by operating activities....................................      124,587     128,602     110,303
                                                                               -----------  ----------  ----------
INVESTING ACTIVITIES:
Investment in co-venture parks...............................................       (8,729)     (5,548)    (10,654)
Cost of acquisitions, including real estate held for development.............      (39,593)     --          --
Purchase of co-venture limited partnership units.............................      --           --         (62,678)
Prepayment of SFOT partnership obligation....................................      --           --         (10,725)
Purchase of property and equipment...........................................      (45,578)    (75,627)    (67,675)
Proceeds from sale of land and property......................................      --           --           2,000
                                                                               -----------  ----------  ----------
Net cash used in investing activities........................................      (93,900)    (81,175)   (149,732)
                                                                               -----------  ----------  ----------
FINANCING ACTIVITIES:
Net proceeds from related party debt.........................................       65,969      --          --
Proceeds from revolving lines of credit......................................        2,205      41,673      97,936
Payments on revolving lines of credit........................................       (2,124)    (40,881)    (58,521)
Payments on term loans.......................................................      (55,500)    (53,000)    (59,000)
Proceeds from other debt.....................................................      --           --          30,232
                                                                               -----------  ----------  ----------
Net cash provided by (used in) financing activities..........................       10,550     (52,208)     10,647
                                                                               -----------  ----------  ----------
Increase (decrease) in cash and cash equivalents.............................       41,237      (4,781)    (28,782)
Cash and cash equivalents at beginning of year...............................        9,131      50,368      45,587
                                                                               -----------  ----------  ----------
Cash and cash equivalents at end of year.....................................  $    50,368  $   45,587  $   16,805
                                                                               -----------  ----------  ----------
                                                                               -----------  ----------  ----------

                See notes to consolidated financial statements.

                      SIX FLAGS ENTERTAINMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

    Six Flags Entertainment Corporation ("SFEC", and together with its subsidiaries, "Six Flags"), a Delaware corporation, was formed in 1991 to effect the acquisition of S.F. Holdings, Inc. ("Holdings") and its subsidiary Six Flags Theme Parks Inc. ("SFTP"). SFEC owns 100% of the Common Stock of Holdings, which owns 100% of the Common Stock of SFTP. Prior to June 23, 1995, SFEC was wholly owned by Time Warner Entertainment Company, L.P., a Delaware limited partnership ("TWE"). On June 23, 1995, TWE caused SFEC to undergo a recapitalization and TWE sold 51% of its interest in SFEC to an investor group (the "Investor Group") led by Boston Ventures Management, Inc., a private investment management firm (the "1995 Recapitalization"). In connection with the 1995 Recapitalization, SFEC consummated a series of transactions (the "1995 Refinancing", together with the 1995 Recapitalization, the "1995 Refinancing and Recapitalization").

    SFEC and Holdings are holding companies which have no significant operations independent of their ownership of SFTP. Accordingly, the consolidated financial statements of Six Flags consist principally of the assets, liabilities, operations and cash flows of SFTP and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain amounts have been reclassified to conform to the current year presentation.

    Six Flags operates twelve "Six Flags" branded theme parks in eight locations throughout the United States. Nine of the theme parks--Six Flags Great Adventure and Wild Safari Animal Park (New York-Philadelphia), Six Flags Great America (Chicago-Milwaukee), Six Flags Magic Mountain and Six Flags Hurricane Harbor (Los Angeles) (collectively "Six Flags California"), Six Flags Astroworld and Six Flags Waterworld (Houston) (collectively "Six Flags Houston"), Six Flags St. Louis (St. Louis) and Six Flags Hurricane Harbor (Dallas-Ft. Worth)--are owned directly by SFTP. Six Flags Fiesta Texas located in San Antonio, Texas is leased by a limited partnership of which a subsidiary of SFTP is a general partner and manages the park. Two parks--Six Flags Over Texas (Dallas-Ft. Worth) and Six Flags Over Georgia (Atlanta)--are operated by SFTP pursuant to partnership agreements (the "co-venture parks"). Six Flags Over Texas is owned by a limited partnership ("Texas Flags") of which the managing general partner is a wholly-owned subsidiary of SFTP. Six Flags Over Georgia is owned by a limited partnership of which the managing general partner is SFOG II, Inc., a Delaware corporation which is a wholly-owned subsidiary of SFEC ("SFOG II"). Six Flags has entered into new partnership agreements for the management of Six Flags Over Georgia and Six Flags Over Texas through 2026 and 2027, respectively. See the Investment In Co-venture Parks footnote for a description of these new agreements.

    In March 1996, SFTP completed arrangements pursuant to which SFTP, through wholly-owned subsidiaries, manages the Fiesta Texas theme park located in San Antonio, Texas ("Fiesta Park"). The Fiesta Park, which is owned by a subsidiary of La Cantera Development Company ("La Cantera"), an affiliate of United Service Automobile Association ("USAA"), was leased to a newly formed limited partnership (the "Fiesta Partnership") in which SFTP, acting through wholly-owned subsidiaries (the "Six Flags GP"), is a general partner with an approximate 60% equity interest. La Cantera is the limited partner with a 40% equity interest. In connection with these arrangements, the Fiesta Partnership obtained an option to purchase the tangible and intangible assets related to the Fiesta Park as well as the limited partner's interest in the Fiesta Partnership. In addition, Six Flags GP receives an annual management fee and intellectual property fee in connection with the management of the Fiesta Park. The management fee is based on revenues for 1996 and 1997 and will be based on operating profit thereafter. The intellectual property fee is based on revenues.

                      SIX FLAGS ENTERTAINMENT CORPORATION

    SFTP's consolidated results for 1996 include a full year of Fiesta Park's operations. The following unaudited proforma financial information for the 1995 fiscal year gives effect to consolidation of Fiesta Park as if it had occurred at the beginning of the 1995 fiscal year. These proforma results are not necessarily indicative of what the results would have been had SFTP actually managed the park during 1995. Proforma revenues and net loss would have been $672 million and $8.6 million, respectively, if the consolidation of the Fiesta Park occurred at the beginning of the 1995 fiscal year.

    The 1995, 1996, and 1997 fiscal years each consisted of 52 weeks. The 1995 fiscal year ended on December 31, 1995, while the 1996 and 1997 fiscal years ended on December 29, 1996 and December 28, 1997, respectively.

1995 REFINANCING AND RECAPITALIZATION

    The 1995 Refinancing and Recapitalization was effected through the following transactions consummated in June 1995:

    1. SFEC effected a recapitalization (the "Recapitalization") pursuant to which its Common Stock (all of which was owned by TWE) was recapitalized into shares of Class A Convertible Preferred Stock (representing approximately 51% of the equity), Class B Convertible Preferred Stock (representing approximately 49% of the equity) and Common Stock (the "SFEC Common Stock"), which has nominal value.

    2. TWE sold to the Investor Group all of the outstanding shares of SFEC's Class A Convertible Preferred Stock and 51% of the outstanding shares of the SFEC Common Stock.

    3. SFTP borrowed $475.0 million on a term basis pursuant to a credit agreement dated as of June 23, 1995 (the "Credit Agreement") with a group of banks.

    4. SFTP issued $285.0 million aggregate principal amount of 12.25% Senior Subordinated Discount Notes due 2005 (the "12.25% Notes") at an aggregate issue price of $200.0 million.

    5. SFTP paid TWE $640 million in connection with (i) the repurchase of all assets previously sold to TWE as part of the sale and leaseback transactions, (ii) the repayment of intercompany indebtedness and related accrued interest, (iii) a payment as required under a license agreement entered into with TWE and (iv) a payment in consideration of TWE entering into a non-competition agreement for the benefit of Six Flags. The total amount paid to TWE in excess of the outstanding indebtedness to TWE has been accounted for as an equity transaction.

    6. SFTP incurred approximately $27.5 million in deferred financing fees and approximately $7.5 million in transaction fees related to the 1995 Refinancing and Recapitalization. The amount paid for transaction fees has been accounted for as an equity transaction. In addition, the 2% participation in a trust, which holds all TWE-owned aircraft, ceased upon the consummation of the 1995 Refinancing and Recapitalization. The elimination of the remaining net book value of this 2% interest (approximately $1.8 million) has been accounted for as an equity transaction.

ACCOUNTING AND FINANCIAL REPORTING POLICIES

REVENUES AND EXPENSES

    Operating services revenue consists primarily of theme park admissions and parking, corporate sponsorships and other in-park services. Sales of products consist primarily of revenues from the in-park sales of food and beverages, merchandise, gifts and souvenirs, games of skill and gasoline. Operating

                      SIX FLAGS ENTERTAINMENT CORPORATION
expenses consist of theme park employee compensation and benefits (approximately 50%) and advertising media and production (approximately 10%-15%). Park maintenance materials and services, utilities, operating supplies, insurance and other operating service costs account for the remainder. Cost of products sold consists of the cost of food and beverages, gifts and souvenirs, games of skill prizes and gasoline sold. During 1997, Six Flags reversed approximately $7.3 million of expense accruals no longer deemed necessary. Such amounts have been reflected as expense reductions of $0.7 million in cost of products sold, and $6.6 million in operating, general and administrative expenses in the current year statement of operations.

INCOME TAXES

    Six Flags uses the liability method of accounting for income taxes required by FASB Statement No. 109, "Accounting for Income Taxes".

CASH EQUIVALENTS

    Cash equivalents consist of short-term, highly liquid investments purchased with a maturity date of three months or less.

INVENTORIES

    Inventories, primarily products held for resale, are valued at the lower of cost or market. Cost is determined principally using the first-in, first-out method.

OFF-SEASON EXPENSES

    Theme park operations are highly seasonal with substantially all revenues being generated in the second and third quarters. Such revenues are recognized when earned, while cost of products sold, general and administrative expenses, interest on debt and income taxes are recognized when incurred. All other interim period costs related to park operations are considered off-season expenses and are charged to interim periods based upon estimated annual revenues. No costs are deferred at the end of a fiscal year.

PROPERTY AND EQUIPMENT

    Property and equipment, which includes land, rides and attractions, buildings and improvements, and other (principally machinery and equipment) are stated at cost (fair value at the date of acquisition). Depreciation is computed for financial reporting purposes using the straight-line method over the estimated useful lives of the assets. The estimated lives used in computing depreciation are:

Rides and attractions........................................  3 to 25 years
                                                               10 to 33
Buildings and improvements...................................  years
Other........................................................  3 to 15 years

INVESTMENT IN CO-VENTURE PARKS

    Six Flags, through two subsidiaries, is the general partner in two theme park limited partnerships. Six Flags accounts for the parks as co-ventures, i.e., the revenues and expenses (excluding partnership depreciation) are included in Six Flags' consolidated statements of operations and the net amounts distributed to the limited partners are deducted as expenses. Except for the limited partnership units purchased pursuant to the tender offer, Six Flags has no rights or title to the co-venture park assets or to

                      SIX FLAGS ENTERTAINMENT CORPORATION
the proceeds from any sale of the co-venture parks' assets. Accordingly, Six Flags' consolidated balance sheets do not include any of the co-venture parks' assets. The investment in co-venture parks included in the consolidated balance sheets represents (i) Six Flags' interest in the estimated future cash flows from the operations of the co-venture parks and is amortized over the life of the partnership agreements, and (ii) the value of Limited Partnership units purchased pursuant to the SFOG tender offer. The co-venture parks contributed revenues of $160.6 million, $152.0 million and $176.8 million to Six Flags in the fiscal years 1995, 1996 and 1997, respectively. See the Investment In Co-venture Parks footnote below for a description of the new agreements extending the management of Six Flags Over Georgia and Six Flags Over Texas, each for another 30-year term.

DEFERRED FINANCING COSTS

    Deferred financing costs consist of debt issuance costs incurred in connection with the Credit Agreement, the issuance of the 12.25% Notes and the issuance of the $192.3 million aggregate principal amount of Zero Coupon Senior Notes due 1999 (the "Zero Coupon Notes") in December 1992. Deferred financing costs are amortized over the life of the related debt. Accumulated amortization of deferred financing costs at December 29, 1996 and December 28, 1997 amounted to $8.3 million and $12.0 million, respectively.

EXCESS OF COST OVER NET ASSETS ACQUIRED

    The excess of cost over net assets acquired is amortized over periods not exceeding forty years using the straight-line method. Accumulated amortization at December 29, 1996 and December 28, 1997 amounted to $39.6 million and $47.7 million, respectively.

OTHER ASSETS

    Other assets consist primarily of intangible assets, which are amortized over periods of two to thirteen years using the straight-line method. Additionally, in 1997, other assets include a $10.7 million prepayment in accordance with the Texas Agreements. See the Investment In Co-venture Parks footnote.

REVENUE RECOGNITION

    In general, Six Flags recognizes operating revenue from ticket sales when guests are admitted to the parks. Theme park operations are highly seasonal and substantially all revenues are generated in the second and third quarters of the fiscal year.

CONCENTRATIONS OF CREDIT RISKS

    Financial instruments, which potentially subject Six Flags to concentrations of credit risk, consist primarily of cash and cash equivalents and receivables. Six Flags places its cash and cash equivalents with high credit, quality institutions and minimizes its credit risk exposure relating to receivables through formal credit policies and monitoring procedures.

FINANCIAL INSTRUMENTS

    The fair value of financial instruments, such as long-term debt, is disclosed when significantly different from the recorded values of such instruments in the consolidated balance sheets pursuant to FASB Statement No. 107, "Disclosure about Fair Value of Financial Instruments." Six Flags generally estimates

                      SIX FLAGS ENTERTAINMENT CORPORATION
the fair value of its long-term debt by using discounted cash flow analyses based on Six Flags' current borrowing rates for debt with similar maturities, or by quoted market prices for the same issues.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

IMPAIRMENT OF LONG-LIVED ASSETS

    The carrying value of long-lived assets, including intangibles, is reviewed if the facts and circumstances, such as significant declines in revenues, earnings or cash flows, or material adverse changes in the business climate, suggest that it may be impaired. Six Flags performs its review by comparing the book value relating to long-lived assets to the estimated future undiscounted cash flows relating to such long-lived assets. If any impairment in the value of the long- lived assets is indicated, the carrying value of the long-lived assets is adjusted to reflect such impairment calculated based on the discounted cash flows of the impaired assets or the assets fair value, as appropriate.

ADVERTISING

    Advertising costs are expensed as incurred or the first time the advertising takes place. Six Flags incurred advertising costs of approximately $53.4 million, $64.6 million and $61.1 million in the 1995, 1996 and 1997 fiscal years, respectively

INVENTORIES

    Inventories at December 29, 1996 and December 28, 1997 consist of the following (in thousands):

                                                                            1996       1997
                                                                          ---------  ---------
Merchandise, gifts and souvenirs........................................  $  10,892  $  12,029
Food and beverages......................................................      1,242        948
Games...................................................................      1,158      1,133
Other...................................................................        234        228
                                                                          ---------  ---------
                                                                          $  13,526  $  14,338
                                                                          ---------  ---------
                                                                          ---------  ---------

                      SIX FLAGS ENTERTAINMENT CORPORATION

PROPERTY AND EQUIPMENT

    Property and equipment at December 29, 1996 and December 28, 1997 consist of the following (in thousands):

                                                                         1996         1997
                                                                      -----------  -----------
Land................................................................  $    55,218  $    50,582
Buildings and improvements..........................................      249,066      263,475
Rides and attractions...............................................      364,770      389,798
Other...............................................................        8,239        9,033
Construction in progress............................................       36,950       55,368
                                                                      -----------  -----------
                                                                          714,243      768,256
Less accumulated depreciation.......................................     (225,175)    (276,119)
                                                                      -----------  -----------
                                                                      $   489,068  $   492,137
                                                                      -----------  -----------
                                                                      -----------  -----------

INVESTMENT IN CO-VENTURE PARKS

    Changes in the investment in co-venture parks at December 29, 1996 and December 28, 1997 are as follows (in thousands):

                                                                           1996        1997
                                                                        ----------  ----------
Balance at beginning of period........................................  $   34,404  $   19,135
Capital additions made by the co-venture parks........................       5,436      16,147
Operations, net of distributions to the limited partners..............      18,603      18,633
Distributions to Six Flags............................................     (18,491)    (24,126)
Amortization..........................................................     (20,817)    (11,515)
                                                                        ----------  ----------
                                                                            19,135      18,274
                                                                        ----------  ----------
Purchase of SFOG limited partnership units............................      --          62,678
Amortization..........................................................      --          (2,582)
                                                                        ----------  ----------
                                                                            --          60,096
                                                                        ----------  ----------
                                                                        $   19,135  $   78,370
                                                                        ----------  ----------
                                                                        ----------  ----------

                      SIX FLAGS ENTERTAINMENT CORPORATION

SIX FLAGS OVER GEORGIA

    On March 18, 1997, Six Flags, Time Warner and TWE completed arrangements pursuant to which SFOG II will manage the Six Flags Over Georgia Park through 2026. Under the agreements governing the new arrangements (the "Georgia Agreements"), the Six Flags Over Georgia Park is owned by a newly formed limited partnership ("Six Flags Over Georgia II") of which SFOG II is the managing general partner.

    The key elements of the new arrangements are as follows: (i) the limited partner (which is not affiliated with Six Flags) will receive minimum annual distributions of $18.5 million in 1997, increasing each year thereafter in proportion to increases in the cost of living; thereafter, SFOG II will be entitled to receive from available cash (after provision for reasonable reserves and after capital expenditures per annum of approximately 6% of prior year revenues) a management fee equal to 3% of the prior year's gross revenues; and, thereafter, any additional available cash will be distributed 95% to SFOG II and 5% to the limited partner; (ii) in the second quarter of 1997, a subsidiary of SFTP (the "SFTP-SFOG Subsidiary") and a subsidiary of SFEC (the "SFEC-SFOG Subsidiary") made a tender offer for partnership interests ("SFOG LP Units") in Six Flags Fund, Ltd. (L.P.), which owns 99% of the limited partner of Six Flags Over Georgia II, that valued the Six Flags Over Georgia Park at the greater of $250 million or 8.0 times 1997 EBITDA of the Six Flags Over Georgia Park (the "SFOG Tender Offer Price"); (iii) commencing in 1998, and on an annual basis thereafter, the SFTP-SFOG Subsidiary and the SFEC-SFOG Subsidiary will offer to purchase additional SFOG LP Units at a price based on the greater of the SFOG Tender Offer Price or the EBITDA of the Six Flags Over Georgia Park for the prior four years (provided that no more than $50 million of such SFOG LP Units will be acquired by the SFTP-SFOG Subsidiary); and (iv) in 2026, Six Flags and its affiliates will have the option to acquire the Six Flags Over Georgia Park at a price based on the Tender Offer Price, increased in proportion to the increase in the cost of living between December 1996 and December 2026. SFEC, SFTP, and TWE have guaranteed certain of the obligations (including the minimum annual distributions noted in (i) above) of SFOG II and Six Flags Over Georgia II under the Georgia Agreements, and in consideration therefor, SFOG II has agreed to assign to SFTP at least 90% of the cash distributions it receives from time to time from Six Flags Over Georgia II. Six Flags continues to account for the Six Flags Over Georgia Park as a co-venture and includes the revenues and expenses of Six Flags Over Georgia II partnership (excluding partnership depreciation) in Six Flags' consolidated financial statements and deducts as expenses the net amounts distributed to the limited partners. As a result of entering into the Georgia Agreements, Six Flags expects a reduction in net income and net cash flow allocation from Six Flags Over Georgia II.

    On May 6, 1997, in connection with the closing of the tender offer described above, the SFTP-SFOG Subsidiary and the SFEC-SFOG Subsidiary purchased approximately 17% and 8%, respectively, of SFOG LP Units for approximately $42.4 million and $20.3 million, respectively. The purchase of SFOG LP Units entitles each such purchaser the right to receive minimum annual distributions and any residual distributions (5% of available cash after the minimum annual distributions and management fee distributions) in proportion to the percentage amounts purchased. The purchase of SFOG LP Units by the SFTP-SFOG Subsidiary was financed through a drawdown on Six Flags' secured revolving line of credit available for acquisitions under the Credit Agreement and the purchase of SFOG LP Units by the SFEC-SFOG Subsidiary was financed through loans from TWE, which were subsequently refinanced with demand loans from Chase Bank. See Long-Term Debt footnote.

    In connection with the purchase of the SFOG LP Units, approximately $49.8 million of the excess of cost over net assets acquired associated with this investment is being amortized over 30 years. The net

                      SIX FLAGS ENTERTAINMENT CORPORATION
investment in SFOG LP Units is presented as part of the investment in co-venture parks. Accumulated amortization at December 28, 1997 amounted to $2.6 million.

SIX FLAGS OVER TEXAS

    On November 24, 1997, Six Flags, Time Warner and TWE completed arrangements pursuant to which Six Flags Over Texas, Inc., a wholly-owned subsidiary of SFTP ("SFOT"), will manage the Six Flags Over Texas Park through 2027. Under the agreements governing the new arrangements (the "Texas Agreements"), the Six Flags Over Texas Park will continue to be owned by Texas Flags Ltd., a limited partnership ("Six Flags Over Texas") of which SFOT is the managing general partner.

    The key elements of the new arrangements are as follows: (i) the limited partner (which is not affiliated with Six Flags) will receive minimum annual distributions of $27.7 million in 1998, increasing each year thereafter in proportion to increases in the cost of living; thereafter, SFOT II will be entitled to receive from available cash (after provision for reasonable reserves and after capital expenditures per annum of approximately 6% of prior year revenues) a management fee equal to 3% of the prior year's gross revenues; and, thereafter, any additional available cash will be distributed 92.5% to SFOT and 7.5% to the limited partner; (ii) in the first quarter of 1998, a subsidiary of SFTP (the "SFTP-SFOT Subsidiary") and a subsidiary of SFEC (the "SFEC-SFOT Subsidiary") have commenced a tender offer for partnership interests ("SFOT LP Units") in Six Flags Over Texas, Ltd., which owns 99% of the limited partner of Six Flags Over Texas, that values the Six Flags Over Texas Park at the greater of $375 million or 8.5 times 1998 EBITDA of the Six Flags Over Texas Park (the "SFOT Tender Offer Price"); (iii) commencing in 1999, and on an annual basis thereafter, the SFTP-SFOT Subsidiary and the SFEC-SFOT Subsidiary will offer to purchase additional SFOT LP Units at a price based on the EBITDA of the Six Flags Over Texas Park for the prior four years; and (iv) in 2027, Six Flags and its affiliates will have the option to acquire the Six Flags Over Texas Park at a price based on the SFOT Tender Offer Price, increased in proportion to the increase in the cost of living between December 1997 and December 2027. SFEC, SFTP and TWE have guaranteed certain of the obligations (including the minimum annual distributions noted in (i) above) of SFOT under the Texas Agreements. Six Flags intends to continue to account for the Six Flags Over Texas Park as a co-venture and to include the revenues and expenses of Texas Flags partnership (excluding partnership depreciation) in Six Flags' consolidated financial statements and deduct as expenses the net amounts distributed to the limited partners. As a result of entering into the Texas Agreements, Six Flags expects a reduction in net income and net cash flow allocation from Texas Flags.

    In connection with the entering into the Texas Agreements, a subsidiary of SFEC loaned $10.7 million to Texas Flags Ltd. during December 1997 as a prepayment of its obligations under the Texas Agreements. This amount has been included in other assets, net as of December 28, 1997.

    The tender offer for SFOT LP Units commenced on January 23, 1998 and is expected to close on March 12, 1998. Six Flags will purchase these units through the SFEC-SFOT Subsidiary and will finance the purchase of such units through loans from a syndicate of lenders.

                      SIX FLAGS ENTERTAINMENT CORPORATION

ACCRUED LIABILITIES

    Accrued liabilities at December 29, 1996 and December 28, 1997 consist of the following (in thousands):

                                                                            1996       1997
                                                                          ---------  ---------
Insurance...............................................................  $  15,867  $  15,608
Income taxes payable....................................................      4,036        557
Real estate and property taxes..........................................      2,983      3,352
Compensation and payroll taxes..........................................      7,920      8,728
Interest................................................................      2,741      3,431
Pension costs...........................................................      2,868        921
Deferred revenue........................................................      4,422      4,352
Other...................................................................      9,048      6,441
                                                                          ---------  ---------
                                                                          $  49,885  $  43,390
                                                                          ---------  ---------
                                                                          ---------  ---------

SHORT-TERM BORROWINGS

    Short-term borrowings at December 29, 1996 and December 28, 1997 consist of the following (in thousands):

                                                                             1996       1997
                                                                           ---------  ---------
8.5% Note payable to Chase Bank, due March 31, 1998......................  $  --      $  19,778
7.2% Note payable to TWE, due March 31, 1998.............................     --         10,725
Co-venture parks general partner line of credit..........................      1,585     --
                                                                           ---------  ---------
                                                                           $   1,585  $  30,503
                                                                           ---------  ---------
                                                                           ---------  ---------

    The proceeds from the note payable to Chase Bank were used to purchase approximately 8% of SFOG LP Units pursuant to the tender offer for such units. The proceeds from the TWE note payable were loaned to Texas Flags Ltd. in connection with the Texas Agreements. See the Investment in Co-venture Parks footnote. The weighted average interest rate of short-term borrowings outstanding as of December 29, 1996 and December 28, 1997 was 7.5 % and 8.5%, respectively.

                      SIX FLAGS ENTERTAINMENT CORPORATION

LONG-TERM DEBT

    Long-term debt of Six Flags at December 29, 1996 and December 28, 1997 consists of the following (in thousands):

                                                                           1996        1997
                                                                        ----------  ----------
Credit Agreement, due through 2003, interest rates from 8.5% to
  9.13%...............................................................  $  366,500  $  348,500
12.25% Notes of SFTP, due 2005, less unamortized discount of $45,328 and $15,075 at December 29, 1996 and December 28, 1997,
  respectively........................................................     239,672     269,925
Zero Coupon Notes of SFEC, due 1999, less unamortized discount of
  $45,097 and $31,176 at December 29, 1996 and December 28, 1997,
  respectively........................................................     147,153     161,074
                                                                        ----------  ----------
                                                                           753,325     779,499
Less current portion..................................................     (38,332)    (26,130)
                                                                        ----------  ----------
                                                                        $  714,993  $  753,369
                                                                        ----------  ----------
                                                                        ----------  ----------

    The scheduled annual maturities of Six Flags' debt are as follows (in thousands):

1998..............................................................  $  26,130
1999..............................................................    216,074
2000..............................................................     65,000
2001..............................................................     60,000
2002..............................................................     39,870
Thereafter........................................................    372,425
                                                                    ---------
                                                                    $ 779,499
                                                                    ---------
                                                                    ---------

    CREDIT AGREEMENT

    In 1995, SFTP entered into a $600 million Credit Agreement with a group of lenders. The Credit Agreement consists of a $345 million Tranche A Senior Secured Term Loan Facility (the "Tranche A Term Facility"), a $130 million Tranche B Senior Secured Term Loan Facility (the "Tranche B Term Facility")(together the "Term Facilities"), and a Senior Secured Revolving Credit Facility (the "Revolving Facility"). The Revolving Facility provides for revolving loans to SFTP and the issuance of letters of credit for the account of SFTP in an aggregate principal amount of up to $125 million, of which not more than $12 million may be represented by letters of credit. The interest rates per annum applicable to the Tranche A Term Facility and Revolving Facility are LIBOR plus 2.50%, as adjusted semi-annually. The interest rate per annum applicable to the Tranche B Term Facility is LIBOR plus 3.00%, as adjusted semi-annually. The amounts outstanding under the Term Facilities were $307.5 million at December 28, 1997. At December 29, 1996, there were no amounts borrowed against the Revolving Facility. The amounts borrowed against the Revolving Facility as of December 28, 1997 were $41 million. As of December 28, 1997, the Company had $9.3 million in letters of credit outstanding.

    Borrowings under the Tranche A Term Facility are payable as to principal in July and September of each year through 2001. Borrowings under the Tranche B Term Facility are payable in July and September of each year through 2002 and in June 23, 2003. SFTP is required to make mandatory prepayments of

                      SIX FLAGS ENTERTAINMENT CORPORATION
loans, and letters of credit will be mandatorily reduced based on certain criteria, as defined in the Credit Agreement.

    At least once during the period from June 30 to August 31 in each fiscal year, SFTP must repay all loans outstanding under the Revolving Facility in excess of an amount equal to the lesser of (a) $50.0 million and (b) the principal amount of loans then outstanding under the Revolving Facility that were used to finance related business acquisitions. SFTP may not make drawings under the Revolving Facility for 30 consecutive days following the date of such repayment. During such period, SFTP must also cause each co-venture park limited partnership to repay all amounts outstanding under their unsecured credit lines and not to make drawings thereunder for 30 consecutive days following the date of such repayment.

    The obligations of SFTP under the Credit Agreement are unconditionally and irrevocably guaranteed by each of SFTP's direct or indirect subsidiaries, other than the co-venture partnerships and certain special purpose subsidiaries. In addition, the Credit Agreement is secured by first priority security interests in all capital stock and other equity interests of SFEC and its subsidiaries.

    SFTP is required to pay a per annum fee equal to 2.50%, plus a fronting fee of 0.25%, of the aggregate face amount of outstanding letters of credit under the Revolving Facility and a per annum fee equal to 0.50% on the undrawn portion of the commitments in respect of the Revolving Facility. Commitment fees totaled $0.3 million, $0.6 million and $0.4 million in 1995, 1996 and 1997, respectively.

    The Credit Agreement contains a number of significant covenants that, among other things, restricts the ability of SFTP to dispose of assets, incur additional indebtedness, repay other indebtedness, amend material agreements, pay dividends, create liens on assets, enter into leases, make investments or acquisitions, engage in mergers or consolidations, make capital expenditures, or engage in certain transactions with subsidiaries and affiliates and will otherwise restrict corporate activities. In addition, under the Credit Agreement SFTP is required to comply with specified financial ratios and tests, including cash interest expense coverage, debt service coverage and debt to earnings ratios. The Credit Agreement also contains provisions that prohibit any modification of the indenture governing the Notes in any manner adverse to the lenders under the Credit Agreement and that limit SFTP's ability to refinance the Notes without the consent of such lenders.

    In December 1995, SFTP entered into no-cost interest rate collar transactions with certain lenders (or their affiliates) under the Credit Agreement. The interest rate collar transactions effectively protect against an increase in the three month LIBOR above 7% but limits SFTP's ability to benefit from a decline in the three month LIBOR below 4.55% with respect to $172 million, $150 million and $130 million notional amounts of debt during the 1996, 1997 and 1998 fiscal years, respectively. Interest payments/receipts on these interest rate collar agreements will be made quarterly. No such payments/receipts occurred through December 28, 1997.

    The fair value of the Credit Agreement and related interest rate collar transactions approximated their carrying value as of December 29, 1996 and December 28, 1997.

    SENIOR SUBORDINATED DISCOUNT NOTES

    SFTP issued the 12.25% Notes on June 23, 1995 (the "Issue Date") pursuant to an Indenture dated as of such date, among SFTP, the Note Guarantors and United States Trust Company of New York, as trustee. In November 1995, SFTP offered to exchange $285.0 million aggregate principal amount of its 12.25% Series A Senior Subordinated Discount Notes due 2005 (the "Series A Notes" and, together with the 12.25% Notes, the "Notes") for a like principal amount of its 12.25% Notes. The exchange offer expired on December 18, 1995, and $283.5 million aggregate principal amount of the Series A Notes were

                      SIX FLAGS ENTERTAINMENT CORPORATION
exchanged for an equal principal amount of 12.25% Notes. The Series A Notes are governed by the same indenture as, and are substantially identical to, the 12.25% Notes. However, unlike the 12.25% Notes, the Series A Notes were issued in a transaction registered under the Securities Act of 1933, as amended.

    The Notes are and will be unsecured senior subordinated obligations of SFTP, limited to $285.0 million aggregate principal amount, maturing on June 15, 2005. The Notes will accrete in value for purposes of the Indenture until June 15, 1998, at which time the accreted value of the Notes will equal 100% of their principal amount ($285 million). Interest payable in cash will not accrue or be payable prior to June 15, 1998; thereafter, the accreted value of the Notes will no longer increase and cash interest will be payable semi-annually on June 15 and December 15 of each year, commencing December 15, 1998, at a rate of 12.25% per annum.

    The Notes will be redeemable, at SFTP's option, in whole or in part, at any time on or after June 15, 2000 through maturity. If redeemed during the 12-month period commencing on June 15 of the years set forth below, SFTP will be required to pay the following redemption prices:

PERIOD                                                                        REDEMPTION PRICE
----------------------------------------------------------------------------  ----------------
2000........................................................................         106.0%
2001........................................................................         104.0%
2002........................................................................         102.0%
2003 and thereafter.........................................................         100.0%

    In addition, at any time prior to June 15, 1998, SFTP may, subject to certain requirements, redeem Notes having a principal amount of up to 35% of the original aggregate principal amount of the Notes with the net cash proceeds of one or more public equity offering by SFTP at a redemption price equal to 112.25% of the accreted value of the Notes to be redeemed as of the redemption date; provided, however, that at least 65% of the original aggregate principal amount of the Notes must remain outstanding.

    The fair value of the Notes, estimated based on the quoted market prices, was $230.1 million and $303.5 million at December 29, 1996 and December 28, 1997, respectively.

    The Notes are guaranteed on an unsecured, senior subordinated basis by Six Flags Over Georgia, Inc., Six Flags Over Texas, Inc. and S.F. Partnership (the "Note Guarantors"), each of which is a wholly-owned subsidiary of SFTP.

    ZERO COUPON NOTES

    The Zero Coupon Notes are unsecured obligations of SFEC issued under an Indenture dated as of December 16, 1992, as amended, between SFEC, TWE and the United States Trust Company of New York, as trustee (the "Indenture"). The Zero Coupon Notes may not be redeemed prior to maturity and there will be no periodic payments of interest over the life of the Zero Coupon Notes.

    TWE has unconditionally and irrevocably agreed that upon a failure by SFEC to pay the principal amount of the Zero Coupon Notes upon maturity, or to pay the Accreted Value Amount (as defined in the Indenture) upon a declaration of acceleration following a Secondary Event of Default (as defined in the Indenture), TWE will offer to purchase the Zero Coupon Notes from the holders thereof at a predetermined price. TWE's obligation to make the offer to purchase will rank PARI PASSU with all other unsecured and unsubordinated obligations for money borrowed of TWE.

    The fair value of the Notes, estimated based on the quoted market prices, was $154.3 million and $170.1 million at December 29, 1996 and December 28, 1997, respectively.

                      SIX FLAGS ENTERTAINMENT CORPORATION

STOCKHOLDERS' EQUITY

    Pursuant to the 1995 Refinancing and Recapitalization, SFEC's outstanding equity consists of 5,100,000 shares of Class A Convertible Preferred Stock, par value $.01 per share, 4,900,000 shares of Class B Convertible Preferred Stock, par value $.01 per share, 51 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), and 49 shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock"). The Class A Convertible Preferred Stock has a liquidation preference per share of $40 plus accrued and unpaid dividends to the liquidation date. Dividends accrue on the outstanding shares of Class A Convertible Preferred Stock on a daily basis at the rate of 12% per annum, compounded semi-annually on December 1 and June 1 of each year. Accrued and unpaid dividends for the Class A Convertible Preferred Stock were $39.6 million and $69.5 million at December 29, 1996 and December 28, 1997, respectively. The Class B Convertible Preferred Stock has a liquidation preference per share of $40. No dividends shall accrue on the Class B Convertible Preferred Stock. Members of the Investor Group own 51% of the equity of SFEC, consisting of all of the outstanding shares of Class A Convertible Preferred Stock and Class A Common Stock, and TWE owns 49% of the equity of SFEC, consisting of all of the outstanding shares of Class B Convertible Preferred Stock and Class B Common Stock. SFEC's Class A Convertible Preferred Stock and Class A Common Stock are further divided into shares of voting stock (known as Class A-1 Convertible Preferred Stock and Class A-1 Common Stock, respectively) and non-voting stock (known as Class A-2 Convertible Preferred Stock and Class A-2 Common Stock, respectively). The non-voting shares of each such class were created for the benefit of certain regulated entities (each a "Regulated Holder") whose ability to own voting stock is restricted. Shares of Class A-1 Convertible Preferred Stock and Class A-1 Common Stock may be exchanged by a Regulated Holder on a share-for-share basis for non-voting shares of such class. Shares of Class A-2 Convertible Preferred Stock and Class A-2 Common Stock may be exchanged on a share-for-share basis for voting shares of each such class if such shares are held by a person other than by a Regulated Holder. Except for voting rights specifically accorded to a particular class under Delaware law, the shares of Class A-1 Common Stock and Class B Common Stock vote together as a single class on matters requiring stockholder action.

    Six Flags has entered into an Employment Agreement ("the Agreement") with an Executive (the "Executive") whereby SFEC agrees to reserve for issuance a certain number of shares of Class B Common Stock (the "Reserved Shares"), as defined in the Agreement. The Reserved Shares will become vested on December 31, 2000, subject to the Executive's employment having continued through such date or prior thereto if certain events occur as defined in the Agreement. Upon vesting of the Reserved Shares, the Executive will be entitled to receive from Six Flags, in addition to the issued shares, any dividends or distributions had such shares been issued and outstanding at the time that such dividends or distributions were declared and paid as defined in the Agreement. Six Flags has recognized compensation expense related to the Reserved Shares during 1996 and 1997.

    Under the Agreement, the Executive was also granted options to purchase shares of SFEC's Class B Common Stock. The options include an option to purchase an additional 163,936 shares of SFEC's Class B Common Stock (the "Tranche 1 Option"), and a second option to purchase an additional 327,872 shares of SFEC's Class B Common Stock (the "Tranche 2 Option"). The exercise price of the Tranche 1 Option is based on a September 1995 exercise price of $40.64 per share, increasing at a cumulative annual rate of 10%. The exercise price of the Tranche 2 Option is based on a September 1995 exercise price of $40.94, increasing at a cumulative annual rate of 15%. On each September 15 while the Executive is employed under Agreement, the number of shares of SFEC's Class B Common Stock reserved for issuance under the terms of the Tranche 1 Option will decrease by 5,858.9 shares, at which time the Executive will be granted a like number of additional Reserved Shares. In addition, SFEC granted additional options for the purchase

                      SIX FLAGS ENTERTAINMENT CORPORATION
of 327,872 shares of SFEC's Class B Common Stock to members of management of Six Flags and its subsidiaries. The terms of these options will be similar to the Tranche 1 Option and Tranche 2 Option described above.

    The options become exercisable only if there is a triggering event, as defined in the stock option plan agreement. Accordingly, these stock options have been treated as if they were unissued due to the uncertainty regarding the Executive's and other management employees' ability to exercise such options.

    In 1995, the Financial Accounting Standards Board issued SFAS. No. 123, "Accounting for Stock-Based Compensation," which permits either recording the estimated value of stock-based compensation over the applicable vesting period or disclosing such cost in the notes to the financial statements. Six Flags has adopted the disclosure-only provisions of SFAS 123. Had compensation cost for the stock options been determined consistent with SFAS 123, the proforma effect would not have been significant.

PENSION PLAN

    Six Flags maintains a noncontributory, defined benefit pension plan (the "Plan") covering substantially all of Six Flags' full-time employees. The Plan permits normal retirement at age 65, with early retirement at ages 55 through 64 upon attainment of ten years of credited service. The early retirement benefit is reduced for benefits commencing before age 62. Plan benefits are calculated according to a benefit formula based on age, average compensation over the highest consecutive five-year period during the employee's last ten years of employment and years of service. Plan assets are invested primarily in common stocks and mutual funds. The Plan does not have significant liabilities other than benefit obligations. Under Six Flags' funding policy, contributions to the Plan are determined using the projected unit credit cost method. This funding policy meets the requirements under the Employee Retirement Income Security Act of 1974.

                      SIX FLAGS ENTERTAINMENT CORPORATION

    The reconciliation of the funded status of the Plan for the fiscal years 1996 and 1997 follows (in thousands):

                                                                            1996       1997
                                                                          ---------  ---------
Actuarial present value of current accumulated pension obligations, including vested benefits of $35,615 and $45,289 in 1996 and 1997, respectively..........................................................  $  41,243  $  52,436
                                                                          ---------  ---------
                                                                          ---------  ---------
Actuarial present value of accumulated pension obligations, adjusted for assumptions regarding future compensation levels (projected benefit obligations)..........................................................  $  58,702  $  68,912
Pension assets at market value..........................................     60,560     77,024
                                                                          ---------  ---------
Projected benefit obligation less than pension assets...................     (1,858)    (8,112)
Unrecognized net gain...................................................      3,389      7,943
Unrecognized prior service costs........................................      1,337      1,090
                                                                          ---------  ---------
Accrued pension liability...............................................  $   2,868  $     921
                                                                          ---------  ---------
                                                                          ---------  ---------

    Net pension cost for the fiscal years 1995, 1996 and 1997 included the following components (in thousands):

                                                                 1995       1996        1997
                                                              ----------  ---------  ----------
Pension costs for benefits earned...........................  $    2,035  $   3,133  $    3,025
Interest cost on projected benefit obligation...............       3,612      4,436       4,858
Actual return on pension assets.............................      (3,510)    (8,484)    (13,584)
Net amortization and deferrals..............................        (176)     3,776       7,912
                                                              ----------  ---------  ----------
Net pension cost............................................  $    1,961  $   2,861  $    2,211
                                                              ----------  ---------  ----------
                                                              ----------  ---------  ----------

    Measurement of the projected benefit obligation was based on the following assumptions:

                                                                           1995       1996       1997
                                                                         ---------  ---------  ---------
Discount rate..........................................................       7.25%      7.75%      7.25%
Return on plan assets..................................................       9.00%      9.00%      9.00%
Expected rate of salary progression....................................       6.00%      6.00%      5.00%

SAVINGS PLAN

    Under the provisions of the Six Flags' savings plan, all full-time and seasonal employees of Six Flags completing one year of service (minimum 1,000 hours) and attaining age 21 are eligible to participate and may contribute up to 6% of compensation as a tax deferred basic contribution. Each participant may also elect to make additional contributions of up to 10% of compensation (up to 4% tax deferred). Tax deferred contributions to the savings plan may not exceed amounts defined by the Internal Revenue Service ($9,500 for 1997). Both the basic and additional contributions are at all times vested. Six Flags, at its discretion, may make matching contributions of up to 100% of its employees' basic contributions. Six Flags contributed $0.7 million for each of the 1996 and 1995 Plan years, representing up to 30% of the employees' basic contributions. Six Flags plans to make $0.9 million in contributions for the 1997 plan year. Six Flags matching contributions to the savings plan are made in the first quarter of the succeeding year.

                      SIX FLAGS ENTERTAINMENT CORPORATION

INCOME TAXES

    Significant components of income tax expense are as follows (in thousands):

                                                                     1995       1996       1997
                                                                   ---------  ---------  ---------
Current
  Federal........................................................  $   3,668  $  --      $  --
  State..........................................................      2,269     --         --
                                                                   ---------  ---------  ---------
Total current....................................................      5,937     --         --
                                                                   ---------  ---------  ---------
Deferred
  Federal........................................................        606      4,369     --
  State..........................................................        200        768     --
                                                                   ---------  ---------  ---------
Total deferred...................................................        806      5,137     --
                                                                   ---------  ---------  ---------
                                                                   $   6,743  $   5,137  $  --
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

    Income tax expense (benefit) varied from the U.S. federal statutory income tax rate due to the following (in thousands):

                                                                  1995       1996       1997
                                                                ---------  ---------  ---------
Tax provision (benefit) on income (loss) at U.S. federal
  statutory rate of 35%.......................................  $   1,209  $  (3,539) $  (1,298)
Non-deductible amortization of goodwill.......................      2,762      2,287      2,866
State income taxes, net of federal benefit....................      1,600        499     --
Carryover of net operating losses.............................     --          5,822     (1,241)
Other.........................................................      1,172         68       (327)
                                                                ---------  ---------  ---------
Income tax expense............................................  $   6,743  $   5,137  $  --
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                      SIX FLAGS ENTERTAINMENT CORPORATION

Significant components of Six Flags' deferred tax assets and liabilities at December 29, 1996 and December 28, 1997 are as follows (in thousands):

                                                                            1996       1997
                                                                         ----------  ---------
Deferred tax liabilities:
  Depreciation.........................................................  $   18,800  $  33,736
  Deferral related to tax and fiscal year end difference...............      41,051     46,225
  Other................................................................      22,824      7,256
                                                                         ----------  ---------
Total deferred tax liabilities.........................................      82,675     87,217
                                                                         ----------  ---------
Deferred tax assets:
  Tax basis in excess of book basis....................................      58,964     55,467
  Net operating loss carryforwards.....................................      24,698     43,071
  Other................................................................       4,835      4,600
                                                                         ----------  ---------
Total deferred tax assets..............................................      88,497    103,138
Valuation allowance....................................................      (5,822)   (15,921)
                                                                         ----------  ---------
Net deferred tax assets................................................      82,675     87,217
                                                                         ----------  ---------
Net deferred income taxes..............................................  $   --      $  --
                                                                         ----------  ---------
                                                                         ----------  ---------

    Realization of deferred tax assets associated with the net operating loss carryforwards is dependent upon generating sufficient taxable income prior to their expiration. Management believes that there is a risk that certain of these net operating loss carryforwards may expire unused and, accordingly, has established a valuation allowance against them. Although realization is not assured for the remaining deferred tax assets, management believes it is more likely than not that they will be realized through future taxable earnings or alternative tax strategies.

    At December 31, 1997, Six Flags has approximately $123.0 million of net operating loss carryforwards, which expire through 2012.

SUPPLEMENTAL CASH FLOW INFORMATION

    Supplemental cash flow information consists of the following (in thousands):

                                                               1995        1996        1997
                                                            -----------  ---------  ----------
Cash interest paid........................................  $    35,282  $  34,284  $   36,089
                                                            -----------  ---------  ----------
                                                            -----------  ---------  ----------
Income taxes paid.........................................  $     5,401  $  --      $    3,479
                                                            -----------  ---------  ----------
                                                            -----------  ---------  ----------
1995 Refinancing and Recapitalization:
  Proceeds from term loans................................  $   475,000  $  --      $   --
  Proceeds from the 12.25% Notes..........................      200,024     --          --
  Repayment of TWE debt...................................     (558,453)    --          --
  Return of capital.......................................      (89,047)    --          --
  Payment of deferred financing fees......................      (27,524)    --          --
                                                            -----------  ---------  ----------
                                                            $   --       $  --      $   --
                                                            -----------  ---------  ----------
                                                            -----------  ---------  ----------

                      SIX FLAGS ENTERTAINMENT CORPORATION

RELATED PARTY TRANSACTIONS

TRANSACTIONS WITH TIME WARNER ENTERTAINMENT COMPANY, L.P. AND AFFILIATES

    On December 31, 1997, TWE contributed $4.0 million to Six Flags pursuant to an agreement with the Investor Group. This capital contribution is reflected as an affiliate receivable as of December 28, 1997.

    On May 5, 1997, TWE loaned $19.5 million to a subsidiary of Six Flags. The proceeds from this affiliate loan were used to purchase approximately 8% of SFOG LP Units pursuant to the tender offer for such units. On December 23, 1997, this affiliate loan, along with accrued interest, was refinanced with Chase Bank. On November 24, 1997, TWE loaned $10.7 million to another Six Flags subsidiary. The proceeds of this affiliate loan were loaned to Texas Flags Ltd. in connection with the Texas Agreements. See the Investment In Co-venture Parks footnote.

    In 1996 and 1997, Six Flags reimbursed TWE and its affiliates $4.4 million and $2.6 million, respectively, for royalties on merchandise, advertising and other expenses. Employees of a subsidiary of TWE served as senior management of Six Flags during 1995. Costs associated with this management team, including compensation and overhead, were charged to Six Flags by TWE. During 1995, Six Flags was also allocated costs for additional services from TWE, including accounting services, insurance coverage, transportation, and other services. Costs allocated from TWE were at a level agreed upon by TWE and Six Flags. Six Flags believes that this method of allocation was reasonable and that the allocated costs approximated the costs which would have been incurred on a stand-alone basis. In 1995, Six Flags recorded approximately $5.3 million for merchandise royalties, advertising, and other expenses, as well as compensation, overhead and other services allocated to Six Flags by TWE. Liabilities relating to such amounts are included in other long-term liabilities in the accompanying consolidated balance sheets. There were no costs allocated from TWE subsequent to June 23, 1995.

    As part of the 1995 Refinancing and Recapitalization, Six Flags entered into a new license agreement (the "License Agreement") pursuant to which it obtained the exclusive right for a term of 55 years to theme park use in the United States and Canada (excluding the Las Vegas, Nevada metropolitan area) of all animated, cartoon and comic book characters that Warner Bros. and DC Comics have the right to license for such use during the term of the agreement, including all characters which, prior to the effectiveness of the License Agreement, already had been licensed by Warner Bros. and DC Comics to Six Flags for use in connection with Six Flags' theme parks.

    Under the License Agreement, Six Flags will pay an annual license fee of $500,000 for each of the first ten years of the license term. Thereafter, the license fee will be subject to periodic scheduled increases and will be payable on a per-theme park basis. The annual license fees will also be increased by amounts equal to any third-party payments which may be payable by Warner Bros. or DC Comics as a result of the use of any licensed character by Six Flags.

    Six Flags entered into an amendment to the License Agreement ("Amendment No. 1") which provides the exclusive right for a period of three years ending December 31, 1998, to theme park use of elements contained in released versions of certain theatrical motion pictures and television shows, along with usage of the "Warner Bros. Backlot Logo" (the "Logo Usage"). Each separate motion picture, television series and/or Logo Usage may be utilized only in connection with live shows within Six Flags' parks. Six Flags was charged $400,000 in total for the years 1996 and 1997 and will be charged $150,000 in 1998 for the rights granted pursuant to Amendment No. 1.

                      SIX FLAGS ENTERTAINMENT CORPORATION

    In addition to the annual license fees described above, Six Flags is also required to pay royalties on sales of products incorporating the licensed characters at standard royalty rates for such products, subject to increase from time to time. Warner Bros. will be entitled to terminate the License Agreement prior to the expiration of the stated term if Six Flags, at any time during the term, is directly or indirectly controlled by a person that derives significant revenues from the production or distribution of motion pictures or engages in certain other businesses competitive with TWE.

    Six Flags also entered into a license agreement with TWE pursuant to which TWE granted Six Flags a 25-year license to use the trademarks and service marks relating to the "Home Box Office" and "HBO" names and the "HBO" logo for use in connection with the operation of restaurants in Six Flags' theme parks. The TWE license is royalty-free for the first ten years of its term. Thereafter, annual royalties will be established every five years. Six Flags also entered into an agreement entitling Six Flags (i) to use the name "Time Warner" in connection with operating a retail merchandise outlet with the name "Time Warner Studio Store" at Six Flags' theme parks and for establishing a themed area in each of Six Flags' theme parks to be called "Time Warner Studios" and (ii) to stage a concert series in Six Flags' theme parks under the name "Warner Music Rock Review." Six Flags also entered into a license agreement with the Sports Illustrated division of Time Warner pursuant to which Time Warner granted Six Flags a ten-year royalty-free license to use the "Sports Illustrated" and "Sports Illustrated for Kids" trademarks and service marks in connection with the operation of a sports festival at Six Flags' theme parks. The licensor under each of these additional license agreements has the right to terminate the license granted thereby if, during the stated term of any such license agreement, the Warner Bros. License Agreement is terminated for any reason. The licensor also has the right under certain circumstances to suspend the right of any of Six Flags' theme parks to use the licenses granted thereby if the license is not sufficiently utilized in such theme park.

    At January 1, 1995, Six Flags had amounts outstanding to TWE aggregating $488.0 million. Interest expense relating to the amounts due to TWE for fiscal year 1995 amounted to $18.0 million. At January 1, 1995, accrued interest on the TWE debt amounted to $7.2 million. As part of the 1995 Refinancing, all amounts due to TWE were repaid.

COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS AND OTHER

    Six Flags is a party to lawsuits incidental to its business and against which Six Flags believes it is adequately insured or which will not result in losses material to the consolidated financial position or results of operations of Six Flags.

    On March 19, 1997, SFTP, and its wholly-owned subsidiary Six Flags Over Georgia, Inc. (collectively, the "Six Flags Parties") commenced a declaratory judgement action in the Superior Court of Gwinnett County, Georgia, entitled Six Flags Over Georgia, Inc. and Six Flags Theme Parks, Inc. v. Six Flags Fund, Ltd. and Avram Salkin, as Trustee of the Claims Court. The Six Flags Parties sought, among other things, a declaration and determination of rights and obligations of the partners of Six Flags Over Georgia, LP with respect to certain disputed partnership affairs and an accounting of all partnership affairs. On April 21, 1997, defendants Six Flags Fund Ltd. and its affiliates (collectively, the "SFOG Fund Parties") filed a motion to discuss the declaratory judgment action as well as an answer and counterclaim naming SFEC and Time Warner Entertainment Company, LP as additional counterclaim-defendants. The counterclaim seeks imposition of a constructive trust, compensatory damages of in excess of $250 million and unspecified punitive damages for alleged breaches of fiduciary duty, conversion, fraud and conspiracy allegedly committed by the counterclaim-defendants in connection with the management of the Six Flags Over

                      SIX FLAGS ENTERTAINMENT CORPORATION

Georgia theme park (the "Georgia Park"). Six Flags and the other counterclaim-defendants intend to vigorously contest these allegations.

    On June 9, 1997, the parties entered into a Consent Order in which they agreed, among other things, to realign the parties. An Amended Complaint was then filed by the SFOG Fund Parties as the newly aligned plaintiffs against the Six Flags Parties in which the same substantive claims were asserted. The Six Flags Parties filed their answer denying liability and asserting several affirmative defenses on July 24, 1997. The Six Flags Parties intend to vigorously contest the allegations of the complaint.

    On February 2, 1995, Six Flags entered into an agreement with the Jackson Township Municipal Utilities Authority of New Jersey (the "Authority") which provides for the extension of the Authority's sanitary sewer collection facilities to Six Flags Great Adventure ("SFGA"), Six Flags' theme park located in Jackson, New Jersey, and connection of the SFGA property to such facilities. SFGA will be entitled to utilize approximately 40% of the total capacity of the extension and the Authority will waive SFGA's fees relating to connecting to the extension. The Authority through the New Jersey Waste Water Treatment Trust ("NJWWTT") plans to issue approximately $6.5 million of tax-exempt bonds (the "Bonds") to finance the costs of the extension. Six Flags has agreed to pay the Authority amounts equal to principal and interest on the Bonds plus fees to the NJWWTT. Such debt service payments are estimated at approximately $0.5 million per annum over the 20-year life of the bonds. In addition, Six Flags has permitted the Authority to retain, as security, $0.9 million that the Authority currently owes to Six Flags. These amounts will be repaid to Six Flags on a pro rata basis as the principal of the Bonds is amortized. Six Flags will be entitled to credits against the debt service payments as new users connect to the extension and pay for the 60% of capacity not used by SFGA. Six Flags made the first principal and interest payment on the bonds, approximately $0.2 million, during the first quarter of 1998.

LEASES

    Six Flags leases certain buildings, vehicles, equipment and rides under operating leases. Vehicles are generally leased under a Fleet Lease Agreement, which provides for early lease termination under certain conditions. All other leases are generally noncancellable and may contain renewal options upon expiration.

    Total rent expense for the fiscal years ended 1995, 1996 and 1997 was $12.0 million, $8.5 million and $9.7 million, respectively. Minimum future rent payments totaling $16.0 million under commitments for noncancellable operating leases in effect at the end of 1997 are payable as follows: $5.7 million in 1998, $4.3 million in 1999, $3.0 million in 2000, $1.9 million in 2001, $1.0 million in 2002 and $0.1 million for years thereafter.

SUBSEQUENT EVENT

    On February 9, 1998, TWE and Boston Ventures Management, Inc. entered into an agreement with Premier Parks Inc. ("Premier") to sell SFEC for approximately $1.9 billion. Under the terms of the agreement, Premier will acquire 100% of the equity of SFEC for $965 million, subject to adjustment, including $765 million in cash and $200 million in convertible preferred stock of Premier. Premier will assume a total of approximately $890 million of debt. As part of the transaction, the companies will enter into a long-term licensing agreement that gives Premier the exclusive theme park rights in the U.S. and Canada (excluding the Las Vegas, Nevada Metropolitan area) of all Warner Bros. and DC Comics animated cartoon and comic book characters. The transaction is expected to close in the second quarter of 1998. These financial statements do not reflect any adjustments relating to the consummation of the transaction.

                      SIX FLAGS ENTERTAINMENT CORPORATION

    Premier expects to finance the transaction with approximately $700 million of public equity and equity equivalents as well as public debt and bank financing.

    The consummation of this transaction will cause the reserved shares and options discussed in the Stockholders' Equity footnote to become vested and exercisable, respectively.

----------------------------------------------
                                  ----------------------------------------------
----------------------------------------------
                                  ----------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information.....................................................    2
Incorporation of Certain Information by Reference.........................    2
Prospectus Summary........................................................    5
Risk Factors..............................................................   20
Use of Proceeds...........................................................   27
Capitalization............................................................   28
Selected Historical and Pro Forma Financial and Operating Data............   29
Unaudited Pro Forma Financial Statements..................................   35
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   45
Business..................................................................   55
Management................................................................   79
Principal Stockholders....................................................   83
Description of Six Flags Agreement........................................   86
Description of Other Indebtedness.........................................   89
Description of Notes......................................................   93
Description of Capital Stock..............................................  125
Certain United States Federal Income Tax Considerations...................  129
Underwriting..............................................................  132
Legal Matters.............................................................  133
Experts...................................................................  133
Index to Financial Statements.............................................  F-1

                                  $

                                     [LOGO]

                               PREMIER PARKS INC.

                                   $

                                 % SENIOR DISCOUNT
                                 NOTES DUE 2008

                                  $280,000,000

                                  % SENIOR NOTES
                                    DUE 2006

                               ------------------

                                   PROSPECTUS

                                           , 1998

                            ------------------------

                                LEHMAN BROTHERS
                              SALOMON SMITH BARNEY
                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC

----------------------------------------------
                                  ----------------------------------------------
----------------------------------------------
                                  ----------------------------------------------

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions). All amounts presented are estimates except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.


Securities and Exchange Commission registration fee.............................  $ 156,350
National Association of Securities Dealers, Inc. filing fee.....................     30,500
Accounting fees and expenses....................................................    110,000
Legal fees and expenses.........................................................    350,000
Printing and engraving expenses.................................................    630,000
Trustee fees....................................................................     20,000
Miscellaneous...................................................................    103,150
                                                                                  ---------
Total fees and expenses.........................................................  $1,400,000


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law which covers the indemnification of directors, officers, employees and agents of a corporation is hereby incorporated herein by reference. Reference is made to Article XXV of the Registrant's By-Laws which provides for indemnification by the Registrant in the manner and to the full extent permitted by Delaware law.

    Reference is also made to the Underwriting Agreement, to be filed by amendment as Exhibit 1(a).

ITEM 16. EXHIBITS.

    See Exhibit Index.

ITEM 17. UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference herein shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned Registrant hereby undertakes the following:

        (1) That, for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) That, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 24th day of March 1998.


                                PREMIER PARKS INC.

                                By:             /s/ KIERAN E. BURKE
                                     ------------------------------------------
                                                  Kieran E. Burke
                                               CHAIRMAN OF THE BOARD
                                            AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
                                Chairman of the Board and
              *                   Chief Executive Officer
------------------------------    (principal executive        March 24, 1998
       Kieran E. Burke            officer)
              *                 Director, President and
------------------------------    Chief                       March 24, 1998
          Gary Story              Operating Officer
                                Chief Financial Officer
              *                   and
------------------------------    Director (principal         March 24, 1998
     James F. Dannhauser          financial and accounting
                                  officer)
              *
------------------------------  Director                      March 24, 1998
      Paul A. Biddelman
              *
------------------------------  Director                      March 24, 1998
      Michael E. Gellert
              *
------------------------------  Director                      March 24, 1998
         Jack Tyrrell
              *
------------------------------  Director                      March 24, 1998
        Sandy Gurtler
              *
------------------------------  Director                      March 24, 1998
       Charles R. Wood



*By:    /s/ JAMES M. COUGHLIN
      -------------------------
          James M. Coughlin
          ATTORNEY-IN-FACT

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                                 EXHIBIT INDEX

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(1) Underwriting Agreements:
           (a)        Form of Underwriting Agreement among the Registrant, certain of its subsidiaries,
                      Lehman Brothers Inc., Salomon Brothers Inc and NationsBanc Montgomery Securities LLC,
                      as representatives of the several Underwriters (Company Senior Discount Notes and
                      Company Senior Notes) -- incorporated by reference from Exhibit 1(e) to the
                      Registrant's Registration Statement on Form S-3, as amended (File No. 333-45859).....
           (b)        Form of U.S. Underwriting Agreement among the Registrant, certain of its subsidiaries, Lehman Brothers Inc., Smith Barney Inc. and Furman Selz LLC and
                      NationsBanc Montgomery Securities LLC, as representatives of the several U.S.
                      Underwriters -- incorporated by reference from Exhibit 1(a) to the Registrant's
                      Registration Statement on Form S-3, as amended (File No. 333-45859)..................
           (c)        Form of International Underwriting Agreement among the Registrant, certain of its subsidiaries, Lehman Brothers International (Europe), Smith Barney Inc., Furman Selz
                      LLC and NationsBanc Montgomery Securities LLC, as representatives of the several
                      International Managers -- incorporated by reference from Exhibit 1(b) to the
                      Registrant's Registration Statement on Form S-3, as amended (File No. 333-45859).....
           (d)        Form of Agreement among U.S. Underwriters and International Managers -- incorporated by reference from Exhibit 1(c) to the Registrant's Registration statement on Form S-3
                      (File No. 333-45859).................................................................
           (e)        Form of Underwriting Agreement among the Registrant, certain of its subsidiaries,
                      Lehman Brothers Inc. and Smith Barney Inc. (Premium Income Equity Securities) --
                      incorporated by reference from Exhibit 1(d) to the Registrant's Registration
                      Statement on Form S-3, as amended (File No. 333-45859)...............................
           (f)        Form of Underwriting Agreement among the Registrant, certain of its subsidiaries,
                      Lehman Brothers Inc., Salomon Brothers Inc and NationsBanc Montgomery Securities LLC,
                      as representatives of the several Underwriters (New SFEC Notes) -- incorporated by reference from Exhibit 1(f) to the Registrant's Registration Statement on Form S-3,
                      as amended (File No. 333-45859)......................................................
(2) Plan of Acquisition:
           (a)        Agreement and Plan of Merger dated February 9, 1998, among the Registrant, the subsidiaries of the Registrant named therein, the holders of capital stock of Six
                      Flags Entertainment Corporation and Six Flags Entertainment Corporation --
                      incorporated by reference from Exhibit 10(a) to the Registrant's Current Report on
                      Form 8-K dated February 9, 1998......................................................
           (b)        Subordinated Indemnity Agreement dated February 9, 1998, among the Registrant, the subsidiaries of the Registrant named therein, Time Warner Inc., the subsidiaries of
                      Time Warner Inc. named therein, Six Flags Entertainment Corporation and the subsidiaries of Six Flags Entertainment Corporation named therein -- incorporated by reference from Exhibit 2(b) to the Registrant's Registration Statement on Form S-3,
                      as amended (File No. 333-45859)......................................................
(4) Instruments Defining the Rights of Security Holders, Including Indentures:
           (a)        Indenture dated as of August 15, 1995, among the Registrant, the subsidiaries of the
                      Registrant named therein and United States Trust Company of New York, as trustee --
                      incorporated by reference from Exhibit 4(2) to Registrant's Registration Statement on
                      Form S-1 (Reg. No. 33-62225) declared effective on November 9, 1995 (the "1995
                      Registration Statement").............................................................

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(2) Plan
(4) Instr
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           (b)        Form of First Supplemental Indenture dated as of November 9, 1995 -- incorporated by reference from Exhibit 4(2.1) to the 1995 Registration Statement.....................
           (c)        Purchase Agreement, dated August 10, 1995, among the Registrant, the subsidiaries of the Registrant named therein and Chemical Securities Inc. -- incorporated by reference from Exhibit 4(3) to the 1995 Registration Statement.......................
           (d)        Exchange and Registration Rights Agreement, dated August 14, 1995, among the
                      Registrant, the subsidiaries of the Registrant named therein and Chemical Securities
                      Inc. -- incorporated by reference from Exhibit 4(4) to the Registration Statement....
           (e)        Convertible Note Purchase Agreement, dated as of March 3, 1993, between the
                      Registrant and the purchasers named therein (including forms of Senior Subordinated
                      Convertible Notes and Registration Rights Agreement) -- incorporated by reference from Exhibit 4(i) to Form 10-K of the Registrant for the year ended December 31,
                      1993.................................................................................
           (f)        Form of Subscription Agreement, dated October 1992, between the Registrant and certain investors -- incorporated by reference from Exhibit 4(a) to the Registrant's
                      Current Report on Form 8-K dated October 30, 1992....................................
           (g)        Stock Purchase and Warrant Issuance Agreement, dated October 16, 1989, between the
                      Registrant and Kieran E. Burke -- incorporated by reference from Exhibit 4(i) to Form
                      10-K of the Registrant for the year ended December 31, 1989..........................
           (h)        Warrant, dated October 16, 1989, to purchase 131,728 shares of Common Stock issued by the Registration to Kieran E. Burke -- incorporated by reference from Exhibit 4(k) to
                      Form 10-K of the Registrant for the year ended December 31, 1989.....................
           (i)        Warrant, dated October 16, 1989, to purchase 93,466 shares of Common Stock issued by the Registrant to Kieran E. Burke -- incorporated by reference from Exhibit 4(l) to
                      Form 10-K of the Registrant for the year ended December 31, 1989.....................
           (j)        Form of Common Stock Certificate -- incorporated by reference from Exhibit 4(l) to the Registrant's Registration Statement on Form S-2 (Reg. No. 333-08281) declared effective on May 28, 1996............................................................
           (k)        Form of depository receipt evidencing ownership of Premium Income Equity Securities
                      (filed as part of Exhibit 4(u) hereof)...............................................
           (m)        Form of Indenture dated as of February 1, 1997, among the Registrant and the Bank of
                      New York, as trustee (including the form of Notes) -- incorporated by reference from
                      Exhibit 4(l) to the Registrant's Registration Statement on Form S-2 (Reg. No.
                      333-16573) filed with the Securities and Exchange Commission on January 22, 1997.....
           (n)        Form of Second Supplemental Indenture dated January 21, 1997 -- incorporated by reference from Exhibit 4(n) to the Registrant's Registration Statement on Form S-2
                      (Reg. No. 333-16573) filed with the Securities and Exchange Commission on January 22,
                      1997.................................................................................
           (o)        Form of Indenture, dated as of March   , 1998, between the Registrant and The Bank of
                      New York -- incorporated by reference from Exhibit 4(o) to the Registrant's
                      Registration Statement on Form S-3, as amended (File No. 333-45859)..................
           (p)        Form of Indenture, dated as of March   , 1998, between the Registrant and The Bank of
                      New York -- incorporated by reference from Exhibit 4(p) to the Registrant's
                      Registration Statement on Form S-3, as amended (File No. 333-45859)..................

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           (q)        Form of Indenture, dated as of March   , 1998, among the Registrant, Six Flags
                      Entertainment Corporation and The Bank of New York -- incorporated by reference from
                      Exhibit 4(q) to the Registrant's Registration Statement on Form S-3, as amended (File
                      No. 333-45859).......................................................................
           (r)        Form of Certificate of Designation, Rights and Preferences relating to Seller
                      Preferred Stock -- incorporated by reference from Exhibit 4(r) to the Registrant's
                      Registration Statement on Form S-3, as amended (File No. 333-45859)..................
           (s)        Form of Certificate of Designation, Rights and Preferences relating to Mandatorily
                      Convertible Preferred Stock -- incorporated by reference from Exhibit 4(s) to the
                      Registrant's Registration Statement on Form S-3, as amended (File No. 333-45859).....
           (t)        Rights Agreement, dated January 12, 1998, between the Registrant and Bank One Trust
                      Company, N.A. (including certificate of designation of Series A Junior Participating
                      Preferred Stock) -- incorporated by reference from Exhibit 4.1 to the Registrant's
                      Current Report on Form 8-K, dated December 15, 1997..................................
           (u)        Form of Deposit Agreement dated as of               , 1998, among the Registrant, The
                      Bank of New York, and the holders from time to time of depositary receipts executed and delivered thereunder -- incorporated by reference from Exhibit 4(u) to the
                      Registrant's Registration Statement on Form S-3, as amended (File No. 333-45859).....
           (v)        Form of Pledge, Escrow and Disbursement Agreement dated as of          , 1998 by and
                      between the Registrant and The Bank of New York, as Trustee (Senior Notes) (included in Exhibit 4(o) hereof)..............................................................
           (w)        Form of Pledge, Escrow and Disbursement Agreement dated as of          , 1998 by and
                      between the Registrant and The Bank of New York, as Trustee (Senior Discount Notes)
                      (included in Exhibit 4(p) hereof)....................................................
           (x)        Form of Pledge, Escrow and Disbursement Agreement by and between Six Flags
                      Entertainment Corporation and The Bank of New York, as Trustee (SFEC Notes) (included in Exhibit 4 (q) hereof).............................................................
(5) Opinion of Baer Marks & Upham LLP, including consent...................................................
**(12)     (a)        Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock
                      Dividends............................................................................
**(12)     (b)        Computation of Ratio of Earnings to Fixed Charges....................................
(23) Consents:
           (a)        Consent of Baer Marks & Upham LLP (included in Exhibit (5))..........................
           (b)        Consent of KPMG Peat Marwick LLP.....................................................
           (c)        Consent of Ernst & Young LLP.........................................................
           *(d)       Consent of Coopers & Lybrand LLP.....................................................
           (e)        Consent of Carpenter Mountjoy & Bressler, PSC........................................
**(24) Power of Attorney (included on Signature Page of Registration Statement)............................
(25)       (a)        Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New
                      York on Form T-1 (Senior Notes)
           (b)        Statement of Eligibilty under the Trust Indenture Act of 1939 of The Bank of New York
                      on Form T-1 (Senior Discount Notes)..................................................
**(27) Financial Data Schedule.............................................................................

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**(12)
**(12)
(23) Cons
**(24) Po
(25)
**(27) Fi
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------------------------


* To be incorporated by reference to the Company's Current Report on Form 8-K to be filed prior to the effective date of the Registration Statement.


**  Previously filed.

                                      II-7